Exhibit 10.7

CREDIT AGREEMENT
dated as of January 24, 2024
by and among
BIG FIVE HOLDCO 1, LLC,
as Borrower,
THE LENDERS FROM TIME TO TIME PARTY HERETO,
THE PROJECT LC ISSUERS FROM TIME TO TIME PARTY HERETO,
THE DSR LC ISSUERS FROM TIME TO TIME PARTY HERETO
and
MUFG BANK, LTD.,
as Administrative Agent
__________________________________________________________________________
MUFG BANK, LTD.,
as Sole Arranger,
$162,166,718.20 Term Loan Facility
$8,405,008.46 DSR LC Facility

i	Big 5 Refinancing – Senior 1 Credit Agreement

ii	Big 5 Refinancing – Senior 1 Credit Agreement

TABLE OF CONTENTS (CONT’D)

iii	Big 5 Refinancing – Senior 1 Credit Agreement

TABLE OF CONTENTS (CONT’D)

iv	Big 5 Refinancing – Senior 1 Credit Agreement

TABLE OF CONTENTS (CONT’D)

v	Big 5 Refinancing – Senior 1 Credit Agreement

TABLE OF CONTENTS (CONT’D)

vi	Big 5 Refinancing – Senior 1 Credit Agreement

SCHEDULES AND EXHIBITS

SCHEDULE I	-	Notices
SCHEDULE II	-	Commitments
SCHEDULE III	-	Projects
SCHEDULE IV	-	Project Letters of Credit
SCHEDULE V	-	Amortization Schedule
SCHEDULE 6.3	-	Disclosure Documents
SCHEDULE 6.4(a)	-	Subsidiaries of the Borrower and Ownership of Subsidiary Stock
SCHEDULE 6.8	-	Litigation; Observance of Agreements, Statutes and Orders
SCHEDULE 6.11	-	Governmental Approvals
SCHEDULE 6.19	-	Real Property Documents
SCHEDULE 6.20	-	Material Project Documents; Tax Equity Documents
SCHEDULE 8.1	-	Affiliate Contracts
SCHEDULE 8.5(a)	-	Liens
SCHEDULE 8.5(b)	-	Existing LC Facilities

EXHIBIT A-1	-	Form of Term Note
EXHIBIT A-2	-	Form of Project LC Note
EXHIBIT A-3	-	Form of DSR LC Note
EXHIBIT B-1	-	Form of Borrowing Request
EXHIBIT B-2	-	Form of Issuance Request
EXHIBIT C	-	Form of Continuation/Conversion Notice
EXHIBIT D	-	Form of Lender Assignment Agreement
EXHIBIT E	-	Form of Compliance Certificate
EXHIBIT F	-	Form of Closing Date Certificate
EXHIBIT G	-	Form of Insurance Broker’s Certificate
EXHIBIT H	-	Form of Terms of Subordination
EXHIBIT I	-	Form of Solvency Certificate
EXHIBIT J-1	-	Form of U.S. Tax Compliance Certificate (Non-U.S. Persons)
EXHIBIT J-2	-	Form of U.S. Tax Compliance Certificate (Non-U.S. Participants)
EXHIBIT J-3	-	Form of U.S. Tax Compliance Certificate (Foreign Participants)
EXHIBIT J-4	-	Form of U.S. Tax Compliance Certificate (Non-U.S. Participants/Partnerships)

vii	Big 5 Refinancing – Senior 1 Credit Agreement

CREDIT AGREEMENT
This CREDIT AGREEMENT, dated as of January 24, 2024, is made by and among BIG FIVE HOLDCO 1, LLC, a Delaware limited liability company (the “Borrower”), the LENDERS FROM TIME TO TIME PARTY HERETO (the “Lenders”), THE PROJECT LC ISSUERS FROM TIME TO TIME PARTY HERETO, THE DSR LC ISSUERS FROM TIME TO TIME PARTY HERETO, and MUFG BANK, LTD., as administrative agent (in such capacity, together with its successors and permitted assigns in such capacity, the “Administrative Agent”) and Sole Arranger.
W I T N E S S E T H:
WHEREAS, the Borrower has requested that the Lenders and LC Issuers extend, and the Lenders and LC Issuers have agreed to extend, on the terms and conditions set forth in this Agreement and the other Loan Documents, certain credit facilities to the Borrower consisting of (a) as of the Closing Date, (i) a term loan facility in an aggregate principal amount up to $162,166,718.20 and (ii) a debt service reserve letter of credit facility, in an aggregate principal amount up to $8,405,008.46, and (b) from time to time after the Closing Date, new project letter of credit facilities in accordance with the terms hereof, subject to the limitations set forth herein; and
WHEREAS, the Lenders and LC Issuers are willing to extend the credit facilities described above to the Borrower on the terms and subject to the conditions set forth herein.
NOW, THEREFORE, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS
SECTION 1.1    Defined Terms. The following terms (whether or not underscored) when used in this Agreement, including its preamble and recitals, shall, except where the context otherwise requires, have the following meanings (such meanings to be equally applicable to the singular and plural forms thereof):
“Acceptable Sponsor Letter of Credit” is defined in the Depositary Agreement.
“Accession Agreement” has the meaning assigned to such term in the Guaranty/Pledge Security Agreement.
“Accounts” means the “Collateral Accounts” as defined in the Depositary Agreement and any account of a Guarantor for which a Control Agreement has been provided in accordance with the Guaranty/Pledge and Security Agreement.
“Additional Material Project Document” means any agreement or series of related agreements with similar or related services (including any agreement to sell electricity or Renewable Energy Credits) that (a) replaces or is entered into in substitution of an existing Material Project Document, (b) obligates the Borrower or any other Company Entity to make

Big 5 Refinancing – Senior 1 Credit Agreement

payments, or entitles the Borrower or any other Company Entity to receive payments, in each case in an amount exceeding $2,000,000 in the aggregate over the term of any given year or $3,000,000 in the aggregate over the term of such agreement, entered into by, for or in respect of a Project, other than a Loan Document or (c) an early termination of which could reasonably be expected to result in a Material Adverse Effect.
“Additional Security Document” means each security agreement, mortgage, deed of trust or similar document executed by or relating to an Obligor.
“Additional Tax Equity Partnership Agreement” means a limited liability company agreement or operating agreement entered into between a Class B Member and a Tax Equity Investor in accordance with Section 8.16.
“Administrative Agent” is defined in the preamble and includes each other Person appointed as the successor Administrative Agent pursuant to Section 10.3.
“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affected Lender” is defined in Section 4.11.
“Affiliate” means, with respect to a specified Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with the Person specified. Notwithstanding the foregoing, (a) no Tax Equity Investor or any Affiliate thereof shall be deemed to be an Affiliate of the Sponsor or any of its Subsidiaries solely as a result of such Tax Equity Investor’s ownership of a membership interest in the applicable Tax Equity Partnership and (b) solely for purposes of Section 6.11(b) and Section 6.22, the reference therein to “Affiliate” shall be limited to SB Energy Affiliates.
“Affiliated Debt Fund” means any Affiliate of the Sponsor (other than the Borrower Parent, any of its Subsidiaries, any Company Entity or any natural person) that is a bona fide debt fund or an investment vehicle that is engaged in the making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course of business and that is not organized primarily for the purpose of making equity investments and with customary information barriers in place restricting the sharing of investment-related and other information between it and the Sponsor, the Obligors and the other Company Entities; provided that neither the Sponsor, the Borrower or any of their respective Subsidiaries or any of such Persons’ officers, directors or employees, directly or indirectly, possesses the power to direct or cause the direction of the investment policies of any such fund.
“Agents” means, collectively, the Administrative Agent, the Collateral Agent and the Depositary Bank.
“Agreement” means, on any date, this Credit Agreement, as the same may be amended, supplemented, amended and restated or otherwise modified from time to time.
“Alternate Base Rate” means, for any day, a rate per annum equal to the highest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Rate in effect on such day plus 0.50%

2	Big 5 Refinancing – Senior 1 Credit Agreement

and (c)    Daily Simple SOFR in effect on such day plus 1.00%. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Rate, or Daily Simple SOFR shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Rate, or Daily Simple SOFR, respectively; provided, however, that if the rate per annum obtained shall be less than 0.00%, the “Alternate Base Rate” shall be deemed to be 0.00% per annum for purposes of this Agreement.
“Amortization Period” has the meaning set forth in the definition of the term “Debt Sizing Criteria.”
“Amortization Schedule” means the amortization schedule for each applicable Semi- Annual Payment Date as set forth in Schedule V.
“Anti-Corruption Laws” means any law or regulation in a U.S. or any non-U.S. jurisdiction regarding bribery or any other corrupt activity, including the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act 2010.
“Anti-Money Laundering Laws” means any Applicable Law regarding money laundering, drug trafficking, terrorist-related activities or other money laundering predicate crimes, including the Currency and Foreign Transactions Reporting Act of 1970 (otherwise known as the Bank Secrecy Act), as amended by the USA PATRIOT Act.
“Applicable Laws” means, with respect to any Person, all laws (including the common law), statutes, rules, regulations, ordinances, judgments, settlements, orders, decrees, injunctions, permits and writs of any Governmental Authority having jurisdiction over such Person or any of its properties or Assets, as applicable.

3	Big 5 Refinancing – Senior 1 Credit Agreement

“Applicable Margin” means

	Loans	Period	Applicable Margin
			SOFR Loans	Base Rate Loans
(a)	Term Loans	From the Initial Credit Extension Date to (but excluding) the fourth anniversary of the Initial Credit Extension Date	2.00%	1.00%
(b)	Term Loans	From the fourth anniversary of the Initial Credit Extension Date to the Term Loan Maturity Date	2.125%	1.125%
(c)	DSR LC Loans	From the Initial Credit Extension Date to (but excluding) the fourth anniversary of the Initial Credit Extension Date	1.875%	0.875%
(d)	DSR LC Loans	From the fourth anniversary of the Initial Credit Extension Date to the DSR LC Loan Maturity Date	2.00%	1.00%
provided, that, solely with respect to Project LC Loans with respect to any Project LC Tranche, the Applicable Margin for such Project LC Loans shall be the margins as set forth in the applicable Project LC Facility Joinder.
“Approved Fund” means any Person (other than a natural Person) that (a) is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course and (b) is administered or managed by a Lender, an Affiliate of a Lender or a Person or an Affiliate of a Person that administers or manages a Lender.
“Aragorn” means SE Aragorn, LLC, a Delaware limited liability company.
“Aragorn and Titan Class B Member” means SE Titan & Aragorn Member B, LLC, a Delaware limited liability company.
“Aragorn and Titan Tax Equity Partnership” means SE Titan & Aragorn TE Holdco, LLC, a Delaware limited liability company.
“Aragorn Member Parent” means SE Aragorn Class B Member Holdco, LLC, a Delaware limited liability company.
“Aragorn Project” means the Project owned by Aragorn.

4	Big 5 Refinancing – Senior 1 Credit Agreement

“Aragorn Tax Abatement Agreement” means that certain (a) Tax Abatement Agreement, dated August 9, 2019, by and between IP Aragorn, LLC and Culberson County, Texas; (b) Tax Abatement Agreement, dated August 9, 2018, by and between IP Aragorn, LLC and Culberson County Hospital District, Texas; and (c) Agreement for Limitation on Appraised Value of Property for School District Maintenance and Operation Taxes, dated December 17, 2018, by and between Culberson County-Allamoore Independent School District and IP Aragorn, LLC.
“Assets” means, with respect to any Person, all right, title and interest of such Person in and to assets and rights of any kind, whether tangible or intangible, real or personal, including land and properties (or interests therein, including rights of way, leaseholds and easements), buildings, equipment, machinery, improvements, fixtures, Contracts, Environmental Attributes, solar data, reports and studies (including those related to interconnection, environmental, cultural, resource and market matters), Governmental Approvals, Intellectual Property, inventory, books and records, proprietary rights, return and other rights under or pursuant to all warranties, representations and guaranties, cash, accounts receivable, deposits and prepaid expenses.
“Athos BP Hedge” means that certain ISDA 2002 Master Agreement, including the ISDA Schedule, the Credit Support Annex to the Schedule each dated as of October 16, 2019, by and between BP Energy Company and Athos I; Financially Settled Energy Swap Confirmation, dated as of October 16, 2019, as amended by that certain Amendment, dated as of May 26, 2021; Side Letter, dated as of October 16, 2019, Amendment Adopting, Incorporating and Amending the ISDA August 2012 DF Supplement, dated as of October 16, 2019; Amendment Adopting, Incorporating and Amending the ISDA March 2013 DF Supplement, dated as of October 16, 2019; Notice of Partial Unwind, dated as of March 25, 2022, provided by Athos I to BP Energy Company, as supplemented by that certain letter, dated March 29, 2022, by and between Athos I and BP Energy Company.
“Athos Class B Member” means SE Athos Member B, LLC, a Delaware limited liability company.
“Athos I” means SE Athos I, LLC, a Delaware limited liability company.
“Athos I Collateral Agency Agreement” means that certain Collateral Agency Agreement, dated as of May 26, 2021, entered into by and among SE Athos I, LLC, MUFG Union Bank, N.A. in its capacity as collateral agent, BP Energy Company and MUFG Bank, Ltd. in its capacity as administrative agent.
“Athos I First Lien Release Date” means the later of the Tax Equity Buy-Out Date for the Athos I Project and the Hedge Period Termination Date.
“Athos I Member Parent” means SE Athos I Class B Member Holdco, LLC, a Delaware limited liability company.
“Athos I Project” means the Project owned by Athos I.
“Athos II” means SE Athos II, LLC, a Delaware limited liability company.

5	Big 5 Refinancing – Senior 1 Credit Agreement

“Athos II Member Parent” means SE Athos II Class B Member Holdco, LLC, a Delaware limited liability company.
“Athos II Project” means the Project owned by Athos II.
“Athos Tax Equity Partnership” means SE Athos TE Holdco, LLC, a Delaware limited liability company.
“Authorized Financial Officer” means, relative to any Obligor, an Authorized Officer that is the Chief Executive Officer or Chief Financial Officer, as the case may be, of such Obligor.
“Authorized Officer” means, relative to any Obligor, those of its officers, general partners or managing members (as applicable) whose signatures and incumbency shall have been certified to the Administrative Agent, the Lenders and the LC Issuers pursuant to Section 5.1.2(b)(ii) or pursuant to a certificate delivered to the Administrative Agent and the Lenders after the Closing Date in form and substance satisfactory to the Administrative Agent.
“Available Tenor” means, as of any date of determination and with respect to the then- current Benchmark, as applicable, if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 4.2(d).
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.
“Bankruptcy Event of Default” is defined in Section 9.1.6.
“Base Case Model” means the Base Case Model (Closing Date) or the Base Case Model (Initial Credit Extension Date), as applicable.
“Base Case Model (Closing Date)” means the financial model with the file name “20231026 SB Energy - Big Five Portfolio_MUFG

6	Big 5 Refinancing – Senior 1 Credit Agreement

Sizing_Updated_Corrected_12182023_v21.xlsm”, dated January 23, 2024, delivered to, and reasonably acceptable to, the Administrative Agent on or prior to the Closing Date pursuant to Section 5.1.3(b) containing financial projections for the Borrower, each Tax Equity Partnership and each Project Company through the Term Loan Maturity Date.
“Base Case Model (Initial Credit Extension Date)” means the Base Case Model (Closing Date), as updated on or prior to the Initial Credit Extension Date by the Borrower to reflect the then applicable hedged interest rate and which shall be acceptable to the Administrative Agent.
“Base Rate Loan” means a Loan bearing interest at a fluctuating rate determined by reference to the Alternate Base Rate.
“Benchmark” means, initially, Daily Compounded SOFR; provided that if a Benchmark Transition Event has occurred with respect to the Daily Compounded SOFR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 4.2(d).
“Benchmark Replacement” means with respect to any Benchmark Transition Event, the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities at such time and (b) the related Benchmark Replacement Adjustment; provided that, if such Benchmark Replacement as so determined would be less than the Floor, such Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.
“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities at such time.
“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:
(a)    in the case of clause (a) or (b) of the definition of “Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases

7	Big 5 Refinancing – Senior 1 Credit Agreement

to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof); or
(b)    in the case of clause (c) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark (or the published component used in the calculation thereof) has been or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) have been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.
For the avoidance of doubt, if such Benchmark is a term rate, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:
(a)    a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof);
(b)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such

8	Big 5 Refinancing – Senior 1 Credit Agreement

Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof); or
(c)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.
For the avoidance of doubt, if such Benchmark is a term rate, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Start Date” means, in the case of a Benchmark Transition Event, the earlier of (a) the applicable Benchmark Replacement Date and (b) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the ninetieth (90th) day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than ninety (90) days after such statement or publication, the date of such statement or publication).
“Benchmark Unavailability Period” means, the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 4.2 and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 4.2.
“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.
“Big 5” means SE Big Five Borrower, LLC, a Delaware limited liability company.
“Big 5 Parent” means SE Big Five Pledgor, LLC, a Delaware limited liability company.
“Blocked Person” means (a) a Person that is the subject or target of Sanctions, including any Person whose name appears on any Sanctions-related list, including the list of Specially Designated Nationals and Blocked Persons published by OFAC, (b) a Person located, organized or resident in any country or territory that is itself the target of Sanctions (as of the Closing Date, Cuba, Iran, North Korea, Syria, and the Crimea region and so-called Donetsk People’s Republic and Luhansk People’s Republic regions of Ukraine) or (c) a Person that is an agent, department

9	Big 5 Refinancing – Senior 1 Credit Agreement

or instrumentality of, or is otherwise owned or controlled (as such terms are defined by Sanctions) by any Person described in clause (a) or (b).
“Board” means the Board of Governors of the Federal Reserve System of the United States.
“Borrower” is defined in the preamble.
“Borrower’s Knowledge” means (a) the actual knowledge of any Person who is an Authorized Officer of any of the Company Entities or any other SB Energy Affiliate (including, for the avoidance of doubt, the Sponsor) or other person who is employed by any of the Company Entities or any other SB Energy Affiliate (including, for the avoidance of doubt, the Sponsor) who is responsible for the management and administration of any Project, any Loan Document, any Material Project Document, any Project Company Assets or the transactions contemplated hereby or thereby and (b) any knowledge that should have been obtained by any such Persons upon reasonable inquiry.
“Borrower Materials” is defined in Section 10.11(d).
“Borrower Parent” means Big Five Senior Pledgor, LLC, a Delaware limited liability company.
“Borrower Parent Pledge Agreement” means that certain Pledge Agreement, dated as of the Initial Credit Extension Date, by and between the Borrower Parent and the Collateral Agent for the benefit of the Secured Parties with respect to the Borrower Parent’s Equity Interest in the Borrower and the Senior Holdco 2 Borrower.
“Borrowing” means the means the Loans of the same Type and, in the case of SOFR Loans, having the same Interest Period made by all Lenders required to make such Loans on the same Business Day and pursuant to the same Borrowing Request in accordance with Section 2.3.
“Borrowing Request” means a Loan request and certificate duly executed and delivered by an Authorized Officer of the Borrower substantially in the form of Exhibit B hereto.
“Business Day” means any day that is not a Saturday, Sunday or other day that is a legal holiday under the laws of the State of New York or is a day on which banking institutions in such state are authorized or required by law to close.
“CAISO” means the California Independent System Operator Corporation, and any FERC-authorized successor regional transmission organization or independent system operator.
“CAISO Region Project Company” means a Project Company that directly owns a Project located in CAISO.
“California Public Utilities Code” means the Public Utilities Code of California, as may be amended from time to time.

10	Big 5 Refinancing – Senior 1 Credit Agreement

“Capital Lease” means, at any time, a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP.
“Cash” means money, currency or a credit balance in any demand account or deposit account (as such term is defined in the UCC).
“Cash Collateralize” means with respect to any Letter of Credit or any other Obligation, the deposit of immediately available funds into a cash collateral account (any such account, an “LC Cash Collateral Account”) maintained with (or on behalf of) the applicable LC Issuer on terms reasonably satisfactory to such LC Issuer in an amount equal to one hundred and two percent (102%) of the Stated Amount of such Letter of Credit or such other Obligation. “Cash Collateral” and “Cash Collateralization” shall have correlative meanings.
“Cash Flow Available for Debt Service” means, as of the last two Semi-Annual Periods, the sum of (a)(i) the amount of Cash or permitted investments actually received by the Borrower during such period (other than (x) the proceeds of the Loans, (y) the proceeds of equity contributions from any direct or indirect parent company of the Borrower, and (z) extraordinary non-recurring gains, including (A) proceeds received from the sales of assets or proceeds of any Indebtedness and (B) extraordinary proceeds in connection with any tax equity financing), including in the form of dividends or similar distributions from the Company Entities, plus (ii) any payments received by the Borrower during such period pursuant to Interest Rate Hedge Agreements, minus (b) Administrative Costs (as defined in the Depositary Agreement) paid pursuant to Section 3.03(a)(iii) of the Depositary Agreement during such period.
“Casualty Event” means, with respect to any property of any Loan Party or any Company Entity, any loss of, destruction of, or damage to, or other taking of (other than an Event of Eminent Domain), such property.
“Casualty Insurance Proceeds” means, with respect to any Project, any and all payments (in any form whatsoever) of any insurance (including title insurance), indemnity, warranty or guaranty payment from time to time with respect to any damage to, impaired title to the Real Property in respect of, or destruction in whole or in part of, such Project (other than business interruption insurance).
“CEC” means the California Energy Commission or its successor.
“Change in Law” is defined in Section 4.3.
“Change of Control” means (a) the Sponsor or any Permitted Holders, collectively, do not (i) indirectly retain at least 50.01% of the voting and economic interests of the Borrower Parent and (ii) control the board of directors (or similar governing body) of the Borrower Parent (or, if the Borrower Parent does not have a board of director or similar governing body, the same of a parent company of the Borrower Parent) or (b) the Borrower Parent does not own and control 100% of the voting and economic interests of the Borrower.
“Charges” is defined in Section 12.26.

11	Big 5 Refinancing – Senior 1 Credit Agreement

“Class” means (a) with respect to any Commitments, Loans or Credit Extensions, each Facility in effect as of the Closing Date (with each such Facility being treated as a separate Class for purposes of this Agreement); provided that any such Facility, Commitments, Loans or Credit Extensions may be designated in writing by the Borrower and the applicable Lenders providing such Facility or Credit Extension or holding such Commitments or Loans as a separate Class from other Commitments, Loans or Credit Extensions that have the same terms and conditions; and (b) with respect to any Lender, refers to whether such Lender has a Loan, Commitment or Credit Extension of a particular Class.
“Class B Member” means the Athos Class B Member, the Aragorn and Titan Class B Member or the Juno Class B Member, each of which is, as of the Closing Date, the direct owner of Class B Membership Interests in a Tax Equity Partnership as described on Schedule 6.4(a).
“Class B Member Parent” means Athos I Member Parent, Athos II Member Parent, Aragorn Member Parent, Titan Member Parent or Juno Member Parent, each of which is, as of the Closing Date, the direct owner of membership interests in a Class B Member as described on Schedule 6.4(a).
“Class B Membership Interests” means 100% of the outstanding Equity Interests issued by any Tax Equity Partnership other than those held by a Tax Equity Investor.
“Closing Date” means the date upon which all conditions set forth in Section 5.1 are satisfied or waived.
“Closing Date Certificate” means the certificate, dated the Closing Date, duly executed and delivered by an Authorized Officer of the Borrower substantially in the form of Exhibit F.
“Closing Date Tax Equity Partnership Agreement” means the limited liability company agreement or operating agreement entered into between a Class B Member and Tax Equity Investor listed in Schedule 6.20 as of the Closing Date.
“Code” means the Internal Revenue Code of 1986, and the regulations thereunder, in each case as amended, reformed or otherwise modified from time to time (unless as specifically provided otherwise).
“Collateral” means all real property and personal property which is subject, from time to time, to the security interests or liens granted in or purported or intended to have been granted by any of the Security Documents.
“Collateral Agent” means U.S. Bank Trust Company N.A., as the “Shared Collateral Agent” under the Depositary Agreement and includes each other Person appointed as the successor “Shared Collateral Agent” pursuant to the Depositary Agreement.
“Collections” means all cash, checks, notes, instruments and other items of payment (including insurance proceeds, proceeds of cash sales, rental proceeds and tax refunds) of the Borrower.

12	Big 5 Refinancing – Senior 1 Credit Agreement

“Commitment” means, as the context may require, the Term Loan Commitment, the Project LC Issuing Commitment, the Project LC Loan Commitment, the DSR LC Issuing Commitment or the DSR LC Loan Commitment.
“Commitment Amount” means, as the context may require, the Term Loan Commitment Amount, the Project LC Loan Commitment Amount, the Project LC Issuing Commitment Amount, the DSR LC Loan Commitment Amount or the DSR LC Issuing Commitment Amount.
“Commitment Termination Date” means, as the context may require, the Term Loan Commitment Termination Date, the Project LC Loan Commitment Termination Date or the DSR LC Loan Commitment Termination Date.
“Commitment Termination Event” means
(a)    the occurrence of any Bankruptcy Event of Default; or
(b)    the occurrence and continuance of any other Event of Default and either (i) the declaration of all or any portion of the Loans to be due and payable pursuant to Section 9.3, or (ii) the giving of notice by the Administrative Agent, acting at the direction of the Required Lenders, to the Borrower that the Commitments have been terminated, in connection with the exercise of remedies pursuant to Section 9.3.
“Communications” is defined in Section 10.11(a).
“Company Entity” means each of the Borrower, the Senior Holdco 2 Borrower, Big 5 Parent, Big 5, the Class B Member Parents, the Class B Members, the Tax Equity Partnerships and the Project Companies.
“Company Net Cash Proceeds” means (a) with respect to any Casualty Event, any Casualty Insurance Proceeds or other amounts resulting from or received in connection with such Casualty Event (subject to Section 3.1.3(a)), (b) with respect to any Event of Eminent Domain, any Condemnation Proceeds or other amounts resulting from or received in connection with such Event of Eminent Domain (subject to Section 3.1.3(a)), (c) with respect to any issuance or incurrence of Indebtedness of any Company Entity, any proceeds thereof, (d) with respect to any Disposition, any proceeds thereof (subject to Section 3.1.3(e)), and (e) in the case of an early termination of an Offtake Agreement by a counterparty thereto (other than a Company Entity) any termination payments as a result of such event (solely to the extent such termination payments exceed $5,000,000 in the aggregate), in each such case of sub-clauses (a) through (e), solely to the extent such proceeds are received by the Borrower (after accounting for customary collection and other expenses incurred in relation thereto, including payments required to a Project Counterparty under a Material Project Document, Tax Equity Documents, and documents evidencing Permitted Indebtedness (other than Permitted Indebtedness secured on a pari passu basis with the Loans) as a consequence of the foregoing events.)
“Competitor” means (a) any Person (or Affiliate thereof) directly or indirectly engaged in owning, managing, operating, maintaining or developing facilities utilizing renewable energy technology, or energy storage technology for the storage or production of electricity for sale to

13	Big 5 Refinancing – Senior 1 Credit Agreement

others, in each case solely to the extent such Person (or Affiliate thereof) owns such assets (or a development pipeline of such assets) having capacity in the aggregate of at least 500 MW and (b) any private equity fund, hedge fund or institutional investor that Controls or is under common control with any such Person described in clause (a).
“Compliance Certificate” means a certificate duly completed and executed by an Authorized Financial Officer of the Borrower, substantially in the form of Exhibit E hereto.
“Condemnation Proceeds” means, with respect to any Project, any and all payments (in any form whatsoever) made or due and payable from time to time in connection with any Event of Eminent Domain with respect thereto.
“Conforming Changes” means, with respect to either the use or administration of Daily Compounded SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 4.4 and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Continuation/Conversion Notice” means a notice of continuation or conversion and certificate duly executed and delivered by an Authorized Officer of the Borrower, substantially in the form of Exhibit C hereto.
“Contract” means any agreement, license, sublicense, assignment, purchase agreement, indenture, lease, sublease, instrument of Indebtedness, security agreement, purchase order, sales order, offer to sell, option, right of first refusal, distribution agreement, right to discounts, maintenance agreement or undertaking or instrument of any kind, obligation or other arrangement or agreement, in each case whether oral or written, including any amendments and other modifications thereto, in each case that legally binds the applicable Project, the applicable Company Entity, the applicable Project Company Assets or the applicable Real Property, but not including any Governmental Approvals.

14	Big 5 Refinancing – Senior 1 Credit Agreement

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms “Controlled” and “Controlling” shall have meanings correlative to the foregoing.
“Control Agreement” means an agreement in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent which provides for the Collateral Agent to have “control” (as defined in Section 8-106 of the UCC, as such term relates to investment property (other than certificated securities or commodity contracts), or as used in Section 9-106 of the UCC, as such term relates to commodity contracts, or as used in Section 9-104(a) of the UCC, as such term relates to deposit accounts).
“Controlled Entity” means (a) any of the Subsidiaries of the Borrower and any of their or the Borrower’s respective Controlled Affiliates and (b) if the Borrower has a parent company, such parent company and its Controlled Affiliates.
“Copyright Collateral” means all Copyrights, whether now owned or hereafter acquired by the Borrower. Notwithstanding the foregoing, Copyright Collateral shall not include any Copyright which would be rendered invalid, abandoned, void or unenforceable by reason of its being included as part of the Copyright Collateral.
“Copyrights” means, collectively, (a) all copyrights, copyright registrations and applications for copyright registrations, (b) all renewals and extensions of all copyrights, copyright registrations and applications for copyright registration and (c) all rights, now existing or hereafter coming into existence, (i) to all income, royalties, damages and other payments (including in respect of all past, present or future infringements) now or hereafter due or payable under or with respect to any of the foregoing, (ii) to sue for all past, present and future infringements with respect to any of the foregoing and (iii) otherwise accruing under or pertaining to any of the foregoing throughout the world.
“Covered Entity” means any of the following: (a) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (b) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (c) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Covered Party” is defined in Section 12.24.
“CPUC” means the California Public Utilities Commission or its successor.
“Credit Extension” means, as the context may require,
(a)    the making of a Loan by a Lender; or
(b)    the issuance of any Letter of Credit, the increase of the Stated Amount of any existing Letter of Credit or the extension of any Stated Expiry Date of any existing Letter of Credit, by any LC Issuer (whether automatically by its terms or upon request of the Borrower).

15	Big 5 Refinancing – Senior 1 Credit Agreement

“Credit Party” or “Credit Parties” means, collectively, the Lenders, the LC Issuers, the Collateral Agent, the Administrative Agent, the Depositary Bank and each of their respective successors, transferees and assigns.
“Current GAAP Financials” is defined in Section 1.4(a).
“Daily Compounded SOFR” for any U.S. Government Securities Business Day m during an Interest Period, the rate per annum (rounded to the nearest one hundred thousandth of a percentage point) calculated as follows:

(CERm − CERm−1) ×	N
nm
For purposes of calculating the rate in the above formula:
“CERm” is the Compounded Effective Rate for that U.S. Government Securities Business Day “m”;
“CERm-1” is, in relation to that U.S. Government Securities Business Day “m”, the Compounded Effective Rate for the immediately preceding U.S. Government Securities Business Day (if any) during such Interest Period;
“nm” is, the number of calendar days from, and including, that U.S. Government Securities Business Day “m” up to, but excluding, the following U.S. Government Securities Business Day;
“N” is 360; and
“Compounded Effective Rate” is, for any U.S. Government Securities Business Day during an Interest Period (the “Calculation Business Day”), the percentage rate per annum calculated as set out below:
For purposes of calculating the Compounded Effective Rate:
“Calculation Period” means the period from the first U.S. Government Securities Business Day of that Interest Period to, and including, such Calculation Business Day;
“do” is the number of U.S. Government Securities Business Days in the Calculation Period;

16	Big 5 Refinancing – Senior 1 Credit Agreement

“i” is a series of whole numbers from one to do, each representing the relevant U.S. Government Securities Business Day in chronological order in the Calculation Period;
“FlooredSOFRi – five (5) Business Days” is, for any U.S. Government Securities Business Day “i” during the Calculation Period, the greater of: (a) SOFR for the U.S. Government Securities Business Day (such day, the “SOFR Determination Day”) which is five (5) U.S. Government Securities Business Days prior to that U.S. Government Securities Business Day “i” as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website and (b) the Floor. If by 5:00 pm (New York City time) on the second (2nd) U.S. Government Securities Business Day immediately following any SOFR Determination Day, the SOFR in respect of such SOFR Determination Day has not been published on the SOFR Administrator’s Website and a Benchmark Replacement Date with respect to the Daily Compounded SOFR has not occurred, then the SOFR for such SOFR Determination Day will be the SOFR as published in respect of the first preceding U.S. Government Securities Business Day for which such SOFR was published on the SOFR Administrator’s Website; provided that any SOFR determined pursuant to this sentence shall be utilized for purposes of calculation of Daily Compounded SOFR for no more than three (3) consecutive U.S. Government Securities Business Days “i”;
“ni” is, the number of calendar days from, and including, that U.S. Government Securities Business Day “i” up to, but excluding, the following U.S. Government Securities Business Day; and
“N” has the same meaning as the term above.
“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), a rate per annum equal to the greater of (a) SOFR for the day (such day, a “Daily Simple SOFR Determination Day”) that is five (5) U.S. Government Securities Business Days prior to (i) if such SOFR Rate Day is a U.S. Government Securities Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website, and (b) the Floor. If by 5:00 p.m. (New York City time) on the second (2nd) U.S. Government Securities Business Day immediately following any Daily Simple SOFR Determination Day, SOFR in respect of such Daily Simple SOFR Determination Day has not been published on the SOFR Administrator’s Website and a Benchmark Replacement Date with respect to the Daily Simple SOFR has not occurred, then SOFR for such Daily Simple SOFR Determination Day will be SOFR as published in respect of the first preceding U.S. Government Securities Business Day for which such SOFR was published on the SOFR Administrator’s Website; provided that any SOFR determined pursuant to this sentence shall be utilized for purposes of calculation of Daily Simple SOFR for no more than three (3) consecutive SOFR Rate Days. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower.
“Debt Service” means, for any period and without duplication, the sum of all scheduled interest, commitment fees, letter of credit fees, fronting fees and scheduled principal amortization payments of the Borrower due under any Indebtedness for borrowed money (including third-

17	Big 5 Refinancing – Senior 1 Credit Agreement

party debt for borrowed money and third-party debt obligations evidenced by promissory notes or similar instruments of the Borrower and excluding any subordinated indebtedness, purchase money indebtedness, or financing leases) excluding (a) interest or principal paid in connection with any optional or mandatory prepayments and (b) any bullet payment required to be paid on the maturity date of such Indebtedness.
“Debt Service Coverage Ratio” means, as of any date of determination, the ratio of (a) Cash Flow Available for Debt Service to (b) Debt Service.
“Debt Service Reserve Account” means the account titled “Debt Service Reserve Account” opened in the name of the Borrower and maintained with the Depositary Bank pursuant to the Depositary Agreement.
“Debt Sizing Criteria” means, with respect to the Term Loans, a maximum aggregate principal amount of such Term Loans equal to fifty percent (50%) of the amount calculated pursuant to the then applicable Base Case Model that can be supported based on (a) a sculpted 20-year amortization period (the “Amortization Period”), (b) projected amounts available for Senior Debt Service based on, as applicable: (i) contracted fixed price cash flows under Offtake Agreements equal to the lesser of: (A) the amount available for Senior Debt Service under ‘P-50’ annual energy production estimates from the Projects and compliance with a 1.25:1.00 projected Senior Debt Service Coverage Ratio; and (B) the amount available for Senior Debt Service under ‘P-99’ ten year energy production estimates from the Projects and compliance with a 1.00:1.00 projected Senior Debt Service Coverage Ratio; and (ii) cash flows based on forecasted merchant electricity rates as set forth in the Base Case Model for each of the Projects equal to the lesser of: (A) the amount available for Senior Debt Service under ‘P-50’ annual energy production estimates from the Projects and compliance with a 1.80:1.00 projected Senior Debt Service Coverage Ratio; and (B) the amount available for Senior Debt Service under ‘P-99’ ten year energy production estimates from the Projects and compliance with a 1.40:1.00 projected Senior Debt Service Coverage Ratio, (c) full repayment of the Senior Term Loans by the end of the Amortization Period under a severe downside case (being a combination of ‘P-99’ ten year energy production estimates and historical lowest average power price with a 2.25% escalation) and (d) cash flows based on forecasted merchant electricity rates shall not be used to support more than twenty-five percent (25%) of the amount of the Senior Term Loans.
“Debtor Relief Laws” means the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.
“Default” means any Event of Default or any condition, occurrence or event which, after notice or lapse of time or both, would constitute an Event of Default.
“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
“Defaulting Lender” means, subject to Section 4.12(d)(iii), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans

18	Big 5 Refinancing – Senior 1 Credit Agreement

were required to be funded hereunder unless such Lender notifies the Administrative Agent, any applicable LC Issuer with Fronting Exposure to such Defaulting Lender and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default shall be specifically identified in such writing) has not been satisfied or waived in accordance with the terms and conditions hereof, or (ii) pay to the Administrative Agent, any applicable LC Issuer with Fronting Exposure to such Defaulting Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit, to the extent any applicable LC Issuer has Fronting Exposure to such Defaulting Lender) within two (2) Business Days of the date when due, (b) has notified the Borrower, any applicable LC Issuer with Fronting Exposure to such Defaulting Lender or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default shall be specifically identified in such writing or public statement) cannot be satisfied and has not been waived in accordance with the terms and conditions hereof), (c) has failed, within three (3) Business Days after written request by the Administrative Agent, any applicable LC Issuer with Fronting Exposure to such Defaulting Lender or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and Borrower) or (d) has, or has a direct or indirect parent company that has, other than via an Undisclosed Administration, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state, federal or national regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 4.12(d)(iii)) upon delivery of written notice of such determination to the Borrower, any applicable LC Issuer with Fronting Exposure to such Defaulting Lender and each other Lender.
“Deposit Account” means a “deposit account” as that term is defined in Section 9-102(a) of the UCC.

19	Big 5 Refinancing – Senior 1 Credit Agreement

“Depositary Agreement” means that certain Collateral Agency, Intercreditor and Depositary Agreement, dated as of the Initial Credit Extension Date, by and among the Borrower, Senior Holdco 2 Borrower, the Collateral Agent, the Administrative Agent, the Depositary Bank and the other Secured Parties party thereto.
“Depositary Bank” means U.S. Bank National Association and includes each other Person appointed as the successor Depositary Bank pursuant to the terms of the Depositary Agreement.
“Disbursement” is defined in Section 2.6.2.
“Disbursement Date” is defined in Section 2.6.2.
“Disclosure Documents” is defined in Section 6.3(a).
“Disposition” (or similar words such as “Dispose”) means, with respect to any Person, any sale, transfer, lease, contribution or other conveyance (including by way of merger) of, or the granting of options, warrants or other rights to, any of such Person’s or its Subsidiaries’ assets (including accounts receivables and Equity Interests of Subsidiaries) to any other Person in a single transaction or series of related transactions.
“Distribution Conditions” is defined in Section 8.7.
“Distribution Reserve Account” has the meaning assigned to such term in the Depositary Agreement.
“Dollar” and the sign “$” mean lawful money of the United States.
“DSR LC Commitments” means the DSR LC Loan Commitments and the DSR LC Issuing Commitments.
“DSR LC Facility” means the DSR LC Loan Commitments and the DSR LC Loans made hereunder.
“DSR LC Issuers” means the Initial DSR LC Issuers and any other financial institution reasonably satisfactory to the Initial DSR LC Issuers and the Borrower, each in its capacity as issuer of the DSR Letters of Credit of the applicable DSR LC Tranche, and each other Lender acting in such capacity or any other Person appointed pursuant to Section 2.6.6 (other than any Person that shall have ceased to be a DSR LC Issuer as provided in Section 2.6.6), each in its capacity as an issuer under the applicable DSR LC Tranche hereunder. Each DSR LC Issuer may, in its discretion, arrange for one or more of the DSR Letters of Credit under its DSR LC Tranche to be issued by Affiliates of such DSR LC Issuer, in which case, the term “DSR LC Issuer” shall include any such Affiliate with respect to DSR Letters of Credit issued by such Affiliates and for all purposes of the Loan Documents. In the event that there is more than one DSR LC Issuer at any time, references herein and in the other Loan Documents to the DSR LC Issuer shall be deemed to refer to the DSR LC Issuer in respect of the applicable DSR Letter of Credit or to all DSR LC Issuers, as the context requires.

20	Big 5 Refinancing – Senior 1 Credit Agreement

“DSR LC Issuing Commitment” means a DSR LC Issuer’s obligation to issue DSR Letters of Credit pursuant to Section 2.1.2(b) and “DSR LC Issuing Commitments” means such commitments of all DSR LC Issuers. The amount of each DSR LC Issuer’s DSR LC Issuing Commitment in respect of the applicable DSR LC Tranche is the amount set forth in each case on Schedule II or in the assignment documentation delivered pursuant to Section 2.6.6, subject to any assignment, adjustment or reduction pursuant to the terms and conditions hereof. The aggregate amount of the DSR LC Issuing Commitments as of the Closing Date equals the DSR LC Issuing Commitment Amount.
“DSR LC Issuing Commitment Amount” means, as of the Closing Date, a maximum amount of $8,405,008.46, as such amount may be reduced from time to time pursuant to Section 2.2.
“DSR LC Loan” means an LC Loan advanced in respect of a Disbursement under a DSR Letter of Credit pursuant to Section 2.6.2(b).
“DSR LC Loan Commitment” means, as the context may require, relative to any Lender, such Lender’s obligation (if any) to make DSR LC Loans pursuant to Section 2.6.2(b) and the obligation of each DSR LC Loan Lender to participate in DSR Letters of Credit under the applicable DSR LC Tranche in which it is a participant hereunder, as applicable, and “DSR LC Loan Commitments” means such commitments of all Lenders. The amount of each Lender’s DSR LC Loan Commitment, if any, is the amount set forth in each case on Schedule II with respect to the applicable DSR LC Tranche or in the applicable Lender Assignment Agreement, subject to any adjustment or reduction pursuant to the terms and conditions hereof. The aggregate amount of the DSR LC Loan Commitments as of the Closing Date equals the DSR LC Loan Commitment Amount; provided that the DSR LC Loan Commitments shall not exceed the DSR LC Loan Commitment Amount.
“DSR LC Loan Commitment Amount” means, as of the Closing Date, an amount up to $8,405,008.46, as such amount may be reduced from time to time pursuant to Section 2.2 or Section 3.1.4; provided that the DSR LC Loan Commitment Amount shall not exceed the DSR LC Issuing Commitment Amount.
“DSR LC Loan Commitment Termination Date” means the earliest of:
(a)    the DSR LC Loan Maturity Date;
(b)    the date on which the DSR LC Loan Commitment Amount is terminated in full or permanently reduced to zero pursuant to the terms of this Agreement; and
(c)    the date on which any Commitment Termination Event occurs.
Upon the occurrence of any event described above, the DSR LC Loan Commitments shall terminate automatically and without any further action.
“DSR LC Loan Exposure” means, as of any date of determination with respect to a DSR LC Loan Lender, (a) prior to the termination of the DSR LC Loan Commitments, the aggregate amount of all DSR LC Loan Commitments of such DSR LC Loan Lender and (b) after the

21	Big 5 Refinancing – Senior 1 Credit Agreement

termination of the DSR LC Loan Commitments, the sum of (i) the aggregate outstanding principal amount of all DSR LC Loans of such DSR LC Loan Lender and (ii) all DSR LC Outstandings of such DSR LC Loan Lender.
“DSR LC Loan Lender” means each Lender that has a DSR LC Loan Commitment.
“DSR LC Loan Maturity Date” means the tenth (10th) anniversary of the Initial Credit Extension Date.
“DSR LC Loan Percentage” means with respect to all payments, computations and other matters relating to the DSR LC Loan Commitment or DSR LC Loans of any DSR LC Loan Lender or any DSR Letters of Credit issued or participations acquired therein by any DSR LC Loan Lender at any time, the percentage obtained by dividing (a) the DSR LC Loan Exposure of that DSR LC Loan Lender by (b) the aggregate DSR LC Loan Exposure of all DSR LC Loan Lenders at such time.
“DSR LC Note” means a promissory note of the Borrower payable to any Lender, in the form of Exhibit A-3 hereto (as such promissory note may be amended, endorsed or otherwise modified from time to time), evidencing the aggregate Indebtedness of the Borrower to such Lender resulting from outstanding DSR LC Loans and also means all other promissory notes accepted from time to time in substitution therefor or renewal thereof.
“DSR LC Percentage” means, as to any DSR LC Loan Lender at any given time, the percentage which such Lender’s DSR LC Loan Commitment under the applicable DSR LC Tranche in which it is a participant then constitutes of the aggregate DSR LC Loan Commitments under such DSR LC Tranche.
“DSR LC Tranche” means each DSR LC Issuer’s DSR LC Issuing Commitment and the applicable DSR LC Loan Lender’s DSR LC Loan Commitment in respect of such DSR LC Issuing Commitment, as the context may require.
“DSR Letter of Credit” is defined in Section 2.1.2(b)(i).
“EEA Financial Institution” means (a) any institution established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

22	Big 5 Refinancing – Senior 1 Credit Agreement

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund, (d) any Affiliated Debt Fund; or (e) any other Person; provided that an Eligible Assignee shall not be (i) a natural Person, (ii) the Borrower, (iii) a Defaulting Lender, (iv) any Affiliate of the Borrower (other than an Affiliated Debt Fund as provided in clause (d)) or (v) except to the extent an Event of Default under Section 9.1.1 or a Bankruptcy Event of Default has occurred and is continuing or the Loans have been accelerated in accordance with the terms hereof, any Excluded Lender.
“Emergency Expenditures” means those operating or capital expenditures required to be expended by the Borrower or any other Company Entity in respect of a Project and required to prevent or mitigate an emergency situation that, in the Borrower’s reasonable judgment, poses an imminent and material risk to life or limb and provided that the Borrower provides the Administrative Agent with copies of invoices related thereto and a brief description of the incident promptly after the occurrence of the same.
“Environmental Attributes” means, with respect to any Project, any and all credits, benefits, emissions reductions, offsets and allowances of any kind (including all Renewable Energy Credits), howsoever entitled, attributable to such Project or the electric energy, capacity or other generator-based products produced therefrom, including (a) any avoided emissions of pollutants to the air, soil or water, such as sulfur oxides, nitrogen oxides and carbon monoxide, and any rights related thereto, (b) any avoided emissions of methane, carbon dioxide, nitrous oxide, hydrofluorocarbons, perfluorocarbons, sulfur hexafluoride and other “greenhouse gases” that have been determined by the United Nations Intergovernmental Panel on Climate Change or any other governmental, quasi-governmental or non-governmental agency or body to contribute to the actual or potential threat of altering the Earth’s climate by trapping heat in the atmosphere, and any rights related thereto, (c) any reporting rights relating to the reduction of “greenhouse gases” under Section 1605(b) of the National Energy Policy Act of 1992 or under any other present or future federal, state or local law, rule or regulation related to the reduction of air pollutants or “greenhouse gases” or the trading of emissions or emissions credits, including so-called “green tags” or “green certificates,” and (d) any credits, certificates or similar instruments issued pursuant to a federal or state renewable portfolio standard or analogous program. Notwithstanding the foregoing, and for the avoidance of doubt, Environmental Attributes shall not include any Renewable Energy Incentives.
“Environmental Claims” means all written notices of violation, liens, claims, demands, suits, or causes of action arising out of or related to any actual or alleged violation of or liability under Environmental Law, exposure of any Person to any Hazardous Materials or any Release of any Hazardous Materials.
“Environmental Consultant” means Stantec Consulting Services Inc.
“Environmental Laws” means all Applicable Laws relating to protection of health (to the extent relating to the exposure to Hazardous Materials), or to the environment, natural resources, habitats, or wildlife, including those relating to the generation, use, storage, handling or Release of, or exposure to, Hazardous Materials.

23	Big 5 Refinancing – Senior 1 Credit Agreement

“Equity Interest” means with respect to a Person, any (a) stock, partnership interest, membership interest or other equity interest in such Person or (b) any option, warrant or other right to acquire, convert into or exchange for an equity interest in such Person.
“ERCOT” means the Electric Reliability Council of Texas, Inc. or any successor or other entity certified by the PUCT as the Independent Organization for the ERCOT Power Region.
“ERCOT Power Region” means the ERCOT region, as defined in Texas Administrative Code, Title 16, Part 2, Chapter 25, Subchapter A, § 25.5.
“ERCOT Protocols” means the document adopted by ERCOT, including any attachments or exhibits referenced therein, as amended from time to time, that contains the scheduling, operating, planning, reliability, and settlement (including registration) policies, rules, guidelines, procedures, standards, and criteria of ERCOT. The version of the ERCOT Protocols in effect at the time of the performance or non-performance of an action shall govern with respect to that action.
“ERCOT Region Project Company” means a Project Company that directly owns a Project located in the ERCOT Power Region.
“ERISA” means the Employee Retirement Income Security Act of 1974 and the rules and regulations promulgated thereunder from time to time in effect.
“ERISA Affiliate” means any person that for purposes of Title I or Title IV of ERISA or Section 412 of the Code would be deemed at any relevant time to be a “single employer” or otherwise aggregated with any Company Entity under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.
“ERISA Plan” means any employee pension benefit plan as defined in Section 3(2) of ERISA (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA.
“Erroneous Payment” is defined in Section 10.14(a).
“Erroneous Payment Deficiency Assignment” is defined in Section 10.14(d).
“Erroneous Payment Impacted Class” is defined in Section 10.14(d)(i).
“Erroneous Payment Return Deficiency” is defined in Section 10.14(d)(i).
“Erroneous Payment Subrogation Rights” is defined in Section 10.14(e).
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.
“Event of Abandonment” means, with respect to a Project (a) an announcement by the Borrower or applicable Company Entity of a decision to abandon or indefinitely defer or the abandonment of, the operation of a material portion of such Project for a period of at least ninety (90) consecutive days for any reason, (b) the voluntary suspension, cessation or abandonment of

24	Big 5 Refinancing – Senior 1 Credit Agreement

all or substantially all activities in respect of such Project for a period of at least ninety (90) consecutive days or (c) the Borrower or applicable Company Entity has filed with a Governmental Authority notice of the intent or requesting authority to abandon the operation of such Project or a material part of such Project for any reason; provided that none of the following shall constitute an “Event of Abandonment”: any suspension or delay in construction, completion or operation of the Project caused by a force majeure event (or equivalent term), scheduled maintenance of any Project or repairs to any Project (whether or not scheduled), or a forced or scheduled outage of the Project.
“Event of Default” is defined in Section 9.1.
“Event of Eminent Domain” means, with respect to any Project, any compulsory transfer or taking by requisition, confiscation, condemnation, seizure or forfeiture, eminent domain or exercise of a similar power, or transfer under threat of such compulsory transfer or taking of any part of such Project, the related Real Property or any of the other related Collateral by any agency, department, authority, commission, board, instrumentality or political subdivision of any state, the United States or another Governmental Authority having jurisdiction or any Person acting under color of any such Governmental Authority.
“EWG” means an “exempt wholesale generator,” as defined in Section 1262(6) of PUHCA and FERC’s regulations at 18 C.F.R. § 366.1.
“Excluded Communications” is defined in Section 10.11(b).
“Excluded Lender” means (a) any financial institution, investor, Competitor of the Borrower or any other Person, in each case, designated in writing by the Borrower to the Administrative Agent (and made available to the Lenders) prior to the Initial Credit Extension Date, (b) any Affiliates of the Persons designated pursuant to clause (a) that are clearly identifiable as such solely on the basis of the similarity of such Affiliate’s name to the name of an entity designated in writing and (c) any other Competitor of the Borrower, the Sponsors or any of their Subsidiaries or Affiliates identified in writing by the Borrower to the Administrative Agent (and made available to the Lenders) from time to time after the Initial Credit Extension Date (in each case of clause (b) and (c), excluding any bona fide debt fund affiliate thereof that is primarily engaged in, or that advises funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit or securities in the ordinary course and with respect to which such applicable Person described in clauses (a) through (c) does not, directly or indirectly, possess the power to direct or cause the direction of the investment policies of such Person; provided that no retroactive effect shall apply with respect to existing Lenders or any entity that has entered into a trade to acquire an assignment or participation, which list shall be provided upon request to any Lender or any prospective Lender).
“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Credit Party or required to be withheld or deducted from a payment to a Credit Party, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Credit Party being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office

25	Big 5 Refinancing – Senior 1 Credit Agreement

located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender (including, for the avoidance of doubt, any LC Issuer), U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 4.11) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 4.6, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Credit Party’s failure to comply with Section 4.6(g) and (d) any withholding Taxes imposed under FATCA.
“Executed Documentation” is defined in Section 12.25.
“Existing LC Facilities” is defined in the definition of “Permitted Indebtedness”.
“Existing Note Purchase Agreement” means that certain Note Purchase Agreement, dated as of July 24, 2020 (as amended, restated, amended and restated, supplemented, or otherwise as modified) by and among Big 5, Accordia Life and Annuity Company as the note purchaser and the other parties thereto from time to time.
“Existing Note Purchase Documents” means the “Note Documents” as defined in the Existing Note Purchase Agreement.
“Facilities” means the Term Loan Facility, the Project LC Facility, the DSR LC Facility, as the context may require.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation or rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such sections of the Code.
“Federal Funds Rate” means, for any day, the greater of (a) the rate calculated by the Federal Reserve Bank of New York based on such day’s Federal funds transactions by depositary institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the Federal funds effective rate and (b) 0%.
“Fee Letters” means each of (a) the confidential Engagement Letter, dated as of January 9, 2024, between the Borrower and MUFG Bank, Ltd. and (b) the confidential Fee Letter, dated January 6, 2024, among the Borrower, the Collateral Agent and Depositary Bank.
“FERC” means the Federal Energy Regulatory Commission, and any successor thereto.

26	Big 5 Refinancing – Senior 1 Credit Agreement

“Filing Statements” is defined in Section 5.2.6(b).
“First American” means First American Title Insurance Company.
“Fiscal Quarter” means any fiscal quarter of a Fiscal Year.
“Fiscal Year” means a fiscal year of the Borrower; references to a Fiscal Year with a number corresponding to any calendar year (e.g., “Fiscal Year 2023”) refer to the Fiscal Year ending on or about December 31 of such calendar year.
“Fitch” means Fitch Ratings and any successor thereto.
“Floor” means a rate of interest equal to zero percent (0%).
“FPA” means the Federal Power Act, 16 U.S.C. §§ 791a, et seq., as amended, and the implementing rules and regulations adopted by FERC.
“Fronting Exposure” means, at any time there is a Defaulting Lender in respect of any LC Tranche, such Defaulting Lender’s LC Percentage of the outstanding Obligations with respect to Letters of Credit issued by the LC Issuer under the applicable LC Tranche, other than such Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.
“Funds Flow Memorandum” means a flow of funds closing memorandum with respect to the Initial Credit Extension Date, in form and substance reasonably satisfactory to the Administrative Agent and the Borrower.
“GAAP” means generally accepted accounting principles in effect from time to time in the United States, applied on a consistent basis, subject to the provisions of Section 1.4 and Section 1.5.
“Governmental Approvals” means with respect to any Person, at any time, any (a) authorization, consent, approval, license, ruling, permit, certification, exemption, filing, variance, order, judgment or decree of, by or with, (b) notice to, (c) determination or declaration of, by or with or (d) registration by or with, any Governmental Authority.
“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank, the NAIC or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, including any supra-national bodies such as the European Union or the European Central Bank or, as applicable to a given Project, FERC, the PUCT, the CPUC, CEC, ERCOT, CAISO, NERC, WECC and TRE.
“Governmental Official” means any governmental official or employee, employee of any government-owned or government-controlled entity, political party, any official of a political party, candidate for political office, official of any public international organization or anyone else acting in an official capacity.

27	Big 5 Refinancing – Senior 1 Credit Agreement

“Guarantors” means, collectively, (a) Big 5 Parent and Big 5 and (b) upon the implementation of the Permitted LC Facility Pari Structure and following the execution by such Person of the Guaranty/Pledge and Security Agreement or an Accession Agreement, (i) each Class B Member Parent and Class B Members; and (ii) after the (A) Tax Equity Buy-Out Date for a Project (other than the Athos I Project) and (B) in the case of the Athos I Project, after the occurrence of the Athos I First Lien Release Date, in each case, in accordance with Section 7.8, each of the Project Company Guarantors, and “Guarantor” means any of them.
“Guaranty” means, with respect to any Person, any obligation (except the endorsement in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect guaranteeing any indebtedness, dividend or other obligation of any other Person in any manner, whether directly or indirectly, including obligations incurred through an agreement, contingent or otherwise, by such Person:
(a)    to purchase such indebtedness or obligation or any property constituting security therefor;
(b)    to advance or supply funds (i) for the purchase or payment of such indebtedness or obligation, or (ii) to maintain any working capital or other balance sheet condition or any income statement condition of any other Person or otherwise to advance or make available funds for the purchase or payment of such indebtedness or obligation;
(c)    to lease properties or to purchase properties or services primarily for the purpose of assuring the owner of such indebtedness or obligation of the ability of any other Person to make payment of the indebtedness or obligation; or
(d)    otherwise to assure the owner of such indebtedness or obligation against loss in respect thereof.
In any computation of the indebtedness or other liabilities of the obligor under any Guaranty, the indebtedness or other obligations that are the subject of such Guaranty shall be assumed to be direct obligations of such obligor.
“Guaranty/Pledge and Security Agreement” means that certain Guaranty and Security Agreement, dated as of the Initial Credit Extension Date, entered into among the Borrower, Senior Holdco 2 Borrower, the Guarantors party thereto and U.S. Bank Trust Company N.A., as the “Shared Collateral Agent”.
“Hazardous Materials” means any and all pollutants, toxic or hazardous wastes or other substances that are regulated under Environmental Laws or the generation, manufacture, refining, production, processing, treatment, storage, handling, transportation, transfer, use, disposal, Release, discharge, spillage, seepage or filtration of which is restricted, prohibited or penalized by Environmental Law, including asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum, petroleum products, lead based paint, or radon gas.
“Hedge Period Termination Date” means the “Hedge Period Termination Date” as defined in the Athos I Collateral Agency Agreement.

28	Big 5 Refinancing – Senior 1 Credit Agreement

“Indebtedness” of any Person at any date means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (d) all obligations of such Person under leases which are or should be, in accordance with GAAP, recorded as capital leases in respect of which such Person is liable, (e) all obligations of such Person to purchase securities (or other property) which arise out of or in connection with the sale of the same or substantially similar securities (or property), (f) all deferred obligations of such Person to reimburse any bank or other Person in respect of amounts paid or advanced under a letter of credit or other instrument, (g) all Indebtedness of others secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person or is non-recourse to such Person, (h) all Indebtedness of others guaranteed directly or indirectly by such Person or as to which such Person has an obligation substantially the economic equivalent of a guaranty, (i) all net ordinary course settlement or other obligations of such Person under any Swap Contract, (j) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement are limited to repossession or sale of such property) or (k) all obligations of such Person to reimburse any bank or other Person in respect of amounts by which such Person is obligated, whether or not such amounts are actually paid or advanced, under any letter of credit, surety bond or other instrument or banker’s acceptances.
“Indemnified Liabilities” is defined in Section 12.4.
“Indemnified Parties” is defined in Section 12.4.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.
“Independent Engineer” means Leidos Engineering, LLC or its successor approved by the Administrative Agent (acting at the direction of the Required Lenders, not to be unreasonably withheld, delayed or conditioned), and otherwise in accordance with, prior to a Tax Equity Buy- Out Date, the Tax Equity Documents, as applicable.
“Independent Engineer’s Report” means a report dated as of January 4, 2024 by the Independent Engineer with respect to each Project.
“Initial Credit Extension Date” means the date of the initial Credit Extension hereunder in accordance with Section 5.2.
“Initial DSR LC Issuer” means MUFG Bank, Ltd., as the DSR LC Issuer under the applicable DSR LC Tranche.
“Insurance Broker” means Cobbs Allen Capital, LLC d/b/a CAC Specialty.

29	Big 5 Refinancing – Senior 1 Credit Agreement

“Intellectual Property” means all Copyright Collateral, all Patent Collateral and all Trademark Collateral, together with (a) all inventions, processes, production methods, proprietary information, know-how and trade secrets, (b) all licenses or user or other agreements granted to the Borrower with respect to any of the foregoing, in each case whether now or hereafter owned or used, (c) all information, customer lists, identification of suppliers, data, plans, blueprints, specifications, designs, drawings, recorded knowledge, surveys, engineering reports, test reports, manuals, materials standards, processing standards, performance standards, catalogs, computer and automatic machinery software and programs, (d) all field repair data, sales data and other information relating to sales or service of products now or hereafter manufactured, (e) all accounting information and all media in which or on which any information or knowledge or data or records may be recorded or stored and all computer programs used for the compilation or printout of such information, knowledge, records or data, (f) all Governmental Approvals now held or hereafter obtained by the Borrower in respect of any of the foregoing, and (g) all causes of action, claims and warranties now owned or hereafter acquired by the Borrower in respect of any of the foregoing. It is understood that Intellectual Property shall include all of the foregoing owned or acquired by the Borrower on a worldwide basis.
“Intercompany Working Capital Loan” is defined in the definition of “Permitted Indebtedness”.
“Interconnection Agreement” means, with respect to each Project, each interconnection agreement or similar Contract with respect to such Project set forth on Schedule 6.20.
“Interest Period” means, as to any SOFR Loan or SOFR Borrowing, the period commencing on the date of such SOFR Loan or SOFR Borrowing and ending on the numerically corresponding day in the calendar month that is one (1), three (3) or six (6) months thereafter; provided that (a) if any Interest Period would end on a day other than a U.S. Government Securities Business Day, such Interest Period shall be extended to the next succeeding U.S. Government Securities Business Day unless such next succeeding U.S. Government Securities Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding U.S. Government Securities Business Day, (b) any Interest Period that commences on the last U.S. Government Securities Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last U.S. Government Securities Business Day of the last calendar month of such Interest Period, and (c) no Interest Period shall extend beyond the Stated Maturity Date for such SOFR Loan. For purposes hereof, the date of a SOFR Loan or SOFR Borrowing initially shall be the date on which such SOFR Loan or SOFR Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such SOFR Loan or SOFR Borrowing.
“Interest Rate Hedge Agreements” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedging agreement or other similar agreement or arrangement, each of which is for the purpose of hedging the interest rate exposure associated with the Borrower’s operations and not for speculative purposes.
“Investment Company Act” is defined in Section 6.17.

30	Big 5 Refinancing – Senior 1 Credit Agreement

“Investments” is defined in Section 8.8.
“IRS” means the United States Internal Revenue Service.
“ISP Rules” is defined in Section 12.9.
“Issuance Request” means a Letter of Credit request and certificate duly executed by an Authorized Officer of the Borrower, substantially in the form of Exhibit B-2 hereto.
“Juno” means SE Juno, LLC, a Delaware limited liability company.
“Juno Class B Member” means SE Juno Member B, LLC, a Delaware limited liability company.
“Juno Member Parent” means SE Juno Class B Member Holdco, LLC, a Delaware limited liability company.
“Juno Project” means the Project owned by Juno.
“Juno Tax Abatement Agreement” means that certain Tax Abatement Agreement, dated as of June 25, 2019, by and between Borden County, Texas, acting by and through its duly elected officers and Juno.
“Juno Tax Equity Partnership” means SE June TE Holdco, LLC, a Delaware limited liability company.
“Kirkland” is defined in Section 5.2.5(a).
“LC Facility” means any credit agreement or letter of credit reimbursement agreement entered into by a Project Company, a Class B Member or Class B Member Parent with the applicable agents, lenders and issuing banks party thereto for the purposes of procuring a letter of credit to meet the credit support obligations (a) under various Project Documents to which a Project Company is a party, (b) under any Swap Contract or (c) in favor of other third Persons (including Governmental Authorities) in the ordinary course of business, in each case, as such obligations arise from time to time.
“LC Issuer” means a Project LC Issuer or a DSR LC Issuer, as the context may require.
“LC Issuing Commitments” means the Project LC Issuing Commitments or the DSR LC Issuing Commitments, as the context may require.
“LC Loan” is defined in Section 2.6.2(b).
“LC Loan Commitment Termination Date” means the Project LC Loan Commitment Termination Date or the DSR LC Loan Commitment Termination Date, as the context may require.
“LC Loan Commitments” means the Project LC Loan Commitments or the DSR LC Loan Commitments, as the context may require.

31	Big 5 Refinancing – Senior 1 Credit Agreement

“LC Loan Lender” means a Project LC Loan Lender or DSR LC Loan Lender, as the context may require.
“LC Loan Maturity Date” means the Project LC Loan Maturity Date or the DSR LC Loan Maturity Date, as the context may require.
“LC Percentage” means any LC Loan Lender’s DSR LC Percentage or Project LC Percentage, as the context may require.
“LC Tranche” means any DSR LC Tranche or Project LC Tranche, as the context may require.
“Lender Assignment Agreement” means an assignment and assumption agreement substantially in the form of Exhibit D hereto.
“Lender Group” is defined in Section 12.21.
“Lenders” is defined in the preamble and includes each Term Loan Lender, each Project LC Loan Lender, each DSR LC Loan Lender and any Person that becomes one of them pursuant to Section 12.11.
“Letter of Credit” means a Project Letter of Credit or a DSR Letter of Credit, as the context may require.
“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by an LC Issuer.
“Lien” means any mortgage, deed of trust, pledge, security interest, hypothecation, assignment, deposit arrangement, lien (statutory or other) or similar encumbrance of any kind or nature whatsoever, and any easement, right-of-way, license, restriction (including zoning restrictions), defect, exception or irregularity in title or similar charge or encumbrance of any kind whatsoever, including in each case any agreement to give any of the foregoing, any conditional sale or other title retention agreement or any lease in the nature thereof.
“Loan Documents” means, collectively, this Agreement, the Letters of Credit, the Notes, the Security Documents, the Fee Letters and each other agreement, certificate, document or instrument delivered in connection with any of the foregoing and executed by an Obligor, which is specifically mentioned herein or therein to be a “Loan Document.”
“Loan Parties” means, collectively, the Borrower and the Guarantors.
“Loans” means, as the context may require, a Project LC Loan, a DSR LC Loan or a Term Loan.
“Management Services Agreement” means each management services agreement entered into by the Tax Equity Partnership in connection with management and administrative services to be provided for such Tax Equity Partnership’s Project, and any amendment thereto.

32	Big 5 Refinancing – Senior 1 Credit Agreement

“Market Consultant” means ICF International Inc. or its successors approved by the Administrative Agent (acting at the direction of the Required Lenders, not to be unreasonably withheld, delayed or conditioned) and otherwise in accordance with prior to a Tax Equity Buy- Out Date, the Tax Equity Documents, as applicable.
“Market Consultant’s Report” means the report dated as of June 16, 2023 by the Market Consultant in respect of each Project.
“Material” means material in relation to the business, operations, affairs, financial condition, assets, properties, or prospects of the Company Entities taken as a whole.
“Material Adverse Effect” means (a) a material adverse effect on the business, assets or properties, condition (financial or otherwise) or results of operations of the Borrower or any other Company Entity (with respect to the Company Entities, taken as a whole), (b) a material adverse effect on the material rights and remedies of the Secured Parties under any Loan Documents, (c) a material adverse effect on the ability of the Borrower or any other Company Entity (with respect to the Company Entities, taken as a whole) to perform their or its material obligations, or the Borrower Parent to perform its material obligations under the Loan Documents or (d) a material adverse effect on the enforceability, validity, priority or perfection of the Secured Parties’ security interests in and Liens granted or purported to be granted on the Collateral.
“Material Non-Public Information” means information that is (a) of the type that would not be publicly available if the Borrower were a public reporting company and (b) material with respect to the Obligors or any of their respective securities for purposes of foreign, United States Federal and state securities laws.
“Material Project Documents” means (a) each Offtake Agreement; (b) each Real Property Agreement; (c) each Interconnection Agreement; (d) each Swap Contract (including any such agreement providing for Permitted Commodity Hedging Obligations); (e) each Qualified Scheduling Entity Agreement; (f) the Tax Abatement Agreements; and (g) any Additional Material Project Document.
“Maximum Rate” is defined Section 12.26.
“MBR Authority” means a final order issued by FERC under Section 205 of the FPA (a) authorizing a Project Company to make sales of electric energy, capacity and certain ancillary services at wholesale at negotiated, market based rates, without condition or restriction that reasonably could be expected to result in a Material Adverse Effect, (b) accepting for filing a tariff providing for such sales, and (c) granting such regulatory waivers and blanket authorizations as are customarily granted by FERC to persons authorized to sell electric energy, capacity and certain ancillary services at negotiated market based rates, including blanket authorization to issue securities and assume liabilities under Section 204 of the FPA and FERC’s regulations at 18 C.F.R. Part 34.

33	Big 5 Refinancing – Senior 1 Credit Agreement

“Minimum Sponsor Equity” means cash contributions made by or on behalf of the Sponsor to the Borrower in an amount equal to at least $493,600,473.22 (as such amount is adjusted on or prior to the Initial Credit Exension Date).
“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.
“Multiemployer Plan” means any “multiemployer plan” (as such term is defined in section 4001(a)(3) of ERISA).
“NAIC” means the National Association of Insurance Commissioners.
“NERC” means the North American Electric Reliability Corporation or any successor certified by FERC as the electric reliability organization for the United States, and any regional entity exercising delegated authority thereunder, including TRE and WECC.
“New Project LC Commitments” is defined in Section 2.1.3.
“New Project LC Facility” is defined in Section 2.1.3.
“New Project LC Issuer” is defined in Section 2.1.3.
“New Project LC Issuing Commitments” is defined in Section 2.1.3.
“New Project LC Loan Commitments” is defined in Section 2.1.3.
“New Project LC Loan” is defined in Section 2.1.3
“New Project LC Loan Lender” is defined in Section 2.1.3.
“New Project Letters of Credit” is defined in Section 2.1.3.
“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.
“Non-Recourse Parties” is defined in Section 12.19(a).
“Note” means, as the context may require, a DSR LC Note, a Project LC Note, or a Term Note.
“Obligations” means all obligations (monetary or otherwise, whether absolute or contingent, matured or unmatured) of each Loan Party arising under or in connection with a Loan Document, including the principal of and premium, if any, and interest (including interest accruing during the pendency of any proceeding of the type described in Section 9.1.6, whether or not allowed in such proceeding) on the Loans and all Reimbursement Obligations, including any obligations in respect of Erroneous Payment Subrogation Rights.
“Obligor” means, as the context may require, the Borrower Parent, the Borrower and the Guarantors.

34	Big 5 Refinancing – Senior 1 Credit Agreement

“Offtake Agreement” means, with respect to each Project, each power purchase agreement or other similar offtake Contract (including energy hedges, whether or not energy is sold thereunder) and any Contract for the sale or transfer of Renewable Energy Credits or any ancillary or related services in respect of such Project, which, as of the Closing Date, are in each case as set forth on Schedule 6.20.
“Operating Budget” means the operating budget for each Fiscal Year, covering costs of construction, operation, maintenance, administration of each Project and each Tax Equity Partnership, including all Operation and Maintenance Expenses and Debt Service and other costs.
“Operation and Maintenance Expenses” means, collectively, without duplication, all actual cash maintenance, cost of goods sold and operation costs incurred by a Company Entity, including (a) expenses of operating, maintaining and managing the Projects in accordance with Prudent Industry Practices (including Emergency Expenditures), (b) insurance, (c) property, sales, franchise, value-added, excise and local taxes and taxes of a similar nature payable, (d) costs and fees incurred in connection with obtaining, complying with, maintaining in effect or amending required Governmental Approvals, (e) regularly scheduled payments on Permitted Indebtedness, other than payments on or in respect of any Obligations or any other Permitted Indebtedness that is secured on a pari passu basis as the Obligations or that is subordinated to the Obligations, but including any premium, ordinary course payments and settlement payments under or in respect of any Swap Contract (other than Interest Rate Hedge Agreements), (f) legal, accounting and other professional fees in connection with a Project or any Company Entity, (g) payments under any lease, including the Real Property Agreements; (h) payments pursuant to the agreements for the management, operation and maintenance of any Project; (i) payments made by a Company Entity under any Project Document; (x) fees payable in respect of letters of credit issued for the account of any Loan Party (including under any LC Facility); provided, that “Operation and Maintenance Expenses” shall not include (i) depreciation, amortization or any other non-cash expenses, (ii) any Taxes based on or measured by the net income or receipts of the Borrower, any member of the Borrower or any of their Affiliates, (iii) payments on or in respect of any Obligations or (iv) fees and transaction costs payable pursuant to this Agreement.
“Operator” means, with respect to each Project, SOLV, Inc., a Delaware corporation or any successor pursuant to a Material Project Document entered into in accordance with Section 8.16.
“Organizational Documents” means, with respect to a particular Person (other than a natural person), the certificate or articles of incorporation, the certificate or articles of organization, bylaws, partnership agreement, limited liability company agreement, operating agreement, stockholders’ agreement, trust agreement and/or similar organizational documents or agreements, as applicable, of such Person, including all amendments thereto.
“Other Connection Taxes” means, with respect to a Credit Party, Taxes imposed as a result of a present or former connection between a Credit Party and the jurisdiction imposing such Tax (other than connections arising from such Credit Party having executed, delivered, become a party to, performed its obligations under, received payments under, received or

35	Big 5 Refinancing – Senior 1 Credit Agreement

perfected a security interest under, engaged in any other transaction pursuant to, or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 4.11).
“Participant” is defined in Section 12.11(d).
“Participant Register” is defined in Section 12.11(e).
“Patent Collateral” means all Patents, whether now owned or hereafter acquired by the Borrower. Notwithstanding the foregoing, Patent Collateral shall not include any Patents which would be rendered invalid, abandoned, void or unenforceable by reason of its being included as part of the Patent Collateral.
“Patents” means, collectively, (a) all patents and patent applications, (b) all reissues, divisions, continuations, renewals, extensions and continuations-in-part of all patents or patent applications and (c) all rights, now existing or hereafter coming into existence, (i) to all income, royalties, damages, and other payments (including in respect of all past, present and future infringements) now or hereafter due or payable under or with respect to any of the foregoing, (ii) to sue for all past, present and future infringements with respect to any of the foregoing and (iii) otherwise accruing under or pertaining to any of the foregoing throughout the world, including all inventions and improvements described or discussed in all such patents and patent applications.
“PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), as amended or otherwise modified from time to time.
“PATRIOT Act Disclosures” means all documentation and other information required by regulatory authorities under applicable “know-your-customer” rules and Terrorism Laws, including without limitation the PATRIOT Act.
“Payment Recipient” is defined in Section 10.14(a).
“Percentage” means, as the context may require, any Lender’s DSR LC Loan Percentage, Project LC Loan Percentage, or Term Loan Percentage.
“Permitted Commodity Hedging Obligation” means any Swap Obligation under any agreement, in form and substance satisfactory to the Administrative Agent, that is (a) entered into in the ordinary course of business and not for speculative purposes and (b) in respect of electricity, capacity or similar services, Environmental Attributes, and any derivatives or by-products of the foregoing or other commodity with respect to which any Company Entity has or is likely to have exposure in conducting its business.

36	Big 5 Refinancing – Senior 1 Credit Agreement

“Permitted Holder” means (a) any Person that, alone or with its Affiliates, (i) either (A) is (or is a Subsidiary or a Controlled Affiliate of) a Person that owns or manages (or has owned or has managed within the five (5) year period prior to the date of the consummation of the relevant transaction) one or more utility scale renewable energy generating assets with an aggregate capacity of at least 300 MWac or (B) has engaged one or more operators that is experienced in operating utility scale renewable generating assets with an aggregate capacity of at least 300 MWac (a “Qualified Operator”), and (ii) either has, or is a Subsidiary a Controlled Affiliate of or a related fund that is managed by such Person who has, (A) a long-term senior unsecured debt rating of at least BBB- or Baa3 from any of S&P, Moody’s or Fitch or (B) a tangible net worth or a fund that has assets under management of at least $500 million or (b) a collateral agent or similar agent (or subagent thereof) exercising remedies on behalf of lenders, noteholders, hedge providers or other credit support providers to the Affiliates of the Borrower (other than any Company Entity) that (i) is a commercial bank having a combined capital and surplus that is not less than $500,000,000 or an Affiliate of any such bank (or subagent thereof) and (ii) has engaged a Qualified Operator and (c) with respect to any such Person specified in clauses (a) or (b) or any such Qualified Operator, such Person or Qualified Operator has satisfied applicable “know-your-customer” requirements of the Secured Parties.
“Permitted Indebtedness” means:
(a)    (i) the Loans and all other Obligations incurred under this Agreement and under the other Loan Documents (the “Loan Indebtedness”) and (ii) Indebtedness in respect of LC Facilities existing as of the Closing Date and set forth in Schedule 8.5(b) (the “Existing LC Facilities”) and including the refinancing or replacement of such Existing LC Facilities in an aggregate amount not to exceed the principal amount of the Existing LC Facilities as a Project LC Facility outstanding under this Agreement in connection with the implementation of a Permitted LC Facility Pari Structure (collectively, the “Permitted LC Facilities”);
(b)    Subordinated Debt;
(c)    Indebtedness provided by a Company Entity that is a Guarantor (other than the Borrower) to another Company Entity that is a Guarantor or Indebtedness provided by a Company Entity that is not a Guarantor (other than the Borrower) to another Company Entity that is not a Guarantor;
(d)    (i) trade or other similar Indebtedness incurred in the ordinary course of operating a Project and not past due by more than sixty (60) days, (ii) contractual obligations incurred in the ordinary course of business and constituting Indebtedness, but not Indebtedness for borrowed money, to the extent such contractual obligations were not otherwise prohibited by this Agreement, (iii) Permitted Commodity Hedging Obligations and Indebtedness is respect of any Interest Rate Hedge Agreements, (iv) to the extent constituting Indebtedness, the obligations to make payments under the Material Project Documents or Governmental Approvals and (v)(x) prior to a Tax Equity Buy-Out Date in respect of any Tax Equity Partnership, Indebtedness of any Tax Equity Partnership constituting unsecured shareholder loans or advances made or deemed made by the

37	Big 5 Refinancing – Senior 1 Credit Agreement

Borrower or any Tax Equity Investor permitted under the Tax Equity Documents up to an aggregate amount of $44,000,000 to be available for each applicable Project as specified in the applicable Tax Equity Documents, and (y) after a Tax Equity Buy-Out Date in respect of any Tax Equity Partnership, unsecured shareholder loans or advances for working capital purposes to the applicable Project Companies made by the Borrower that, in the aggregate for all Projects, shall not exceed the following for the applicable Project Company that owns the following Projects: in respect of the Juno Project, $2,000,000; in respect of the Titan Project and the Aragorn Project cumulatively, $5,000,000 in the aggregate, and in respect of the Athos I Project and Athos II Project cumulatively, (1) prior to the termination of the Athos BP Hedge, $37,000,000 in the aggregate and (2) after the Athos BP Hedge is terminated, $12,000,000 in the aggregate (collectively, the “Intercompany Working Capital Loans”);
(e)    guarantees, bonds (including performance bonds, bid bonds, appeal bonds, surety bonds and personal bonds) and other security (including cash collateral and advance deposits, to the extent constituting Indebtedness) provided for the benefit of tax equity investors, surety bond providers and other commercial counterparties in an aggregate amount not to exceed $25,000,000 (provided that any such Indebtedness in respect of the Borrower is unsecured);
(f)    Indebtedness constituting reimbursement or indemnification obligations with respect to bonds and other similar security instruments in respect of procurement, workers’ compensation claims, health, disability or other employee benefits, property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type or indemnification obligations regarding workers’ compensation claims;
(g)    accounts payable and similar obligations (including purchase money Indebtedness) of the Borrower to pay the deferred purchase price of property or services in the ordinary course of business, which shall be unsecured except for purchase money Indebtedness which may be secured by Permitted Liens of the type described in clause (n) of the definition thereof and in the case of purchase money Indebtedness, in an aggregate amount not to exceed $10,000,000;
(h)    “deposit only” endorsements on checks payable to the order of the Borrower;
(i)    To the extent constituting Indebtedness, obligations that otherwise do not constitute debt for borrowed money subject to Permitted Liens as described in clause (c), (j), (l) of the definition of “Permitted Liens”; and
(j)    other Indebtedness of the Company Entities not to exceed $5,000,000 in the aggregate;
provided that the amount of Permitted Indebtedness permitted to be incurred under clauses (d)(v), (e), (g) and (j) shall be reduced by the amount of such corresponding

38	Big 5 Refinancing – Senior 1 Credit Agreement

Indebtedness incurred by the Senior Holdco 2 Borrower under the Senior Holdco 2 Credit Agreement.
“Permitted Investments” is defined in Section 8.8.
“Permitted LC Facilities” is defined in definition of the term “Permitted Indebtedness.”
“Permitted LC Facility Amendment Outside Date” means the date that is one hundred twenty (120) days after the Initial Credit Extension Date.
“Permitted LC Facility Pari Structure” means (a) the incorporation of the Permitted LC Facilities as a Project LC Facility pursuant to Section 2.1.3 or (b) the implementation of a pari passu structure whereby the obligations under the Permitted LC Facilities and any guarantees in respect thereof and collateral securing the obligations thereunder are pari passu with the Facilities, based on documentation to amend the Loan Documents, as needed, to add such Permitted LC Facility as a Project LC Facility, and such documentation shall be in form and substance reasonably satisfactory to the Administrative Agent.
“Permitted Liens” means any of the following:
(a)    the rights and interests of secured parties created in respect of the Indebtedness described in clause (a) of the definition of “Permitted Indebtedness” prior to the Permitted LC Facility Amendment Outside Date and upon implementation of the Permitted LC Facility Pari Structure, such rights and interest created pursuant to the security documentation effected in connection with the implementation of the Permitted LC Facility Pari Structure;
(b)    Liens for any Tax, assessment or other governmental charge not yet overdue for a period of more than sixty (60) days, or that are being contested in good faith and in appropriate proceedings, and the Borrower or other Company Entity has established adequate reserves therefor in accordance with GAAP on the books of the Borrower or such Company Entity;
(c)    Liens arising out of judgments or awards not constituting an Event of Default under Section 9.1.7 or otherwise so long as an appeal or proceeding for review is being prosecuted in good faith and for the payment of which adequate cash reserves have been established or bonds or other security (in the case of any such other security, in form and substance reasonably acceptable to the Administrative Agent, acting at the direction of the Required Lenders) have been provided or are fully covered by insurance;
(d)    Liens arising under the terms of (i) the Material Project Documents, (ii) the Organizational Documents of any Company Entity, (iii) the Tax Equity Documents, (iv) Interest Rate Hedge Agreements, and (v) the Loan Documents (as defined in the Senior Holdco 2 Credit Agreement;
(e)    Liens to secure an obligation of any Class B Member or any Subsidiary thereof to reimburse draws on a letter of credit issued to support an obligation of such

39	Big 5 Refinancing – Senior 1 Credit Agreement

Class B Member under a Material Project Document or otherwise in connection with its applicable Project;
(f)    Liens (i) of a collection bank arising under Section 4-210 of the UCC on items in the course of collections or (ii) in favor of a banking or other financial institution arising as a matter of law or under customary general terms and conditions encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;
(g)    Liens set forth on Schedule 8.5(a);
(h)    any other Liens in the aggregate not to exceed $750,000;
(i)    statutory or common law materialmen’s, mechanics’, workers’, repairmen’s, employees’, carriers’ or other like Liens, arising in the ordinary course of business for amounts not overdue for a period of more than thirty (30) days or if more than thirty (30) days overdue, are unfiled and no other action has been taken to enforce such Lien or are being contested in good faith and by appropriate proceedings if adequate cash reserves have been established to the underlying obligation, in each case so long as such Liens do not individually or in the aggregate have a Material Adverse Effect;
(j)    pledges or deposits in the ordinary course of business (i) in connection with workers’ compensation, unemployment insurance and other social security legislation or (ii) securing liability for reimbursement or indemnification obligations of insurance carriers providing property, casualty or liability insurance to the Borrower or any Loan Party;
(k)    exceptions to title set forth in any title commitment or title policy with respect to any real property interest of any Project Company made available to the Administrative Agent prior to the Closing Date that does not interfere in any material respect with such Project Company’s ability to own and operate its Project in the ordinary course of business;
(l)    Liens, deposits or pledges to secure statutory obligations or performance of bids, tenders, contracts (including Material Project Documents) (other than for the repayment of Indebtedness), leases, surety, stay, appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business or otherwise acceptable to the Administrative Agent, acting at the direction of the Required Lenders;
(m)    minor defects, easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business and encumbrances consisting of zoning restrictions, licenses, restrictions on the use of property or minor imperfections in title which do not impair in any material respect the property affected thereby for the purpose for which title was acquired or interfere in any material respect with the operation of a Project as contemplated by the Transaction Documents;

40	Big 5 Refinancing – Senior 1 Credit Agreement

(n)    Liens constituting purchase money security interests in tangible personal property acquired in the ordinary course of its business, which security interests are existing or created on the date such property is acquired; provided that each such security interest shall attach solely to the particular item of property so acquired and the principal amount of Indebtedness secured thereby shall not exceed at any time the cost of such item of property;
(o)    Liens of any cash collateral account or reserve account, amounts credited thereto, and the proceeds thereof required pursuant to the Material Project Documents, including the reserve account required under the Offtake Agreement with Mitsui & Co. Energy Marketing and Services (USA), Inc. (or assignee or successor thereof) and any cash collateral posted to Calpine Energy Services, L.P. (or any assignee or successor thereof); and
(p)    the Liens created under the Athos I Collateral Agency Agreement in effect as of the Closing Date in respect of the Athos BP Hedge.
“Person” means any natural person, corporation, limited liability company, partnership, joint venture, association, cooperative, trust or unincorporated organization, Governmental Authority or any other legal entity, whether acting in an individual, fiduciary or other capacity.
“Phase I Bringdown Reports” means, collectively, bringdown Phase I environmental assessment reports prepared by the Environmental Consultant with respect to the Projects, in a form substantially consistent with following reports: (a) a report dated as of June 30, 2023 by the Environmental Consultant with respect to Athos I Project, (b) a report dated as of June 30, 2023 by the Environmental Consultant with respect to Athos II Project, (c) a report dated as of June 16, 2023 by the Environmental Consultant with respect to Titan Project, (d) a report dated as of June 16, 2023 by the Environmental Consultant with respect to the Aragorn Project, and (e) a report dated as of June 22, 2023 by the Environmental Consultant with respect to Juno Project.
“Platform” is defined in Section 10.11(b).
“Prime Rate” means the rate of interest per annum equal to the rate last quoted by The Wall Street Journal as the “U.S. prime rate” or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective on the date such change is publicly announced as effective.
“Prior GAAP Financials” is defined in Section 1.4(a).
“Pro Forma Balance Sheet” is defined in Section 6.3(b).
“Project” means each solar photovoltaic electric generating facility as set forth on Schedule III.

41	Big 5 Refinancing – Senior 1 Credit Agreement

“Project Company” means each of Aragorn, Titan, Juno, Athos I and Athos II.
“Project Company Assets” is defined in Section 6.10.
“Project Company Guarantors” means a Project Company following its execution of an Accession Agreement in accordance with Section 7.8 as a result of (a) with respect to each Project Company other than Athos I, the related Class B Member’s acquisition of such Project Company’s Tax Equity Investor’s interest in such Project Company and (b), with respect to Athos I, the occurrence of the Athos I First Lien Release Date.
“Project Counterparty” means, with respect to each Project, a party to a Material Project Document other than a Company Entity.
“Project Documents” means, with respect to each Project, any agreement, license, sublicense, assignment, purchase agreement, indenture, lease, sublease, instrument of Indebtedness, security agreement, purchase order, sales order, offer to sell, option, right of first refusal, distribution agreement, right to discounts, maintenance agreement or undertaking or instrument of any kind, obligation or other arrangement or agreement, in each case whether oral or written, including any amendments and other modifications thereto, in each case to which a Company Entity is a party.
“Project LC Commitments” means the Project LC Loan Commitments and the Project LC Issuing Commitments.
“Project LC Facility” means the Project LC Loan Commitments and the Project LC Loans made hereunder.
“Project LC Facility Joinders” means, collectively, all joinders to the Credit Agreement entered into in connection the incorporation of the Permitted LC Facilities as a Project LC Facility pursuant to the Permitted LC Facility Pari Structure in accordance with Section 2.1.3.
“Project LC Issuers” means any Lender or any other Person joined pursuant to Section 2.1.3 as a New Project LC Issuer or appointed pursuant to Section 2.6.6 (other than any Person that shall have ceased to be a Project LC Issuer as provided in Section 2.6.6), each in its capacity as an issuer of Project Letters of Credit in respect of the applicable Project LC Tranche. Each Project LC Issuer may, in its discretion, arrange for one or more of the Project Letters of Credit under its Project LC Tranche to be issued by Affiliates of such Project LC Issuer, in which case, the term “Project LC Issuer” shall include any such Affiliate with respect to Project Letters of Credit issued by such Affiliates and for all purposes of the Loan Documents. In the event that there is more than one Project LC Issuer at any time, references herein and in the other Loan Documents to the Project LC Issuer shall be deemed to refer to the Project LC Issuer in respect of the applicable Project Letter of Credit or to all Project LC Issuers, as the context requires.
“Project LC Issuing Commitment” means a Project LC Issuer’s obligation to issue Project Letters of Credit pursuant to Section 2.1.2(a) and “Project LC Issuing Commitments” means such commitments of all Project LC Issuers. The amount of each Project LC Issuer’s Project LC Issuing Commitment in respect of the applicable Project LC Tranche is set forth in

42	Big 5 Refinancing – Senior 1 Credit Agreement

the Project LC Facility Joinder pursuant to which such Project LC Loan Lender became a party hereto or in the applicable assignment documentation delivered pursuant to Section 2.6.6, subject to any assignment, adjustment or reduction pursuant to the terms and conditions hereof. The aggregate amount of the Project LC Issuing Commitment as of the Closing Date equals the Project LC Issuing Commitment Amount.
“Project LC Issuing Commitment Amount” means, (a) as of the Closing Date, $0, and (b) on any other date, the total amount set forth in all Project LC Facility Joinders, in each case, as such amount may be permanently reduced from time to time pursuant to Section 2.2.
“Project LC Loan” means an LC Loan advanced in respect of a Disbursement under a Project Letter of Credit pursuant to Section 2.6.2(b).
“Project LC Loan Commitment” means, as the context may require, relative to any Lender, such Lender’s obligation (if any) to make Project LC Loans pursuant to Section 2.1.2(a) and the obligation of each Project LC Loan Lender to participate in Project Letters of Credit under the Project LC Tranche in which it is a participant hereunder, as applicable, and “Project LC Loan Commitments” means such commitments of all Lenders. The amount of each Lender’s Project LC Loan Commitment in respect of the Project LC Tranche is set forth in the Project LC Facility Joinder pursuant to which such Project LC Loan Lender became a party hereto, or in the applicable Lender Assignment Agreement, subject to any adjustment or reduction pursuant to the terms and conditions hereof. The aggregate amount of the Project LC Loan Commitments as of the Closing Date equals the Project LC Loan Commitment Amount. The Project LC Loan Commitments shall not exceed the Project LC Loan Commitment Amount.
“Project LC Loan Commitment Amount” means, (a) as of the Closing Date, $0, and (b) on any other date, the total amount set forth in all Project LC Facility Joinders, in each case, as such amount may be reduced from time to time pursuant to Section 2.2 or Section 3.1.4; provided that the Project LC Loan Commitment Amount shall not exceed the Project LC Issuing Commitment Amount.
“Project LC Loan Commitment Termination Date” means the earliest of
(a)    the Project LC Loan Maturity Date for the applicable Project LC Loan Lender;
(b)    the date on which the Project LC Loan Commitment Amount is terminated in full or permanently reduced to zero pursuant to the terms of this Agreement; and
(c)    the date on which any Commitment Termination Event occurs.
Upon the occurrence of any event described above, the Project LC Loan Commitments shall terminate automatically and without any further action.
“Project LC Loan Exposure” means, as of any date of determination with respect to a Project LC Loan Lender, (a) prior to the termination of the Project LC Loan Commitments, the aggregate amount of all Project LC Loan Commitments of such Project LC Loan Lender and (b) after the termination of the Project LC Loan Commitments, the sum of (i) the aggregate

43	Big 5 Refinancing – Senior 1 Credit Agreement

outstanding principal amount of all Project LC Loans of such Project LC Loan Lender and (ii) all Project LC Outstandings of such Project LC Loan Lender.
“Project LC Loan Lender” means each Lender that has a Project LC Loan Commitment.
“Project LC Loan Maturity Date” means, with respect to any Project LC Tranche, (a) the date set forth in the applicable Project LC Facility Joinder or (b) any such other later date as may be agreed to by the applicable Project LC Loan Lender in its sole discretion in accordance with proviso (i) of Section 12.1.
“Project LC Loan Percentage” means with respect to all payments, computations and other matters relating to the Project LC Loan Commitment or Project LC Loans of any Project LC Loan Lender or any Project Letters of Credit issued or participations acquired therein by any Project LC Loan Lender at any time, the percentage obtained by dividing (a) the Project LC Loan Exposure of that Project LC Loan Lender by (b) the aggregate Project LC Loan Exposure of all Project LC Loan Lenders at such time.
“Project LC Note” means a promissory note of the Borrower payable to any Lender, in the form of Exhibit A-3 hereto (as such promissory note may be amended, endorsed or otherwise modified from time to time), evidencing the aggregate Indebtedness of the Borrower to such Lender resulting from outstanding Project LC Loans and also means all other promissory notes accepted from time to time in substitution therefor or renewal thereof.
“Project LC Outstandings” means, at any time of determination, the sum of (a) the aggregate Stated Amount of all issued and outstanding Project Letters of Credit plus (b) all outstanding and unreimbursed Reimbursement Obligations and, as to each Project LC Loan Lender, such Lender’s share of the Project LC Outstandings.
“Project LC Percentage” means, as to any Project LC Loan Lender at any given time, the percentage which such Lender’s Project LC Loan Commitment under the Project LC Tranche in which it is a participant then constitutes of the aggregate Project LC Loan Commitment under such Project LC Tranche.
“Project LC Tranche” means, with respect to each Project LC Issuer, such Project LC Issuer’s Project LC Issuing Commitment and the applicable Project LC Loan Lender’s Project LC Loan Commitment in respect of such Project LC Issuing Commitment, as the context may require.
“Project Letter of Credit” is defined in Section 2.1.2(a)(i).
“Prudent Industry Practices” means, with respect to each Project, at a particular time, either (a) any of the practices, methods and acts engaged in or approved by a significant portion of the solar energy generating industry operating in the United States at such time with respect to solar energy generation projects of similar scope and nature as such Project, or (b) with respect to any matter to which the practices referred to in clause (a) do not apply, any of the practices, methods and acts that, in the exercise of reasonable judgment in light of the facts known at the time the decision was made, could have been expected to accomplish the desired result at a

44	Big 5 Refinancing – Senior 1 Credit Agreement

reasonable cost consistent with good solar energy generation business practices, reliability, safety, efficiency and expedition, with respect to solar energy generation projects of similar scope and nature as such Project. “Prudent Industry Practice” is not intended to be limited to the optimum practice, method or act to the exclusion of all others, but rather to be a spectrum of possible practices, methods or acts having due regard for, among other things, manufacturers’ warranties, generally accepted national standards of professional care, contractual obligations, the requirements of insurance policies and the terms of the Material Project Documents and the requirements of governmental bodies of competent jurisdiction.
“Public Lender” is defined in Section 10.11(d).
“PUCT” means the Public Utility Commission of Texas and any successor.
“PUHCA” means the Public Utility Holding Company Act of 2005, as amended, and all rules and regulations adopted by FERC thereunder.
“PURA” means the Public Utility Regulatory Act, Tex. Util. Code Ann. §§ 11.001-66.016, as may be amended from time to time, and the regulations (contained in the Texas Administrative Code) of the PUCT thereunder.
“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
“QFC Credit Support” is defined in Section 12.24.
“Qualified Operator” is defined in the definition of “Permitted Holder”.
“Qualified Replacement Project Party” means a Person that has at least substantially similar credit quality as the counterparty to the applicable Offtake Agreement that such Person is replacing (measured based on such counterparty’s credit quality on the date on which it entered into the Offtake Agreement being replaced).
“Qualified Scheduling Entity Agreement” means, with respect to each Project, each qualified scheduling entity services or similar Contract with respect to such Project set forth on Schedule 6.20.
“Quarterly Payment Date” means the last Business Day of March, June, September and December.
“Real Property” means, with respect to each Project, that certain real property in which the Project Company that owns such Project holds a fee simple, leasehold, or easement interest.
“Real Property Agreements” is defined in Section 6.19(a).
“Reduction Amount” is defined in Section 3.1.4(a).
“Register” is defined in Section 2.7(b).
“Reimbursement Obligation” is defined in Section 2.6.3.

45	Big 5 Refinancing – Senior 1 Credit Agreement

“Release” means, with respect to Hazardous Materials, any release, spill, emission, leaking, pumping, pouring, injection, escaping, disposal, discharge, dumping, leaching or migration into or through the environment.
“Relevant Governmental Body” means the Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board and/or the Federal Reserve Bank of New York or any successor thereto.
“Renewable Energy Credit” or “REC” means any credit, certificate, renewable energy certificate, allowance or similar right that is related to the Environmental Attributes of the applicable Project, whether arising pursuant to law, regulation, certification, markets, trading, offset, private transaction, renewable portfolio standards, voluntary programs or otherwise. In addition, with respect to Projects located in California, Renewable Energy Credit shall also have the meaning set forth in California Public Utilities Code Section 399.12(h) and CPUC Decision 08-08-028, as may be amended from time to time or as further defined or supplemented by law or further CPUC decisions.
“Renewable Energy Incentives” means: (a) federal, state, or local tax credits or other tax benefits (such as accelerated depreciation) associated with the construction or ownership of, or production or sale of electricity (whether through the applicable Offtake Agreement or otherwise) from, the applicable Project or the applicable Project Company Assets, including any investment tax credits, production tax credits or governmental payments made in lieu of such tax credits or other benefits, (b) any federal, state or local grants, rebates, subsidized financing or any other subsidy relating to the renewable energy property of the applicable Project or the applicable Project Company Assets or the output thereof (whether through the applicable Offtake Agreement or otherwise), and (c) any other form of incentive that is not an Environmental Attribute and that is available with respect to the applicable Project or the applicable Project Company Assets.
“Replacement Lender” is defined in Section 4.11.
“Replacement Notice” is defined in Section 4.11.
“Replacement Project Document” means any Contract that (a) is entered into by the Borrower or applicable Company Entity in replacement of any Material Project Document, (b) has terms that, taken as a whole, are not materially less favorable to the Borrower or such Company Entity than the terms in the Material Project Document being replaced and (c) with respect to any Offtake Agreement, is with one or more Qualified Replacement Project Parties.
“Required Lenders” means, at any time, Lenders holding more than fifty percent (50%) of the Total Exposure Amount; provided that, with respect to any Defaulting Lender, the Total Exposure Amount of such Defaulting Lender shall be disregarded.
“Required Prepayment Amount” means an amount calculated by the Borrower (and reasonably confirmed by the Administrative Agent) at the time of the applicable mandatory prepayment required to be made pursuant to Section 3.1.3 in accordance with the assumptions set forth in, and pursuant to, the Base Case Model, after giving pro forma effect to the applicable

46	Big 5 Refinancing – Senior 1 Credit Agreement

casual or condemnation event giving rise to Loss Proceeds, Disposition or termination of an Offtake Agreement, that will result in the aggregate principal amount of Term Loans then outstanding (after giving effect to such prepayment) satisfying the Debt Sizing Criteria.
“Required Reserve Amount” means, as of the Initial Credit Extension Date and as of any Semi-Annual Payment Date thereafter, the amount that is equal to the estimated amount of Debt
Service in respect of the Loans during the six (6)-month period commencing on the day after such date of determination.
“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Restricted Payment” means (a) all payments, distributions or dividends of the Borrower on account of, or the setting apart of money for a sinking or analogous fund for, or the purchase, redemption, retirement or other acquisition by the Borrower of, any portion of any Equity Interests in the Borrower, whether in cash, property, obligations or other notes (other than distributions or dividends payable solely in Equity Interests of such Person) or (b) any payments (in cash, property of the Borrower or obligations) of the principal of, interest on, and other amounts with respect to, or other payments on account of, or the setting apart of money for a sinking or other analogous fund for, or the purchase, redemption, retirement or other acquisition by any Loan Party of any Subordinated Debt; provided, however, that “Restricted Payment” shall not include payments to the Borrower’s Affiliates for services rendered under any Transaction Document in accordance with the terms hereof (i) in effect on the Closing Date, or (ii) entered into after the Closing Date to the extent such Transaction Document is entered into in accordance with Section 8.1 hereof (other than Section 8.1(e)).
“Revenue Account” means the account titled “Revenue Account” opened and maintained in the name of the Borrower pursuant to the Depositary Agreement and maintained with the Depositary Bank.
“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.
“Sanctions” means any economic or financial sanctions or trade embargoes implemented, administered, and enforced from time to time by the United States (including the U.S. Department of Commerce, OFAC, and the U.S. Department of State), the United Nations Security Council, the European Union, HM’s Treasury of the United Kingdom, or any other Governmental Authority with jurisdiction over any party to this Agreement.
“SB Energy Affiliates” means SB Energy Global Holdings One and its Subsidiaries, each of which are under common Control with SB Energy Global Holdings One.
“SB Energy Global Holdings One” means SB Energy Global Holdings One Limited, a company organized under the laws of England and Wales.
“Secured Parties” has the meaning assigned to such term in the Depositary Agreement.

47	Big 5 Refinancing – Senior 1 Credit Agreement

“Securities” or “Security” shall have the meaning specified in section 2(1) of the Securities Act.
“Securities Account” means a “securities account” as that term is defined in Section 8-501 of the UCC.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder from time to time in effect.
“Security Documents” means the Borrower Parent Pledge Agreement, the Guaranty/Pledge and Security Agreement (including Accession Agreements executed with respect thereto), the Depositary Agreement, each Additional Security Document and each other agreement, document or instrument granting or purporting to grant a security interest or Lien to secure the Obligations.
“Semi-Annual Payment Date” means the last Business Day of June and December.
“Semi-Annual Period” means, for any calendar year, each six (6) month period starting (a) on the first day of the calendar year and ending on the last calendar day of the second calendar quarter to occur in such calendar year and (b) on the first day of the third calendar quarter and ending on the last calendar day of the fourth calendar quarter to occur in such calendar year.
“Senior Debt Service” means an amount equal to the sum of (a) Debt Service and (b) Debt Service (as defined in the Senior Holdco 2 Credit Agreement).
“Senior Debt Service Coverage Ratio” means, as of any date of determination, the ratio of (a) the sum of (i) Cash Flow Available for Debt Service and (ii) Cash Flow Available for Debt Service under and as defined in the Senior Holdco 2 Credit Agreement to (b) Senior Debt Service.
“Senior Holdco 2 Borrower” means Big Five Holdco 2, LLC, a Delaware limited liability company, as the borrower under the Senior Holdco 2 Credit Agreement.
“Senior Holdco 2 Credit Agreement” means that certain Credit Agreement, dated as of the date hereof, by and among Senior Holdco 2 Borrower, MUFG Bank, Ltd., as administrative agent and the lenders and letter of credit issuing banks from time to time party thereto.
“Senior Indebtedness” has the meaning provided in Section 12.1(l).
“Senior Term Loans” means the Term Loans outstanding hereunder and the Term Loans under, and as defined in, the Senior Holdco 2 Credit Agreement).
“Similar Law” means any Applicable Law that regulates investments of, or fiduciary obligations with respect to, governmental plans that are similar to the provisions of Section 406 of ERISA or Section 4975 of the Code.
“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

48	Big 5 Refinancing – Senior 1 Credit Agreement

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).
“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.
“SOFR Borrowing” means, as to any Borrowing, the SOFR Loans comprising such Borrowing.
“SOFR Loan” means a Loan that bears interest at a rate based on Daily Compounded SOFR.
“SOFR Unavailability Period” means, the period (if any) (a) beginning at the time that either (i) the SOFR Administrator permanently or indefinitely has ceased to provide SOFR or (ii) the SOFR Administrator has announced that SOFR is no longer representative and (b) ending at the time that either (i) the SOFR Administrator has resumed providing SOFR or (ii) the SOFR Administrator has announced that SOFR is representative, as applicable.
“Sole Arranger” means MUFG Bank, Ltd.
“Sponsor” means SBE US Holdings One, LLC.
“Sponsor Parent” means SB Energy Global, LLC.
“Stated Amount” means, on any date and with respect to any Project Letter of Credit or DSR Letter of Credit, the total amount then available to be drawn under such Project Letter of Credit or DSR Letter of Credit, respectively.
“Stated Expiry Date” means, with respect to any Project Letter of Credit or DSR Letter of Credit, its date of expiration.
“Stated Maturity Date” means
(a)    with respect to all Term Loans, the Term Loan Maturity Date;
(b)    with respect to all Project LC Loans, the applicable Project LC Loan Maturity Date therefor; and
(c)    with respect to all DSR LC Loans, the DSR LC Loan Maturity Date.
“Storage License and Use Agreement” means that certain Storage License and Use Agreement, dated as of December 1, 2021, by and among the Project Companies and SB Energy DevCo (US), LLC (f/k/a SB Energy DevCo (US), Inc.).
“Subordinated Debt” means Indebtedness incurred pursuant to any Terms of Subordination.
“Subsidiary” means, as to any Person, any other Person in which such first Person or one or more of its Subsidiaries or such first Person and one or more of its Subsidiaries owns

49	Big 5 Refinancing – Senior 1 Credit Agreement

sufficient equity or voting interests to enable it or them (as a group) ordinarily, in the absence of contingencies, to elect a majority of the directors (or Persons performing similar functions) of such second Person, and any partnership or joint venture if more than a fifty percent (50%) interest in the profits or capital thereof is owned by such first Person or one or more of its Subsidiaries or such first Person and one or more of its Subsidiaries (unless such partnership or joint venture can and does ordinarily take major business actions without the prior approval of such Person or one or more of its Subsidiaries). Unless the context otherwise clearly requires, any reference to a “Subsidiary” is a reference to a Subsidiary of the Borrower and each other Company Entity shall be deemed to be a “Subsidiary” of the Borrower for purposes of this Agreement and the other Loan Documents.
“Subsidiary Guaranty” is defined in Section 7.9(a).
“Supplement” or “Supplements” means any and all extensions, renewals, modifications, amendments, restatements, consents, supplements and substitutions.
“Supported QFC” has the meaning provided in Section 12.24.
“Swap Contract” means (a) any and all interest rate swap transactions, basis swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, energy hedges or forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward foreign exchange transactions, cap transactions, floor transactions, currency options, spot contracts or any other similar transactions or any of the foregoing (including any options to enter into any of the foregoing), and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc. or any International Foreign Exchange Master Agreement.
“Swap Obligation” means, with respect to any specified Person, the obligations of such Person under a Swap Contract.
“Tax Abatement Agreements” means the Juno Tax Abatement Agreement, the Titan Tax Abatement Agreement and the Aragorn Tax Abatement Agreement.
“Tax Equity Buy-Out Date” means the date on which the Borrower (or any Affiliate thereof) has acquired or redeemed for cash all of the membership interest of the Tax Equity Investor in the applicable Tax Equity Partnership.
“Tax Equity Document(s)” means the Tax Equity Partnership Agreements and the agreements and documents related to the Tax Equity Partnerships.
“Tax Equity Investor” means the counterparty to the Tax Equity Documents other than the Company Entities party thereto that make investments into applicable Tax Equity Partnership in exchange for Equity Interests and a preferential return or allocation of tax benefits (including investment tax credits, production tax credits, depreciation or other tax benefits, as applicable).

50	Big 5 Refinancing – Senior 1 Credit Agreement

“Tax Equity Partnership” means the Aragorn and Titan Tax Equity Partnership, the Athos Tax Equity Partnership or the Juno Tax Equity Partnership, each of which, as of the Closing Date, is owned in part by a Tax Equity Investor and in part by a Class B Member and owns a Project or the direct or indirect Equity Interests in the Project Company that owns such Project, as described on Schedule 6.4(a).
“Tax Equity Partnership Agreement” means the Closing Date Tax Equity Partnership Agreements and any Additional Tax Equity Partnership Agreements.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees, or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term Loan Commitment(s)” means, relative to any Lender, such Lender’s obligation to make Term Loans pursuant to Section 2.1.1. The amount of each Lender’s Term Loan Commitment, if any, is set forth on Schedule II or in the applicable Lender Assignment Agreement, subject to any adjustment or reduction pursuant to the terms and conditions hereof. The aggregate amount of the Term Loan Commitments as of the Closing Date equals the Term Loan Commitment Amount.
“Term Loan Commitment Amount” means an amount up to $162,166,718.20.
“Term Loan Commitment Termination Date” means the earlier of (a) the Closing Date and (b) the date on which any Commitment Termination Event occurs.
“Term Loan Exposure” means, with respect to any Lender, as of any date of determination, the outstanding principal amount of the Term Loans of such Lender; provided, at any time prior to the making of the Term Loans, the Term Loan Exposure of any Lender shall be equal to such Lender’s Term Loan Commitment.
“Term Loan Facility” means the Term Loan Commitments and the Term Loans made hereunder.
“Term Loan Lender” is defined in Section 2.1.1.
“Term Loan Maturity Date” means the tenth (10th) anniversary of the Initial Credit Extension Date.
“Term Loan Percentage” means, with respect to all payments, computations and other matters relating to the Term Loan of any Lender, the percentage obtained by dividing (a) the Term Loan Exposure of that Lender by (b) the aggregate Term Loan Exposure of all Lenders.
“Term Loans” is defined in Section 2.1.1.
“Term Note” means a promissory note of the Borrower payable to any Lender, in the form of Exhibit A-1 hereto (as such promissory note may be amended, endorsed or otherwise modified from time to time), evidencing the aggregate Indebtedness of the Borrower to such

51	Big 5 Refinancing – Senior 1 Credit Agreement

Lender resulting from outstanding Term Loans and also means all other promissory notes accepted from time to time in substitution therefor or renewal thereof.
“Termination Date” means the date on which all Obligations have been paid in full (other than indemnity and other contingent obligations not yet due and payable) in cash, all Project Letters of Credit and DSR Letters of Credit have been terminated, expired or Cash Collateralized and all Commitments shall have terminated.
“Terms of Subordination” means a binding agreement providing non-recourse, unsecured Indebtedness to the Borrower and which has been expressly subordinated to the Obligations and which contains subordination provisions substantially in the form of the terms and conditions set forth in Exhibit H attached hereto and made a part hereof.
“Titan” means SE Titan, LLC, a Delaware limited liability company.
“Titan Member Parent” means SE Titan Class B Member Holdco, LLC, a Delaware limited liability company.
“Titan Project” means the Project owned by Titan.
“Titan Tax Abatement Agreement” means that certain (a) Tax Abatement Agreement, dated August 9, 2018, by and between IP Titan, LLC and Culberson County, Texas; (b) Tax Abatement Agreement, dated August 9, 2019, by and between IP Titan, LLC and Culberson County Hospital District, Texas; and (c) Agreement for Limitation on Appraised Value of Property for School District Maintenance and Operations Taxes, dated December 17, 2018, by and between Culberson County-Allamoore Independent School District and IP Titan, LLC.
“Title Insurance Policy” means the following: (a) that certain Owner’s Policy of Title Insurance issued by First American, policy no. 890953-SC, with respect to the Athos I Project, (b) that certain Owner’s Policy of Title Insurance issued by First American, policy no. NCS 862806- SC-NRG, with respect to the Athos II Project, (c) that certain Owner’s Policy of Title Insurance T-1 issued by First American, policy no. 1002-323996-RTT, with respect to the Titan Project, (d) that certain Owner’s Policy of Title Insurance T-1 issued by First American, no. 1002-347370- RTT, with respect to the Aragorn Project, and (e) that certain Owner’s Policy of Title Insurance T-1 issued by First American, policy no. 1002-324170-RTT, with respect to the Juno Project.
“Total Exposure Amount” means, on any date of determination, the sum of (a) the Term Loan Exposure of all Term Loan Lenders, plus (b) the Project LC Loan Exposure of all Project LC Loan Lenders, plus (c) the DSR LC Loan Exposure of all DSR LC Loan Lenders.
“Total Loss” means, with respect to a Project, a total loss or “constructive total loss”, destruction or damage with respect to all or substantially all of such Project.
“Trademark(s)” means, collectively, (a) all trade names, trademarks and service marks, logos, trademark and service mark registrations and applications for trademark and service mark registrations, (b) all renewals and extensions of any of the foregoing and (c) all rights, now existing or hereafter coming into existence, (i) to all income, royalties, damages and other

52	Big 5 Refinancing – Senior 1 Credit Agreement

payments (including in respect of all past, present and future infringements) now or hereafter due or payable under or with respect to any of the foregoing, (ii) to sue for all past, present and future infringements with respect to any of the foregoing and (iii) otherwise accruing under or pertaining to any of the foregoing throughout the world, together, in each case, with the product lines and goodwill of the business connected with the use of, or otherwise symbolized by, each such trade name, trademark and service mark.
“Trademark Collateral” means all Trademarks, whether now owned or hereafter acquired by the Borrower. Notwithstanding the foregoing, Trademark Collateral shall not include any
Trademark which would be rendered invalid, abandoned, void or unenforceable by reason of its being included as part of the Trademark Collateral.
“Transaction Document(s)” means the Loan Documents, the Material Project Documents and the Tax Equity Documents.
“Transactions” means, collectively, (a) the execution, delivery and performance by the Obligors of the Loan Documents to which each such Obligor and Credit Party is a party, (b) the Credit Extensions hereunder and the use of proceeds of each of the foregoing, and (c) the granting of the Liens pursuant to the Security Documents.
“Transmission Consultant” means nFront Consulting LLC or its successors approved by the Administrative Agent (acting at the direction of the Required Lenders, not to be unreasonably withheld, delayed or conditioned) and otherwise in accordance with prior to a Tax Equity Buy- Out Date, the Tax Equity Documents, as applicable.
“Transmission Consultant’s Report” means, collectively, (a) a report dated as of June 12, 2023 by the Transmission Consultant with respect to the Athos I Project and Athos II Project, (b) a report dated as of April 17, 2023 by the Transmission Consultant with respect to the Titan Project, (c) a report dated as of April 17, 2023 by the Transmission Consultant with respect to the Aragorn Project, and (e) a report dated as of April 17, 2023 by the Transmission Consultant with respect to the Juno Project.
“TRE” means the Texas Reliability Entity Inc., or its successor regional reliability entity.
“Type” means, relative to any Loan, the portion thereof, if any, being maintained as a Base Rate Loan or a SOFR Loan.
“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.
“U.S. Special Resolution Regimes” has the meaning provided in Section 12.24.

53	Big 5 Refinancing – Senior 1 Credit Agreement

“U.S. Tax Compliance Certificate” has the meaning specified in Section 4.6(g)(ii)(B)(3).
“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided that if, with respect to any Filing Statement or by reason of any provisions of law, the perfection or the effect of perfection or non-perfection of the security interests granted to the Collateral Agent pursuant to the applicable Loan Document is governed by the Uniform Commercial Code as in effect in a jurisdiction of the United States other than New York, UCC means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions of each Loan Document and any Filing Statement relating to such perfection or effect of perfection or non-perfection.
“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain Affiliates of such credit institutions or investment firms.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.
“Undisclosed Administration” means, in relation to a Lender or its parent company, the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official by a supervisory authority or regulator under or based on the law in the country where such Lender or such parent company is subject to home jurisdiction supervision if applicable law requires that such appointment is not to be publicly disclosed.
“United States” or “U.S.” means the United States of America, its fifty states and the District of Columbia.
“WECC” means the Western Electricity Coordinating Council, and any successor regional reliability entity.
“Wholly-Owned Subsidiary” means, at any time, any Subsidiary all of the Equity Interests (except directors’ qualifying shares) and voting interests of which are owned by any one or more of the Borrower and the Borrower’s other Wholly-Owned Subsidiaries at such time.
“Withholding Agent” means the Borrower or the Administrative Agent.
“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK

54	Big 5 Refinancing – Senior 1 Credit Agreement

Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
SECTION 1.2    Use of Defined Terms. Unless otherwise defined or the context otherwise requires, terms for which meanings are provided in this Agreement shall have such meanings when used in each other Loan Document, and each notice and other communication delivered from time to time in connection with any Loan Document.
SECTION 1.3    Cross-References. Unless otherwise specified, references in a Loan Document to any Article or Section are references to such Article or Section of such Loan Document, and references in any Article, Section or definition to any clause are references to such clause of such Article, Section or definition.
SECTION 1.4    Accounting and Financial Determinations; Time.
(a)    Unless otherwise specified, all accounting terms used in each Loan Document shall be interpreted, and all accounting determinations and computations thereunder shall be made, in accordance with GAAP. Unless otherwise expressly provided, all defined financial terms shall be computed on a consolidated basis for the Loan Parties, in each case without duplication.
(b)    If the Borrower notifies the Administrative Agent that the Borrower wishes to amend any covenant in Article VII or VIII or any related definition to eliminate the effect of any change in GAAP occurring after the date of this Agreement on the operation of such covenant (or if the Administrative Agent notifies the Borrower that the Required Lenders wish to amend Article VII or VIII or any related definition for such purpose), then any applicable Obligor’s compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner reasonably satisfactory to the Borrower and the Required Lenders. The Borrower, the Administrative Agent and the Lenders shall negotiate in good faith to amend any such covenant on mutually agreeable terms. In the event of any such notification from the Borrower or the Administrative Agent and until such notice is withdrawn or such covenant is so amended, the Borrower will furnish to each Lender and the Administrative Agent, in addition to the financial statements required to be furnished pursuant to Section 7.1(a) and (b) (the “Current GAAP Financials”), (i) the financial statements described in such Section based upon GAAP as in effect at the time such covenant was agreed to (the “Prior GAAP Financials”) and (ii) a reconciliation between the Prior GAAP Financials and the Current GAAP Financials.
(c)    Unless otherwise indicated, all references to the time of a day in a Loan Document shall refer to New York, New York time.
(d)    All leases of any Person that are or would be characterized as operating leases in accordance with GAAP immediately prior to the Closing Date (whether or not such operating leases were in effect on such date) shall continue to be accounted for as operating leases (and not

55	Big 5 Refinancing – Senior 1 Credit Agreement

as “Capital Leases”) for purposes of this Agreement regardless of any change in GAAP following the date that would otherwise require such leases to be recharacterized as “Capital Leases”.
SECTION 1.5    Use of Certain Terms.
(a)    Unless otherwise specified, references herein to any Article or Section are references to such Article or Section of this Agreement, and references in any Article, Section, or definition to any clause are references to such clause of such Article, Section or definition.
(b)    As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto:
(i)    in any computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding” and the word “through” means “to and including”;
(ii)    the words “including” and “include” shall mean including without limiting the generality of any description preceding such term, and, for purposes of each Loan Document, the parties hereto agree that the rule of ejusdem generis shall not be applicable to limit a general statement, which is followed by or referable to an enumeration of specific matters, to matters similar to the matters specifically mentioned;
(iii)    the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings);
(iv)    the expressions “payment in full,” “paid in full” and any other similar terms or phrases when used herein with respect to the Obligations shall mean the payment in full, in immediately available funds, of all the Obligations;
(v)    the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties (whether real or personal), including cash, Equity Interest, securities, revenues, accounts, leasehold interests and contract rights; and
(vi)    any reference herein to any Person shall be construed to include such Person’s successors and assigns.
(c)    The words “hereof,” “herein,” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Article, Schedule, Annex, Exhibit and analogous references are to this Agreement unless otherwise specified.
(d)    References to agreements or other contractual obligations shall, unless otherwise specified, be deemed to refer to such agreements or contractual obligations as amended, supplemented, restated or otherwise modified from time to time (subject to any applicable restrictions herein).

56	Big 5 Refinancing – Senior 1 Credit Agreement

(e)    Any reference herein to a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, limited partnership or trust, or an allocation of assets to a series of a limited liability company, limited partnership or trust (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company, limited partnership or trust shall constitute a separate Person hereunder (and each division of any limited liability company, limited partnership or trust that is a Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).
SECTION 1.6    Rates. The Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to (a) the continuation of, administration of, submission of, calculation of or any other matter related to Alternate Base Rate, the Benchmark, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, Alternate Base Rate, the Benchmark or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of Alternate Base Rate, the Benchmark, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain Alternate Base Rate or the Benchmark, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.
ARTICLE II
COMMITMENTS, BORROWING AND ISSUANCE PROCEDURES, NOTES AND LETTERS OF CREDIT
SECTION 2.1    Commitments. On the terms and subject to the conditions of this Agreement, the Lenders and the LC Issuers severally agree to make Credit Extensions as set forth below.
SECTION 2.1.1    Term Loan Commitments.
Subject to the terms and conditions hereof, including Article V, in a single Borrowing (which shall be a Business Day) occurring on the Initial Credit Extension Date, each Lender that has a Term Loan Commitment (referred to as a “Term Loan Lender”) severally agrees that it will

57	Big 5 Refinancing – Senior 1 Credit Agreement

make loans (relative to such Lender, its “Term Loans”) to the Borrower on the Initial Credit Extension Date equal to such Lender’s Term Loan Percentage multiplied by the aggregate amount of the Borrowing of Term Loans requested by the Borrower to be made on such day and in an aggregate principal amount that will not result in such Lender’s Term Loans exceeding its Term Loan Commitment. No amounts paid or prepaid with respect to Term Loans may be reborrowed.
SECTION 2.1.2    Letters of Credit.
(a)    Subject to the terms and conditions hereof, including Article V, from time to time on any Business Day occurring after the Initial Credit Extension Date until the date that is five (5) Business Days prior to the Project LC Loan Commitment Termination Date, each Project LC Issuer agrees that it will, to the extent requested by the Borrower:
(i)    issue one or more standby letters of credit (a “Project Letter of Credit”) for the account of the Borrower in the Stated Amount requested by the Borrower on such day;
(ii)    amend or increase the Stated Amount of any existing Project Letter of Credit previously issued hereunder; or
(iii)    extend, upon the sole discretion of the applicable Project LC Issuer, the Stated Expiry Date of an existing Project Letter of Credit previously issued hereunder;
provided, such Project LC Issuer shall not issue or extend the Stated Expiry Date of any such Project Letter of Credit if the conditions in Section 5.2 have not been satisfied or waived in accordance with the terms of this Agreement; provided further, if any Project LC Loan Lender (other than such Project LC Issuer or its Affiliate) is a Defaulting Lender, to the extent such Project LC Issuer has Fronting Exposure in respect of such Letter of Credit, such Project LC Issuer shall not be required to issue any Project Letter of Credit unless (A) the Defaulting Lender’s participation in the Project Letters of Credit requested to be issued or extended and related Project LC Loans have been reallocated among the Non-Defaulting Lenders in accordance with Section 4.12(a)(iii), (B) the Borrower has Cash Collateralized such Project LC Loan Lender’s Project LC Loan Percentage of the Project Letter of Credit requested to be issued or extended (including by transfer of funds available in the Revenue Account but excluding by funding of a Project LC Loan) or (C) such Project LC Issuer has entered into arrangements satisfactory to it and the Borrower to reduce such Project LC Issuer’s risk with respect to the participation in Project Letters of Credit of the Defaulting Lender to the same extent as would have existed were such Project LC Loan Lender not a Defaulting Lender; provided still further that after giving effect to any such issuance or extension, in no event shall any Lender’s Project LC Outstandings exceed its Project LC Loan Commitment.
(b)    Subject to the terms and conditions hereof, including Article V, from time to time on any Business Day occurring on or after the Initial Credit Extension Date until the date that is five (5) Business Days prior to the DSR LC Loan Commitment Termination Date (but not to

58	Big 5 Refinancing – Senior 1 Credit Agreement

exceed once in any given month or as otherwise agreed by the applicable DSR LC Issuer), each DSR LC Issuer agrees that it will, to the extent requested by the Borrower:
(i)    issue one or more standby letters of credit (a “DSR Letter of Credit”) for the account of the Borrower in the Stated Amount requested by the Borrower on such day; or
(ii)    extend, upon the sole discretion of the applicable DSR LC Issuer, the Stated Expiry Date of an existing DSR Letter of Credit previously issued hereunder; provided, such DSR LC Issuer shall not issue or extend any such DSR Letter of Credit if the conditions in Section 5.2 have not been satisfied or waived in accordance with the terms of this Agreement; provided, further, if any DSR LC Loan Lender (other than such DSR LC Issuer or its Affiliate) is a Defaulting Lender, to the extent such DSR LC Issuer has Fronting Exposure in respect of such Letter of Credit, such DSR LC Issuer shall not be required to issue any DSR Letter of Credit unless (A) the Defaulting Lender’s participation in the DSR Letters of Credit requested to be issued or extended and related DSR LC Loans have been reallocated among the Non-Defaulting Lenders in accordance with Section 4.12(a)(iii), (B) the Borrower has Cash Collateralized such DSR LC Loan Lender’s DSR LC Loan Percentage of the DSR Letter of Credit requested to be issued or extended (including by transfer of funds available in the Revenue Account but excluding by funding of a DSR LC Loan) or (C) such DSR LC Issuer has entered into arrangements satisfactory to it and the Borrower to reduce such DSR LC Issuer’s risk with respect to the participation in DSR Letters of Credit of the Defaulting Lender to the same extent as would have existed were such DSR LC Loan Lender not a Defaulting Lender; provided still further that after giving effect to any such issuance or extension, in no event shall any Lender’s DSR LC Outstandings exceed its DSR LC Loan Commitment.
(c)    Each LC Tranche shall be structured as a non-fronting letter of credit facility and, accordingly, regardless of Section 4.12, Section 2.6.6 or any other provision in this Agreement or any other Loan Document to the contrary (including any reference to potential fronting exposure or Fronting Exposure), (i) no LC Issuer shall, without its prior written consent, have any fronting exposure or Fronting Exposure to any LC Loan Lender that is not the same Person or an Affiliate of such LC Issuer and (ii) no LC Loan Lender shall, without its prior written consent, be bound to purchase or acquire any participation in a Letter of Credit issued by such LC Issuer under its applicable LC Tranche that is not the same Person or an Affiliate of such LC Loan Lender.
(d)    No LC Issuer shall be under any obligation to issue any Letter of Credit if any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such LC Issuer from issuing the Letter of Credit, or any law applicable to such LC Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such LC Issuer shall prohibit, or request that such LC Issuer refrain from, the issuance of letters of credit generally or the applicable Letter of Credit in particular or shall impose upon such LC Issuer with respect to the applicable Letter of Credit any restriction, reserve or capital requirement (for which such LC Issuer is not otherwise compensated hereunder) not in effect on the Initial Credit Extension Date, or shall impose upon such LC Issuer any unreimbursed loss, cost or expense which was not applicable on the Initial

59	Big 5 Refinancing – Senior 1 Credit Agreement

Credit Extension Date and which such LC Issuer in good faith deems material to it (for which such LC Issuer is not otherwise reimbursed hereunder).
SECTION 2.1.3    Permitted LC Facility Pari Structure Letters of Credits.
(a)    In connection with the implementation of the Permitted LC Facility Pari Structure, the Borrower may, from time to time after the Closing Date and on or prior to the Permitted LC Facility Amendment Outside Date, upon written notice by the Borrower to the Administrative Agent and the Person appointed by the Borrower to arrange an incremental facility for Project Letters of Credit, request the addition of one or more new letter of credit facilities for the issuance of Project Letters of Credit, in such currency or currencies as the Borrower identifies in such notice, solely to refinance the Existing LC Facilities with CoBank, ACB or transfer such Existing LC Facilities as a Project LC Facility under this Agreement (each, a “New Project LC Facility”; any Letters of Credit issued thereunder, the “New Project Letters of Credit”, such issuing bank, a “New Project LC Issuer” and a “New Project LC Loan Lender” and any advance made by the New Project LC Loan Lender thereunder, a “New Project LC Loan”; and the commitments thereof, the “New Project LC Issuing Commitment” and the “New Project LC Loan Commitments”, and collectively, the “New Project LC Commitments”); provided that:
(i)    on the date on which any Project LC Facility Joinder is to become effective, no Default or Event of Default shall have occurred and be continuing; and
(ii)    the representations and warranties set forth in Article V shall be true and correct in all material respects (or if such representation and warranty is qualified by materiality or Material Adverse Effect, it shall be true and correct) on and as of the date on which such Project LC Facility Joinder is to become effective, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (or if such representation and warranty is qualified by materiality or Material Adverse Effect, it shall be true and correct) as of such earlier date.
(b)    Each New Project LC Facility shall be evidenced by a Project LC Facility Joinder, which Project LC Facility Joinder shall specify (i) the contractual obligations of the Project Companies under Material Project Document for which such Project Letter of Credit shall be issued, which shall be deemed incorporated into Schedule IV hereto for such new Project LC Facility, (ii) the Project LC Issuing Commitment Amount and Project LC Loan Commitment Amount applicable to such New Project LC Facility, (iii) the Applicable Margin applicable to the Project LC Loans made thereunder and the commitment fee payable to the applicable Project LC Loan Lender in respect of its New Project LC Loan Commitments and (iv) the Project LC Loan Maturity Date applicable thereto. Each Project LC Facility Joinder shall also require such amendments to the Loan Documents, and such other new Loan Documents, as the Administrative Agent reasonably deems necessary or appropriate to effect the modifications and credit extensions permitted by this Section 2.1.3. Notwithstanding anything herein to the contrary, neither any Project LC Facility Joinder nor any such amendments to the other Loan Documents or such other new Loan Documents, shall be required to be executed or approved by any Lender, other than the Lenders providing such New Project LC Loan Commitments and the

60	Big 5 Refinancing – Senior 1 Credit Agreement

Administrative Agent, in order to be effective. The effectiveness of any Project LC Facility Joinder shall be subject to the satisfaction on the date thereof of each of the conditions set forth above and as such other conditions as requested by the Lenders under the New Project LC Loan Commitments established in connection therewith. Upon execution of such Project LC Facility Joinder and any such amendments to the Loan Documents, the New Project LC Issuers shall become Project LC Issuers hereunder, the New Project LC Loan Lenders shall become Project LC Loan Lenders hereunder, the New Project Issuing Commitments shall become Project LC Issuing Commitments hereunder and the New Project LC Loan Commitments shall become Project LC Loan Commitments hereunder.
(c)    The New Project LC Facility: (i) will not be guaranteed by any Person other than the Loan Parties or entities who shall have become Loan Parties; (ii) will be secured by the Collateral on a pari passu basis with the Liens securing the Obligations; (iii) will have such interest rate margins and fees as may be agreed by the Borrower and the applicable lenders for such New Project LC Facility as set forth in the Project LC Facility Joinder; and (v) such New Project LC Facility shall not be secured by any assets of the Obligors or the Company Group other than the Collateral; provided, that such New Project LC Facility may provide for any additional or different covenants or other provisions that (1) are agreed among the Borrower and the New Project LC Loan Lenders thereof and applicable only during periods after the latest Maturity Date then in effect or (2) are, in consultation with the Administrative Agent, incorporated into this Agreement (or any other applicable Loan Document) for the benefit of all existing Lenders (to the extent applicable to such Lender) without further amendment requirements.
SECTION 2.2    Reduction of the Commitment Amounts. The Borrower may, from time to time on any Business Day occurring on and after the Closing Date, subject to the terms of this Section 2.2, voluntarily reduce the amount of any Commitment Amount on the Business Day so specified by the Borrower; provided that all such reductions shall require at least three (3) Business Days’ prior written notice to the Administrative Agent and be permanent, and any partial reduction of any Commitment Amount shall be in a minimum amount of one million dollars ($1,000,000) and in an integral multiple of one hundred thousand dollars ($100,000); provided, however, that if such notice is conditioned upon the effectiveness of other credit facilities or any incurrence or issuance of debt or equity, such notice may be revoked by the Borrower (by notice to the Administrative Agent) if such credit facilities do not become effective or such other transaction does not close. Any optional or mandatory reduction of the Project LC Loan Commitment Amount or DSR LC Loan Commitment Amount pursuant to the terms of this Agreement which reduces the Project LC Loan Commitment Amount or DSR LC Loan Commitment Amount below the Project LC Issuing Commitment Amount or DSR LC Loan Commitment Amount, respectively, shall result in an automatic and corresponding reduction of the Project LC Issuing Commitment Amount and/or DSR LC Issuing Commitment Amount, as applicable, to an aggregate amount not in excess of the Project LC Loan Commitment Amount and/or DSR LC Loan Commitment Amount, as applicable, as so reduced; provided further, however, that (a) in no event shall the Borrower be permitted to reduce the Project LC Loan Commitments and DSR LC Loan Commitments below the sum of (i) with respect to Project LC Loan Commitments, the aggregate outstanding principal amount of all Project LC Loans of all

61	Big 5 Refinancing – Senior 1 Credit Agreement

Project LC Loan Lenders plus the aggregate Project LC Outstandings of all Project LC Loan Lenders, and (ii) with respect to DSR LC Loan Commitments, the aggregate outstanding principal amount of all DSR LC Loans of all DSR LC Loan Lenders plus the aggregate DSR LC Outstandings of all DSR LC Loan Lenders, and (b) any such reduction of Project LC Commitments or DSR LC Commitments requires the written confirmation from an Authorized Officer of the Borrower addressed to the Administrative Agent that such liquidity or letter of credit is no longer required.
SECTION 2.3    Borrowing Procedures; Funding Reliance.
SECTION 2.3.1    Term Loans.
(a)    Subject to Section 2.1.1, Section 5.1, Section 5.2 and Section 5.3, by delivering a Borrowing Request to the Administrative Agent on or before 12:00 p.m. on a Business Day (for Base Rate Loans) or a U.S. Government Securities Business Day (for SOFR Loans) occurring prior to the Commitment Termination Date, the Borrower may irrevocably request that a Borrowing of the Term Loans be made on the Initial Credit Extension Date, in a minimum amount of one million dollars ($1,000,000) and an integral multiple of one hundred thousand dollars ($100,000); provided that the Administrative Agent has received such request not later than 12:00 p.m. (i) not less than one (1) Business Day prior to the date of the requested Borrowing in the case of Base Rate Loans, or (ii) three (3) U.S. Government Securities Business Days prior to the date of the requested Borrowing in the case of SOFR Loans, and in either case not more than ten (10) Business Days’ notice. Such irrevocable request shall be made in the form of a Borrowing Request. On the terms and subject to the conditions of this Agreement, each Borrowing shall be comprised of the Type of Loans, and shall be made on the Business Day specified in such Borrowing Request. Each Borrowing Request for a Borrowing pursuant to this Section shall specify the following information: (i) the aggregate amount of the requested Borrowing; (ii) the date of such Borrowing (which shall be a Business Day and, for a SOFR Borrowing, shall be a U.S. Government Securities Business Day); (iii) whether such Borrowing is to be a Borrowing of Base Rate Loans or a SOFR Borrowing; and (iv) in the case of a SOFR Borrowing, the Interest Period applicable thereto. If no election as to the Type of a Borrowing is specified in the applicable Borrowing Request, then the requested Borrowing shall be a Borrowing of Base Rate Loans.
(b)    As soon as reasonably practicable on such Business Day or U.S. Government Securities Business Day specified in the Borrowing Request, each Lender that has a Term Loan Commitment shall deposit with the Administrative Agent same day funds in an amount equal to such Lender’s Term Loan Percentage multiplied by the amount of the requested Borrowing. Such deposit will be made to an account which the Administrative Agent shall specify from time to time by notice to the Lenders. To the extent funds are received from the Lenders, the Administrative Agent shall make such funds available to, or at the direction of, the Borrower by wire transfer to the account that the Borrower shall have specified in the Borrowing Request. No Lender’s obligation to make any Loan shall be affected by any other Lender’s failure to make any Loan.

62	Big 5 Refinancing – Senior 1 Credit Agreement

(c)    Unless the Administrative Agent shall have been notified in writing by any Lender prior to 3:00 p.m. on the Business Day prior to the Borrowing that such Lender does not intend to make available to the Administrative Agent the amount of such Lender’s Term Loan requested on the date of the applicable Borrowing, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date and the Administrative Agent may, in its sole discretion, but shall not be obligated to, make available to the Borrower a corresponding amount on such date. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon, for each day from such date until the date such amount is paid to the Administrative Agent, at the customary rate set by the Administrative Agent for the correction of errors among banks for three (3) Business Days and thereafter at the Prime Rate. In the event that (i) the Administrative Agent declines to make a requested amount available to the Borrower until such time as all applicable Lenders have made payment to the Administrative Agent, (ii) a Lender fails to fund to the Administrative Agent all or any portion of the Loans required to be funded by such Lender hereunder prior to the time specified in this Agreement, and (iii) such Lender’s failure results in the Administrative Agent failing to make a corresponding amount available to the Borrower on the date of such Borrowing, at the Administrative Agent’s option, such Lender shall not receive interest hereunder with respect to the requested amount of such Lender’s Term Loans for the period commencing with the time specified in this Agreement for receipt of payment by the Borrower through and including the time of the Borrower’s receipt of the requested amount. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Borrower and the Borrower shall immediately pay such corresponding amount to the Administrative Agent together with interest thereon, for each day from the date of such Borrowing until the date such amount is paid to the Administrative Agent, at the rate payable hereunder for Base Rate Loans applicable to such Borrowing. Nothing in this Section 2.3 shall be deemed to relieve any Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights that the Borrower may have against any Lender as a result of any default by such Lender hereunder.
SECTION 2.4    Continuation and Conversion Elections. By delivering a Continuation/Conversion Notice to the Administrative Agent on or before 12:00 p.m. on a U.S. Government Securities Business Day, the Borrower may from time to time irrevocably elect, on not less than one (1) Business Day’s notice in the case of a conversion to Base Rate Loans, or three (3) U.S. Government Securities Business Days’ notice in the case of a conversion to SOFR Loans, and in either case not more than ten (10) Business Days’ notice, that all, or any portion be, in the case of Base Rate Loans, converted into SOFR Loans or be, in the case of SOFR Loans, converted into Base Rate Loans or continued as SOFR Loans (in the absence of the delivery of a Continuation/Conversion Notice with respect to any SOFR Loan at least three (3) U.S. Government Securities Business Days before the last day of the then current Interest Period with respect thereto, such SOFR Loan shall, unless such SOFR Loan is repaid as provided herein, on such last day, automatically be continued as a SOFR Borrowing with an Interest Period of six (6) months); provided, however, that (a) each such conversion or continuation shall be prorated among the applicable outstanding Loans of all Lenders that have made such Loans, and (b) no portion of the

63	Big 5 Refinancing – Senior 1 Credit Agreement

outstanding principal amount of any Loans may be continued as, or be converted into, SOFR Loans when any Default has occurred and is continuing.
SECTION 2.5    Funding. Each Lender may, if it so elects, fulfill its obligation to make, continue or convert SOFR Loans hereunder by causing one of its foreign branches or Affiliates (or an international banking facility created by such Lender) to make or maintain such SOFR Loan; provided, however, that such SOFR Loan shall nonetheless be deemed to have been made and to be held by such Lender, and the obligation of the Borrower to repay such SOFR Loan shall nevertheless be to such Lender for the account of such foreign branch, Affiliate or international banking facility.
SECTION 2.6    Letters of Credit Issuance Procedures.
(a)    By delivering to the Administrative Agent and the applicable LC Issuer an Issuance Request and delivering to the applicable LC Issuer (with a copy to the Administrative Agent) a completed Letter of Credit Application, appropriately completed and signed by an Authorized Officer of the Borrower, on or before 12:00 p.m. on a Business Day, the Borrower may from time to time irrevocably request on not less than three (3) or more than ten (10) Business Days’ notice, in the case of an initial issuance of a Letter of Credit, and not less than three (3) Business Days’ prior notice, in the case of a request for the extension of the Stated Expiry Date of a Letter of Credit (in each case, unless a shorter notice period is agreed to by the applicable LC Issuer, in its sole discretion), that an LC Issuer issue, or extend the Stated Expiry Date of, Letters of Credit in form and substance satisfactory to such LC Issuer in its sole discretion, solely for the purposes described in Section 7.10.

64	Big 5 Refinancing – Senior 1 Credit Agreement

(b)    Each such Letter of Credit issued in accordance with this Section 2.6 shall have (i) an expiry date that is the earlier of (x) twelve (12) months from the date of issuance of such Letter of Credit or such longer period as may be agreed to by the applicable LC Issuer and (y) the earlier of (A) in the case of the Project Letters of Credit issued by a Project LC Issuer, the date that is five (5) Business Days prior to the earlier of the Project LC Loan Maturity Date and the Project LC Loan Commitment Termination Date and (B) in the case of DSR Letters of Credit issued by each DSR LC Issuer, the date that is five (5) Business Days prior to the earlier of the DSR LC Loan Maturity Date and the DSR LC Loan Commitment Termination Date; and (ii) automatic extension provisions (if requested by the Borrower) for additional periods of up to twelve (12) months or such longer period as agreed to by the applicable LC Issuer; provided that any such Letter of Credit must permit the applicable LC Issuer to prevent any such extension at least once per annum (commencing with the date of issuance of such Letter of Credit) by giving notice to the beneficiary (with a copy to the Borrower and the Administrative Agent, if requested to do so by the Borrower or the Administrative Agent) thereof in accordance with such Letter of Credit; provided further that notwithstanding the foregoing, the final expiry date of any such Letter of Credit shall not occur after (x) in the case of the Project Letters of Credit issued by a Project LC Issuer, the date that is five (5) Business Days prior to the earlier of the Project LC Loan Maturity Date and the Project LC Loan Commitment Termination Date and (y) in the case of DSR Letters of Credit issued by each DSR LC Issuer, the date that is five (5) Business Days prior to the earlier of the DSR LC Loan Maturity Date and the DSR LC Loan Commitment Termination Date.
(c)    Notwithstanding anything to the contrary in this Section 2.6, (i) any Letter of Credit may expire after the date referred to in paragraph (a) above to the extent cash collateralized or backstopped pursuant to arrangements reasonably acceptable to the applicable LC Issuer and (ii) no LC Loan Lender shall be required to fund participations in any Letter of Credit after its applicable LC Loan Maturity Date. Any automatic extension provided under paragraph (a) above shall not be considered a Borrowing hereunder or otherwise be subject to the conditions set forth in Section 5.2. Notwithstanding anything herein to the contrary, no LC Issuer shall be required to permit any automatic renewal of any applicable Letter of Credit if a Default or Event of Default has occurred and is continuing.
(d)    Each LC Issuer will use reasonable efforts to issue Letters of Credit in substantially the form provided by the beneficiary of such Letter of Credit to the extent such form is consistent with such LC Issuer’s customary practices and internal policies and procedures, consistently applied. Unless otherwise expressly agreed by the applicable LC Issuer and the Borrower, when a Letter of Credit is issued, the ISP Rules shall apply to each standby Letter of Credit and as to all matters not governed thereby, the laws of the State of New York shall apply to such matters. Each LC Issuer will make available to the beneficiary thereof the original of the Letter of Credit which it issues.
(e)    Notwithstanding anything in this Section 2.6 to the contrary, each LC Issuer or any of its Affiliates: (i) shall not be obligated to issue any commercial trade or direct pay (as opposed to standby) Letter of Credit, (ii) shall only be required to issue Letters of Credit in

65	Big 5 Refinancing – Senior 1 Credit Agreement

Dollars, (iii) shall not be required to issue a Letter of Credit without a final expiry date, which final expiry date shall be determined in accordance with the preceding clause (a), and (iv) shall not be obligated to issue any letters of credit to Persons outside of the United States.
SECTION 2.6.1    Participations. Immediately upon the issuance of each Letter of Credit (or an increase in the Stated Amount thereof) by the relevant LC Issuer, and without further action, (a) each Project LC Loan Lender that has committed to participate in such Letter of Credit shall be deemed to have irrevocably and unconditionally purchased, and hereby agrees to irrevocably and unconditionally purchase, from the applicable Project LC Issuer, a participation in the Project Letter of Credit issued by such Project LC Issuer under its Project LC Tranche and any drawings honored thereunder in an amount equal to such Project LC Loan Lender’s Project LC Percentage of the Stated Amount under such Project Letter of Credit and (b) each DSR LC Loan Lender that has committed to participate in such Letter of Credit shall be deemed to have irrevocably and unconditionally purchased, and hereby agrees to irrevocably and unconditionally purchase, from the applicable DSR LC Issuer, a participation in the DSR Letter of Credit issued by such DSR LC Issuer under its respective DSR LC Tranche and any drawings honored thereunder in an amount equal to such DSR LC Loan Lender’s DSR LC Percentage of the Stated Amount under such DSR Letter of Credit.
SECTION 2.6.2    Disbursements. (a) The applicable LC Issuer will notify the Borrower and the Administrative Agent promptly of the presentment for payment of any Letter of Credit issued by such LC Issuer, together with notice of the date (the “Disbursement Date”) such payment shall be made (each such payment, a “Disbursement”). Subject to the terms and provisions of such Letter of Credit and this Agreement, the applicable LC Issuer shall make such payment to the beneficiary (or its designee) of such Letter of Credit and shall notify the Borrower of the making of such payment. Prior to 12:00 p.m. on the Business Day immediately following the Disbursement Date, the Borrower will reimburse such LC Issuer, for all amounts which such LC Issuer has disbursed under such Letter of Credit. Without limiting in any way the foregoing or the provisions of clause (b) below, and notwithstanding anything to the contrary contained herein or in any separate application for any Letter of Credit, the Borrower hereby acknowledges and agrees that it shall be obligated to reimburse each LC Issuer upon each Disbursement of a Letter of Credit, and it shall be deemed to be the obligor for purposes of each such Letter of Credit issued hereunder, regardless of whether or not the notice of payment by the applicable LC Issuer is delivered as described above, or at all.
(b)    Subject to Section 2.6.1, in the event a Disbursement with respect to a Letter of Credit is not reimbursed by the Borrower in accordance with the terms of clause (a), (i) unless the Borrower shall have notified the Administrative Agent and the applicable LC Issuer prior to 10:00 a.m. (New York City time) on the Business Day immediately following the applicable Disbursement Date that the Borrower intends to reimburse such LC Issuer for such Disbursement with funds other than the proceeds of LC Loans (as defined below), the Borrower shall be deemed to have given a timely Borrowing Request to the Administrative Agent requesting the LC Loan Lenders with LC Loan Commitments under the applicable LC Tranche to make Base Rate Loans (each, an “LC Loan”) on the date of such Disbursement in an amount in Dollars equal to the amount of such Disbursement (subject to the Borrower’s right under Section 2.4 to convert Base Rate Loans to SOFR Loans), which, unless a Bankruptcy Event of Default has

66	Big 5 Refinancing – Senior 1 Credit Agreement

occurred and is continuing, shall be deemed to be funded by the applicable LC Loan Lenders on the date such Disbursement is made in Base Rate Loans corresponding to the amount of the Disbursement and (ii) to the extent such LC Issuer has potential Fronting Exposure with respect to such Letter of Credit, unless a Bankruptcy Event of Default has occurred and is continuing and notwithstanding anything to the contrary contained in Section 2.3, the LC Loan Lenders with LC Loan Commitments under the applicable LC Tranche shall, on the date of such Disbursement in satisfaction of its participation therein, make LC Loans, that are Base Rate Loans in the amount of the Disbursement, the proceeds of which shall be paid directly to such LC Issuer; provided that, if for any reason proceeds of LC Loans are not received by such LC Issuer on the date of such Disbursement in an amount equal to the amount of the Disbursement, the Borrower shall reimburse such LC Issuer, on demand, in an amount in same day funds equal to the excess of the amount of such Disbursement over the aggregate amount of such LC Loans, if any, which are so received.
SECTION 2.6.3    Reimbursement. The obligation (a “Reimbursement Obligation”) of the Borrower under Section 2.6.2 to reimburse an LC Issuer with respect to each Disbursement (including interest thereon) and each applicable LC Loan Lender’s obligation under Section 2.6.1 to pay to the applicable LC Issuer its applicable LC Percentage of any drawing under a Letter of Credit shall be absolute, irrevocable and unconditional under any and all circumstances, including any of the following circumstances: (a) any lack of validity or enforceability of any Letter of Credit or this Agreement or any of the other Loan Documents, (b) any draft of other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (c) payment by an LC Issuer under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, (d) any amendment or waiver of or any consent to departure from all or any terms of any of the Transaction Documents, (e) the occurrence of a Default or Event of Default, (f) the existence of any claim of setoff, counterclaim or defense to payment which the Borrower or such Lender may have or have had against such LC Issuer or any other Lender or any other Person, including any defense based upon the failure of any Disbursement to conform to the terms of the applicable Letter of Credit or any non-application or misapplication by the beneficiary of the proceeds of such Letter of Credit or any discharge of the Borrower or any other Loan Party, (g) any breach of contract or dispute among or between the Borrower, an LC Loan Lender, the Administrative Agent, any Lender or any other Person, (h) any non-application or misapplication by the beneficiary of a Letter of Credit of the proceeds of any Disbursement or any other act or omission of such beneficiary in connection with such Letter of Credit, (i) any failure to preserve or protect any Collateral, any failure to perfect or preserve the perfection of any Lien thereon, or the release of any of the Collateral securing the performance or observance of the terms of this Agreement or any of the other Loan Documents, or (j) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.6.3, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder; provided, however, that after paying in full its Reimbursement Obligation hereunder or paying its applicable Percentage of any drawing under a Letter of Credit, as the case may be, nothing herein shall adversely affect the right of the Borrower or such Lender, as the case may be, to commence

67	Big 5 Refinancing – Senior 1 Credit Agreement

any proceeding against such LC Issuer for any wrongful Disbursement made by such LC Issuer under a Letter of Credit as a result of acts or omissions constituting gross negligence or willful misconduct on the part of such LC Issuer (as determined by a final and nonappealable decision of a court of competent jurisdiction). The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the applicable LC Issuer, such LC Issuer shall be deemed to have exercised care in each such determination and each refusal to issue a Letter of Credit. In furtherance of the foregoing and without limiting the generality thereof, the parties hereto agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the applicable LC Issuer may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.
SECTION 2.6.4    Deemed Disbursements.
(a)    Upon the occurrence and during the continuation of any Bankruptcy Event of Default applicable to the Borrower, or upon notification by the Administrative Agent (acting at the direction of the LC Issuers) to the Borrower of its obligations under this Section following the occurrence and during the continuation of any other Event of Default,
(i)    the aggregate Stated Amount of all Letters of Credit shall, without demand upon or notice to the Borrower or any other Person, be deemed to have been paid or disbursed by the LC Issuers of such Letters of Credit (notwithstanding that such amount may not in fact have been paid or disbursed);
(ii)    the Borrower shall be immediately obligated to reimburse each applicable LC Issuer for the amount deemed to have been so paid or disbursed by such LC Issuer; and
(iii)    the Borrower shall be immediately obligated to deposit with (or for the benefit of) each LC Issuer an amount equal to one hundred and two percent (102)% of the amount deemed to have been paid or disbursed by such LC Issuer pursuant to the preceding clause (i).
(b)    Amounts payable by the Borrower pursuant to this Section shall be deposited in immediately available funds with the Administrative Agent and held as collateral security for the Reimbursement Obligations. When all Defaults giving rise to the deemed disbursements under this Section have been cured or waived the Administrative Agent shall return to the Borrower all amounts then on deposit with the Administrative Agent pursuant to this Section (together with any interest accrued thereon) which have not been applied to the satisfaction of the Reimbursement Obligations.
SECTION 2.6.5    Nature of Reimbursement Obligations. The Borrower, each other Obligor and, to the extent set forth in Section 2.6.1, each LC Loan Lender, as applicable, shall assume all risks of the acts, omissions or misuse of any applicable Letter of Credit by the

68	Big 5 Refinancing – Senior 1 Credit Agreement

beneficiary thereof. No LC Issuer shall be responsible for, and the Reimbursement Obligations of the Borrower, each other Loan Party and, the LC Loan Lenders shall not be affected by:
(a)    the form, validity, sufficiency, accuracy, genuineness or legal effect of any Letter of Credit or any document submitted by any party in connection with the application for and issuance of a Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged;
(b)    the form, validity, sufficiency, accuracy, genuineness or legal effect of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or the proceeds thereof in whole or in part, which may prove to be invalid or ineffective for any reason;
(c)    failure of the beneficiary to comply fully with conditions required in order to demand payment under a Letter of Credit;
(d)    errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise;
(e)    any loss or delay in the transmission or otherwise of any document or draft required in order to make a Disbursement under a Letter of Credit;
(f)    any adverse change in the business, operations, properties, assets, conditions (financial or otherwise) or prospects of the Borrower or any other Company Entity;
(g)    any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or any other Loan Party; or
(h)    the fact that an Event of Default or Default shall have occurred and be continuing.
None of the foregoing shall affect, impair or prevent the vesting of any of the rights or powers granted to any LC Issuer or any LC Loan Lender hereunder. In furtherance and not in limitation or derogation of any of the foregoing, any action taken or omitted to be taken by any LC Issuer in good faith (and not constituting gross negligence or willful misconduct (as determined by a final and nonappealable decision of a court of competent jurisdiction)) shall be binding upon each Loan Party and each such Credit Party, and shall not put any LC Issuer under any resulting liability to any Loan Party or any Credit Party, as the case may be.
SECTION 2.6.6    Resignation or Removal of an LC Issuer. Except as provided in Section 10.4, at any time an LC Issuer is not obligated to issue any Letter of Credit due to the circumstances described in (and in accordance with) Section 2.1.2(a) or Section 2.1.2(d), such LC Issuer may resign as an LC Issuer upon sixty (60) days’ prior written notice to the Administrative Agent, the Lenders participating in Letters of Credit issued by such LC Issuer, and the Borrower. At any time the unsecured senior debt obligations of a Project LC Issuer cease to be rated at least A2 by Moody’s and at least A by S&P or, if the unsecured senior debt obligations of a Project LC Issuer are rated exactly A2 by Moody’s or A by S&P and such Project LC Issuer is placed on negative credit watch by S&P or Moody’s, such Project LC

69	Big 5 Refinancing – Senior 1 Credit Agreement

Issuer may be replaced at any time by written request of the Borrower; provided that the consent of the Administrative Agent (not to be unreasonably withheld, conditioned or delayed) shall be required if an Event of Default has occurred and is continuing at the time such request is made. With respect to the Project LC Facility, the Borrower may select a new Project LC Issuer to be appointed that will replace the existing Project LC Issuers and act as a fronting Project LC Issuer with respect to each of the existing Project LC Tranches then in effect. The Administrative Agent shall notify the Lenders of any such replacement, appointment or resignation of such LC Issuer. At the time any such replacement shall become effective, the Borrower shall return or Cash Collateralize all issued and outstanding Letters of Credit issued by the replaced LC Issuer and, at the time any such replacement or resignation shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced LC Issuer. From and after the effective date of any such replacement, (i) any successor LC Issuer shall have all the rights and obligations of an LC Issuer under this Agreement with respect to Letters of Credit to be issued thereafter by such LC Issuer, (ii) references herein to the term “LC Issuer” shall be deemed to refer to such successor or to any previous LC Issuer, or to such successor and all previous LC Issuers, (iii) to the extent such successor LC Issuer is replacing a Project LC Issuer, references herein to the term “Project LC Issuer” shall be deemed to refer to such successor or to any previous Project LC Issuer, or to such successor and all previous Project LC Issuers and (iv) to the extent such successor LC Issuer is replacing a DSR LC Issuer, references herein to the term “DSR LC Issuer” shall be deemed to refer to such successor or to any previous DSR LC Issuer, or to such successor and all previous DSR LC Issuers, as the context shall require. After the replacement or resignation of an LC Issuer hereunder, the replaced LC Issuer shall remain a party hereto to the extent that Letters of Credit issued by it remain outstanding and shall continue to have all the rights and obligations of an LC Issuer under this Agreement with respect to Letters of Credit issued by it prior to such replacement or resignation, but shall not be required to issue additional Letters of Credit. If an LC Issuer resigns as an LC Issuer, it shall retain all the rights and obligations of an LC Issuer hereunder with respect to all Letters of Credit issued by such LC Issuer that are outstanding as of the effective date of its resignation as an LC Issuer and all Reimbursement Obligations with respect thereto (including the right to require the LC Loan Lenders to pay to such LC Issuer its applicable LC Percentage of any drawing under such Letter of Credits and the obligation of the Borrower to pay all accrued and unpaid fees applicable to such Letters of Credit).
SECTION 2.6.7    Separate Treatment of each LC Tranche. Each LC Tranche of LC Issuing Commitments shall be separate and independent of each other LC Tranche of LC Issuing Commitments and no LC Issuer or LC Loan Lender shall have any commitment, exposure or other obligation in respect of any LC Tranche other than the LC Tranches identified in respect of it in Schedule II or in the assignment documentation delivered pursuant to Section 2.6.6, subject to any assignment, adjustment or reduction pursuant to the terms and conditions hereof.

70	Big 5 Refinancing – Senior 1 Credit Agreement

SECTION 2.7    Register; Notes. The Register shall be maintained on the following terms:
(a)    Each Lender may maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal, interest and fees payable and paid to such Lender from time to time hereunder. In the case of a Lender that does not request, pursuant to clause (c) below, execution and delivery of a Note evidencing the Loans made by such Lender to the Borrower, such account or accounts shall, to the extent not inconsistent with the notations made by the Administrative Agent in the Register, be conclusive and binding on the Borrower absent manifest error; provided, however, that the failure of any Lender to maintain such account or accounts or any error in any such account shall not limit or otherwise affect any Obligations of any Loan Party.
(b)    The Borrower hereby designates the Administrative Agent to serve as the Borrower’s agent, solely for the purpose of this clause, to maintain, and the Administrative Agent shall maintain at one of its offices in the United States, a register (the “Register”) on which the Administrative Agent will record each Lender’s Commitments, the principal amounts (and stated interest) of the Loans made by each Lender and each repayment in respect of the principal amount of the Loans of each Lender and annexed to which the Administrative Agent shall retain a copy of each Lender Assignment Agreement delivered to the Administrative Agent pursuant to Section 12.11. Failure to make any recordation, or any error in such recordation, shall not affect the Borrower’s obligation in respect of such Loans. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person in whose name a Loan (and as provided in clause (c) below the Note evidencing such Loan, if any) is registered as the owner thereof for all purposes of this Agreement, notwithstanding notice or any provision herein to the contrary. A Lender’s Commitment and the Loans made pursuant thereto may be assigned or otherwise transferred in whole or in part only by registration of such assignment or transfer in the Register. Any assignment or transfer of a Lender’s Commitment or the Loans made pursuant thereto shall be registered in the Register only upon delivery to the Administrative Agent of a Lender Assignment Agreement duly executed by the assignor thereof and the compliance by the parties thereto with the other requirements of Section 12.11. No assignment or transfer of a Lender’s Commitment or the Loans made pursuant thereto shall be effective unless such assignment or transfer shall have been recorded in the Register by the Administrative Agent as provided in this Section.
(c)    The Borrower agrees that, upon the request to the Administrative Agent by any Lender, the Borrower will execute and deliver to such Lender, as applicable, a Term Note evidencing the Term Loans, a Project LC Note evidencing Project LC Loans or a DSR LC Note evidencing DSR LC Loans made by such Lender. The Borrower hereby irrevocably authorizes each Lender to make (or cause to be made) appropriate notations on the grid attached to such Lender’s Notes (or on any continuation of such grid), which notations, if made, shall evidence, inter alia, the date of, the outstanding principal amount of, and the interest rate and Interest Period applicable to the Loans evidenced thereby. Such notations shall, to the extent not inconsistent with the notations made by the Administrative Agent in the Register, be conclusive

71	Big 5 Refinancing – Senior 1 Credit Agreement

and binding on the Borrower absent manifest error; provided, however, that the failure of any Lender to make any such notations or any error in any such notations shall not limit or otherwise affect any Obligations of any Loan Party. A Note and the obligation evidenced thereby may be assigned or otherwise transferred in whole or in part only in accordance with Section 12.11.
ARTICLE III
REPAYMENTS, PREPAYMENTS, INTEREST AND FEES
SECTION 3.1    Repayments and Prepayments; Application. The Borrower agrees that the Loans shall be repaid and prepaid pursuant to the following terms.
SECTION 3.1.1    Repayments.
(a)    Term Loans. The Borrower shall repay in full the unpaid principal amount of the Term Loans by the Term Loan Maturity Date.
(b)    LC Loans. The Borrower shall repay in full the unpaid principal amount of each LC Loan upon the applicable Stated Maturity Date therefor.
SECTION 3.1.2    Voluntary Prepayments. Voluntary prepayments of the Loans may be made as set forth below.
(a)    From time to time on any Business Day, the Borrower may make a voluntary prepayment, in whole or in part, of the outstanding principal amount of any Loans; provided that:
(i)    any voluntary prepayment of Term Loans is to be applied pro rata among the Term Loans so prepaid of the same Type and Class and, if applicable, having the same Interest Period of all Lenders that have made such Term Loans (to be applied as set forth in Section 3.1.4); any voluntary prepayment of Project LC Loans is to be applied pro rata among the Project LC Loans so prepaid of the same Type and Class and, if applicable, having the same Interest Period of all Project LC Loan Lenders that have made such Project LC Loans (to be applied as set forth in Section 3.1.4); and any voluntary prepayment of DSR LC Loans is to be applied pro rata among the DSR LC Loans so prepaid of the same Type and Class and, if applicable, having the same Interest Period of all DSR LC Loan Lenders that have made such DSR LC Loans (to be applied as set forth in Section 3.1.4);
(ii)    all such voluntary prepayments shall require at least one (1) (and at least three (3) U.S. Government Securities Business Days in the case of SOFR Loans) but no more than five (5) Business Days’ irrevocable prior written notice to the Administrative Agent (provided that, if a notice is conditioned upon the effectiveness of other credit facilities or any incurrence or issuance of debt or equity, such notice may be revoked by the Borrower (by notice to the Administrative Agent) if such credit facilities do not become effective or such other transaction does not close, subject to the obligations of the Borrower under Section 4.4); and (iii) all such voluntary partial prepayments of any Loans shall be in an aggregate minimum amount of one million dollars ($1,000,000) and, in each case, an integral multiple of one hundred thousand dollars ($100,000).

72	Big 5 Refinancing – Senior 1 Credit Agreement

SECTION 3.1.3    Mandatory Repayments and Prepayments. Mandatory repayments and prepayments of the Loans shall be made as set forth below.
(a)    On each Semi-Annual Payment Date, beginning with the Semi-Annual Payment Date occurring on or after the third (3rd) anniversary of the Initial Credit Extension Date, the Borrower shall repay the Term Loans in an amount equal to the amount set forth in the Amortization Schedule for such Semi-Annual Payment Date.
(b)    On each date when the sum of (i) the aggregate outstanding principal amount of all Project LC Loans and (ii) the aggregate amount of all Project LC Outstandings exceeds the Project LC Loan Commitment Amount, the Borrower shall make a mandatory prepayment of Project LC Loans and, if necessary, Cash Collateralize all Project LC Outstandings, in an amount equal to such excess.
(c)    On each date when the sum of (i) the aggregate outstanding principal amount of all DSR LC Loans and (ii) the aggregate amount of all DSR LC Outstandings exceeds the DSR LC Loan Commitment Amount, the Borrower shall make a mandatory prepayment of DSR LC Loans and, if necessary, Cash Collateralize all DSR LC Outstandings, in an amount equal to such excess.
(d)    If the Borrower receives any Loss Proceeds (as defined in the Depositary Agreement) that are required to be applied to prepay the Loans pursuant to Section 3.03(f)(ii) or Section 3.03(f)(iii) of the Depositary Agreement, the Borrower shall prepay an amount of the Loans in an amount equal to 100% of the Company Net Cash Proceeds up to the Required Prepayment Amount as required by Section 3.03(f)(ii) or Section 3.03(f)(iii) of the Depositary Agreement.
(e)    (1) If the Borrower receives proceeds from any asset sale permitted to be made hereunder pursuant to Section 8.6(h) that results in the receipt of Company Net Cash Proceeds in excess of $5,000,000, the Borrower shall prepay the Loans in an amount equal to 100% of such Company Net Cash Proceeds received from such Disposition up to the Required Prepayment Amount pursuant to Section 3.03(b) of the Depositary Agreement or (2) if the Borrower or any other Company Entity makes any Disposition that is not permitted pursuant to Section 8.6, the Borrower shall prepay the Loans in an amount equal to 100% of the Company Net Cash Proceeds pursuant to Section 3.03(b) of the Depositary Agreement.
(f)    If the Borrower or any other Company Entity incurs Indebtedness that is not Permitted Indebtedness, the Borrower shall prepay the Loans in an amount equal to 100% of the Company Net Cash Proceeds from such Indebtedness as required pursuant to Section 3.03(b) of the Depositary Agreement.
(g)    In the event of an early termination of an Offtake Agreement by a counterparty thereto, the Borrower shall prepay the Loans in an amount equal to 100% of the Company Net Cash Proceeds received in connection with such termination of an Offtake Agreement up to the Required Prepayment Amount pursuant to Section 3.03(b) of the Depositary Agreement.

73	Big 5 Refinancing – Senior 1 Credit Agreement

(h)    If the Distribution Conditions have not been satisfied for three (3) consecutive Semi-Annual Payment Dates, the Borrower shall prepay the Loans with amounts that have been on deposit in the Distribution Reserve Account for the preceding three (3) consecutive Semi- Annual Payment Dates pursuant to Section 3.03(e)(ii) of the Depositary Agreement.
(i)    Immediately upon any Commitment Termination Event, the Borrower shall repay all Loans and Cash Collateralize all Letters of Credit.
(j)    On each Semi-Annual Payment Date, to the extent funds are available therefor as provided in Sections 3.03(a)(ii) and 3.03(a)(vii) of the Depositary Agreement, the Borrower shall prepay any LC Loans then outstanding.
Each prepayment of any Loans made pursuant to Section 3.1.2 and this Section 3.1.3 shall be made together with (x) accrued and unpaid interest then accrued to, but excluding, the date of such prepayment on the principal amount prepaid, other than in the case of any partial repayment or prepayment of any outstanding SOFR Loans on a date other than the last day of the applicable Interest Period, in which case, such interest shall be paid at the end of the applicable Interest Period, (y) any termination payments owing pursuant to any Interest Rate Hedge Agreement required to be paid as a result of such prepayment and (z) any amounts owing pursuant to Section 4.4. For the avoidance of doubt, no premium or penalty shall be required in connection with any prepayment of any Loans. No amounts paid or prepaid with respect to Term Loans may be reborrowed. No prepayment of a SOFR Loan hereunder shall be made on any day that is not a U.S. Government Securities Business Day, and if any prepayment to be made by the Borrower shall fall due on a day that is not a U.S. Government Securities Business Day, payment shall be made on the next succeeding U.S. Government Securities Business Day and such extension of time shall be reflected in computing interest or fees, as the case may be.
SECTION 3.1.4    Application. Amounts prepaid pursuant to Section 3.1.2, and Section 3.1.3 shall be applied as set forth in this Section 3.1.4. Each prepayment of Term Loans made pursuant to Section 3.1.2(a) shall be applied to the remaining amortization payments (including, for the avoidance of doubt, the final payment on the Term Loan Maturity Date) of the Term Loans as directed by the Borrower, and, in the absence of such direction, to the remaining amortization payments of the Term Loans in direct order of maturity.
(a)    Each prepayment of the Loans made pursuant to Section 3.1.3(d)(d), (e), (f), (g) and (h) shall be applied, (i) first, on a pro rata basis, (A) to the prepayment of all outstanding Project LC Loans regardless of what Type or Class (on a pro rata basis for all Project LC Tranches), and if no Project LC Loans are then outstanding, to the Cash Collateralization of any outstanding Project Letters of Credit (on a pro rata basis with respect to each Project LC Tranche), with a corresponding permanent reduction of the Project LC Commitments of such Project LC Tranche); (B) to the prepayment of the outstanding principal amount of all Term Loans regardless of what Type or Class (with the amount of such prepayment of Term Loans being applied to the remaining amortization payments (including, for the avoidance of doubt, the final payment on the Term Loan Maturity Date) of the Term Loans on a pro rata basis), and (C) to the prepayment of all outstanding DSR LC Loans regardless of what Type or Class (on a pro rata basis for all DSR LC Tranches), and if no DSR LC Loans are then outstanding, to the Cash

74	Big 5 Refinancing – Senior 1 Credit Agreement

Collateralization of any outstanding DSR Letters of Credit (on a pro rata basis with respect to each DSR LC Tranche), with a corresponding permanent reduction of the DSR LC Commitments of such DSR LC Tranche); and (ii) second, any amount remaining may be retained by the Borrower. For the avoidance of doubt, proceeds so applied to prepay the principal amount of a Loan shall also be used for the payment of (x) accrued and unpaid interest to the date of such prepayment on the principal amount prepaid, (y) any termination payments owing pursuant to any Interest Rate Hedge Agreement required to be paid as a result of such prepayment and (z) any amounts owing pursuant to Section 4.4.
SECTION 3.2    Interest Provisions. Interest on the outstanding principal amount of the Loans and Reimbursement Obligations shall accrue and be payable in accordance with the terms set forth below.
SECTION 3.2.1    Rates; Fees. (a) The Loans shall accrue interest at a rate per annum:
(i)    on that portion of Loans maintained from time to time as a Base Rate Loan, equal to the sum of the Alternate Base Rate from time to time in effect plus the Applicable Margin; and
(ii)    on that portion of Loans maintained as a SOFR Loan equal to the sum of the Daily Compounded SOFR plus the Applicable Margin.
(b)    The Borrower agrees to pay to the LC Issuers, with respect to any Reimbursement Obligations, interest on such Reimbursement Obligations in respect of each honored drawing under a Letter of Credit from the date such drawing is honored to but excluding the date such Reimbursement Obligation is reimbursed by or on behalf of the Borrower at a rate equal to, for the period from the date such drawing is honored to but excluding the applicable date of reimbursement of such Reimbursement Obligation, the rate of interest otherwise payable hereunder with respect to Project LC Loans and DSR LC Loans that are Base Rate Loans; provided that, if a drawing under a Letter of Credit is not reimbursed by the Borrower when due or financed by an LC Loan pursuant to Section 2.6.2(b) then the Borrower’s Reimbursement Obligation with respect to such drawing shall be due and payable on demand (together with interest) and shall bear interest as provided in Section 3.2.2.
(c)    If on any day a Loan is outstanding with respect to which a Borrowing Request or Continuation/Conversion Notice has not been delivered to the Administrative Agent in accordance with the terms hereof specifying the applicable basis for determining the rate of interest, then for that day such Loan shall be a Base Rate Loan.
SECTION 3.2.2    Post-Default Rates. After the date any principal amount of any Loan is due and payable (whether on any Stated Maturity Date, upon acceleration or otherwise), or after any other monetary Obligation of the Borrowers shall have become due and payable, the Borrower shall pay, but only to the extent permitted by law, interest (after as well as before judgment) on such amounts at a rate per annum equal to (a) in the case of overdue principal of any Loan, the rate of interest that otherwise would be applicable to such Loan plus two percent (2.00%) per annum; (b) in the case of overdue Reimbursement

75	Big 5 Refinancing – Senior 1 Credit Agreement

Obligations, the rate of interest that otherwise would be applicable to such Reimbursement Obligation plus two percent (2.00%) per annum; and (c) in the case of overdue interest, fees, and other monetary Obligations, the Applicable Margin for Term Loans accruing interest at the Alternate Base Rate, plus two percent (2.00%) per annum.
SECTION 3.2.3    Payment Dates. Interest accrued on each Loan shall be payable, without duplication:
(a)    on the Stated Maturity Date therefor;
(b)    on the date of any payment or prepayment, in whole or in part, of principal outstanding on any Loan, on the principal amount so paid or prepaid (provided that accrued interest on a SOFR Loan that is partially repaid or prepaid other than on the last day of an Interest Period shall only be paid on the last day of such Interest Period);
(c)    with respect to Base Rate Loans, on the last Business Day of each March, June, September and December beginning with June 28, 2024; and
(d)    with respect to SOFR Loans, on the last day of each applicable Interest Period;
(e)    with respect to any SOFR Loans converted into Base Rate Loans on a day other than the last day of the applicable Interest Period, on the date of such conversion; and
(f)    immediately upon a Commitment Termination Event.
Interest accrued on Loans or other monetary Obligations after the date such amount is due and payable (whether on the Stated Maturity Date, upon acceleration or otherwise) shall be payable upon demand.
SECTION 3.3    Fees. The Borrower agrees to pay (a) to each of the Administrative Agent, the Collateral Agent and the Depositary Bank, for their own respective accounts, and (b) in the case of closing fees, to the Administrative Agent, for the account of the applicable Lenders, the respective fees payable to each of them in the amounts (without duplication) and on the dates set forth herein or in the applicable Fee Letter, as the case may be. All such fees shall be paid in immediately available funds and once paid, no such fees shall be refundable under any circumstances, absent manifest calculation error.
SECTION 3.3.1    Project LC Loan Lender Commitment Fees. The Borrower agrees to pay to the Administrative Agent for the ratable account of each Project LC Loan Lender, a commitment fee in a per annum amount equal to (a) the applicable rate set forth in the Project LC Facility Joinder with respect to such Project LC Loan Lender multiplied by (b)(i) the average daily Project LC Loan Commitments minus (ii) outstanding Project LC Outstandings minus (iii) outstanding Project LC Loans, such fees being calculated on a year comprised of three hundred sixty (360) days and payable quarterly in arrears on each Quarterly Payment Date and on the Project LC Loan Commitment Termination Date.
SECTION 3.3.2    DSR LC Loan Lender Commitment Fees. The Borrower agrees to pay to the Administrative Agent for the ratable account of each DSR LC Loan Lender, a

76	Big 5 Refinancing – Senior 1 Credit Agreement

commitment fee in a per annum amount equal to (a) zero point five percent (0.50%) multiplied by (b)(i) the average daily DSR LC Loan Commitments minus (ii) outstanding DSR LC Outstandings minus (iii) outstanding DSR LC Loans, such fees being calculated on a year comprised of three hundred sixty (360) days and payable quarterly in arrears on each Quarterly Payment Date and on the DSR LC Loan Commitment Termination Date.
SECTION 3.3.3    Letter of Credit Fees.
(a)    The Borrower agrees to pay to the Administrative Agent for the account of each LC Loan Lender, a Letter of Credit fee in a per annum amount equal to the Applicable Margin applicable to DSR LC Loans maintained as SOFR Loans or Project LC Loans maintained as SOFR Loans, as applicable, then in effect on the face amount of each such Letter of Credit, multiplied by the average daily Stated Amount of each such Letter of Credit, such fees being calculated on a year comprised of three hundred sixty (360) days and payable quarterly in arrears on each Quarterly Payment Date following the date of issuance of each such Letter of Credit and on the applicable LC Loan Commitment Termination Date.
(b)    In addition, the Borrower agrees to pay to each LC Issuer the customary issuance, drawing, presentation and amendment fees, and other standard costs and charges, of such LC Issuer relating to Letters of Credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are non-refundable.
ARTICLE IV
CERTAIN SOFR LOAN TERMS AND OTHER PROVISIONS
SECTION 4.1    Inability to Determine Rates; SOFR Lending Unlawful.
(a)    Inability to Determine Rates. Subject to Section 4.2, if, as of any date for any SOFR Loan,
(i)    the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that “Daily Compounded SOFR” cannot be determined pursuant to the definition thereof; or
(ii)    the Required Lenders determine that for any reason in connection with a SOFR Loan, any request therefor or a conversion thereto or a continuation thereof that Daily Compounded SOFR does not adequately and fairly reflect the cost to such Lenders of making and maintaining such Loan, and the Required Lenders have provided notice of such determination to the Administrative Agent, then, in each case, the Administrative Agent will promptly notify the Borrower and each Lender.
Upon notice thereof by the Administrative Agent to the Borrower, any obligation of the Lenders to make SOFR Loans, and any right of the Borrower to continue SOFR Loans or to convert Base Rate Loans to SOFR Loans, shall be suspended (to the extent of the affected SOFR Loans) until the Administrative Agent (with respect to clause (ii), at the

77	Big 5 Refinancing – Senior 1 Credit Agreement

instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, (i) the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of SOFR Loans (to the extent of the affected SOFR Loans) or, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Loans in the amount specified therein and (ii) any outstanding affected SOFR Loans will be deemed to have been converted into Base Rate Loans immediately. Upon any such conversion, the Borrower shall also pay accrued interest on the amount so converted, together with any additional amounts required pursuant to Section 4.4. If the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that “Daily Simple SOFR” cannot be determined pursuant to the definition thereof on any given day, the interest rate on Base Rate Loans shall be determined by the Administrative Agent without reference to clause (c) of the definition of “Alternate Base Rate” until the Administrative Agent revokes such determination.
(b)    SOFR Lending Unlawful. If any Lender shall determine (which determination shall, upon notice thereof to the Borrower and the Administrative Agent, be conclusive and binding on the Borrower) that the introduction of or any change in or in the interpretation of any law makes it unlawful, or any Governmental Authority asserts that it is unlawful, for such Lender to make or continue any Loan as, or to convert any Loan into, a SOFR Loan or any Loan whose interest is determined by reference to SOFR, Daily Compounded SOFR, or to determine or charge interest based upon SOFR or Daily Compounded SOFR, the obligations of such Lender to make, continue or convert any such Loan shall, after the determination thereof, forthwith be suspended until such Lender shall notify the Administrative Agent that the circumstances causing such suspension no longer exist, and all outstanding SOFR Loans payable to such Lender shall automatically convert into Base Rate Loans at the end of the then current Interest Periods with respect thereto or sooner, if required by such law or assertion.
SECTION 4.2    Benchmark Replacement Setting.
(a)    Benchmark Replacement.
(i)    Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event, the Administrative Agent and the Borrower may amend this Agreement to replace the then-current Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all affected Lenders and the Borrower so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders. No replacement of a Benchmark with a Benchmark Replacement pursuant to this Section 4.2(a)(i) will occur prior to the applicable Benchmark Transition Start Date.
(ii)    No Interest Rate Hedge Agreements shall be deemed to be a “Loan Document” for purposes of this Section 4.2.

78	Big 5 Refinancing – Senior 1 Credit Agreement

(b)    Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.
(c)    Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will promptly notify the Borrower of the removal or reinstatement of any tenor of a Benchmark pursuant to Section 4.2(d). Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 4.2, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 4.2.
(d)    Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the administrator of such Benchmark or the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable, non-representative, non-compliant or non-aligned tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.
(e)    Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, (i) the Borrower may revoke any pending request for a SOFR Borrowing of, conversion to or continuation of SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Loans and (ii) any outstanding affected SOFR Loans will be deemed to have been converted into Base Rate Loans immediately. During a SOFR Unavailability Period,

79	Big 5 Refinancing – Senior 1 Credit Agreement

the component of Alternate Base Rate based upon Daily Simple SOFR will not be used in any determination of Alternate Base Rate.
SECTION 4.3    Increased Costs, etc. The Borrower agrees to reimburse each Lender and each LC Issuer for any increase in the cost to such Lender or such LC Issuer of, or any reduction in the amount of any sum receivable by such Credit Party (whether of principal, interest or any other amount) in respect of, such Credit Party’s Commitments and the making of Credit Extensions hereunder (including the making, continuing or maintaining (or of its obligation to make or continue) any Loans as, or of converting (or of its obligation to convert) any Loans into, SOFR Loans), or the introduction, adoption, effectiveness, interpretation, reinterpretation or phase in after the Initial Credit Extension Date of, (a) the adoption of any law, rule, treaty or regulation by any Governmental Authority, (b) any change in law, rule, treaty or regulation or in the interpretation or application thereof by any Governmental Authority, or (c) compliance by any Lender or LC Issuer with any written directive, guideline, decision or request (whether or not having the force of law) of any Governmental Authority (which shall be deemed to include, for the avoidance of doubt, all requests, rules, guidelines or directives concerning liquidity and capital adequacy issued by any United States regulatory authority (i) under or in connection with the implementation of the Dodd-Frank Wall Street Reform and Consumer Protection Act and (ii) in connection with the implementation of the recommendations of the Bank for International Settlements or the Basel Committee on Banking Regulations and Supervisory Practices (or any successor or similar authority), regardless of the date adopted, issued, promulgated or implemented) (each, a “Change in Law”), that (A) imposes, modifies or deems applicable any reserves, (including pursuant to regulations issued from time to time by the Board for determining the maximum reserve requirement (including any emergency, special, supplemental or other marginal reserve requirement) with respect to eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D)), special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated by any Lender or LC Issuer, (B) subjects any Lender, the Administrative Agent, or any LC Issuer to any Taxes on its Loans, Loan principal, Letters of Credit, Commitments, or other obligations under the Loan Documents, or its deposits, reserves, other liabilities or capital attributable thereto or (C) imposes on any Lender or any LC Issuer any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein, other than, in the case of clause (B), (x) Indemnified Taxes, (y) Taxes that are described in clauses (b) through (d) of the definition of “Excluded Taxes” and (z) Connection Income Taxes. Each affected Credit Party shall promptly notify the Administrative Agent and the Borrower in writing of the occurrence of any such event, stating the reasons therefor and the additional amount required fully to compensate such Credit Party for such increased cost or reduced amount. Such additional amounts shall be payable by the Borrower directly to such Credit Party within ten (10) days of its receipt of such notice, and such notice shall, in the absence of manifest error, be conclusive and binding on the Borrower.
A certificate of an officer of a Lender or an LC Issuer setting forth the amount or amounts necessary to compensate such Lender or such LC Issuer as specified in this Section 4.3 shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower

80	Big 5 Refinancing – Senior 1 Credit Agreement

shall pay such Lender or such LC Issuer, as applicable, the amount shown as due on any such certificate within ten (10) days after receipt thereof.
Promptly after any Lender or any LC Issuer has determined that it will make a request for increased compensation pursuant to this Section 4.3, such Lender or such LC Issuer shall notify the Borrower thereof. Failure or delay on the part of any Lender or any LC Issuer to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or such LC Issuer’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or any LC Issuer pursuant to this Section 4.3 for any increased costs or reductions incurred more than two hundred seventy (270) days prior to the date that such Lender or LC Issuer, as applicable, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such LC Issuer’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the two hundred seventy (270)-day period referred to above shall be extended to include the period of retroactive effect thereof.
SECTION 4.4    Funding Losses. In the event any Lender shall incur any loss or expense (including any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to make or continue any portion of the principal amount of any Loan as, or to convert any portion of the principal amount of any Loan into, a SOFR Loan) as a result of:
(a)    any conversion or repayment or prepayment of the principal amount of any SOFR Loan on a date other than the scheduled last day of the Interest Period applicable thereto, whether pursuant to Article III or otherwise;
(b)    any Loans not being made as SOFR Loans in accordance with the Borrowing Request therefor;
(c)    any Loans not being continued as, or converted into, SOFR Loans in accordance with the Continuation/Conversion Notice therefor;
(d)    any SOFR Loans not being borrowed, converted or prepaid in accordance with any notice delivered pursuant to Section 2.3.1 or Section 3.1.2(a), as applicable (as a result of a revocation of such notice or as a result of such payment not being made); or
(e)    the assignment of any SOFR Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 4.11.
but in each case other than due to such Lender’s failure to fulfil its obligations hereunder, then, upon the written notice of such Lender to the Borrower, the Borrower shall, within ten (10) days of its receipt thereof, pay directly to such Lender such amount as will (in the reasonable determination of such Lender) reimburse such Lender for a loss or expense including any loss or expense arising from the liquidation or redeployment of funds. Such written notice shall, in the absence of manifest error, be conclusive and binding on the Borrower.

81	Big 5 Refinancing – Senior 1 Credit Agreement

SECTION 4.5    Increased Capital Costs. If, after the Initial Credit Extension Date, any Change in Law affects or would affect the capital or liquidity requirements expected to be maintained by any Credit Party or any Person controlling such Credit Party, and such Credit Party determines (in good faith but in its sole and absolute discretion) that the rate of return on its or such controlling Person’s capital as a consequence of the Commitments or the Credit Extensions made, or the Letters of Credit participated in, by such Credit Party is reduced to a level below that which such Credit Party or such controlling Person could have achieved but for the occurrence of any such circumstance, then upon notice from time to time by such Credit Party to the Borrower, the Borrower shall within ten (10) days following receipt of such notice pay directly to such Credit Party additional amounts sufficient to compensate such Credit Party or such controlling Person for such reduction in rate of return. A statement of such Credit Party as to any such additional amount or amounts shall, in the absence of manifest error, be conclusive and binding on the Borrower. In determining such amount, such Credit Party may use any reasonable method of averaging and attribution that it (in its sole and absolute discretion) shall deem applicable.
A certificate of an officer of a Lender setting forth the amount or amounts necessary to compensate such Lender as specified in this Section 4.5 shall be delivered to the Borrower and shall be conclusive absent manifest error.
Promptly after any Lender has determined that it will make a request for increased compensation pursuant to this Section 4.5, such Lender shall notify the Borrower thereof. Failure or delay on the part of any Lender or any LC Issuer to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or such LC Issuer’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section 4.5 for any increased costs or reductions incurred more than two hundred seventy (270) days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the two hundred seventy (270)-day period referred to above shall be extended to include the period of retroactive effect thereof.
SECTION 4.6    Taxes.
(a)    Defined Terms. For purposes of this Section, the term “Lender” includes any LC Issuer and the term “applicable law” includes FATCA.
(b)    Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such

82	Big 5 Refinancing – Senior 1 Credit Agreement

deductions and withholdings applicable to additional sums payable under this Section) the applicable Credit Party receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(c)    Payment of Other Taxes by Borrower. The Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.
(d)    Indemnification by Borrower. The Borrower shall indemnify the Credit Party, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Credit Party or required to be withheld or deducted from a payment to such Credit Party and any reasonable out-of-pocket expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(e)    Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.11(e) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).
(f)    Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority pursuant to this Section 4.6, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(g)    Status of Lenders.
(i)    Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed

83	Big 5 Refinancing – Senior 1 Credit Agreement

documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in paragraphs (g)(ii)(A), (ii)(B) and (ii)(D) of this Section) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii)    Without limiting the generality of the foregoing,
(A)    any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or about the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;
(B)    any Non-U.S. Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:
(1)    in the case of a Non-U.S. Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(2)    executed copies of IRS Form W-8ECI;
(3)    in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit J-1 to the effect that such Non-U.S. Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” related to the

84	Big 5 Refinancing – Senior 1 Credit Agreement

Borrower as described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E; or
(4)    to the extent a Non-U.S. Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit J-2 or Exhibit J-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Non-U.S. Lender is a partnership and one or more direct or indirect partners of such Non-U.S. Lender are claiming the portfolio interest exemption, such Non-U.S. Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit J-4 on behalf of each such direct and indirect partner;
(C)    any Non-U.S. Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and
(D)    if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

85	Big 5 Refinancing – Senior 1 Credit Agreement

(h)    On or prior to the date the Administrative Agent becomes a party to this Agreement (and from time to time thereafter upon the request of the Borrower), if the Administrative Agent (including any successor Administrative Agent) is not a U.S. Person, it shall deliver to the Borrower properly completed and duly executed copies of IRS Form W-8ECI (with respect to any payments to be received on its own behalf) and IRS Form W-8IMY (for all other payments) certifying that it is a “U.S. branch” and that the payments it receives for the account of other Credit Parties are not effectively connected with the conduct of its trade or business in the United States and that it is using such form as evidence of its agreement to be treated as a “U.S. person” with respect to such payments as contemplated by U.S. Treasury Regulations Section 1.1441-1(b)(2)(iv)(A), with the effect that the Loan Parties will be entitled to make payments hereunder to the Administrative Agent without withholding or deduction on account of any U.S. Federal Taxes.
(i)    Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 4.6 (including by the payment of additional amounts pursuant to this Section 4.6), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 4.6 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (i) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (i), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (i) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph (i) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(j)    Survival. Each party’s obligations under this Section 4.6 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments, the expiration or cancellation of all Letters of Credit and the repayment, satisfaction or discharge of all obligations under any Loan Document.
SECTION 4.7    Payments, Computations, etc.
(a)    Unless otherwise expressly provided in a Loan Document, all payments by the Borrower pursuant to each Loan Document shall be made by the Borrower to the Administrative Agent for the pro rata account of the Credit Parties entitled to receive such payment. All payments shall be made without setoff, deduction or counterclaim not later than 1:00 p.m. on the

86	Big 5 Refinancing – Senior 1 Credit Agreement

date due in same day or immediately available funds to such account as the Administrative Agent shall specify from time to time by notice to the Borrower. Funds received after that time shall be deemed, in the Administrative Agent’s sole discretion, to have been received by the Administrative Agent on the next succeeding Business Day. The Administrative Agent shall promptly remit in same day funds to each Credit Party its share, if any, of such payments received by the Administrative Agent for the account of such Credit Party. All interest (including interest on SOFR Loans) and fees shall be computed on the basis of the actual number of days (including the first day but excluding the last day) occurring during the period for which such interest or fee is payable over a year comprised of three hundred sixty (360) days (or, in the case of interest on a Base Rate Loan calculated based on the Prime Rate, three hundred sixty five (365) days or, if appropriate, three hundred sixty six (366) days). Except as otherwise set forth herein, payments due on a day other than a Business Day shall be made on the preceding Business Day. Except as otherwise set forth in any Loan Document, following an Event of Default, all payments made under any Loan Document (and allocable to the Credit Parties in accordance with the terms of the Depositary Agreement) shall be applied upon receipt (a) first, to the payment of all Obligations owing to the Administrative Agent, in its capacity as the Administrative Agent, but not as a Lender (including the fees and expenses of counsel to the Administrative Agent); (b) second, after payment in full in cash of the amounts specified in clause (a), to the payment of interest and fees on any portion (without duplication) of (i) Project LC Loans that the Administrative Agent may have advanced on behalf of any Project LC Loan Lender for which the Administrative Agent has not then been reimbursed by such Project LC Loan Lender or the Borrower, (ii) DSR LC Loans that the Administrative Agent may have advanced on behalf of DSR LC Loan Lender for which the Administrative Agent has not then been reimbursed by such DSR LC Loan Lender and (iii) payments that the Administrative Agent may have advanced to the Credit Parties in accordance with this Section 4.7 for which the Administrative Agent has not been reimbursed by the Borrower, any other Loan Party or the Credit Parties; (c) third, after payment in full in cash of the amounts specified in clauses (a) and (b), to the ratable payment of interest and fees on any portion (without duplication) of the Loans and the Letters of Credit then outstanding and Reimbursement Obligations then owing; (d) fourth, after payment in full in cash of the amounts specified in clauses (a) through (c), to the ratable payment of the principal amount of each of the Loans then outstanding and Reimbursement Obligations then owing and amounts required for purposes of Cash Collateralization for contingent liabilities under Project LC Outstandings and DSR LC Outstandings and all other costs and expenses owing to the Lenders pursuant to the terms of this Agreement; (e) fifth, after payment in full in cash of the amounts specified in clauses (a) through (d), to the ratable payment of all other Obligations owing to the Credit Parties; and (f) sixth, after payment in full in cash of the amounts specified in clauses (a) through (e), to each other Person lawfully entitled to receive such surplus.
(b)    In connection with the use or administration of Daily Compounded SOFR, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. The Administrative Agent will promptly notify the Borrower and the Lenders of the effectiveness of

87	Big 5 Refinancing – Senior 1 Credit Agreement

any Conforming Changes in connection with the use or administration of Daily Compounded SOFR.
SECTION 4.8    Sharing of Payments. If any Credit Party shall obtain any payment or other recovery (whether voluntary, involuntary, by application of setoff or otherwise) on account of any Credit Extension or Reimbursement Obligation (other than pursuant to the terms of Section 4.3, 4.4, 4.5 or 4.6) in excess of its pro rata share of payments obtained by all Credit Parties, such Credit Party shall promptly notify the Administrative Agent of such payment or recovery and shall thereafter as soon as practicable purchase from the other Credit Parties such participations in Credit Extensions made by them as shall be necessary to cause such purchasing Credit Party to share the excess payment or other recovery ratably (to the extent such other Credit Parties were entitled to receive a portion of such payment or recovery) with each of them; provided, however, that if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing Credit Party, the purchase shall be rescinded and each Credit Party which has sold a participation to the purchasing Credit Party shall repay to the purchasing Credit Party the purchase price to the ratable extent of such recovery together with an amount equal to such selling Credit Party’s ratable share (according to the proportion of (a) the amount of such selling Credit Party’s required repayment to the purchasing Credit Party to (b) total amount so recovered from the purchasing Credit Party) of any interest or other amount paid or payable by the purchasing Credit Party in respect of the total amount so recovered. The Borrower agrees that any Credit Party purchasing a participation from another Credit Party pursuant to this Section may, to the fullest extent permitted by law, exercise all its rights of payment (including pursuant to Section 4.9) with respect to such participation as fully as if such Credit Party were the direct creditor of the Borrower in the amount of such participation; provided that the Borrower shall have no liability to the Lenders hereunder to the extent that it has made all payments to the Lenders and the Administrative Agent required to be made by the Borrower hereunder. If under any applicable bankruptcy, insolvency or other similar law any Credit Party receives a secured claim in lieu of a setoff to which this Section applies, such Credit Party shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Credit Parties entitled under this Section to share in the benefits of any recovery on such secured claim. The provisions of this Section 4.8 shall not be construed to apply to (a) any payment made by Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) or (b) any payment obtained by any Lender as consideration for the assignment or sale of a participation in any of its Loans or other Obligations owed to it. For the purposes of this Section 4.8, “Credit Party” shall not include the Collateral Agent or the Depositary Bank.
SECTION 4.9    Setoff. Each Credit Party and each of their respective branches and Affiliates shall, upon the occurrence and during the continuance of any Default described in Section 9.1.6(a) through (d) or, upon the occurrence and during the continuation of any other Event of Default, have the right to appropriate and apply to the payment of the Obligations owing to it (whether or not then due), and (as security for such Obligations) the Borrower hereby grants to each Credit Party a continuing security interest in, any and all balances, credits, deposits (general or special, time or demand, provisional or final, in whatever currency),

88	Big 5 Refinancing – Senior 1 Credit Agreement

accounts (other than any trust accounts comprised entirely of moneys held in trust for the benefit of Persons other than the Borrower or their Affiliates) or moneys of the Borrower then or thereafter maintained with such Credit Party or such Credit Party’s branch or Affiliate (other than any Deposit Accounts or Securities Accounts subject to a Control Agreement); provided, however, that any such appropriation and application shall be subject to the provisions of Section 4.8. Each Credit Party agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Credit Party, its branch or Affiliate; provided, however, that the failure to give such notice shall not affect the validity of such setoff and application. The rights of each Credit Party and its respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff under applicable law or otherwise) which such Credit Party may have; provided that, in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 4.12 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the LC Issuers, and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.
SECTION 4.10    Central Lending Office. Each Credit Party agrees that if it makes any demand for payment under Section 4.3, 4.5 or 4.6, or if any adoption or change of the type described in Section 4.1 shall occur with respect to it, it will, if requested by the Borrower, file a certificate or document reasonably requested by the Borrower and/or use reasonable efforts (in either case, consistent with its internal policy and legal and regulatory restrictions and so long as such efforts would not be disadvantageous to it, as determined in its sole discretion) to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if the filing of such certificate or document or the making of such a designation would reduce or obviate the need for the Borrower to make payments under Section 4.3, 4.5 or 4.6, or would eliminate or materially reduce the effect of any adoption or change described in Section 4.1; provided, however, that nothing in this Section shall affect or postpone any of the Obligations of the Borrower or the right of any Credit Party provided in Section 4.1, 4.3, 4.5 or 4.6.
SECTION 4.11    Replacement of Lenders. If any Lender (an “Affected Lender”): (a) fails to consent to an election, consent, amendment, waiver or other modification to this Agreement or other Loan Document that requires the consent of all Lenders and such election, consent, amendment, waiver or other modification is otherwise consented to by the Required Lenders, (b) makes a demand upon the Borrower for (or if the Borrower is otherwise required to pay) amounts pursuant to Section 4.3, 4.5 or 4.6 (and the payment of such amounts are, and are likely to continue to be, more onerous in the reasonable judgment of the Borrower than with respect to the other Lenders), or gives notice pursuant to Section 4.1 requiring a conversion of such Affected Lender’s SOFR Loans to Base Rate Loans or suspending such Lender’s obligation to make Loans as, or to convert Loans into, SOFR Loans or (c) shall become and continues to be a Defaulting Lender and shall have failed to cease being a Defaulting Lender pursuant to Section 4.12(d)(iii) within five (5) Business Days after the Borrower’s request therefor; the Borrower

89	Big 5 Refinancing – Senior 1 Credit Agreement

may (in the case of clause (a) only, within thirty (30) days of such consent of Required Lenders, or in the case of clauses (b), (c) or (d) at any time) give notice (a “Replacement Notice”) in writing to the Administrative Agent and such Affected Lender of its intention to cause such Affected Lender to sell all or any portion of its Loans and/or Commitments to another financial institution or other Person in accordance with Section 12.11 (a “Replacement Lender”) designated in such Replacement Notice; provided, however, that no Replacement Notice may be given by the Borrower if (i) such replacement conflicts with any applicable law or regulation, (ii) any Event of Default shall have occurred and be continuing at the time of such replacement, (iii) prior to any such replacement in connection with clause (b) above, such Lender shall have taken any necessary action under Section 4.5 or 4.6 (if applicable) so as to eliminate the continued need for payment of amounts owing pursuant to Section 4.5 or 4.6 or (iv) prior to any such replacement in connection with clause (c) above, such Lender shall have taken any necessary action under Section 4.12(d)(iii) to cease being a Defaulting Lender. If the Administrative Agent shall, in the exercise of its reasonable discretion and within ten (10) days of its receipt of such Replacement Notice, notify the Borrower and such Affected Lender in writing that the Replacement Lender is reasonably satisfactory to the Administrative Agent (such consent not being required where the Replacement Lender is already a Lender), then such Affected Lender shall, subject to the payment of any amounts due pursuant to Section 4.4, assign, in accordance with Section 12.11, the portion of its Commitments and/or Loans, and other rights and obligations under this Agreement and all other Loan Documents (including Reimbursement Obligations, if applicable) designated in the Replacement Notice to such Replacement Lender; provided, however, that (A) such assignment shall be without recourse, representation or warranty (in accordance with and subject to the restrictions contained in Section 12.11) and shall be on terms and conditions reasonably satisfactory to such Affected Lender and such Replacement Lender, (B) the purchase price paid by such Replacement Lender shall be an amount equal to the sum of (w) the amount (at par) of such Affected Lender’s Loans designated in the Replacement Notice, plus (x) such Affected Lender’s Percentage of all unreimbursed Reimbursement Obligations (at par), plus (y) all accrued and unpaid interest and fees in respect thereof, plus (z) all other amounts (including the amounts demanded and unreimbursed under Sections 4.3, 4.5 or 4.6), owing to such Affected Lender hereunder, (C) in the case of an assignment and assumption from an event as described in clause (a) of the first sentence of this Section, the Replacement Lender shall consent, at the time of such assignment, to such event, and (D) the Borrower shall pay to the Affected Lender and the Administrative Agent all reasonable out-of-pocket expenses incurred by the Affected Lender and the Administrative Agent in connection with such assignment and assumption (including the processing fees described in Section 12.11). Upon the effective date of an assignment described above, the Replacement Lender shall become a “Lender” for all purposes under the Loan Documents. Each Lender hereby grants to the Administrative Agent an irrevocable power of attorney (which power is coupled with an interest) to execute and deliver, on behalf of such Lender as assignor, any assignment agreement necessary to effectuate any assignment of such Lender’s interests hereunder in the circumstances contemplated by this Section.

90	Big 5 Refinancing – Senior 1 Credit Agreement

SECTION 4.12    Defaulting Lenders.
(a)    Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:
(i)    Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 4.9 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any LC Issuer hereunder; third, to Cash Collateralize each LC Issuer’s Fronting Exposure (if any) with respect to such Defaulting Lender in accordance with Section 4.12(d); fourth, as the Borrower may request (so long as no Default or Event of Default shall have occurred and be continuing), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a Deposit Account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize any LC Issuer’s future Fronting Exposure (if any) with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 4.12(d); sixth, to the payment of any amounts owing to the Lenders, any LC Issuer or the LC Loan Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender, any LC Issuer or the LC Loan Lenders against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default shall have occurred and be continuing, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or reimbursement obligations with respect to Letters of Credit in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 5.2 were satisfied and waived, such payment shall be applied solely to pay the Loans of, and reimbursement obligations with respect to Letters of Credit owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or reimbursement obligations with respect to Letters of Credit owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in Letters of Credit and LC Loans are held by the Lenders pro rata in accordance with the applicable LC Loan Commitments without giving effect to Section 4.12(a)(iii). Any payments, prepayments or other amounts paid or payable to a

91	Big 5 Refinancing – Senior 1 Credit Agreement

Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 4.12(a)(i) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
(ii)    Certain Fees.
(A)    No Defaulting Lender shall be entitled to receive any fee pursuant to Section 3.3.1, Section 3.3.2 or Section 3.3.3(a) for any period during which that Lender is a Defaulting Lender; provided such Defaulting Lender shall be entitled to receive fees pursuant to Section 3.3.1, Section 3.3.2 or Section 3.3.3(a) for any period during which that Lender is a Defaulting Lender only to the extent allocable to its DSR LC Loan Percentage or Project LC Loan Percentage, as applicable, of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 4.12(d).
(B)    With respect to any fees not required to be paid to any Defaulting Lender pursuant to clause (A) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letters of Credit or LC Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iii) below, (y) pay to the applicable LC Issuer the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such LC Issuer’s Fronting Exposure (if any) to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.
(iii)    Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in Letters of Credit and LC Loans shall be reallocated among the Non-Defaulting Lenders of the applicable LC Tranche in accordance with their respective LC Percentage (calculated without regard to such Defaulting Lender’s LC Loan Commitment) but only to the extent that (x) the conditions set forth in Section 5.2 are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate outstanding principal amount of all LC Loans of such Non-Defaulting Lender under the applicable LC Tranche, together with such LC Loan Lender’s LC Loan Percentage of the aggregate amount of all Project LC Outstandings or DSR LC Outstandings, as applicable, to exceed such Non-Defaulting Lender’s LC Loan Commitment. Subject to Section 12.22, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.
(iv)    Cash Collateral. If the reallocation described in clause (iii) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, Cash Collateralize each LC Issuer’s Fronting Exposure (other than the Fronting Exposure of any LC Issuer that is the

92	Big 5 Refinancing – Senior 1 Credit Agreement

Defaulting Lender or its Affiliate) in accordance with the procedures set forth in Section 4.12(d).
(b)    Defaulting Lender Cure. If the Borrower, the Administrative Agent and each LC Loan Lender and each LC Issuer agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Loans to be held pro rata by the Lenders in accordance with the applicable Commitments (without giving effect to Section 4.12(a)(iii)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender having been a Defaulting Lender.
(c)    New Letters of Credit. So long as any Lender is a Defaulting Lender, no LC Issuer shall be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that the participations in any existing Letters of Credit as well as the new, extended, renewed or increased Letter of Credit has been fully allocated among the Non-Defaulting Lenders in a manner consistent with clause (a)(iii) above and such Defaulting Lender shall not participate therein except to the extent such Defaulting Lender’s participation has been or will be fully Cash Collateralized in accordance with Section 4.12(d).
(d)    Cash Collateral. At any time that there shall exist a Defaulting Lender, within one (1) Business Day following the written request of the Administrative Agent or an LC Issuer (with a copy to the Administrative Agent) the Borrower shall Cash Collateralize each LC Issuer’s Fronting Exposure (other than the Fronting Exposure of any LC Issuer that is the Defaulting Lender or its Affiliate) with respect to such Defaulting Lender (determined after giving effect to Section 4.12(a)(iii) and any Cash Collateral provided by such Defaulting Lender).
(i)    Grant of Security Interest. The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Administrative Agent, for the benefit of the applicable LC Issuer, and agrees to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lenders’ obligation to fund participations in respect of Letters of Credit, to be applied pursuant to clause (ii) below. If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent and an LC Issuer as herein provided, or that the total amount of such cash collateral is less than one hundred and two percent (102%) of the Stated Amount of such Letter of Credit, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate

93	Big 5 Refinancing – Senior 1 Credit Agreement

such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).
(ii)    Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 4.12 in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of Letters of Credit (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.
(iii)    Termination of Requirement. Cash Collateral (or the appropriate portion thereof) provided to reduce the applicable LC Issuer’s Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section 4.12 following (i) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender) or (ii) the determination by the Administrative Agent and the applicable LC Issuer that there exists excess Cash Collateral; provided that, subject to the other provisions of this Section 4.12, the Person providing Cash Collateral and the applicable LC Issuer may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations; provided further that to the extent that such Cash Collateral was provided by the Borrower, such Cash Collateral shall remain subject to the security interest granted pursuant to the Loan Documents.
ARTICLE V
CONDITIONS PRECEDENT
SECTION 5.1    Closing Date. The occurrence of the Closing Date shall be subject to the prior or concurrent satisfaction or waiver of each of the conditions precedent set forth in this Section 5.1, each in form and substance reasonably acceptable to the Administrative Agent and the Lenders.
SECTION 5.1.1    Closing Date Certificate. The Administrative Agent shall have received the Closing Date Certificate, in which certificate the Borrower shall confirm the matters described in Section 5.1.5(b)(i), Section 5.1.7, Section 5.1.8, Section 5.1.9, and Section 5.1.10 and such other matters as provided therein, together with all documents and agreements required to be appended to the Closing Date Certificate.
SECTION 5.1.2    Resolutions, Certificates, etc. The Administrative Agent shall have received from each Obligor, as applicable:
(a)    (i) a copy of the certificate of formation or other formation document, as applicable, including all amendments thereto, of each such Person and (ii) a copy of a good standing certificate, in each case dated a date reasonably close to the Closing Date for each such Person, and a bring-down verification thereof dated as of the Closing Date (or as of the Business Day preceding the Closing Date); and

94	Big 5 Refinancing – Senior 1 Credit Agreement

(b)    a certificate, dated as of the Closing Date, duly executed and delivered by such Person’s Secretary or Assistant Secretary, managing member or general partner, as applicable, as to:
(i)    resolutions of each such Person’s board of directors (or other managing body, in the case of an entity other than a corporation) then in full force and effect authorizing the execution, delivery and performance of each Loan Document executed or to be executed by such Person and the transactions contemplated hereby and thereby;
(ii)    the incumbency and signatures of those of its officers, managing members or general partners, as applicable, authorized to act with respect to each Loan Document to be executed by such Person; and
(iii)    the accuracy and completeness of each Organizational Document of such Person, in full force and effect on the Closing Date and at all times since the date of the resolutions described in clause (i) above, and copies thereof;
upon which certificates each Credit Party may conclusively rely until it shall have received a further certificate of the Secretary, Assistant Secretary, managing member or general partner, as applicable, of any such Person canceling or amending the prior certificate of such Person.
SECTION 5.1.3    Financial Information. The Administrative Agent shall have received:
(a)    (A) audited consolidated balance sheets and related consolidated statements of operations, stockholders’ equity and cash flows of Big 5 Parent for the Fiscal Year ended December 31, 2021 and December 31, 2022 and (B) unaudited consolidated balance sheets and related consolidated statements of operations, stockholders’ equity and cash flows of Borrower Parent for the Fiscal Quarter ended March 31, 2023, June 30, 2023 and September 30, 2023; and
(b)    the Base Case Model (Closing Date).
SECTION 5.1.4    Solvency, etc. The Administrative Agent shall have received a certificate substantially in the form of Exhibit I hereto from the Borrower duly executed and delivered by an Authorized Financial Officer of the Borrower (in his or her capacity as such).
SECTION 5.1.5    Transaction Documents.
(a)    The Administrative Agent shall have received duly authorized and executed copies of this Agreement, the Fee Letters and each other Loan Document required to be in effect as of the Closing Date and to which each Obligor is a party.
(b)    The Administrative Agent shall have received, in each case, in respect of each Project, (i) true and correct copies of all Material Project Documents (including Supplements), Closing Date Tax Equity Partnership Agreements and material Governmental Approvals and (ii) a certificate, signed by an Authorized Officer of the Borrower, stating that (x) no material event of default or similar event of material non-compliance that would result in a termination right of the counterparty to such agreement has occurred and is continuing under any Material Project

95	Big 5 Refinancing – Senior 1 Credit Agreement

Document or Closing Date Tax Equity Partnership Agreement and (y) all Governmental Approvals currently required for the operation, maintenance or ownership of the Projects have been obtained and are listed in Part A of Schedule 6.11, other than those Governmental Approvals described in Section 6.11, and as of the Closing Date, each of the Governmental Approvals set forth on Part A of Schedule 6.11 have been validly issued, are final and in full force and effect and have not been terminated, revoked or modified.
SECTION 5.1.6    PATRIOT Act Disclosures. Each Credit Party shall have received at least three (3) Business Days prior to the Closing Date (or such later date as the Administrative Agent may reasonably agree) (a), with respect to each Obligor, all PATRIOT Act Disclosures, and (b) with respect to each Obligor, a Beneficial Ownership Certification, to the extent any such Obligor qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, in each case of clauses (a) and (b) provided such information has been reasonably requested by the Administrative Agent in writing to the Borrower at least seven (7) Business Days in advance of the Closing Date.
SECTION 5.1.7    Material Adverse Effect. Since December 31, 2022, there has been no occurrence, development, change, event, or loss affecting the Obligors and the Company Entities (taken as a whole) that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
SECTION 5.1.8    No Litigation. Except as described in Schedule 6.8, there shall be no material actions, suits, proceedings, investigations or similar actions pending or, to the knowledge of the Borrower, threatened against any Obligor or any of the Company Entities on and as of the Closing Date.
SECTION 5.1.9    Representations and Warranties. The representations and warranties set forth in each Loan Document shall be, in each case, true and correct in all material respects (except to the extent any such representation and warranty itself is qualified by “materiality,” “Material Adverse Effect” or similar qualifier, in which case, it shall be true and correct in all respects) with the same effect as if then made (unless stated to relate solely to an earlier date, in which case such representations and warranties were true and correct as of such earlier date).
SECTION 5.1.10    No Default. No Default or Event of Default has occurred and is continuing or will result from the execution of this Agreement.
SECTION 5.2    Conditions Precedent to Initial Credit Extensions. The obligations of the Lenders and LC Issuers to make initial Credit Extensions on the Initial Credit Extension Date shall be subject to the prior or concurrent satisfaction or waiver of each of the conditions precedent set forth in this Section 5.2, each in form and substance reasonably acceptable to the Administrative Agent and the Lenders.
SECTION 5.2.1    Loan Documents. The Administrative Agent shall have received duly authorized and executed copies of the Notes, the Security Documents and each other Loan Document not previously delivered pursuant to Section 5.1.5, and required to be in effect as of the Initial Credit Extension Date and to which each Obligor is a party.

96	Big 5 Refinancing – Senior 1 Credit Agreement

SECTION 5.2.2    Establishment of Accounts. On the Initial Credit Extension Date, each of the Accounts shall have been established with the Depositary Bank and the Debt Service Reserve Account shall have been funded either with cash or through a DSR Letter of Credit, an Acceptable Sponsor Letter of Credit or a combination thereof, in an amount equal to the Required Reserve Amount.
SECTION 5.2.3    Delivery of Notes. The Administrative Agent shall have received, for the account of each Lender that has requested a Note such Lender’s Note duly executed and delivered by an Authorized Officer of the Borrower.
SECTION 5.2.4    Fees, Expenses, etc. The Administrative Agent and other Agents, the Sole Arranger and other arrangers and the Lenders named herein and their respective counsel and consultants shall have received for their respective accounts all fees, costs and expenses (to the extent invoiced at least two (2) Business Days prior to the Initial Credit Extension Date or as otherwise reasonably agreed by the Borrower) due and payable (including pursuant to the Fee Letters and the fees payable under Section 3.3, and, to the extent then invoiced, Section 12.3), required to be paid on the Initial Credit Extension Date from proceeds of the initial Credit Extensions.
SECTION 5.2.5    Opinions of Counsel. The Administrative Agent shall have received the following opinions, each dated the Initial Credit Extension Date and addressed to, and in form and substance reasonably satisfactory to, the Administrative Agent, the Collateral Agent and all other Secured Parties:
(a)    Kirkland & Ellis LLP (“Kirkland”), counsel for the Obligors and the other Companies Entities, addressing customary corporate and enforceability matters, and security matters; and
(b)    a nationally recognized law firm serving as local counsel to the Companies Entities, covering permitting and state and federal energy regulatory matters.
SECTION 5.2.6    Collateral. The Collateral Agent shall have been granted on the Initial Credit Extension Date, for the benefit of the Secured Parties, first priority perfected Liens on the Collateral (subject only to Permitted Liens), and in that connection, shall have received or waived delivery requirements with respect to:
(a)    (i) the certificates evidencing all of the issued and outstanding shares of Equity Interest pledged pursuant to the Security Documents, which certificates in each case shall be accompanied by undated instruments of transfer duly executed in blank, and (ii) such other instruments and documents as shall be reasonably necessary to perfect the first priority security interest (subject to certain Permitted Liens) of the Collateral Agent in all shares of Equity Interest and any instruments comprising Collateral; and
(b)    executed copies of UCC financing statements (Form UCC-1) naming each such Obligor executing the Borrower Parent Pledge Agreement and the Guaranty/Pledge and Security Agreement as a debtor and the Collateral Agent as the secured party, or other similar instruments or documents to be filed under the UCC of all jurisdictions as may be reasonably necessary to

97	Big 5 Refinancing – Senior 1 Credit Agreement

perfect the security interests of the Collateral Agent pursuant to the Borrower Parent Pledge Agreement and the Guaranty/Pledge and Security Agreement (“Filing Statements”).
SECTION 5.2.7    Lien Searches; Payoff; Amendment of Existing LC Facilities. With respect to the Company Entities, the Administrative Agent shall have received, as applicable:
(a)    the results of recent lien, judgment and litigation searches in each of the jurisdictions in which UCC financing statements or other filings or recordation should be made to evidence or perfect security interests in the Collateral;
(b)    a payoff letter evidencing that upon receipt of the proceeds of the Loans on the Initial Credit Extension Date, the Liens of the providers of the Indebtedness under the Existing Note Purchase Documents will be terminated and released without any further action (and the Borrower and the Collateral Agent (or their designee) shall be entitled to file UCC-3 termination statements and other collateral releases necessary to further evidence such release and termination), the indebtedness under the Existing Note Purchase Documents will be repaid in full and discharged and all commitments thereunder terminated, in each case, substantially concurrently with the Borrowing to be made on the Initial Credit Extension Date; and
(c)    amendments to the agreements governing the Existing LC Facilities to reflect the repayment of the obligations under the Existing Note Purchase Documents and related collateral releases as described in clause (b) above.
SECTION 5.2.8    Consultant Reports. The Administrative Agent shall have received each of the following with respect to each Project (and, to the extent applicable, the relevant Project Company and Class B Member):
(a)    (i) the Independent Engineer’s Report in respect of each Project and (ii) a corresponding reliance letter (to the extent the report is not addressed to the Lenders or to the Administrative Agent on behalf of the Lenders) with respect to such Independent Engineer’s Report that shall entitle the Agents and the Lenders to rely upon such Independent Engineer’s Report, and such reliance letter and report shall be in form and substance reasonably satisfactory to the Administrative Agent;
(b)    the Insurance Broker’s certificate in respect of such Project, in substantially the form of Exhibit G or otherwise in form and substance satisfactory to the Administrative Agent, certifying that the insurance policies required under Section 7.3 in respect of such Project are in full force and effect, all premiums then due thereon have been paid in full or are not in arrears and that, in the opinion of such Person, such insurance otherwise complies with the insurance requirements set forth in Section 7.3;
(c)    (i) the Market Consultant’s Report and (ii) a corresponding reliance letter (to the extent the report is not addressed to the Lenders or to the Administrative Agent on behalf of the Lenders) with respect to such Market Consultant’s Report that shall entitle the Agents and the Lenders to rely upon such Market Consultant’s Report, and such reliance letter and report shall be in form and substance reasonably satisfactory to the Administrative Agent; and

98	Big 5 Refinancing – Senior 1 Credit Agreement

(d)    (i) the Transmission Consultant’s Report in respect of each Project and (ii) a corresponding reliance letter (to the extent the report is not addressed to the Lenders or to the Administrative Agent on behalf of the Lenders) with respect to such Transmission Consultant’s Report that shall entitle the Lenders to rely upon such Transmission Consultant’s Report, and such reliance letter and report shall be in form and substance reasonably satisfactory to the Administrative Agent.
SECTION 5.2.9    Borrowing Request and Funds Flow Memorandum. The Administrative Agent shall have received (a) a Borrowing Request from the Borrower at least three (3) Business Days prior to the Initial Credit Extension Date, (b) the Funds Flow Memorandum, (c) a duly executed letter of direction from the Borrower addressed to the Administrative Agent, on behalf of itself and the Credit Parties, directing the disbursement on the Initial Credit Extension Date of the proceeds of the Borrowing made on such date as set forth in the Funds Flow Memorandum, (d) the Base Case Model (Initial Credit Extension Date) and (e) an unaudited and consolidated pro forma balance sheet of the Borrower Parent and its Subsidiaries (giving effect to the Transactions).
SECTION 5.2.10    Sponsor Equity Contribution. Substantially concurrently with the initial Credit Extension, the Sponsor shall have funded in cash to the Borrower an amount not less than the Minimum Sponsor Equity to be applied in accordance with the Funds Flow Memorandum.
SECTION 5.2.11    Representations and Warranties. The representations and warranties set forth in each Loan Document shall be, in each case, true and correct in all material respects as of the Initial Credit Extension Date (except to the extent any such representation and warranty itself is qualified by “materiality,” “Material Adverse Effect” or similar qualifier, in which case, it shall be true and correct in all respects) with the same effect as if then made (unless stated to relate solely to an earlier date, in which case such representations and warranties were true and correct as of such earlier date).
SECTION 5.2.12    No Default. No Default or Event of Default has occurred and is continuing or will result from the making of the requested Borrowing.
SECTION 5.2.13    Outside Date. The Initial Credit Extension Date shall occur on or prior to January 31, 2024.
SECTION 5.3    Conditions Precedent to All Other Credit Extensions. Subject to Section 2.6.2(b), the obligation of each Lender (or the Administrative Agent on its behalf) and each LC Issuer to make any Credit Extension (other than the initial Credit Extension) shall be subject to the satisfaction of each of the conditions precedent set forth below.
SECTION 5.3.1    Compliance with Warranties, No Default, etc. Subject to Section 2.6.2(b), which provides for the sole and exclusive conditions precedent to any Project LC Loan or DSR LC Loan, and Section 2.1.2, which provides for the sole and exclusive conditions precedent to any amendment or increase of the Stated Amount of any existing Project Letter of

99	Big 5 Refinancing – Senior 1 Credit Agreement

Credit, both immediately before and immediately after giving effect to any Credit Extension, the following statements shall be true and correct:
(a)    with respect to any Credit Extension to be made, the representations and warranties set forth in each Loan Document are, in each case, true and correct in all material respects (except to the extent any such representation and warranty itself is qualified by “materiality,” “Material Adverse Effect” or similar qualifier, in which case, it shall be true and correct in all respects) with the same effect as if then made (unless stated to relate solely to an earlier date, in which case such representations and warranties were true and correct as of such earlier date); and
(b)    no Default or Event of Default has occurred and is continuing or will result from the making of the requested Credit Extension.
SECTION 5.3.2    Credit Extension Request, etc. Subject to Section 2.6.2(b), the Administrative Agent shall have received a Borrowing Request if Loans are being requested, or an Issuance Request if a Letter of Credit is being requested or extended or the Stated Amount thereof increased. Each of the delivery of a Borrowing Request or Issuance Request and the acceptance by the Borrower of the proceeds or benefits of such Credit Extension shall constitute a representation and warranty by the Borrower that on the date of such Credit Extension (both immediately before and after giving effect to such Credit Extension and the application of the proceeds thereof) the statements required to be true and correct under Section 5.3.1 as a condition to such Credit Extension are true and correct in all material respects.
SECTION 5.4    Determinations Under Article V. For purposes of determining compliance with the conditions specified in Section 5.1, Section 5.2 and Section 5.3, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to such Lender unless an officer of the Administrative Agent responsible for the transactions contemplated by the Loan Documents shall have received notice from such Lender prior to the Closing Date, the Initial Credit Extension Date or such other applicable date specifying its objection thereto and, to the extent applicable, such Lender shall not have made available to the Administrative Agent such Lender’s ratable portion of such Borrowing.
ARTICLE VI
REPRESENTATIONS AND WARRANTIES
In order to induce the Credit Parties party hereto to enter into this Agreement and to make Credit Extensions hereunder, the Borrower and the Borrower Parent, solely as applicable and only with respect to itself, represents and warrants as set forth in this Article, on the Closing Date and the date of any Credit Extension.
SECTION 6.1    Organization; Power and Authority. Each Company Entity is a limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and is duly qualified as a foreign corporation and is in good standing in each jurisdiction in which such qualification is required by law, other than those

100	Big 5 Refinancing – Senior 1 Credit Agreement

jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each Project Company has the limited liability power and authority to own or hold under lease the properties it purports to own or hold under lease, to transact the business it transacts and proposes to transact; other than where failure could not individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each Obligor has the limited liability power and authority to execute and deliver this Agreement and each other Loan Document to which it is a party and to perform the provisions hereof and thereof.
SECTION 6.2    Authorization, Etc. This Agreement and, upon the execution and delivery thereof, the other Loan Documents have been duly authorized by all necessary corporate action on the part of the Obligors party thereto, and this Agreement constitutes, and upon execution and delivery thereof, each other Loan Document will constitute, a legal, valid and binding obligation of the Obligors party thereto enforceable against the Obligors in accordance with its terms, except as such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
SECTION 6.3    Disclosure.
(a)    The Loan Documents, the financial statements listed delivered pursuant to Section 5.1.3(a) and the documents, certificates or other writings delivered to the Credit Parties by or on behalf of the Borrower in connection with the Transactions contemplated hereby and identified in Schedule 6.3 (other than the projections, forward-looking statements and pro forma financial information contained in such materials, and any reports prepared by any third party, other than any information in such reports that has been provided by or on behalf of the Borrower) (such documents, certificates or other writings and such financial statements delivered to the Credit Parties on or prior to the Closing Date being referred to, collectively, as the “Disclosure Documents”), taken as a whole, do not, as of the date they are delivered, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein not misleading in light of the circumstances under which they were made (giving effect to supplements and updates thereto).
(b)    The unaudited pro forma consolidated balance sheet of the Borrower Parent and its Subsidiaries as of the Closing Date (the “Pro Forma Balance Sheet”), as delivered in accordance with Section 5.2.9, has been prepared giving effect (as if such events had occurred on such date) to (i) the Loans to be made on the Initial Credit Extension Date and the use of proceeds thereof and (ii) the payment of fees and expenses in connection with the foregoing. The Pro Forma Balance Sheet and the financial projections and other projected financial and operating data relating to the Projects contained in the Base Case Model, as updated or supplemented and provided to the Administrative Agent prior to the Closing Date (but with such updates and supplements reflecting financial data that is not materially worse compared to the data previously provided to the Administrative Agent) (including, without limitation, in the Independent Engineer’s Report), (A) are, in the judgment of the Borrower as to the matters covered thereby, reasonable as of their date; (B) are based on assumptions that the Borrower

101	Big 5 Refinancing – Senior 1 Credit Agreement

considers reasonable as to all factual and legal matters material to the estimates therein, all of which assumptions, to the extent material, are fairly disclosed in the Pro Forma Balance Sheet and the Base Case Model; (C) are in all material respects consistent with the provisions of the Transaction Documents and the Governmental Approvals applicable to the Company Entities or the Projects; (D) to the Borrower’s Knowledge, have been prepared in good faith and with due care; and (E) fairly represent the Borrower’s expectation as to the matters covered thereby as of the date thereof (it being understood that such projections are subject to significant uncertainties and contingencies and that no assurance can be given that any particular projection will be realized and that actual results may differ and such differences may be material). As of the Closing Date and the Initial Credit Extension Date, none of the information provided by the Borrower forming the basis of such projections and assumptions has changed since they were originally prepared so as to materially affect such projections and assumptions.
(c)    As of the the Initial Credit Extension Date, the information included in the Beneficial Ownership Certification delivered pursuant to Section 5.1.6 is, to the knowledge of the Borrower, true and correct in all respects.
SECTION 6.4    Organization and Ownership of Shares of Subsidiaries; Affiliates.
(a)    The Borrower directly owns, and is the sole beneficial and record owner of fifty percent (50%) of the Equity Interest of Big 5 Parent, which in turn owns one hundred percent (100%) of the Equity Interests of Big 5, which in turn owns one hundred percent (100%) of the Equity Interests of the Class B Member Parents, in each case, free and clear of all Liens other than Permitted Liens. Athos I Member Parent and Athos II Member Parent collectively own, and are the sole beneficial and record owners of, one hundred percent (100%) of the Equity Interests of Athos Class B Member. Athos Class B Member owns, and is the sole beneficial and record owner of, all of the Class B Membership Interests of Athos Tax Equity Partnership, which in turn is the sole beneficial and record owner of all one hundred percent (100%) of the Equity Interests of Athos I and Athos II. Aragorn Member Parent and Titan Member Parent collectively own, and are the sole beneficial and record owners of, one hundred percent (100%) of the Equity Interests of Aragorn and Titan Class B Member. Aragorn and Titan Class B Member owns, and is the sole beneficial and record owner of, all of the Class B Membership Interests of Aragorn and Titan Tax Equity Partnership, which in turn is the sole beneficial and record owner of all one hundred percent (100%) of the Equity Interests of Aragorn and Titan. Juno Member Parent owns, and is the sole beneficial and record owner of, one hundred percent (100%) of the Equity Interests of Juno Class B Member. Juno Class B Member owns, and is the sole beneficial and record owner of, all of the Class B Membership Interests of Juno Tax Equity Partnership, which in turn is the sole beneficial and record owner of all one hundred percent (100%) of the Equity Interests of Juno. One hundred percent (100%) of the Equity Interest in the Borrower is owned by the Borrower Parent and the Borrower and Senior Holdco 2 Borrower are the only direct Subsidiaries of the Borrower Parent.
(b)    All of the Equity Interests described in clause (a) above (i) have been duly authorized, validly issued and were not issued in violation of any Person’s preemptive or other purchase rights, (ii) are fully paid, and (iii) are non-assessable and were issued in compliance with Applicable Laws. As of the Initial Credit Extension Date, upon the fulfillment of the

102	Big 5 Refinancing – Senior 1 Credit Agreement

conditions in Section 5.2.7, no Loan Party has issued and has outstanding any certificates or other instruments to evidence any Equity Interest other than any certificates that have been delivered to the Collateral Agent. Other than as contemplated by the definition of Class B Membership Interests, as of the Initial Credit Extension Date, such Equity Interests constitute one hundred percent (100%) of the issued, outstanding equity interests, securities and ownership interests of such Loan Party. As of the Initial Credit Extension Date, there is no existing option, warrant, call, right, commitment or other agreement to which a Loan Party is a party requiring, and there is no Equity Interest of a Loan Party outstanding upon which conversion or exchange would require, the issuance by a Loan Party of any Equity Interest of such Loan Party or other Equity Interest convertible into, exchangeable for or evidencing the right to subscribe for or purchase, Equity Interest of the Loan Parties.
(c)    No Company Entity (i) has conducted any business other than the business contemplated by the Transaction Documents and (ii) is a general partner or a limited partner in any general or limited partnership or a joint venture in any joint venture, except pursuant to the Tax Equity Documents.
SECTION 6.5    Financial Statements; Material Liabilities. The financial statements delivered pursuant to Section 5.1.3 or Section 7.1, as applicable, (including in each case the related schedules and notes) fairly present in all material respects the consolidated financial position of the Company Entities as of the respective dates specified in such Section 5.1.3 or Section 7.1, as applicable, and the consolidated results of their operations and cash flows for the respective periods so specified and have been prepared in accordance with GAAP consistently applied throughout the periods involved except as set forth in the notes thereto (subject, in the case of any interim financial statements, to normal year-end adjustments). Except for those liabilities (i) that have been disclosed or otherwise accounted for in such financial statements, (ii) created pursuant to the Transaction Documents, or (iii) otherwise disclosed in writing to Administrative Agent prior to the date hereof, (A) to the Borrower’s Knowledge for all periods prior to the Closing Date, no Obligor has any material liabilities, direct or contingent, and (B) no Obligor has any liabilities, direct or contingent, which could reasonably be expected to have a Material Adverse Effect.
SECTION 6.6    Compliance with Law, Other Instruments, Etc. The execution, delivery and performance by the Obligors of this Agreement and the Loan Documents to which it is a party, in each case, upon the execution thereof, will not (a) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of the Company Entities under, any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, corporate charter, regulations or by-laws, shareholders agreement or any other agreement or instrument to which the Company Entities are bound or by which the Company Entities or any of their respective properties may be bound or affected other than in accordance with any of the Loan Documents, (b) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority applicable to the Company Entities or (c) violate any Applicable Law applicable to the Company Entities other than, in the case of the preceding clauses (b) through (c), any such conflict, contravention, creation, default, breach, or violations that has not and could not reasonably be expected to result in a Material Adverse Effect.

103	Big 5 Refinancing – Senior 1 Credit Agreement

SECTION 6.7    Governmental Authorizations, etc. No consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by the Obligors of this Agreement or the Loan Documents to which it is a party except in each case for (a) those that have otherwise been obtained or made and which remain in full force and effect, (b) filings and recordings which are necessary to perfect the security interests and other Liens created under the Security Documents, or exemption by, any Governmental Authority and (c) any such approvals, consents, authorizations, filings or notice which if not obtained and maintained in full force and effect could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
SECTION 6.8    Litigation; Observance of Agreements, Statutes and Orders.
(a)    Except as described in Schedule 6.8, there are no actions, suits, investigations or proceedings pending or, to the best of the Borrower’s Knowledge, threatened (i) against or affecting any Company Entity or any property of the Company Entities in any court or before any arbitrator of any kind or before or by any Governmental Authority that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or (ii) which purports to adversely affect the legality, validity or enforceability of any Loan Document or the Transactions.
(b)    Except as described in Schedule 6.8, to the Borrower’s Knowledge, no Company Entity is (i) in violation of any order, judgment, decree or ruling of any court, any arbitrator of any kind or any Governmental Authority, (ii) in violation of any Applicable Law (including Environmental Laws or the USA PATRIOT Act, but excluding Anti-Corruption Laws and Sanctions), in each case which default or violation could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or (iii) in violation of any Anti- Corruption Laws and Sanctions.
SECTION 6.9    Taxes. The Company Entities have filed all U.S. federal and other material tax returns that are required to have been filed in any jurisdiction, and have paid all taxes shown to be due and payable (taking into account any valid extensions of time within which to file Tax returns) on such returns and all other taxes and assessments levied upon them or their properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent, except for any taxes and assessments (a) the amount of which, individually or in the aggregate, is not Material or (b) the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which the Company Entities, as the case may be, have established adequate reserves in accordance with GAAP. Each Company Entity is either “disregarded” as an entity separate from the Sponsor Parent within the meaning of Treasury Regulations section 301.7701-3 or a partnership for U.S. federal and state income Tax purposes, and has been treated as “disregarded” as an entity separate from its owner within the meaning of Treasury Regulations section 301.7701-3 or as a partnership for U.S. federal and state income Tax purposes at all times since its formation.
SECTION 6.10    Title to Property; Leases. The Company Entities have good and sufficient title to their respective properties that individually or in the aggregate are Material,

104	Big 5 Refinancing – Senior 1 Credit Agreement

including all such properties reflected in the most recent audited balance sheet referred to in Section 5.1.3 or purported to have been acquired by the Company Entities after such date (except as sold or otherwise disposed of in the ordinary course of business). The Project Companies have good and valid title to, or a good and valid leasehold or easement estate in (as the case may be), and is the owner or otherwise has access to all right, title and interest in all of the all of the Assets necessary to own, operate and maintain the applicable Project (the “Project Company Assets”), in each case free and clear of Liens other than Permitted Liens. All leases that individually or in the aggregate are Material are valid and subsisting and are in full force and effect in all material respects.
SECTION 6.11    Governmental Approvals, Etc.
(a)    All Governmental Approvals currently required for the operation, maintenance or ownership of the Projects have been obtained and are listed in Part A of Schedule 6.11 (Governmental Approvals already obtained), other than those Governmental Approvals which (i) are ministerial in nature, (ii) are customarily obtained in the ordinary course of business, (iii) are not required to be obtained prior to the date on which this representation is made in light of the nature of the applicable Project, (iv) can reasonably be expected to be obtained in due course as and when necessary without material cost or material changes in operation, and (v) the failure of which to be obtained would not reasonably be expected to result in a Material Adverse Effect. As of the Closing Date and the Initial Credit Extension Date, each of the Governmental Approvals set forth on Part A of Schedule 6.11 have been validly made, are final and in full force and effect and have not been terminated or revoked. Except as described in Part B of Schedule 6.11, no Company Entity or, to the Borrower’s Knowledge, any other Person that is a contractor or operator for the applicable Project Company, is in breach, material noncompliance or default (and, to the Borrower’s Knowledge with the giving of written notice or lapse of time or both, would not reasonably be expected to be in breach, material noncompliance or default) under any Governmental Approval set forth on Part A of Schedule 6.11 and no judicial, administrative or other proceedings are pending or, to the Borrower’s Knowledge, threatened in writing, seeking injunction, material modification or revocation of such Governmental Approvals.
(b)    Without limiting the foregoing, no written notice of noncompliance or default that would reasonably be expected to result in a Material Adverse Effect from any Governmental Authority has been received by any Company Entity or any of its Affiliates with respect to any Governmental Approval set forth on Part A of Schedule 6.11. No event has occurred and is continuing that permits or that is reasonably likely to cause or to permit any material adverse modification, revocation or termination of, or any other material adverse change in, or would prevent any Company Entity’s or any other Person’s compliance with, any such Governmental Approval. No Company Entity nor any of its Affiliates has received written notice of any revocation or termination of any such Governmental Approval or material modification of the requirements of any such Governmental Approval, administrative or judicial challenge to any such Governmental Approval or litigation, initiative, referenda or moratoria having been filed, circulated or initiated against any such Governmental Approval and, to Borrower’s Knowledge, no information has been received by any Company Entity or any of its Affiliates that could reasonably be expected to prevent any such Company Entity from maintaining any such Governmental Approval in full force and effect.

105	Big 5 Refinancing – Senior 1 Credit Agreement

(c)    The Borrower has delivered to the Administrative Agent a true, correct and complete copy of each Governmental Approval set forth on Part A of Schedule 6.11.
SECTION 6.12    Employee Benefit Plans; Labor Matters.
(a)    No Company Entity employs, or has ever employed, any employees. No Company Entity sponsors, maintains, or contributes to, has any obligation to contribute to, or has any liability with respect to, and since the date of its creation has never sponsored, maintained, contributed to, had any obligation to contribute to, or otherwise had any liability with respect to (including without limitation through any ERISA Affiliate) any ERISA Plan or Multiemployer Plan.
(b)    No Obligor is (i) a “benefit plan investor” as defined in Section 3(42) of ERISA or (ii) subject to any Similar Law that would be violated by any of the Transactions contemplated under the Loan Documents.
(c)    There is no strike, work stoppage or labor dispute in existence or threatened involving labor at any Project site and relating to any Project that could reasonably be expected to have a Material Adverse Effect.
SECTION 6.13    Use of Proceeds; Margin Regulations.
(a)    The Borrower will apply the proceeds of (a) the Term Loans hereunder to (i) repay or redeem existing Indebtedness of Big 5 as set forth in the Funds Flow Memorandum on the Initial Credit Extension Date (including Indebtedness outstanding under the Existing Note Purchase Documents) and (ii) pay (or reimburse the Borrower and its Affiliates for) fees, costs and expenses related to the Loan Documents and the transactions contemplated thereby (including any swap breakage costs and the Credit Parties’ fees and other applicable transaction costs due and payable as of the Initial Credit Extension Date) including any fees set forth in the Funds Flow Memorandum, (b) the Project LC Loans, solely for reimbursement of draws on Project Letters of Credit and (c) the DSR LC Loans, solely for reimbursement of draws on DSR Letters of Credit.
(b)    The Borrower will use the Project Letters of Credit to support contractual obligations of the Project Companies under Material Project Documents as specified in Schedule IV, as such schedule may be updated from time to time as agreed between the Borrower and the applicable Project LC Issuer. The Borrower will use the DSR Letters of Credit to (i) support contractual obligations of the Borrower in respect of the Required Reserve Amount and (ii) provide liquidity support in respect of Offtake LD Payments (as defined in the Depositary Agreement) to the Project Companies in an amount not to exceed $5,000,000. No part of the proceeds from the Loans will be used, directly or indirectly, for the purpose of buying or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (12 CFR 221), or for the purpose of buying or carrying or trading in any Securities under such circumstances as to involve the Borrower in a violation of Regulation X of said Board (12 CFR 224) or to involve any broker or dealer in a violation of Regulation T of said Board (12 CFR 220). Margin stock does not constitute any of the value of the consolidated assets of the Company Entities and the Borrower does not have any present intention that margin stock

106	Big 5 Refinancing – Senior 1 Credit Agreement

will constitute any of the value of such assets. As used in this Section, the terms “margin stock” and “purpose of buying or carrying” shall have the meanings assigned to them in said Regulation U.
SECTION 6.14    Existing Indebtedness; Future Liens.
(a)    There is no outstanding Indebtedness of the Company Entities other than Permitted Indebtedness.
(b)    Neither the Borrower nor any other Company Entity has agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien other than Permitted Liens.
SECTION 6.15    Foreign Asset Control Regulations, Etc..
(a)    Neither the Borrower nor any Controlled Entity (i) is a Blocked Person or (ii) has been notified that it is reasonably likely in the future to become a Blocked Person.
(b)    Neither the Borrower nor any Controlled Entity (i) is in violation of any applicable Sanctions, Anti-Money Laundering Laws or Anti-Corruption Laws, or (ii) to the Borrower’s Knowledge, is under investigation by any Governmental Authority for possible violation of any Sanctions, Anti-Money Laundering Laws or Anti-Corruption Laws.
(c)    The Borrower has established policies, procedures and controls which it reasonably believes are adequate (and otherwise comply with applicable law) to ensure that the Borrower and each Controlled Entity is and will continue to be in compliance with all applicable Sanctions, Anti-Money Laundering Laws and Anti-Corruption Laws.
SECTION 6.16    Environmental Matters.
(a)    Neither the Borrower nor any other Company Entity has knowledge of any pending claim or has received any written notice of any unresolved claim and no pending proceeding has been instituted asserting any claim against the Borrower or any Company Entity or any of its Real Property or other assets now or formerly owned, leased or operated by any of them, alleging violation of any Environmental Laws, except, in each case, such as could not reasonably be expected to result in a Material Adverse Effect.
(b)    Neither the Borrower nor any other Company Entity has knowledge of any claims, public or private, of violation of Environmental Laws by the Borrower or any other Company Entity or Releases emanating from, occurring on or in any way related to the Real Property or to other Project Company Asset or their use, except, in each case, such as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
(c)    Neither the Borrower nor any other Company Entity has Released any Hazardous Materials on the Real Property now or formerly owned, leased or operated by any of them in a

107	Big 5 Refinancing – Senior 1 Credit Agreement

manner which is contrary to any Environmental Law that could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
(d)    Neither the Borrower nor any other Company Entity has disposed of any Hazardous Materials in a manner which is contrary to any Environmental Law that could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
(e)    All buildings on the Real Property are in compliance with applicable Environmental Laws, except where failure to comply could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
SECTION 6.17    Investment Company Act. No Obligor is and, after giving effect to the Transactions, no Obligor will be, an “investment company” or a company controlled by an “investment company” within the meaning of the Investment Company Act of 1940, as amended (the “Investment Company Act”).
SECTION 6.18    Energy Regulatory Matters.
(a)    Each Project Company (i) is an EWG and (ii) is exempt from FERC regulation under PUHCA to the extent provided for by 18 C.F.R. § 366.7(e).
(b)    Each of the Company Entities is either (i) not a “holding company” as defined in Section 1268(8) of PUHCA and 18 C.F.R. § 366.1 of FERC’s regulations or (ii) a “holding company” under PUHCA solely with respect to direct or indirect ownership of one or more EWGs and exempt from FERC regulation under PUHCA to the extent set forth in 18 C.F.R. § 366.3(a).
(c)    Each of the CAISO Region Project Companies is a “public utility” under the FPA with MBR Authority, which is in full force and effect, and no other Company Entity is subject to regulation as a “public utility” within the meaning of Section 201(e) of the FPA.
(d)    No Company Entity is subject to (i) regulation as a “public utility,” “electric utility,” “transmission and distribution utility” or “retail electric provider” under PURA or the PUCT’s regulations thereunder; or (ii) rate regulation as a “public utility” or “electric service provider” as those terms are defined in the California Public Utilities Code, or the CPUC’s decisions and orders thereunder.
(e)    Each ERCOT Region Project Company is in compliance in all material respects with (i) the requirements of the ERCOT Protocols, (ii) all applicable NERC requirements, (iii) all applicable regulations of the PUCT and (iv) all applicable requirements of PURA.
(f)    Each ERCOT Region Project Company has registered as (i) a Power Generation Company under § 25.109 of the Substantive Rules of the PUCT and (ii) is a Resource Entity under the ERCOT protocols.
(g)    Each CAISO Region Project Company is in compliance in all material respects with (ii) the applicable requirements of the CAISO tariff and business practice manuals, (ii) all

108	Big 5 Refinancing – Senior 1 Credit Agreement

applicable NERC requirements, (iii) all applicable requirements of the CPUC and (iv) all applicable requirements of the FPA, PUHCA and the California Public Utilities Code.
(h)    The execution and delivery of this Agreement, the consummation of the transactions contemplated by this Agreement or the performance of obligations under this Agreement, including the making of the Loans, does not require a filing with or prior authorization from FERC, PUCT, the CPUC, or any other applicable federal or state energy regulatory authority.
(i)    None of the Secured Parties will, solely as the result of the execution and delivery of this Agreement, the consummation of the transactions contemplated by this Agreement, or the performance of obligations under this Agreement, including the making of the Loans, be or become subject to regulation under the FPA, PURA or the California Public Utilities Code, except for regulation that results solely and exclusively from an exercise of remedies hereunder by or for the Secured Parties.
SECTION 6.19    Real Property.
(a)    Schedule 6.19 contains a true, complete and correct list of all material Contracts entered into, assigned to or assumed by each Company Entity and creating or modifying any interest in Real Property for such Company Entity, and all material Supplements thereto (collectively, the “Real Property Agreements”). To the Borrower’s Knowledge, and except as disclosed in the Title Insurance Policy with respect to each Project, there are no Contracts subjecting the Real Property to any easement or other Lien relating to conservation or preservation.
(b)    The Real Property with respect to each Project, when taken together with the necessary easements, rights of way, agreements and other rights for the interconnection and utilization of feeder lines and for access to such Project that are owned or to which such Project has access, is sufficient to interconnect, own, operate and maintain such Project.
SECTION 6.20    Material Project Documents; Tax Equity Documents.
(a)    Schedule 6.20 contains a true, complete and correct list of all Material Project Documents and Tax Equity Documents and all amendments and supplements thereto and all waivers of any material right thereunder, to which any Company Entity is a party with respect to its Project.
(b)    Each Material Project Document is in full force and effect, and constitutes a legal, valid, binding and enforceable obligation as to the Company Entity that is a party thereto, and to the Borrower’s Knowledge, the applicable Project Counterparty thereto, except, in each case, as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or other similar laws affecting the enforcement of creditors’ rights and subject to general equitable principles.

109	Big 5 Refinancing – Senior 1 Credit Agreement

(c)    There is no default or event of default under any Material Project Document which could, either immediately or with the passage of time or giving of notice, entitle any Project Counterparty party thereto the right to terminate such Material Project Document.
(d)    Each Tax Equity Document is in full force and effect, and constitutes a legal, valid, binding and enforceable obligation as to the Company Entity that is a party thereto, and to the Borrower’s Knowledge, any other party thereto, except, in each case, as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or other similar laws affecting the enforcement of creditors’ rights and subject to general equitable principles.
(e)    There is no breach under any Tax Equity Document which could, either immediately or with the passage of time or giving of notice, entitle any party to a Tax Equity Document (other than any Company Entity) to the right to terminate such Tax Equity Document or make an indemnity claim thereunder.
(f)    No event, act, circumstance or condition has occurred and is continuing that constitutes a force majeure event (however titled) under any Material Project Document or Tax Equity Document relating to a Project or Project Company that would reasonably be expected to have a Material Adverse Effect.
SECTION 6.21    Solvency. After giving effect to the Credit Extensions made on the Initial Credit Extension Date to the Borrower and the performance of its obligations pursuant to the Loan Documents, the sum of the assets, at a fair valuation, of the Borrower taken as a whole will exceed its total liabilities (including contingent liabilities), the present fair salable value of the assets of the Borrower is not less than the amount that will be required to pay the probable liabilities of the Borrower on its debt as they become absolute and matured, the Borrower will not have incurred (as a result of the Loans contemplated hereby and assumption of its obligations pursuant to the Loan Documents) and does not intend to incur, and does not believe that it will incur, debts beyond its ability to pay such debts as such debts mature.
SECTION 6.22    Brokers. No Company Entity nor any of its Affiliates has engaged any broker, finder or agent in connection with the Transactions so as to give rise to any claim against the Credit Parties or any of their Affiliates for any brokerage or finder’s commission, fee or similar compensation.
SECTION 6.23    No Default or Event of Default. No Default or Event of Default has occurred and is continuing under or with respect to the Loan Documents.
SECTION 6.24    No Material Adverse Effect. Since December 31, 2022, there has occurred no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect that is continuing.
SECTION 6.25    Security Documents. On and from the Initial Credit Extension Date, the Security Documents create in favor of the Secured Parties legal, valid, continuing and enforceable security interests in the Collateral, the enforceability of which is subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’

110	Big 5 Refinancing – Senior 1 Credit Agreement

rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
SECTION 6.26    Priority. The Obligations will at all times rank in right of payment and of collateral security equal in right of payment with or senior in right of payment to, and senior in right of collateral security (other than Permitted Liens) to, all other obligations of the Borrower other than those that have priority under Applicable Law.
SECTION 6.27    Intellectual Property. Each Company Entity owns or has the right to use all patents, trademarks, service marks, trade names, domain names, copyrights, licenses and other rights which are necessary for the ownership, construction, and operation of the Projects, except where the failure of such Company Entity to so own or have the right to use could not reasonably be expected to have a Material Adverse Effect. To the Borrower’s Knowledge, excluding the use of commercially available “off-the-shelf” software, no material product, process, method, substance, part or other material presently contemplated, as of the Closing Date, to be sold or employed by a Company Entity in connection with its business will infringe any patent, trademark, service mark, trade name, domain name, copyright, license or other right owned by any other Person in a manner that could reasonably be expected to have a Material Adverse Effect.
SECTION 6.28    Deposit Account and Security Accounts. Other than accounts of the Borrower in existence on the Closing Date that are permitted to exist pursuant to Section 8.15, the Borrower does not have any Deposit Accounts or Securities Accounts, except those accounts set forth in the Depositary Agreement or otherwise permitted hereunder.
ARTICLE VII
AFFIRMATIVE COVENANTS
Each of the Loan Parties and the Borrower Parent, solely as applicable and only with respect to itself, covenants and agrees with each Lender and the Administrative Agent that, until the Termination Date has occurred, such Person will perform or cause to be performed the obligations set forth below.
SECTION 7.1    Financial Information, Reports, Notices, etc. The Borrower will furnish each Lender and the Administrative Agent copies of the following financial statements, reports, notices and information:
(a)    within ninety (90) days after the end of the first three Fiscal Quarters in each Fiscal Year of the Borrower, beginning with the Fiscal Quarter ending on March 31, 2024, duplicate unaudited copies of, (i) a consolidated balance sheet of the Borrower Parent as at the end of such Fiscal Quarter, and (ii) consolidated statements of income, changes in shareholders’ equity and cash flows of the Borrower Parent, for such Fiscal Quarter and (in the case of the second and third Fiscal Quarters) for the portion of the Fiscal Year ending with such Fiscal Quarter, setting forth in each case in comparative form the figures for the corresponding periods in the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP applicable to quarterly financial statements generally, and certified by an Authorized Financial Officer as

111	Big 5 Refinancing – Senior 1 Credit Agreement

fairly presenting, in all material respects, the financial position of the Borrower Parent and the results of its operations and cash flow, subject to changes resulting from year-end adjustments;
(b)    within one hundred fifty (150) days after the end of each Fiscal Year of the Borrower, commencing with the Fiscal Year ending December 31, 2024, duplicate audited copies of (i) a consolidated balance sheet of the Borrower Parent as at the end of such Fiscal Year, and (ii) consolidated statements of income, and cash flows of the Borrower Parent for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all in reasonable detail, prepared in accordance with GAAP, and accompanied by an opinion thereon (without a “going concern” or similar qualification or exception and without any qualification or exception as to the scope of the audit on which such opinion is based) of independent public accountants of recognized national standing, which opinion shall state that such financial statements present fairly, in all material respects, the financial position of the Borrower Parent and the results of its operations and cash flow and have been prepared in conformity with GAAP, and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards, and that such audit provides a reasonable basis for such opinion in the circumstances;
(c)    (i) concurrently with the delivery of the financial information pursuant to clauses (a) and (b), a Compliance Certificate (A) stating that no Default or Event of Default has occurred and is continuing (or, if a Default or Event of Default has occurred, specifying the details of such Default or Event of Default, as applicable, and the action that the Borrower has taken or proposes to take with respect thereto) and (B) setting forth the calculation required to establish the Debt Service Coverage Ratio for the period of two (2) consecutive completed Semi-Annual Periods of the Borrower ending on the last day of the Fiscal Quarter or Fiscal Year reported on in the financial statements delivered and (ii) upon request by the Administrative Agent, the Borrower shall make an Authorized Officer of the Borrower available for a telephonic meeting (at such time as may be agreed between the Borrower and the Administrative Agent) with the Administrative Agent and Lenders within ten (10) Business Days following delivery of the financial information delivered pursuant to clauses (a) and (b) to discuss such financial information;
(d)    no earlier than sixty (60) days and no later than thirty (30) days prior to the commencement of any Fiscal Year of the Borrower thereafter (commencing with the Fiscal Year starting January 1, 2025), deliver to the Administrative Agent a copy of the proposed Operating Budget for such year with respect to the operation and maintenance of the Projects and each Tax Equity Partnership, such proposed Operating Budget to include all Operation and Maintenance Expenses and Debt Service and other costs for the period, to the conclusion of the subsequent full Fiscal Year thereafter, and for the corresponding periods with respect to each subsequent annual operating budget, in substantially the form presented in the Base Case Model (each, an “Operating Budget”). No proposed Operating Budget shall be adopted or implemented by the Borrower without the prior written consent of the Administrative Agent; provided that no consent shall be required for the adoption or implementation of a proposed Operating Budget if the Operation and Maintenance Expenses set forth in such proposed Operating Budget do not exceed one hundred and twenty percent (120%) of those amounts for such Fiscal Year set forth

112	Big 5 Refinancing – Senior 1 Credit Agreement

in the Base Case Model. Copies of each final Operating Budget adopted shall be furnished to the Administrative Agent promptly upon its adoption;
(e)    as soon as available and in any event no later than forty-five (45) days after the end of any Fiscal Quarter, (i) notice of any material modification or supplement of a Material Project Document or Tax Equity Document (together with a copy thereof), and the execution of any Additional Material Project Document (together with a copy thereof), other than any such material modification or supplement, or Additional Material Project Document entered into with the consent of the Administrative Agent and Lenders as required by the terms of this Agreement, and (ii) an operating report in the form delivered by the Operator to the Borrower or the applicable Project Company, reflecting the actual operating information of the Borrower or such Project Company for such Fiscal Quarter based on information actually received as of such date by the Borrower or Project Company;
(f)    promptly, and in any event within five (5) Business Days after an Authorized Officer of the Borrower obtains actual knowledge of the occurrence and continuance thereof of any event or condition which constitutes a Default or Event of Default, a written notice specifying the nature and period of existence thereof and what action the Borrower is taking or proposes to take with respect thereto;
(g)    promptly, and in any event within five (5) Business Days after an Authorized Officer of the Borrower becomes aware of any of the following, a written notice setting forth the nature thereof and the action, if any, that the Borrower or an ERISA Affiliate proposes to take with respect to any event, transaction or condition that could reasonably be expected to result in the incurrence of any liability by any Company Entity or any ERISA Affiliate pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans (as defined in section 3(3) of ERISA), or in the imposition of any Lien on any of the rights, properties or assets of the Borrower (including on account any ERISA Affiliate) pursuant to Title I or IV of ERISA or such penalty or excise tax provisions of the Code, if, in each case, such liability or Lien, taken together with any other such liabilities or such Liens then existing, could reasonably be expected to have a Material Adverse Effect;
(h)    promptly, and in any event within thirty (30) days of receipt thereof, copies of any notice to any Company Entity from any Governmental Authority relating to the ownership, operation or maintenance of any Project that could reasonably be expected to have a Material Adverse Effect;
(i)    within ten (10) days following the date on which the Borrower’s auditors resign or the Borrower elects to change auditors, as the case may be, notification thereof, together with such further information as the Administrative Agent may reasonably request;
(j)    promptly, and in any event within ten (10) Business Days after an Authorized Officer of the Borrower obtains actual knowledge of the following; provided, however, in each case that the Borrower may maintain as confidential such actions, suits, proceedings, notices,

113	Big 5 Refinancing – Senior 1 Credit Agreement

correspondence, documents, and filings required to be maintained as confidential under Applicable Law:
(i)    (x) any material litigation instituted or threatened in writing, or material investigation is commenced, against any Company Entity or (y) any judgment is entered against any Company Entity the subject of which could reasonably be expected to have a Material Adverse Effect, and, to the extent the Administrative Agent requests, copies of all documentation relating thereto;
(ii)    the occurrence of a Material Adverse Effect, notice thereof and, to the extent the Administrative Agent requests, copies of all documentation relating thereto;
(iii)    any Casualty Event or Event of Eminent Domain in excess of five million dollars ($5,000,000) or any initiation of any condemnation proceedings involving all of any Project or its Real Property or any material portion thereof;
(iv)    (x) cancellation, revocation, non-renewal or other loss of any material Governmental Approval required for any Company Entity or the ownership, operation or maintenance of its Project, (y) material dispute between a Company Entity and any Governmental Authority in respect of any material Governmental Approval and (z) any material notice relating to the ownership, operation or maintenance of any Project delivered by any Obligor to any Governmental Authority;
(v)    a copy of any material written notice or report received or sent by a Company Entity under a Tax Equity Document or Material Project Documents, limted to copies of all material notices of (x) any event of default, force majeure event or termination event received by a Company Entity with respect to any Material Project Document and (y) a change of manager or indemnity claims made under any Tax Equity Document;
(vi)    any such actions, suits, or proceedings by a Governmental Authority involving an actual or alleged violation by the Sponsor, any Controlled Affiliate or any Company Entity of Anti-Corruption Laws or Sanctions;
(vii)    any material change in accounting policies or financial reporting practices by any Company Entity;
(viii)    any (A) noncompliance with or liability under any Environmental Law or Governmental Approval thereunder by any Company Entity, (B) Environmental Claim against any Company Entity or (C) Release of Hazardous Materials on or from any real property owned or operated by the Project Companies that, in any case of (A)-(C), whether individually or in the aggregate, has resulted in or could reasonably be expected to result in a Material Adverse Effect; and
(ix)    notice of any matter or condition that could reasonably be expected to have a Material Adverse Effect;

114	Big 5 Refinancing – Senior 1 Credit Agreement

(k)    such other financial and other information as any Lender through the Administrative Agent may from time to time reasonably request, including information and reports in such detail as the Administrative Agent may request with respect to the terms of and information provided pursuant to the Compliance Certificate and with respect to reconciling the financial information required to be delivered pursuant to Section 7.1(a) and (b) with the Operating Budget and the Base Case Model;
(l)    all identifying documentation and other information that a Lender reasonably requests, in order to comply with its ongoing obligations under applicable “know your customer” provisions of Anti-Money Laundering Laws, including the PATRIOT Act; and
(m)    promptly after an Authorized Officer of the Borrower obtains actual knowledge thereof, any change in the information provided in the Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified in parts (c) or (d) of such certification.
SECTION 7.2    Compliance with Laws; Governmental Approvals, Etc.
(a)    Without limiting Section 8.4, the Borrower will, and will cause each other Company Entity to, (i) comply with its Organizational Documents in all material respects, (ii) comply with all Applicable Laws (including Environmental Laws and the USA PATRIOT Act) and Governmental Approvals, except where noncompliance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (with the exception of Anti- Corruption Laws and Sanctions, which shall be complied with in all respects) and (iii) comply in all material respects with, and cause each Project to be operated and maintained in material compliance with, the applicable Material Project Documents and Tax Equity Documents, except where such noncompliance (x) with respect to any Offtake Agreement or Tax Equity Document, would not reasonably be expected to be material and adverse to the interest of the Secured Parties with respect to all of the Projects taken as a whole, and (y) with respect to any other Material Project Document, would not reasonably be expected to cause a Material Adverse Effect. The Borrower will, and will cause each other Company Entity to, obtain and maintain, and comply in all material respects with, all necessary Governmental Approvals with respect to its business and the ownership, maintenance and operation of each Project.
(b)    The Borrower will, and will cause each other Company Entity to, comply with all applicable Anti-Money Laundering Laws in all material respects.
(c)    The Borrower will, and will cause each other Company Entity to, maintain in effect and enforce, or remain subject to, policies and procedures designed to promote and achieve compliance by the Company Entities and their respective directors, officers, employees, and agents (in each case within the scope of his, her, or its relationship with such Company Entity) with Anti-Corruption Laws and Sanctions.
SECTION 7.3    Insurance. The Borrower will, and will cause each of the other Company Entities to, maintain or cause to be maintained insurance, (a) with respect to the Tax Equity Partnerships, the Project Companies and the Projects, to the extent the Tax Equity Documents are then in effect with respect thereto, in accordance with, and comply with the

115	Big 5 Refinancing – Senior 1 Credit Agreement

requirements set forth in the Tax Equity Documents (in each case, taking into account any consents or waivers provided in respect thereof) and (b) with respect to each other Company Entity (or otherwise if no applicable Tax Equity Documents with respect to any such Company Entity is then in effect), with financially sound and reputable insurers, insurance with respect to their respective properties and businesses against such casualties and contingencies, of such types, on such terms and in such amounts (including deductibles, co-insurance and self-insurance, if adequate reserves are maintained with respect thereto) as is customary in the case of entities of established reputations engaged in the same or similar business and similarly situated.
SECTION 7.4    Maintenance of Properties. The Borrower will, and will cause each other Company Entity to, operate and maintain the Projects in compliance with Prudent Industry Practices, the Material Project Documents and Tax Equity Documents to which such Company Entity is a party, except to the extent failure to so operate and maintain could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
SECTION 7.5    Payment of Taxes and Claims. The Borrower will, and will cause each other applicable Company Entity to, file all tax returns required to be filed in any jurisdiction and to pay and discharge all U.S. federal and other material taxes shown to be due and payable on such returns and all other taxes, assessments, governmental charges, or levies imposed on them or any of their properties, assets, income or franchises, to the extent the same have become due and payable and before they have become delinquent (taking into account any valid extensions of time within which to file Tax returns) and all claims for which sums have become due and payable that have or might become a Lien on properties or assets of the Borrower or Company Entities; provided that neither the Borrower nor any other Company Entity need pay any such tax, assessment, charge, levy or claim if (a) the amount, applicability or validity thereof is contested by the Borrower or such other Company Entity on a timely basis in good faith and in appropriate proceedings, and the Borrower or Company Entity has established adequate reserves therefor in accordance with GAAP on the books of the Borrower or such Company Entity or (b) the nonpayment of all such taxes, assessments, charges, levies and claims would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
SECTION 7.6    Corporate Existence, Etc. The Borrower will at all times preserve and keep its corporate existence in full force and effect. Subject to Section 8.2, the Borrower will at all times preserve and keep in full force and effect the corporate existence and qualification as a foreign corporation of each of the other Company Entities in each jurisidiction where the nature of its business or the location of its assets requires it to be so qualified (unless merged into the Borrower or a Wholly-Owned Subsidiary) and all rights and franchises of the Borrower and the other Company Entities unless, in the good faith judgment of the Borrower, the termination of or failure to preserve and keep in full force and effect such corporate existence, qualification, right or franchise could not, individually or in the aggregate, have a Material Adverse Effect.
SECTION 7.7    Books and Records; Visitations.
(a)    The Borrower will, and will cause each of the other Company Entities to, maintain proper books of record and account in conformity with GAAP and all applicable

116	Big 5 Refinancing – Senior 1 Credit Agreement

requirements of any Governmental Authority having legal or regulatory jurisdiction over the Borrower or such other Company Entity, as the case may be.
(b)    If no Default or Event of Default then exists, the Borrower shall permit each Credit Party or any of their representatives, upon reasonable prior notice to the Borrower, to visit the principal executive office of the Borrower, to discuss the affairs, finances and accounts of the Company Entities with the Borrower’s officers, and (with the consent of the Borrower, which consent will not be unreasonably withheld) to visit the other offices and properties of the Borrower and each Company Entity, all at such reasonable times and as often as may be reasonably requested in writing but in any event no more than once per Fiscal Year shall be at the cost of the Borrower unless otherwise agreed to by the Borrower in writing.
(c)    If a Default or Event of Default then exists, the Borrower shall permit each Credit Party or any of their representatives, at the expense of the Borrower to visit and visually inspect any of the offices or properties of the Company Entities, to examine all their respective books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers and independent public accountants (and by this provision the Borrower authorizes said accountants to discuss the affairs, finances and accounts of the Company Entities), all at such reasonably times and as often as may be reasonably requested; provided that such access does not unreasonably interfere with normal operations of such Company Entity or violate any legal obligation of such Company Entity and is subject to applicable security and safety requirements.
SECTION 7.8    Security; Additional Security; Release.
(a)    The Borrower shall, and shall (subject to Section 8.2 and Section 8.6) cause each other Obligor to, preserve and maintain the security interests granted under the Security Documents to which it is a party, including taking any such action at the Borrower’s cost and expense to promptly discharge any Lien (other than Permitted Liens) on the Collateral, and undertake all actions which are required by Applicable Law or are necessary or advisable to: (i) maintain the Collateral Agent’s security interest in the Collateral in full force and effect at all times (including the priority thereof), (ii) preserve and protect the Collateral and protect and enforce the Borrower’s, and each Obligor’s rights and title and the rights of the Collateral Agent and the other Secured Parties to the Collateral and (iii) enable the Secured Parties to enforce their respective rights in connection with the Collateral.
(b)    The Borrower shall, and shall cause each other Obligor to, execute, acknowledge where appropriate, and deliver, and cause to be executed, acknowledged where appropriate, and delivered, from time to time at the reasonable request of the Collateral Agent (acting on the written instruction of the Required Lenders) all such instruments (including financing statements, continuation statements and similar statements with respect to any Security Documents) and documents (including filings, recordings or registrations required by Applicable Law to be filed in respect of any Security Document) that are required by Applicable Law or which are necessary to maintain the Collateral Agent’s perfected security interest in the Collateral (subject to Permitted Liens) to the extent and in the priority required pursuant to the Security Documents.

117	Big 5 Refinancing – Senior 1 Credit Agreement

(c)    The Borrower shall at all times maintain the Collateral Accounts in accordance with the Depositary Agreement and the other Loan Documents.
(d)    After the Permitted LC Facility Pari Structure is implemented and becomes effective, the Borrower shall cause each Project Company whose Equity Interests are no longer directly or indirectly held by a Tax Equity Investor to execute the Guaranty/Pledge and Security Agreement or an Accession Agreement thereto and such Additional Security Documents as the Collateral Agent (in each case, at the direction of the Required Lenders) reasonably requests, in each case with respect to the Project owned by such Project Company within (i) twenty (20) Business Days (or such later date as reasonably approved by the Administrative Agent) or (ii) in the case of any mortgages on real property owned by such Project Company, within forty-five (45) days (or such longer period as resonably approved by the Administrative Agent) of (x) in the case of each Project Company other than Athos I, the date that the Equity Interests in such Project Company are no longer directly or indirectly held by a Tax Equity Investor and (y) in the case of Athos I, the Athos I First Lien Release Date; provided that any such Project Company shall only be required to use commercially reasonably efforts to obtain any consent to assignment.
(e)    In connection with the implementation of the Permitted LC Facility Pari Structure, the Borrower shall cause each Class B Member Parent or Class B Member to execute the Guaranty/Pledge and Security Agreement or an Accession Agreement thereto and such Additional Security Documents as the Administrative Agent reasonably requests, in each case with respect to such Class B Member Parent or Class B Member.
SECTION 7.9    Subsidiary Guarantors. The Borrower shall cause each of its Subsidiaries that becomes, or is required to become, a Guarantor, to:
(a)    enter into the Guaranty/Pledge and Security Agreement or an Accession Agreement thereto (a “Subsidiary Guaranty”); and
(b)    deliver the following to the Administrative Agent and the Collateral Agent, as applicable:
(i)    an executed counterpart of such Guaranty/Pledge and Security Agreement or an Accession Agreement; and
(ii)    all documents as may be reasonably requested by the Administrative Agent to evidence the due organization, continuing existence and, where applicable, good standing of such Subsidiary and the due authorization by all requisite action on the part of such Subsidiary of the execution and delivery of such Subsidiary Guaranty and the performance by such Subsidiary of its obligations thereunder.
SECTION 7.10    Use of Proceeds. The Borrower shall use the proceeds of the Loans in accordance with Section 6.13.

118	Big 5 Refinancing – Senior 1 Credit Agreement

SECTION 7.11    Exemption from Regulation and Maintenance of MBR and EWG Status.
(a)    The Borrower shall and shall cause each other Company Entity to take all necessary or appropriate actions, if any, so that:
(i)    the Borrower Parent, each Guarantor, and each other Company Entity (other than a CAISO Region Project Company) is not subject to regulation as a “public utility”, as that term is defined under the FPA;
(ii)    the Borrower Parent, each Guarantor, and each Company Entity is not subject to, or is exempt from, regulation under PUHCA to the extent set forth in either 18 C.F.R. § 366.3(a) or 18 C.F.R. § 366.7(e), as applicable;
(iii)    each ERCOT Region Project Company is not subject to rate regulation as a “public utility,” “electric utility,” “transmission and distribution utility” or “retail electric provider” under PURA or regulations thereunder; and
(iv)    each CAISO Region Project Company is not subject to rate regulation as a “public utility” or “electric service provider” as those terms are defined in the California Public Utilities Code or the CPUC’s decisions and orders thereunder.
(b)    The Borrower shall and shall cause each other Company Entity to take all necessary or appropriate actions, if any, so that (i) each of the CAISO Region Project Companies maintains its MBR Authority and (ii) each Project Company maintains its status as an EWG.
(c)    The Borrower shall and shall cause each other Company Entity to take all necessary or appropriate actions, if any, so that no Secured Party, solely as a result of the execution, delivery and performance of this Agreement and the Loan Documents, is, or becomes, subject to (i) regulation as a “public utility”, as such term is defined in the FPA, (ii) regulation as an “affiliate” of a public utility, as such term is defined in 18 C.F.R. § 35.36(a)(9) of FERC’s regulations under the FPA, (iii) regulation under PUHCA (iv) rate regulation as a “public utility,” “electric utility,” “transmission and distribution utility” or “retail electric provider” under PURA or regulations thereunder, and (v) rate regulation as a “public utility” or “electric service provider” as those terms are defined in the California Public Utilities Code or the CPUC’s decisions or orders thereunder, in each case except for regulation that results solely and exclusively from an exercise of remedies hereunder by or for the Secured Parties.
SECTION 7.12    Separateness. The Borrower shall, and shall cause each other Company Entity to, (a) maintain entity records and books of account separate from those of any of its Affiliate, (b) not commingle its funds or assets with those of any Affiliate thereof (other than in accordance with the Loan Documents), (c) provide that the Borrower’s or such Company Entity’s business will be managed exclusively by its duly authorized board of managers (or other analogous duly authorized governing body) through appropriate meetings, which meetings will be separate from those of other entities, (d) conduct its business solely in its own name, in a manner not misleading to other Persons as to its identity (including, without limiting the generality of the foregoing, all oral or written communications (if any), including invoices,

119	Big 5 Refinancing – Senior 1 Credit Agreement

letters, purchase orders, contracts and statements), and particularly will avoid the appearance of conducting business on behalf of any other entity or that the Borrower’s or such other Company Entity’s assets or the assets of any entity are available to pay the creditors of such other entity and (e) maintain an arm’s length relationship with all entities.
SECTION 7.13    Cash Management. The Borrower shall deposit, or cause to be deposited, as soon as practicable following the receipt thereof, all of its Collections into the Collateral Accounts in accordance with the Depositary Agreement, or such other Account as the terms of the Depositary Agreement shall require. To the extent permitted by each applicable Tax Equity Document, Permitted LC Facilities and subject to reasonable reserves, the Borrower shall cause the applicable Company Entity to distribute to the Borrower all available cash that is distributable to the Borrower pursuant to the applicable Tax Equity Documents.
SECTION 7.14    Interest Rate Hedge Agreements. No later than ten (10) days after the Initial Credit Extension Date, the Borrower shall enter into and thereafter maintain Interest Rate Hedge Agreements to the extent necessary to provide that at least seventy-five percent (75%) (and no more than one hundred percent (100%) at the time the initial Interest Rate Hedge Agreements are entered into) of the aggregate principal amount of Term Loans projected to be outstanding until the end of the Amortization Period (as determined by reference to the then-applicable Base Case Model delivered pursuant to Section 5.1.3(b)) is subject to an Interest Rate Hedge Agreement or is otherwise hedged by reference to a fixed interest rate through the Term Loan Maturity Date. If any voluntary prepayment of Term Loans are made pursuant to Section 3.1.2 or any mandatory prepayment of Term Loans are made as required by Section 3.1.3, the Borrower shall, within forty-five (45) days after the date of such prepayment, terminate or partially terminate Interest Rate Hedge Agreements such that not more than one hundred and five percent (105%) of the aggregate principal amount of Term Loans projected to be outstanding until the end of the Amortization Period (as determined by reference to the then-applicable Base Case Model) are subject to Interest Rate Hedge Agreements and, nowithstanding anything to the contrary herein, the Borrower shall be deemed to be in compliance with this Section 7.14 during any such forty-five (45) day period.
SECTION 7.15    Performance of Material Project Documents and Tax Equity Documents. The Borrower shall, and shall cause each Company Entity to, perform and observe all of the terms and provisions of each Material Project Document and Tax Equity Document to be performed or observed by it, maintain each such Material Project Document and Tax Equity Document to which it is a party in full force and effect, and enforce such Material Project Document in accordance with its material terms; except (a) to the extent such failure could not reasonably be expected, together with all such failures then occurring, to (i) in the case of any Offtake Agreement or Tax Equity Document, be material and adverse to the interest of the Secured Parties with respect to all of the Projects taken as a whole or (ii) otherwise with respect to any other contractual obligation, cause a Material Adverse Effect, or (b) to the extent a Replacement Project Document is entered into by any Company Entity in replacement of such Material Project Document (in accordance with Section 8.16) within a reasonable period of time following such party’s failure to perform or observe any such material term, covenant or agreement.

120	Big 5 Refinancing – Senior 1 Credit Agreement

SECTION 7.16    Post-Closing Obligations
(a)    The Borrower will use commercially reasonable efforts to (i) negotiate a liquidity management program with the Administrative Agent with respect to the Projects within one hundred twenty (120) days after the Initial Credit Extension Date and (ii) to the extent such program is mutually agreed upon in writing, implement such program within a reasonable period of time after such agreement is reached.
(b)    As soon as available and in any event no later than forty-five (45) days after the Initial Credit Extension Date, the Borrower shall deliver the Phase I Bringdown Reports, together with a corresponding reliance letter with respect to such Phase I Bringdown Reports that shall entitle the Agents and the Lenders to rely upon such Phase I Bringdown Reports, each in form and substance reasonably acceptable to the Administrative Agent.
(c)    As soon as possible and in any event no later than thirty (30) days after the Initial Credit Extension Date, the Borrower shall deliver an executed Control Agreement, in form and substance reasonably satisfactory to the Administrative Agent, covering all Deposit Accounts in existence as of the Initial Credit Extension Date and not otherwise covered by the Depositary Agreement.
ARTICLE VIII
NEGATIVE COVENANTS
The Borrower covenants and agrees with each Lender and the Administrative Agent that, until the Termination Date has occurred, it will perform or cause to be performed the obligations set forth below.
SECTION 8.1    Transactions with Affiliates. The Borrower will not, and will not permit any other Company Entity to, enter into directly or indirectly any transaction or agreement with any Affiliate (other than the Borrower or another Company Entity), except (a) in the ordinary course and on terms no less favorable to the Borrower or such Company Entity than would be obtainable in a comparable arm’s-length transaction with a Person not an Affiliate, (b) such transactions expressly permitted or contemplated by the Loan Documents, (c) the Management Services Agreement, the Storage License and Use Agreement and Real Property Agreements required for the development of energy storage facilities co-located with any of the Projects (provided that such agreements in this clause (c) may not be amended after the Closing Date to increase or add additional fees payable to Affiliates of a Company Entity without the prior written consent of the Administrative Agent (at the direction of the Required Lenders) unless such fees satisfy clause (a)), (d) such transactions for which the Administrative Agent (at the direction of the Required Lenders) has provided prior written consent, (e) agreements listed on Schedule 8.1 and replacements thereof and (f) payments that are otherwise permitted pursuant to Section 8.7.
SECTION 8.2    Merger, Consolidation, Etc. Subject to Section 7.9, the Borrower will not, and will not permit any other Company Entity to, consolidate with or merge with any other Person or convey, transfer or lease all or substantially all of its assets in a single transaction or

121	Big 5 Refinancing – Senior 1 Credit Agreement

series of transactions to any Person except, in the case of any such transaction involving a Guarantor:
(a)    the successor formed by such consolidation or the survivor of such merger or the Person that acquires by conveyance, transfer or lease all or substantially all of the assets of such Guarantor as an entirety, as the case may be, shall be (i) the Borrower, such Guarantor or another Guarantor or (ii) a solvent corporation or limited liability company that is organized and existing under the laws of the United States or any state thereof (including the District of Columbia) and, if such Guarantor is not such corporation or limited liability company, (A) such corporation or limited liability company shall have executed and delivered to the Administrative Agent its assumption of the due and punctual performance and observance of each covenant and condition of the Subsidiary Guaranty of such Guarantor and such other Loan Document to which such Guarantor is a party and (B) the Borrower shall have caused to be delivered to the Administrative Agent an opinion of nationally recognized independent counsel, or other independent counsel reasonably satisfactory to the Administrative Agent, to the effect that all agreements or instruments effecting such assumption are enforceable in accordance with their terms and comply with the terms hereof;
(b)    each Guarantor under the Subsidiary Guaranty that is outstanding at the time such transaction or each transaction in such a series of transactions occurs reaffirms its obligations under the applicable Loan Documents to which such Guarantor is a party in writing at such time pursuant to documentation that is reasonably acceptable to the Administrative Agent; and
(c)    immediately before and immediately after giving effect to such transaction or each transaction in any such series of transactions, no Default or Event of Default shall have occurred and be continuing.
No such conveyance, transfer or lease of substantially all of the assets of any Guarantor in accordance with this Section 8.2 shall have the effect of releasing such Guarantor, as the case may be, or any successor corporation or limited liability company that shall theretofore have become such in the manner prescribed in this Section 8.2, from its liability under the Loan Documents to which such Guarantor is a party.
SECTION 8.3    Line of Business. The Borrower will not, and will not permit any other Company Entity to, engage in any business if, as a result, the general nature of the business in which the Company Entities, taken as a whole, would then be engaged would be substantially changed from the general nature of the business in which the Company Entities, taken as a whole, are engaged on the date of this Agreement.
SECTION 8.4    Anti-Corruption Laws; Anti-Money Laundering Laws and Sanctions.
(a)    The Borrower will not, and will not permit any Controlled Entity to become (including by virtue of being owned or controlled by a Blocked Person), own or control a Blocked Person or violate any Sanctions.

122	Big 5 Refinancing – Senior 1 Credit Agreement

(b)    No part of the proceeds of the Loans hereunder:
(i)    constitutes or will constitute funds obtained on behalf of any Blocked Person or will otherwise be used by the Borrower or any Controlled Entity, directly or knowingly indirectly, (A) in connection with any investment in, or any transactions or dealings with, any Blocked Person in violation of Sanctions, (B) for any purpose that would cause any Credit Party to be in violation of any Sanctions or (C) otherwise in violation of any Sanctions;
(ii)    will be used, directly or knowingly indirectly, in violation of, or cause any Credit Party to be in violation of, any applicable Anti-Money Laundering Laws; or
(iii)    will be used, directly or knowingly indirectly, for the purpose of making any improper payments, including bribes, to any Governmental Official or commercial counterparty in order to obtain, retain or direct business or obtain any improper advantage, in each case which would be in violation of, or cause any Credit Party to be in violation of, any applicable Anti-Corruption Laws.
SECTION 8.5    Liens; Indebtedness. The Borrower shall not, and shall not permit any of the other Company Entities to, directly or indirectly, create, incur, assume or permit to exist (upon the happening of a contingency or otherwise) any Lien on any of its properties or assets other than the Permitted Liens. The Borrower shall not, and shall not permit any of the other Company Entities to, create, incur, assume or suffer to exist any Indebtedness except Permitted Indebtedness.
SECTION 8.6    Dispositions. The Borrower shall not, and shall not permit any Company Entities to, sell, convey, license, transfer, assign, lease, abandon or otherwise Dispose of (including in a sale and leaseback transaction) any right or interest in or to any Project or portion thereof or any of their property or Assets, other than:
(a)    in the case of the Borrower, the use of cash and cash equivalents in the ordinary course of business in accordance with the Depositary Agreement;
(b)    in the case of any other Company Entity, the use of cash and cash equivalents in the ordinary course of business in accordance with the applicable Tax Equity Partnership Agreement;
(c)    sales (and the granting of any option or other right to purchase, lease or otherwise acquire) of power, energy, capacity, ancillary services, Environmental Attributes or similar products or other inventory pursuant to the Offtake Agreements or Permitted Commodity Hedging Obligations, or, to the extent not required to be sold pursuant to such agreements, otherwise in the ordinary course of business, including, without limitation, products sold in the markets operated by ERCOT and CAISO;
(d)    to the extent such asset is worn out, obsolete, or no longer necessary or useful for the operation or maintenance of any Project;

123	Big 5 Refinancing – Senior 1 Credit Agreement

(e)    transfers or other Dispositions in the ordinary course of business in connection with the replacement of assets with replacement assets of at least the same functional capability and warranties, if any (other than any sale and leaseback transaction of any real property or any interest therein without the prior written consent of the Administrative Agent, at the direction of the Required Lenders);
(f)    dispositions pursuant to the Tax Equity Documents;
(g)    liquidations, sales, or other dispositions of Permitted Investments; and
(h)    such property or assets having a fair market value, as determined in good faith by the Borrower, not to exceed $5,000,000 in any calendar year and not to exceed $25,000,000 in the aggregate for the term hereof; provided that such amounts shall be reduced by the amount of dispositions made by the Senior Holdco 2 Borrower pursuant to Section 8.6(h) of the Senior Holdco 2 Credit Agreement.
SECTION 8.7    Restricted Payments. The Borrower shall not directly or indirectly make or declare any Restricted Payment unless the following conditions (the “Distribution Conditions”) are satisfied as of the date of such Restricted Payment; provided that the Distribution Conditions shall not be required to be satisfied in respect of Authorized Distributions made pursuant to Section 3.03(c)(iii) of the Depositary Agreement (so long as no Event of Default has occurred and is continuing):
(a)    no Default or Event of Default has occurred and is continuing as of the date of such applicable Restricted Payment or will occur immediately after giving effect to such Restricted Payment;
(b)    the Debt Service Coverage Ratio for the two Semi-Annual Periods most recently completed prior to such date shall equal or exceed 1.20:1.00; provided that, for purposes of calculating the Debt Service Coverage Ratio with respect to the Semi-Annual Period ending on June 30, 2024, the Debt Service Coverage Ratio shall be calculated based on the number of Semi-Annual Periods actually elapsed;
(c)    the sum of the funds on deposit in the Debt Service Reserve Account plus the amount available to be drawn under any DSR Letter of Credit or Acceptable Sponsor Letter of Credit credited thereto is at least equal to the Required Reserve Amount;
(d)    there are no outstanding Reimbursement Obligations or any outstanding Project LC Loans or DSR LC Loans; and
(e)    such Restricted Payment is made in accordance with the Depositary Agreement.
SECTION 8.8    Investments. The Borrower shall not, and shall not permit the Company Entities to, make or permit to remain outstanding any loan, advance, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase or own any Equity Interests, bonds, notes, debentures or other debt securities of or make any other capital expenditures or investment in,

124	Big 5 Refinancing – Senior 1 Credit Agreement

any Person or enter into any partnership, limited liability company or joint venture in any other Person (all of the foregoing, “Investments”) other than the following (“Permitted Investments”):
(a)    “Permitted Investments” under, and as defined in, the Depositary Agreement;
(b)    to the extent constituting Investments, Permitted Indebtedness and any transactions pursuant to a Permitted Commodity Hedging Obligations;
(c)    Intercompany Working Capital Loans;
(d)    Investments from (i) amounts that could otherwise be distributed in accordance with Section 8.7 (including amounts distributable pursuant to Section 3.03(e)(i) of the Depositary Agreement), (ii) proceeds of equity contributions or Subordinated Debt provided by Affiliates of a Company Entity (other than a Company Entity) and (iii) reimbursements from third parties;
(e)    any loan or capital contribution provided by a Tax Equity Investor or Class B Member to a Tax Equity Partnership and any other Investments permitted pursuant to the terms of a Tax Equity Partnership Agreement (including any parent company note required in respect of the Juno Project);
(f)    Investments consisting of purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of intellectual property and including pursuant to joint marketing arrangements with other Persons (including options to purchase the foregoing), in each case in the ordinary course of business;
(g)    Investments consisting of the deferred portion of the sales price received by a Company Entity or otherwise arising out of the receipt of non-cash consideration in connection with any Disposition permitted under Section 8.6;
(h)    the acquisition of a Project Company pursuant to the Tax Equity Documents or the acquisition of a Tax Equity Investor’s direct or indirect interest in a Project Company;
(i)    Investments by the Borrower or any other Company Entity in any other Company Entity in an aggregate amount not to exceed $10,000,000; provided that any such Investments made in the form of Indebtedness shall be otherwise expressly permitted under Section 8.5 and provided further that such amount shall be reduced by the amount of Investments made by the Senior Holdco 2 Borrower or any other Company Entity pursuant to Section 8.8(i) of the Senior Holdco 2 Credit Agreement; and
(j)    Investments not to exceed an aggregate of $5,000,000 in any calendar year; provided that such amount shall be reduced by the amount of Investments made by the Senior Holdco 2 Borrower pursuant to Section 8.8(j) of the Senior Holdco 2 Credit Agreement.
SECTION 8.9    Modification of Organizational Documents. The Borrower shall not, and shall not permit the Guarantors to amend, modify, supplement or terminate its Organizational Documents, except amendments that would not reasonably be expected to result in a Material Adverse Effect.

125	Big 5 Refinancing – Senior 1 Credit Agreement

SECTION 8.10    Name and Location. Unless ten (10) days’ advance notice in writing is delivered to the Administrative Agent and Collateral Agent, neither the Borrower nor any other Obligor shall change its name or its jurisdiction of organization.
SECTION 8.11    Tax Status; Accounting Changes. The Borrower shall not, and shall not permit any Obligor to, change its organization identification number or federal identification number without advance notice in writing to the Collateral Agent. The Borrower shall not, and shall not permit any Company Entity to, change its accounting policies or reporting policies, except as required by GAAP, or change its Fiscal Year. The Borrower shall not, and shall not permit any Company Entity to change its status to be treated as a corporation for U.S. Federal, state or local income tax purposes, whether by election or otherwise.
SECTION 8.12    Environmental.
(a)    The Borrower shall not Release, or cause or permit any Company Entity to Release, any Hazardous Materials to the environment, including air, soil, surface water and groundwater, except as would not reasonably be expected to result in a Material Adverse Effect.
(b)    The Borrower shall not fail to comply, and shall not cause or permit any Company Entity to fail to comply, with Environmental Laws and applicable Governmental Approvals issued under any Environmental Laws except as would not reasonably be expected to result in a Material Adverse Effect.
SECTION 8.13    Hedging. The Borrower shall not enter into or become a party to, and shall not permit or cause any other Company Entity to enter into or become a party to, any Swap Contract without the prior written consent of the Administrative Agent (at the direction of the Required Lenders), other than (a) Interest Rate Hedge Agreements as required pursuant to Section 7.14 and (b) Permitted Commodity Hedging Obligations.
SECTION 8.14    [Reserved].
SECTION 8.15    Accounts. The Borrower shall not establish, or instruct the Depositary Bank, the Collateral Agent, or any other Person to establish on its behalf, any bank account other than the Accounts.
SECTION 8.16    Project Documents; Tax Equity Documents.
(a)    The Borrower shall not, and shall not cause or permit any Loan Party or other Company Entity to, (i) terminate a Material Project Document or Tax Equity Document (other than a termination or expiration that occurs automatically in accordance with the express terms thereof and not as a result of a breach), (ii) enter into any material Supplement to any Material Project Documents or Tax Equity Document, (iii) assign or consent to the assignment of any Material Project Document or Tax Equity Document, or (iv) waive or accept any waiver of any material provisions of any Material Project Document or Tax Equity Document, in each case of clauses (i) through (iv), unless such termination, Supplement, assignment or consent (w) with respect to the Tax Equity Documents, (A) does not modify or affect the cash distribution provisions or (B) provide for increases in the ability of the Tax Equity Partnership, or the

126	Big 5 Refinancing – Senior 1 Credit Agreement

applicable Project Company to incur additional Indebtedness, in each case, in a manner material and adverse to the interest of the Secured Parties with respect to all of the Projects taken as a whole, (x) with respect to any Offtake Agreement or Tax Equity Document, would not reasonably be expected to be material and adverse to the interest of the Secured Parties with respect to all of the Projects taken as a whole, (y) with respect to any other Material Project Document, would not reasonably be expected to cause a Material Adverse Effect and (z) are amendments to Real Property Agreements required for the development of energy storage facilities co-located with any of the Projects, to the extent such amendments could not reasonably be expected to have a Material Adverse Effect.
(b)    The Borrower shall not, and shall not cause or permit any Loan Party or other Company Entity to, enter into any Additional Material Project Document unless (x) in the case of any Offtake Agreement, such Additional Material Project Document would not reasonably be expected to be material and adverse to the interest of the Secured Parties with respect to all of the Projects taken as a whole and (y) in the case of any other Additional Material Project Document, such Additional Material Project Document would not reasonably be expected to cause a Material Adverse Effect; provided, however, that the following shall not reasonably be expected to cause a Material Adverse Effect: (i) revenue puts to the extent the premium in respect thereof is fully funded by an equity contribution from the Sponsor, (ii) any replacement for any existing Material Project Document to the extent such replacement Material Project Document has similar or better economic terms and non-economic terms (taken as a whole) (including with respect to the creditworthiness of the counterparty), or (iii) any Contracts which are funded with proceeds of equity contributions made by an Affiliate of a Company Entity (other than another Company Entity) without creating a liability on the Borrower or applicable Company Entity.
(c)    The Borrower shall not, and shall not permit any Company Entity to, enter into any Additional Tax Equity Partnership Agreement unless such Additional Tax Equity Partnership Agreement would not reasonably expected to be material and adverse to the interest of the Secured Parties with respect to all of the Projects taken as a whole.
SECTION 8.17    Employee Benefit Plans.
(a)    The Borrower shall not maintain, contribute to, or become obliged to contribute to, or otherwise incur any liability related to, any ERISA Plan or Multiemployer Plan (including without limitation through any ERISA Affiliate) or allow any other Company Entity to do so without the prior written consent of the Administrative Agent.
(b)    No Obligor shall be a “benefit plan investor” as defined in Section 3(42) of ERISA and no Obligor shall be subject to any Similar Law that would be violated by any of the Transactions contemplated under the Loan Documents.
SECTION 8.18    Operating Budget. With respect to any Fiscal Year, the Borrower shall not, and shall not permit any Company Entity to, incur Operation and Maintence Expenses in excess of then applicable Operating Budget without the prior written consent of the Administrative Agent other than Operation and Maintenance Expenses (a) that are required to comply with Applicable Laws with respect to the conduct of business of the Companies Entities, (b) that are duly documented and are required to be made by any Company Entity on an

127	Big 5 Refinancing – Senior 1 Credit Agreement

emergency basis to safeguard persons or its property in accordance with Prudent Industry Practices and (c) that are funded solely with Cash equity contributions.
ARTICLE IX
EVENTS OF DEFAULT
SECTION 9.1    Listing of Events of Default. Each of the following events or occurrences described in this Article shall constitute an “Event of Default”:
SECTION 9.1.1    Non-Payment of Obligations. Any Loan Party defaults in the payment or prepayment when due of:
(a)    any principal of any Loan or any premium payable thereon, if any, or any Reimbursement Obligation; or
(b)    interest on any Loan and such default shall continue unremedied for a period of five (5) Business Days after such amount was due or any fee due under any Loan Document and such default shall continue unremedied for a period of ten (10) Business Days after such amount was due; or
(c)    any other monetary Obligations and such default shall continue unremedied for a period of ten (10) Business Days after such amount was due.
SECTION 9.1.2    Breach of Warranty. Any representation or warranty made in writing by or on behalf of any Obligor or any other Company Entity or by any Authorized Officer in this Agreement or any of the other Loan Documents or any certificate furnished in connection with the transactions contemplated hereby proves to have been false or incorrect in any material respect (or, to the extent that any such representations and warranties are, by their terms, qualified by materiality or Material Adverse Effect or words of similar import, false or incorrect in any respect as so qualified) on the date as of which made and such fact, event or circumstance shall continue to be uncured for thirty (30) days after the earlier of (a) an Authorized Officer obtaining actual knowledge of such default and (b) the Borrower receiving written notice of such default from the Administrative Agent (any such written notice to be identified as a “notice of default” and to refer specifically to this Section 9.1.2); provided that if such fact, event or circumstances is curable, such grace period shall extend up to a total of ninety (90) days if (i) such fact, event or circumstance is not curable within the initial thirty (30) day grace period, (ii) the Borrower or relevant Company Entity is diligently pursuing a cure and (iii) such fact, event or circumstance would not reasonably be expected to result in a Material Adverse Effect.
SECTION 9.1.3    Non-Performance of Certain Covenants and Obligations. Any Obligor defaults in the due performance or observance of any of its obligations under Section 7.1(f), Section 7.6 or Article VIII (other than Section 8.12).
SECTION 9.1.4    Non-Performance of Other Covenants and Obligations. Any Obligor defaults in the performance of or compliance with any term contained herein or in any other Loan Document (other than those referred to in Section 9.1.1, Section 9.1.2 and Section 9.1.3) and such default is not remedied within thirty (30) days after the earlier of (a) an Authorized Officer obtaining actual knowledge of such default and (b) the Borrower receiving written notice of such default from the

128	Big 5 Refinancing – Senior 1 Credit Agreement

Administrative Agent (any such written notice to be identified as a “notice of default” and to refer specifically to this Section 9.1.4); provided that such grace period shall extend up to a total of ninety (90) days if (i) such violation is not curable within the initial thirty (30) day grace period, (ii) the Borrower or relevant Company Entity is diligently pursuing a cure and (iii) such violation would not reasonably be expected to result in a Material Adverse Effect.
SECTION 9.1.5    Default on Other Indebtedness. (a) The Borrower or any Company Entity is in default (as principal or as guarantor or other surety) in the payment of any principal of or premium or make-whole amount or interest on any Indebtedness for borrowed money that is outstanding in an aggregate principal amount of at least $5,000,000 (or its equivalent in the relevant currency of payment) beyond any period of grace provided with respect thereto, or (ii) the Borrower or any Company Entity is in default in the performance of or compliance with any term of any evidence of any Indebtedness for borrowed money in an aggregate outstanding principal amount of at least $5,000,000 (or its equivalent in the relevant currency of payment) or of any mortgage, indenture or other agreement relating thereto or any other condition exists, and as a consequence of such default or condition such Indebtedness has become, or has been declared due and payable before its stated maturity or before its regularly scheduled dates of payment.
SECTION 9.1.6    Bankruptcy, Insolvency, etc. Any of the following occurs in respect of the Borrower Parent, the Borrower, one or more Company Entities (a “Bankruptcy Event of Default”):
(a)    Any Obligor or one or more Company Entities (i) is generally not paying, or admits in writing its inability to pay, its debts as they become due, (ii) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (iii) makes an assignment for the benefit of its creditors, (iv) is adjudicated as insolvent or to be liquidated or (v) takes corporate action for the purpose of any of the foregoing; or
(b)    a court or other Governmental Authority of competent jurisdiction enters an order appointing, without consent by any Obligor or Company Entity, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of the such Obligor or one or more other Company Entities, or any such petition shall be filed against the any Obligor or one or more other Company Entities and such petition shall not be dismissed within ninety (90) days;
(c)    trustee, receiver, liquidator, custodian or other official is appointed to an Obligor or one or more other Company Entities or an Obligor or one or more other Company Entities consents or acquiesces to the appointment of a trustee, receiver, custodian or other official for or to take possession of all or any part of its property or has any court take jurisdiction of any of its property, which action (other than to the extent consented to or acquiesced by such Obligor or

129	Big 5 Refinancing – Senior 1 Credit Agreement

one or more other Company Entities) remains undismissed for a period of ninety (90) days (the term “acquiesce” as used in this clause, includes the failure to file a notice of appeal, petition or motion to vacate, remove or discharge any order, judgment or decree within ten (10) days after the entry of such order, judgment or decree); or
(d)    any event occurs with respect to an Obligor or one or more other Company Entities which under the laws of any jurisdiction is analogous to any of the events described in Section 9.1.6(a) through (c); provided that the applicable grace period, if any, which shall apply shall be the one applicable to the relevant proceeding which most closely corresponds to the proceeding described in Section 9.1.6(a) through (c);
SECTION 9.1.7    Judgments. One or more final non-appealable judgments or orders for the payment of money aggregating in excess of $5,000,000 (or its equivalent in the relevant currency of payment), exclusive of amounts covered by insurance, including any such final order enforcing a binding arbitration decision, are rendered against any Obligor or one or more other Company Entities and which judgments are not (a) fully covered by insurance or (b) within ninety (90) days after entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within ninety (90) days after the expiration of such stay.
SECTION 9.1.8    Pension Plans. If any Obligor becomes a “benefit plan investor” as defined in Section 3(42) of ERISA or becomes subject to any Similar Law that would be violated by any of the Transactions contemplated under the Loan Documents.
SECTION 9.1.9    Invalidity of Loan Documents; Impairment of Security, etc. (a) Any Loan Document shall cease to be in full force and effect, any Obligor or any Person acting on behalf of an Obligor shall contest in any manner the validity, binding nature or enforceability of any Loan Document, or the obligations of the Obligors under any Loan Document are not or cease to be legal, valid, binding and enforceable in accordance with the terms of such Loan Document or (b) except as permitted under any Loan Document, any Lien granted pursuant to the Security Documents on a material portion of the Collateral described therein ceases to be a valid and perfected Lien with the priority purported to be created thereby (other than by act or omission of the Collateral Agent or any other Secured Party) or any Obligor or any other Company Entity shall, directly or indirectly, contest such perfection or priority.
SECTION 9.1.10    Change of Control. A Change of Control shall occur.
SECTION 9.1.11    Material Project Documents; Tax Equity Documents. Any (a) early termination (and not including any termination at the end of the applicable term thereof) of any Material Project Document by any Company Entity or any counterparty to such Material Project Document, (b)(i) indemnity claim against any of the Class B Members arising from the Tax Equity Documents or (ii) replacement of a Class B Member as the “managing member” under any Tax Equity Document or (c) any Company Entity or Project Counterparty shall breach or be in default under any material term, covenant or agreement contained in any Material Project Document or Tax Equity Document (and such breach or default has not been waived for 30 days), in each case of clause (a), (b) and (c), (x) with respect to any Offtake Agreement or Tax Equity Document, that could reasonably be expected to be material and adverse to the interest of the Secured Parties with respect to all of the Projects taken as a whole or (y) with respect to any

130	Big 5 Refinancing – Senior 1 Credit Agreement

other Material Project Document, that could reasonably be expected to have a Material Adverse Effect; provided that there shall be no Event of Default under clause (a) of this Section 9.1.11 if the Borrower or the applicable Company Entity executes and delivers a Replacement Project Document within ninety (90) days of the occurrence of such event or circumstance and there shall be no Event of Default under clause (b)(i) of this Section 9.1.11 if the Sponsor or an Affiliate of the Sponsor (other than any Company Entity) pays such indemnity claim.
SECTION 9.1.12    Event of Abandonment and Total Loss. An Event of Abandonment or a Total Loss with respect to a Project has occurred unless in respect of a Total Loss, the Borrower is complying with the reinvestment provisions in Section 3.03(f) of the Depositary Agreement.
SECTION 9.1.13    Permitted LC Facility Amendment Outside Date. If the Permitted LC Facility Pari Structure is not implemented by the Permitted LC Facility Amendment Outside Date.
SECTION 9.1.14    Senior Holdco 2 Credit Agreement. An Event of Default (as defined in the Senior Holdco 2 Credit Agreement) shall have occurred.
SECTION 9.2    Action if Bankruptcy. If any Bankruptcy Event of Default shall occur, the Commitments (if not theretofore terminated) shall automatically terminate and the outstanding principal amount of all outstanding Loans and all other Obligations (including Reimbursement Obligations) shall automatically be and become immediately due and payable, without notice or demand to any Person and each Loan Party shall automatically and immediately be obligated to Cash Collateralize all Project LC Outstandings in accordance with Section 2.6.4.
SECTION 9.3    Action if Other Event of Default. If any Event of Default (other than any Bankruptcy Event of Default) shall occur for any reason, whether voluntary or involuntary, and be continuing, the Administrative Agent, upon the direction of the Required Lenders, shall by notice to the Borrower: (a) declare all or any portion of the outstanding principal amount of the Loans and other Obligations (including Reimbursement Obligations) to be due and payable and/or the Commitments (if not theretofore terminated) to be terminated, whereupon the full unpaid amount of such Loans and all other Obligations which shall be so declared due and payable shall be and become immediately due and payable, without further notice, demand or presentment, and/or, as the case may be, the Commitments shall terminate and each Loan Party shall automatically and immediately be obligated to Cash Collateralize all Project LC Outstandings in accordance with Section 2.6.4; and (b) direct the Collateral Agent to exercise the rights and remedies under the Security Documents in accordance with the terms thereof.

131	Big 5 Refinancing – Senior 1 Credit Agreement

ARTICLE X
THE AGENTS
SECTION 10.1    Actions, Appointment; Powers and Duties.
(a)    Each Lender (on behalf of itself and any Affiliate that is a Hedge Counterparty) and each LC Issuer hereby appoints MUFG Bank, Ltd. as its Administrative Agent under and for purposes of each Loan Document. Each Lender (on behalf of itself and any Affiliate that is a Hedge Counterparty) and each LC Issuer authorizes MUFG Bank, Ltd. to act as Administrative Agent in accordance with the terms hereof and the other Loan Documents and with respect to any notice, agreement or other document contemplated in Article V to which the Administrative Agent may be a party. The Administrative Agent hereby agrees to act in its capacity as such upon the express conditions contained herein and in the other Loan Documents. Each Lender (on behalf of itself and any Affiliate that is a Hedge Counterparty) and each LC Issuer irrevocably authorizes the Administrative Agent to take such action on such Lender’s or LC Issuer’s (as applicable) behalf and to exercise such powers, rights and remedies hereunder and under the other Loan Documents as are specifically delegated or granted to the Administrative Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto. Each Lender (on behalf of itself and any Affiliate that is a Hedge Counterparty) and each LC Issuer irrevocably authorizes the Administrative Agent to direct the Collateral Agent to release any Lien granted to or held by or in favor of the Collateral Agent for the benefit of the Secured Parties upon the occurrence of the Termination Date or in connection with (a) the Disposition of Collateral under the Loan Documents or (b) the release of any Guarantor, so long as, in the case of either clause (a) or (b), such Disposition or release is otherwise permitted under the terms of the Loan Documents; provided, however, that the Administrative Agent shall be entitled, prior to any such release, to request that the Borrower certify in a written notice delivered to the Administrative Agent (with such detail as the Administrative Agent may reasonably request) that such Disposition or release is made in compliance with the terms of the Loan Documents.
(b)    Each Lender (on behalf of itself and any Affiliate that is a Hedge Counterparty) and each LC Issuer hereby indemnifies (which indemnity shall survive any termination of this Agreement, the payment of the Loans and the cancellation or expiration of the Commitments) the Administrative Agent, pro rata according to such Lender’s and each LC Issuer’s proportionate Total Exposure Amount, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs or expenses (including attorneys’ fees and disbursements) of any kind or nature whatsoever which may at any time be imposed on, incurred by, or asserted against, the Administrative Agent in any way relating to or arising out of any Loan Document or any Letter of Credit or Loan or the use of proceeds thereof, and as to which the Administrative Agent is not reimbursed by the Borrower (and without limiting its obligation to do so), including, without limitation, in exercising its powers, rights and remedies or performing its duties hereunder or under the other Loan Documents or otherwise in its capacity as Administrative Agent; provided, however, that no Lender or LC Issuer shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs or expenses which are determined by a court of competent

132	Big 5 Refinancing – Senior 1 Credit Agreement

jurisdiction in a final non-appealable decision to have resulted from the Administrative Agent’s gross negligence or willful misconduct. The Administrative Agent shall not be required to take any action under any Loan Document, or to prosecute or defend any suit in respect of any Loan Document, unless it is indemnified hereunder to its satisfaction. If any indemnity in favor of the Administrative Agent shall be or become, in the Administrative Agent’s determination, inadequate, insufficient or impaired, the Administrative Agent may call for additional indemnification from the Lenders and the LC Issuers and cease to do, or not commence, the acts indemnified against hereunder until such additional indemnity is given. Each Lender and each LC Issuer acknowledges that the Collateral Agent is acting on behalf of all Secured Parties. The Administrative Agent is hereby authorized to execute, deliver and perform obligations arising under reliance letters in respect of the third party consultant reports issued on or around the Initial Credit Extension Date. The Credit Parties party hereto agree to be bound by the terms and limitations set forth in such reliance letters.
SECTION 10.2    Exculpation; Notice of Default.
(a)    Neither the Administrative Agent nor any LC Issuer nor any of their respective directors, officers, partners, employees or agents shall be liable to any Credit Party for any action taken or omitted to be taken by it under any Loan Document, or in connection herewith or therewith, except for its own willful misconduct or gross negligence (as determined by a final and nonappealable decision of a court of competent jurisdiction), nor responsible for any recitals, statements, representations or warranties herein or therein or in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by the Administrative Agent to any Credit Party or by or on behalf of any Obligor to the Administrative Agent or any other Credit Party in connection with the Loan Documents and the transactions contemplated thereby or for the financial condition or business affairs of any Obligor or any other Person liable for the payment of any Obligations, nor for the effectiveness, enforceability, validity, execution, collectability or sufficiency hereof or any other Loan Document, nor for the creation, perfection or priority of any Liens purported to be created by any of the Loan Documents, or the validity, genuineness, enforceability, existence, value or sufficiency of any Collateral, nor to ascertain or make any inquiry respecting the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Loan Documents or as to the use of the proceeds of the Credit Extensions or as to the existence or possible existence of any Default or Event of Default or to make any disclosures with respect to the foregoing. Any such inquiry which may be made by the Administrative Agent shall not obligate it to make any further inquiry or to take any action. The Administrative Agent shall be entitled to rely upon advice of counsel concerning legal matters and upon any notice, consent, certificate, statement or writing which the Administrative Agent believes to be genuine and to have been presented by a proper Person.
(b)    The Administrative Agent shall not be under any obligation to insure any of the Collateral, to require any Obligor to maintain any insurance or to verify any obligation to arrange or maintain insurance contained in the Loan Documents. The Administrative Agent shall not be responsible for any loss that may be suffered by any Person as a result of the lack of or inadequacy of any such insurance.

133	Big 5 Refinancing – Senior 1 Credit Agreement

(c)    The Administrative Agent shall not incur any liability for not performing any act or fulfilling any duty, obligation or responsibility hereunder by reason of any occurrence beyond the control of the Administrative Agent (including but not limited to any act or provision of any present or future law or regulation or governmental authority, any act of God or war, pandemic, epidemic, civil unrest, local or national disturbance or disaster, any act of terrorism, or the unavailability of the Federal Reserve Bank wire or facsimile or other wire or communication facility).
(d)    Anything in this Agreement or in any of the Loan Documents notwithstanding, in no event shall the Administrative Agent be responsible or liable for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Administrative Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.
(e)    Notwithstanding anything else to the contrary herein, whenever reference is made in this Agreement or any Loan Document to any discretionary action by, consent, designation, specification, requirement or approval of, notice, request or other communication from, or other direction given or action to be undertaken or to be (or not to be) suffered or omitted by the Administrative or to any election, decision, opinion, acceptance, use of judgment, expression of satisfaction or other exercise of discretion, rights or remedies to be made (or not to be made) by the Administrative Agent, it is understood that in all cases the Administrative Agent shall be fully justified in failing or refusing to take any such action under this Agreement or any Loan Document if, in the case of the Administrative Agent, it shall not have received such written instruction, advice or concurrence of the Required Lenders or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents or any agreement to which the Lenders and the Administrative Agent is a party and acting in accordance with such documents, as the Administrative Agent deems appropriate. Upon receipt of such written instruction, advice or concurrence, the Administrative Agent shall take such discretionary actions in accordance with such written instruction, advice or concurrence. This provision is intended solely for the benefit of the Administrative Agent and its successors and permitted assigns and is not intended to and will not entitle the other parties hereto to any defense, claim or counterclaim, or confer any rights or benefits on any party hereto. Notwithstanding the foregoing, it is understood and agreed that if the Loan Documents provide a standard for the Administrative Agent’s instruction, advice or concurrence (for example, that the Administrative Agent must act reasonably (or in its reasonable discretion or similar language) or that the Administrative Agent’s consent must not be unreasonably withheld, delayed or conditioned (or similar language)), the same standard shall apply to a Lender that is providing its written instruction, advice or concurrence to the Administrative Agent with respect to such instruction, advice or concurrence. References to the Administrative Agent consulting with another Person shall be understood to be the Lenders consulting with such Person.
(f)    The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent shall have received a written notice from any LC Issuer, a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice

134	Big 5 Refinancing – Senior 1 Credit Agreement

of default.” In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give prompt notice thereof to the Lenders and the LC Issuers.
SECTION 10.3    Successor. The Administrative Agent may resign as such at any time upon written notice to the Borrower, the Lenders, the LC Issuers, the Collateral Agent and Depositary Bank. If the Administrative Agent at any time shall resign, the Required Lenders shall have the right to appoint another Lender or other financial institution as a successor Administrative Agent which shall thereupon become the Administrative Agent hereunder, with the consent of the Borrower (other than following the occurrence and during the continuance of an Event of Default) not to be unreasonably withheld or delayed, such resignation to be effective on the earliest of (a) thirty (30) days after delivery of the notice of resignation (regardless of whether a successor has been appointed or not), (b) so long as no Event of Default has occurred and is continuing, the acceptance of the relevant successor Administrative Agent by the Borrower (not to be unreasonably withheld or delayed) and the Required Lenders and (c) such other date, if any, agreed to by the Required Lenders and, other than following the occurrence and during the continuance of an Event of Default, the Borrower (such agreement not to be unreasonably withheld or delayed). If a successor Administrative Agent has not already been appointed by the Required Lenders, and accepted such appointment, within thirty (30) days of the resigning Administrative Agent’s giving notice of resignation, then the resigning Administrative Agent shall have the right, with the consent of the Borrower (other than following the occurrence and during the continuance of an Event of Default) not to be unreasonably withheld or delayed, to appoint a successor Administrative Agent, which shall be one of the Lenders or a commercial banking institution organized under the laws of the United States (or any state thereof) or a U.S. branch or agency of a commercial banking institution, and having a combined capital and surplus of at least five hundred million dollars ($500,000,000); provided that, if neither the Required Lenders nor the resigning Administrative Agent have appointed a successor Administrative Agent, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Required Lenders shall be deemed to have succeeded to, assumed and become vested with all the rights, powers, privileges and duties of the resigning Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor as provided for above. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall be entitled to receive from the retiring Administrative Agent such documents of transfer and assignment as such successor Administrative Agent may reasonably request, and shall thereupon succeed to and become vested with all rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under the Loan Documents. After the retiring Administrative Agent’s resignation hereunder as the Administrative Agent, the provisions of this Article shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent under the Loan Documents, and Sections 12.3 and 12.4 shall continue to inure to its benefit. To the extent any Affiliated Debt Fund holds any Term Loans, no such Affiliated Debt Fund, in its capacity as a Lender, may act to remove any Person acting as the Administrative Agent.

135	Big 5 Refinancing – Senior 1 Credit Agreement

SECTION 10.4    Credit Extensions by the Administrative Agent and Each LC Issuer. The other provisions of this Article X shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, the Administrative Agent in its individual capacity as a Lender and/or LC Issuer hereunder. The Administrative Agent and each LC Issuer, in its individual capacity as a Lender, shall have the same rights and powers with respect to (a)(i) in the case of the Administrative Agent, the Credit Extensions made by it or any of its Affiliates and (ii) in the case of an LC Issuer, the Loans made by it or any of its Affiliates, and (b) the Notes held by it or any of its Affiliates as any other Lender and may exercise the same as if it were not the Administrative Agent or an LC Issuer. The Administrative Agent, each LC Issuer and each of their respective Affiliates, in each case, in its individual capacity, may accept deposits from, lend money to, own securities of, and generally engage in any kind of banking, trust, financial advisory or other business with the Obligors and/or their respective Affiliates as if the Administrative Agent or such LC Issuer were not the Administrative Agent or such LC Issuer hereunder, and may accept fees and other consideration from the Borrower and the other Obligors for services in connection herewith and otherwise without having to account for the same to the Lenders or any other LC Issuer.
SECTION 10.5    Credit Decisions. Each Lender and each LC Issuer represents and warrants that it has, independently of the Administrative Agent and each other Lender and LC Issuer, and based on such Person’s review of the financial condition and affairs of the Obligors and the Company Entities, the Loan Documents (the terms and provisions of which being satisfactory to such Person) and such other documents, information and investigations as such Person has deemed appropriate, made its own credit decision to extend its Commitments and make Credit Extensions. Each Lender and each LC Issuer also represents and warrants that it will, independently of the Administrative Agent and each other Lender and LC Issuer, and based on such other documents, information and investigations as it shall deem appropriate at any time, continue to make its own appraisal of the creditworthiness of the Obligors and the Company Entities and its own credit decisions, including as to exercising or not exercising from time to time any rights and privileges available to it under the Loan Documents. The Administrative Agent shall have no duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of the Lenders or the LC Issuers or to provide any Lender or LC Issuer with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or the issuance of any Letters of Credit or at any time or times thereafter, and the Administrative Agent shall have no responsibility with respect to the accuracy of or the completeness of any information provided to the Lenders or the LC Issuers.
Each Lender and each LC Issuer, by delivering its signature page to this Agreement or a Lender Assignment Agreement and funding its Loans on the Initial Credit Extension Date or purchasing its Loans on the applicable effective date of such Lender Assignment Agreement, as the case may be, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document or instrument required to be approved by the Administrative Agent, the Collateral Agent, the Depositary Bank, Required Lenders or the Lenders, as applicable, on the Closing Date and the Initial Credit Extension Date.

136	Big 5 Refinancing – Senior 1 Credit Agreement

SECTION 10.6    Copies, etc. The Administrative Agent shall give prompt notice to each Lender and each LC Issuer of each notice or request required or permitted to be given to the Administrative Agent by the Borrower pursuant to the terms of the Loan Documents (unless concurrently delivered to the Lenders and the LC Issuers by the Borrower). The Administrative Agent will distribute to each Lender and each LC Issuer each document or instrument received for its account and copies of all other communications received by the Administrative Agent from the Borrower for distribution to the Lenders and the LC Issuers by the Administrative Agent in accordance with the terms of the Loan Documents.
SECTION 10.7    Reliance by the Administrative Agent and the LC Issuers. The Administrative Agent and each LC Issuer shall be entitled to rely, and shall be fully protected in relying, (a) upon any certification, communication, notice, instrument or document (including any thereof by telephone or electronic mail) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person, and (b) upon opinions, advice, statements and judgments of legal counsel (who may be attorneys for the Obligors), accountants, experts and other professional advisors selected by the Administrative Agent or the LC Issuers, as the case may be. Without limiting the generality of the other provisions of this Article X, as to any matters not expressly provided for by the Loan Documents, the Administrative Agent and each LC Issuer shall in all cases be fully protected in acting, or in refraining from acting, hereunder or thereunder in accordance with instructions given by the Required Lenders or all of the Lenders as is required in such circumstance, and such instructions of such Lenders and any action taken or failure to act pursuant thereto shall be binding on all Credit Parties. No Lender or LC Issuer shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or (where so instructed) refraining from acting hereunder or any of the other Loan Documents in accordance with the instructions of the Required Lenders (or such other Lenders as may be required to give such instructions under Section 12.1).
SECTION 10.8    Duties of the Administrative Agent and the LC Issuers. Notwithstanding anything else to the contrary contained in any Loan Document, (a) the Administrative Agent and the LC Issuers, in their respective capacities as such, shall have no duties or responsibilities under any Loan Document nor any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into any Loan Document or otherwise exist against the Administrative Agent or any LC Issuer, as applicable, in such capacity, except as are explicitly set forth in any such Loan Document, and nothing herein or any of the other Loan Documents, expressed or implied, is intended to or shall be so construed as to impose upon the Administrative Agent or any LC Issuer any obligations in respect hereof or any of the other Loan Documents except as expressly set forth herein or therein, and (b) the Administrative Agent shall not have, by reason hereof or any of the other Loan Documents, a fiduciary relationship in respect of any Lender, any LC Issuer or any other Person. In performing its functions and duties hereunder, the Administrative Agent shall act solely as an agent of the Lenders and the LC Issuers and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for any Obligor or any of its Affiliates. The Administrative Agent, without consent of or notice to any party hereto, may assign any and all of its rights or obligations hereunder to any of its Affiliates. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to

137	Big 5 Refinancing – Senior 1 Credit Agreement

connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties. The Administrative Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees.
SECTION 10.9    Appointment of Sub-Agent; etc.
(a)    The Administrative Agent may perform any and all of their duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub- agent may perform any and all of its duties and exercise its rights and powers by or through their respective officers, directors, employees and agents.
(b)    Should any instrument in writing from any Obligor be reasonably required by any sub-agent so appointed by the Administrative Agent to more fully and certainly vest in and confirm to it such rights, powers, privileges and duties, such Obligor shall execute, acknowledge and deliver any and all such instruments promptly upon request by the Administrative Agent. In case any sub-agent, or a successor thereto, shall die, become incapable of acting, resign or be removed, all the rights, powers, privileges and duties of such sub-agent, to the extent permitted by law, shall vest in and be exercised by the Administrative Agent until the appointment of a new sub-agent. The provisions of Sections 10.1, 10.2 and 12.4 that refer to the Administrative Agent shall inure to the benefit of each sub-agent and all references therein to the Administrative Agent shall be deemed to be references to the Administrative Agent and/or each sub-agent, as the context may require. Notwithstanding anything herein to the contrary, with respect to each sub-agent appointed by Administrative Agent, (i) such sub-agent shall be a third party beneficiary under this Agreement with respect to all such rights, benefits and privileges (including exculpatory rights and rights to indemnification) and shall have all of the rights and benefits of a third party beneficiary, including an independent right of action to enforce such rights, benefits and privileges (including exculpatory rights and rights to indemnification) directly, without the consent or joinder of any other Person, against any or all of Loan Parties and the Lenders, (ii) such rights, benefits and privileges (including exculpatory rights and rights to indemnification) shall not be modified or amended without the consent of such sub-agent, and (iii) such sub-agent shall only have obligations to Administrative Agent and not to any Obligor, Lender or any other Person and no Obligor, Lender or any other Person shall have any rights, directly or indirectly, as a third party beneficiary or otherwise, against such sub-agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.
SECTION 10.10    Other Agents. Any arrangers or bookrunners named herein shall have no duties or responsibilities under this Agreement or any other Loan Document nor any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or otherwise exist against any such Person, in such capacities.

138	Big 5 Refinancing – Senior 1 Credit Agreement

SECTION 10.11    Posting of Approved Electronic Communications; Non-Public Information.
(a)    Each Obligor hereby agrees, unless directed otherwise by the Administrative Agent or unless the electronic mail address referred to below has not been provided by the Administrative Agent to the Obligors that each such Obligor will provide to the Administrative Agent all information, documents and other materials that each Obligor is obligated to furnish to the Administrative Agent pursuant to the Loan Documents or to the Lenders under Section 7.1, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) is or relates to a Borrowing Request, a Continuation/Conversion Notice or an Issuance Request, (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any Default under this Agreement or any other Loan Document or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any Borrowing or other extension of credit hereunder (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium that is properly identified in a format acceptable to the Administrative Agent to an electronic mail address as directed by the Administrative Agent. In addition to the foregoing, each Obligor agrees to continue to provide the Communications to the Administrative Agent or the Lenders, as the case may be, in the manner specified in the Loan Documents but only to the extent requested by the Administrative Agent.
(b)    Each Obligor further agrees that the Administrative Agent may make the Communications and any excluded Communications referred to in clause (a) above (the “Excluded Communications”) available to the Lenders and LC Issuers by posting the Communications on Intralinks or a substantially similar electronic transmission system (the “Platform”).
(c)    The Administrative Agent agrees that the receipt of the Communications and Excluded Communications by the Administrative Agent at its e-mail address set forth above shall constitute effective delivery of the Communications and Excluded Communications to the Administrative Agent for purposes of the Loan Documents. Each Lender agrees that receipt of notice to it (as provided in the next sentence) specifying that the Communications and Excluded Communications have been posted to the Platform shall constitute effective delivery of the Communications and Excluded Communications to such Lender for purposes of the Loan Documents. Each Lender agrees to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and that the foregoing notice may be sent to such e-mail address.
(d)    Nothing herein shall prejudice the right of the Administrative Agent or any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.
(e)    The Borrower hereby acknowledges that (i) the Administrative Agent will make available to the Lenders and the LC Issuers materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower

139	Big 5 Refinancing – Senior 1 Credit Agreement

Materials on the Platform and (ii) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive Material Non-Public Information and who may be engaged in investment and other market-related activities with respect to the Borrower’s or its Affiliates’ securities. The Borrower hereby agrees that the Borrower Materials distributed to Public Lenders will include a representation that (y) such Borrower Materials may contain Material Non-Public Information, but do not contain financial projections or budget forecasts prepared by any Obligor or Company Entity and (z) if any Obligor or Company Entity is or becomes the issuer of any debt or equity securities issued pursuant to a public offering or Rule 144A or other private placement to lenders that include “public side” lenders, or it is actively contemplating any such issuance of securities, in connection with (and prior to) the issuance of such securities, the Borrower will publicly disclose (or otherwise disclose in an appropriate manner for the type of offering, including in the related prospectus or other offering document for the issuance of such securities) all information contained in such Borrower Materials at such time. Notwithstanding the foregoing, (A) any Loan Documents and the financial information required to be delivered pursuant to Sections 7.1(a) 7.2(b) and 7.2(c) shall be treated as if not containing Material Non-Public Information for purposes of this paragraph and (B) all information provided by the Borrower to a Lender shall be subject to the provisions of Section 12.4.
SECTION 10.12    Withholding Tax. To the extent required by any Aplicable Law, the Administrative Agent may withhold from any payment to any Credit Party an amount equivalent to any applicable withholding tax. If any payment has been made to any Credit Party by the Administrative Agent without the applicable withholding tax being withheld from such payment and the Administrative Agent has paid over the applicable withholding tax to the IRS or any other Governmental Authority or the IRS or any other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Credit Party because the appropriate form was not delivered or was not properly executed, such Taxes are Excluded Taxes, such Lender failed to maintain a Participant Register consistent with Section 12.11(e) or because such Credit Party failed to notify the Administrative Agent of a change in circumstance which rendered the exemption from, or reduction of, withholding tax ineffective or for any other reason, such Credit Party (other than the Collateral Agent and the Depositary Bank) shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including any penalties or interest and together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred. Each Credit Party party hereto hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Credit Party under this Agreement or any other Loan Document against any amount due the Administrative Agent under this Section 10.12. The agreements in this Section 10.12 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Credit Party, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.
SECTION 10.13    Administrative Agent May File Bankruptcy Disclosure and Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Laws relative to any Obligor, the Administrative Agent (irrespective of whether the principal of any Loan or Obligation shall then be due and payable as herein expressed or by declaration or otherwise and

140	Big 5 Refinancing – Senior 1 Credit Agreement

irrespective of whether the Administrative Agent shall have made any demand on the Borrower or any other Obligor) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:
(a)    to file a verified statement pursuant to rule 2019 of the Federal Rules of Bankruptcy Procedure that, in its sole opinion, complies with such rule’s disclosure requirements for entities representing more than one creditor;
(b)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the LC Issuers and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its respective agents and counsel and all other amounts due the Lenders, the LC Issuers and the Administrative Agent under the Loan Documents allowed in such judicial proceeding); and
(c)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and LC Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and LC Issuers, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Administrative Agent and its agents and counsel, and any other amounts due to the Administrative Agent under Sections 3.3, 12.3 and 12.4. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Administrative Agent, its agents and counsel, and any other amounts due Administrative Agent under Sections 3.3, 12.3 and 12.4 out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Lenders or LC Issuers may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise.
Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or LC Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or LC Issuer or to authorize the Administrative Agent to vote in respect of the claim of any Lender or LC Issuer in any such proceeding.
SECTION 10.14    Erroneous Payment.
(a)    If the Administrative Agent (i) notifies a Credit Party, or any Person who has received funds on behalf of a Credit Party (any such Credit Party or recipient (and each of their respective successors and assigns), a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds (as set forth in such notice from the Administrative Agent)

141	Big 5 Refinancing – Senior 1 Credit Agreement

received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, LC Issuer, Secured Party or other Payment Recipient on its behalf) (any such funds, whether transmitted or received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and (ii) demands in writing the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent pending its return or repayment as contemplated below in this Section 10.14 and held in trust for the benefit of the Administrative Agent, and such Lender, LC Issuer or Secured Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two (2) Business Days thereafter (or such later date as the Administrative Agent may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.
(b)    Without limiting immediately preceding clause (a), each Credit Party or any Person who has received funds on behalf of a Credit Party (and each of their respective successors and assigns), agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in this Agreement or in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Lender, LC Issuer or Secured Party, or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), then in each such case:
(i)    it acknowledges and agrees that (A) in the case of immediately preceding clauses (x) or (y), an error and mistake shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error and mistake has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and
(ii)    such Lender, LC Issuer or Secured Party shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one (1) Business Day of its knowledge of the occurrence of any of the circumstances described in immediately preceding clauses (x), (y) and (z)) notify the

142	Big 5 Refinancing – Senior 1 Credit Agreement

Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 10.14(b).
For the avoidance of doubt, the failure to deliver a notice to the Administrative Agent pursuant to this Section 10.14(b) shall not have any effect on a Payment Recipient’s obligations pursuant to Section 10.14(a) or on whether or not an Erroneous Payment has been made.
(c)    Each Credit Party hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender, LC Issuer or Secured Party under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Lender, LC Issuer or Secured Party under any Loan Document with respect to any payment of principal, interest, fees or other amounts, against any amount that the Administrative Agent has demanded to be returned under immediately preceding clause (a).
(d)    (i) In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor in accordance with immediately preceding clause (a), from any Lender that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s notice to such Lender at any time, then effective immediately (with the consideration therefor being acknowledged by the parties hereto), (A) such Lender shall be deemed to have assigned its Loans (but not its Commitments) of the relevant Facility with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) (on a cashless basis and such amount calculated at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance)), and is hereby (together with the Borrower) deemed to execute and deliver a Lender Assignment Agreement (or, to the extent applicable, an agreement incorporating an assignment and assumption by reference pursuant to the Platform as to which the Administrative Agent and such parties are participants) with respect to such Erroneous Payment Deficiency Assignment, and such Lender shall deliver any Notes evidencing such Loans to the Borrower or the Administrative Agent (but the failure of such Person to deliver any such Notes shall not affect the effectiveness of the foregoing assignment), (B) the Administrative Agent as the assignee Lender shall be deemed to have acquired the Erroneous Payment Deficiency Assignment, (C) upon such deemed acquisition, the Administrative Agent as the assignee Lender shall become a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender shall cease to be a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender, (D) the Administrative Agent and the Borrower shall each be deemed to have waived any consents required under this Agreement to any such Erroneous Payment Deficiency Assignment, and (E) the Administrative Agent will reflect in the Register its ownership interest in the Loans subject to

143	Big 5 Refinancing – Senior 1 Credit Agreement

the Erroneous Payment Deficiency Assignment. For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender and such Commitments shall remain available in accordance with the terms of this Agreement.
(ii)    Subject to Section 12.11 (but excluding, in all events, any assignment consent or approval requirements (whether from the Borrower or otherwise)), the Administrative Agent may, in its discretion, sell any Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against such Lender (and/or against any recipient that receives funds on its respective behalf). In addition, an Erroneous Payment Return Deficiency owing by the applicable Lender (x) shall be reduced by the proceeds of prepayments or repayments of principal and interest, or other distribution in respect of principal and interest, received by the Administrative Agent on or with respect to any such Loans acquired from such Lender pursuant to an Erroneous Payment Deficiency Assignment (to the extent that any such Loans are then owned by the Administrative Agent) and (y) may, in the sole discretion of the Administrative Agent, be reduced by any amount specified by the Administrative Agent in writing to the applicable Lender from time to time.
(e)    The parties hereto agree that (i) irrespective of whether the Administrative Agent may be equitably subrogated, in the event that an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights and interests of such Payment Recipient (and, in the case of any Payment Recipient who has received funds on behalf of a Credit Party, to the rights and interests of such Lender, LC Issuer or Secured Party, as the case may be) under the Loan Documents with respect to such amount (the “Erroneous Payment Subrogation Rights”) (provided that the Loan Parties’ Obligations under the Loan Documents in respect of the Erroneous Payment Subrogation Rights shall not be duplicative of such Obligations in respect of Loans that have been assigned to the Administrative Agent under an Erroneous Payment Deficiency Assignment) and (ii) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Loan Party; provided that this Section 10.14 shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Obligations of the Borrower relative to the amount (and/or timing for payment) of the Obligations that would have been payable had such Erroneous Payment not been made by the Administrative Agent; provided, further, that for the avoidance of doubt, immediately preceding clauses (i) and (ii) shall not apply to the extent any such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower for the purpose of making such Erroneous Payment.
(f)    To the extent permitted by Applicable Law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or

144	Big 5 Refinancing – Senior 1 Credit Agreement

counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including, without limitation, any defense based on “discharge for value” or any similar doctrine.
(g)    Each party’s obligations, agreements and waivers under this Section 10.14 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender or LC Issuer, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.
(h)    As used in this Section, “Credit Party” shall not include the Collateral Agent or Depositary Bank.
ARTICLE XI
[Reserved]
ARTICLE XII
MISCELLANEOUS PROVISIONS
SECTION 12.1    Waivers, Amendments, etc. The provisions of each Loan Document (other than the Fee Letters, or any Letter of Credit, in which cases under which amendments, modifications and waivers may be effected by the parties thereto in accordance with their respective terms) may from time to time be amended, modified or waived, if such amendment, modification or waiver (x) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower and the Administrative Agent and consented to by the Required Lenders and (y) in the case of any such other Loan Document, pursuant to an agreement or agreements in writing entered into by each party thereto and the Administrative Agent and consented to by the Required Lenders, in each case, except as otherwise permitted herein; provided, however, that no such amendment, modification or waiver shall:
(a)    Subject to proviso (i) of this Section 12.1 below, increase the aggregate amount of any Credit Extensions required to be made by any Lender pursuant to its Commitments, extend the Commitment Termination Date of Credit Extensions made (or participated in) by a Lender, extend any Stated Maturity Date for any Lender’s Loan or Letter of Credit, extend the maturity of any scheduled principal payment date, or reduce the amount of, or waive or excuse any such payment of, any fees described in Article III payable to any Lender, in each case without the consent of such Lender (it being agreed, however, that any vote to rescind any acceleration made pursuant to Section 9.2 and Section 9.3 of amounts owing with respect to the Loans and other Obligations shall only require the vote of the Required Lenders) (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default or of a mandatory reduction in the aggregate Commitments shall not constitute an increase of the Commitments of any Lender);
(b)    reduce the amount of, or waive or excuse any such payment of, the principal amount of or reduce the rate of interest on any Lender’s Loan or extend the date on which interest, fees or premium are payable to any Lender, in each case without the consent of such

145	Big 5 Refinancing – Senior 1 Credit Agreement

Lender (provided that, the vote of Required Lenders shall be sufficient to waive the payment, or reduce the increased portion, of interest accruing under Section 3.2.2);
(c)    except as otherwise expressly provided in a Loan Document, release (i) (x) a Loan Party from its Obligations under the Loan Documents or (y) a Guarantor from its obligations under the Subsidiary Guaranty or (ii) all or substantially all of the Collateral, in each case without the consent of all Lenders;
(d)    modify this Section, amend the definition of or reduce the percentage set forth in the definition of “Required Lenders” “Percentage,” “Project LC Loan Percentage,” “DSR LC Loan Percentage” or “Term Loan Percentage” or modify any requirement hereunder that any particular action be taken by all Lenders, in each case without the consent of all affected Lenders;
(e)    increase the Stated Amount of any Letter of Credit unless consented to by each LC Issuer of such Letter of Credit;
(f)    change Section 2.6 in a manner that would permit the expiration date of any Letter of Credit to occur after the Commitment Termination Date therefor without the consent of each LC Issuer and each Lender in the applicable LC Tranche;
(g)    affect adversely the interests, rights or obligations of the Administrative Agent (in its capacity as the Administrative Agent), unless consented to by the Administrative Agent;
(h)    affect adversely the interests, rights or obligations of the Collateral Agent (in its capacity as such) or the Depositary Bank (in its capacity as such), unless consented to by the Collateral Agent or the Depositary Bank, as the case may be;
(i)    increase any Project LC Loan Commitment or DSR LC Loan Commitment of any Lender over the amount thereof then in effect without the consent of such Lender; provided, no amendment, modification or waiver of any condition precedent, covenant, Default or Event of Default shall constitute an increase in any Project LC Loan Commitment or DSR LC Loan Commitment of any Lender;
(j)    change the order of priority of payments or ratable sharing of payments set forth in Section 3.03(a) of the Depositary Agreement, in each case without the prior written consent of each Lender adversely affected thereby;
(k)    change the order of priority of payments or ratable sharing of such payments occurring after the occurrence and during the continuation of an Event of Default as set forth in the Depositary Agreement, in any case, without the prior written consent of each Lender adversely affected thereby; or
(l)    subordinate the payment priority of the Obligations, or the Liens granted on all or substantially all of the Collateral hereunder or under the other Loan Documents, to any other Indebtedness of the Borrower or Lien securing such Indebtedness (any such other Indebtedness or other obligations, to which such Obligations or such Liens securing any of the Obligations, as applicable, are subordinated, “Senior Indebtedness”), as the case may be, without the prior

146	Big 5 Refinancing – Senior 1 Credit Agreement

written consent of each Lender directly and adversely affected thereby, in each case, except as otherwise permitted herein or in the applicable Loan Documents or unless each directly and adversely affected Lender has been offered a bona fide opportunity to fund or otherwise provide its pro rata share (based on the amount of Obligations held by each Lender that are directly and adversely affected thereby) of the Senior Indebtedness on the same terms (it being understood that this clause (l) shall not apply to the incurrence of debtor-in-possession financing (or similar financing arrangements in insolvency proceedings in non-U.S. jurisdictions); or
(m)    amend or waive Sections 6.8(b), 6.15, 7.2, 8.16 or 8.4 without the consent of the Project LC Issuers.
Notwithstanding the foregoing provisions of this Section 12.1:
(i)    each Project LC Loan Lender and DSR LC Loan Lender providing Project LC Loan Commitments and DSR LC Loan Commitments, respectively, may agree to extend the Project LC Loan Maturity Date and DSR LC Loan Maturity Date of its outstanding Project LC Loans and Project LC Loan Commitments and/or DSR LC Loans and DSR LC Loan Commitments, as applicable, in each case upon the request of the Borrower and without the consent of any other Project LC Loan Lender or DSR LC Loan Lender, as applicable; it being understood that each Project LC Loan Lender or DSR LC Loan Lender under the applicable LC Tranche that is being extended shall have the opportunity to participate in such extension on the same terms and conditions as each other Project LC Loan Lender or DSR LC Loan Lender, as applicable, under such applicable LC Tranche. For the avoidance of doubt, no existing Project LC Loan Lender or DSR LC Loan Lender will have any obligation to commit to any such extension with respect to such Project LC Loan Lender’s Project LC Loan Commitments or such DSR LC Loan Lender’s DSR LC Loan Commitments, as applicable;
(ii)    the Administrative Agent and the Borrower may, without the consent of any Lender or LC Issuer, other than any Lender or LC Issuer who is a New Project Loan LC Lender or New Project LC Issuer, enter into a Permitted LC Facility Joinder at any time in accordance with Section 2.1.3;
(iii)    the Administrative Agent and the Borrower may, without the consent of any Lender or LC Issuer, enter into any amendment, supplement or other modification to any Loan Document, in form and substance reasonably satisfactory to the Administrative Agent, to cure any ambiguity, resolve any omission, defect or typographical error or to correct or supplement any provision in such agreement that may be inconsistent with any other provision of the Loan Documents or to further the intended purposes thereof, to make any change that would provide any additional rights or benefits to the Lenders, to make administrative or operational changes not materially adverse to any Lender or LC Issuer or to adhere to applicable law or make, complete or confirm any grant of collateral permitted or required by this Agreement or any of the Security Documents or any release of any Collateral that becomes effective as set forth or permitted in this Agreement or any of the Security Documents; provided, however, that a copy of any such amendment, supplement or other modification shall be furnished to the Lenders, the LC Issuers, the

147	Big 5 Refinancing – Senior 1 Credit Agreement

Collateral Agent and the Depositary Bank in accordance with the notice provisions hereof or another applicable Loan Document, as applicable, not later than three (3) Business Days prior to the execution thereof by the Administrative Agent or any other time period as may otherwise be agreed in writing;
(iv)    notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent that by its terms requires the consent of all the Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended, or the maturity of any of its Loan may not be extended, the rate of interest on any of its Loans may not be reduced and the principal amount of any of its Loans may not be forgiven, in each case without the consent of such Defaulting Lender and (y) any amendment, waiver or consent requiring the consent of all the Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than the other affected Lenders shall require the consent of such Defaulting Lender; and
(v)    notwithstanding anything to the contrary herein, in connection with any amendment, modification, waiver or other action requiring the consent or approval of the Required Lenders, the aggregate principal amount of Loans held by Lenders that are Affiliated Debt Funds shall not be permitted, in the aggregate, to account for more than forty nine point nine percent (49.9%) of the amounts actually included in determining whether the threshold in the definition of “Required Lenders” has been satisfied. The voting power of each Lender that is an Affiliated Debt Fund shall be reduced, pro rata, to the extent necessary in order to comply with the immediately preceding sentence.
Notwithstanding anything to the contrary, amendments, modifications, or waivers to any Interest Rate Hedge Agreement may be effected by the parties thereto in accordance with their respective terms.
No failure or delay on the part of any Credit Party in exercising any power or right under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right preclude any other or further exercise thereof or the exercise of any other power or right. No notice to or demand on any Obligor in any case shall entitle it to any notice or demand in similar or other circumstances. No waiver or approval by any Credit Party under any Loan Document shall, except as may be otherwise stated in such waiver or approval, be applicable to subsequent transactions. No waiver or approval hereunder shall require any similar or dissimilar waiver or approval thereafter to be granted hereunder.
SECTION 12.2    Notices; Time. All notices and other communications provided under each Loan Document shall be in writing or by e-mail or telephone (if confirmed promptly on the same day in writing by e-mail) and addressed, delivered or transmitted, if to the Obligors or the Administrative Agent, at its address, e-mail address or telephone number set forth on Schedule I hereto, and if to a Lender or an LC Issuer, to the applicable Person at its address or e-mail address or telephone number set forth on Schedule I hereto or set forth in the Lender Assignment

148	Big 5 Refinancing – Senior 1 Credit Agreement

Agreement pursuant to which such Lender became a Lender hereunder, or, in any case, at such other address or e-mail address as may be designated by any such party in a notice to the other parties. Any notice, if mailed and properly addressed with postage prepaid or if properly addressed and sent by pre-paid courier service, shall be deemed given when received; notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgment). Subject to Section 10.11, internet and intranet websites may, at the discretion of the Administrative Agent, be used to distribute routine communications to the Secured Parties, such as financial statements and other information as provided in Section 7.1, to distribute Loan Documents for execution by Secured Parties and distribute executed Loan Documents to such Persons and may not be used for any other purpose. For the avoidance of doubt, the provisions of Section 10.11 pertaining to the use of electronic mail shall not apply to the issuance of any Letter of Credit by any LC Issuer.
SECTION 12.3    Payment of Costs and Expenses. The Borrower shall pay all reasonable and documented fees, costs and expenses incurred by the Sole Arranger, the Administrative Agent, the Collateral Agent, the Depositary Bank, the LC Issuers and their respective Affiliates (including the documented and reasonable fees and out-of-pocket expenses of Paul Hastings LLP, or such other counsel to the Sole Arranger, and Bryan Cave Leighton Paisner LLP, as counsel to the Collateral Agent and the Depositary Bank and as necessary, one (1) special or local counsel, and solely in the case of a conflict of interest, one additional counsel to each group of similarly situated affected lenders, taken as a whole, who may be retained by, or on behalf of, the Sole Arranger, Administrative Agent, Collateral Agent or Depositary Bank), in connection with:
(a)    the negotiation, preparation, execution, delivery and, with respect to the Administrative Agent, administration of each Loan Document, including schedules and exhibits, and any amendments, waivers, consents, supplements or other modifications to any Loan Document as may from time to time hereafter be required or requested, whether or not the transactions contemplated hereby are consummated;
(b)    the filing, recording, refiling or rerecording of any Loan Document (including the Filing Statements), and all amendments, supplements, amendment and restatements, continuations and other modifications to any thereof, searches made prior to or following the Initial Credit Extension Date in jurisdictions where Filing Statements (or other documents evidencing Liens in favor of the Secured Parties) have been or will be filed or recorded (and other reasonable actions taken by the Administrative Agent or the Collateral Agent to satisfy themselves that the Liens granted pursuant to the Security Documents have been perfected and are of first priority (subject to Permitted Liens)) and any and all other documents or instruments of further assurance required to be filed or recorded, or refiled or rerecorded, or otherwise contemplated, by the terms of any Loan Document, including filing and recording fees, expenses, search fees and title insurance premiums, but excluding Taxes;
(c)    the preparation and review of the form of any calculation, certificate, document or instrument relevant to any Loan Document; and

149	Big 5 Refinancing – Senior 1 Credit Agreement

(d)    all documented and reasonable out-of-pocket expenses (including attorneys’ fees and legal expenses of counsel to each Credit Party) incurred in connection with (x) the negotiation of any restructuring or “work-out” with the Borrower or any other Obligor, whether or not consummated, of any Obligations or (y) the enforcement of any Obligations.
SECTION 12.4    Indemnification. Without duplication of a Loan Party’s obligations under Section 4.5 (and excluding Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim), in consideration of the execution and delivery of this Agreement by each Credit Party, each Loan Party hereby indemnifies, exonerates and holds each Credit Party and each of their and their respective Affiliates, officers, directors, shareholders, controlling persons, trustees, employees, advisors and agents (collectively, the “Indemnified Parties”) free and harmless from and against any and all actions, causes of action, suits, losses, costs, liabilities and damages, and expenses incurred in connection therewith (irrespective of whether any such Indemnified Party is a party to the action for which indemnification hereunder is sought), including documented and reasonable attorneys’ fees (limited to one (1) separate counsel for all other Indemnified Persons, taken as a whole, and, solely in the case of an actual or perceived conflict of interest where the Indemnified Person affected by such conflict informs the Administrative Agent of such conflict, one (1) additional counsel in each applicable jurisdiction to the affected Indemnified Persons; provided that the Collateral Agent may have one (1) separate counsel) and out-of-pocket disbursements, whether incurred in connection with actions between or among the parties hereto or the parties hereto and third parties (collectively, the “Indemnified Liabilities”), incurred by the Indemnified Parties or any of them as a result of, or arising out of, or relating to:
(a)    any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of any Credit Extension, including all Indemnified Liabilities arising in connection with the Transactions;
(b)    the entering into and performance of any Loan Document by any of the Indemnified Parties (including any action brought by or on behalf of the Obligors as the result of any determination by the Required Lenders pursuant to Article V not to fund any Credit Extension; provided that, any such action is not resolved against such Indemnified Party in a final, non-appealable judgment);
(c)    any Environmental Claims, or actual or alleged liabilities under any Environmental Law or Permit thereunder, related to any Loan Party or Company Entity, including, without limitation, resulting from (i) any actual or alleged violation of Environmental Law by any Loan Party or Company Entity, or (ii) exposure to Hazardous Materials or any Release or threatened Release of Hazardous Materials, in either case, at, under, on, or from any property owned or operated by any Loan Party or Company Entity or any real property to which any Loan Party or Company Entity has transported or arranged for the transport of Hazardous Materials for treatment, storage or disposal; or
(d)    any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a

150	Big 5 Refinancing – Senior 1 Credit Agreement

third party or by the Borrower or any other Obligor, and regardless of whether any Indemnified Party is a party thereto;
except for Indemnified Liabilities (x) to the extent they result from or that have arisen for the account of a particular Indemnified Party by reason of the relevant Indemnified Party’s bad faith, gross negligence or willful misconduct (in each case as determined by a final and non-appealable decision of a court of competent jurisdiction) or (y) other than with respect to any Agent or their related Indemnified Parties, arising out of or in connection with any claim, litigation, investigation or proceeding that does not involve an act or omission by the Borrower or any of their Affiliates and that is brought by an Indemnified Party against another Indemnified Party (other than, in the case of this clause (y), any Indemnified Liabilities incurred by the Administrative Agent, the Collateral Agent or the Depositary Bank) or (z) other than with respect to any Agent or their related Indemnified Parties, that result from the material breach by such Indemnified Party of this Agreement or any other Loan Document, as determined in the final and non-appealable judgment of a court of competent jurisdiction. If and to the extent that the foregoing undertaking may be unenforceable for any reason, each Loan Party agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law.
To the extent permitted by Applicable Law, no Obligor shall assert, and each Obligor hereby waives, any claim against each Indemnified Party, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to, this Agreement or any Loan Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and each Obligor hereby waives, releases and agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.
SECTION 12.5    Survival. The obligations of the Obligors under Sections 4.3, 4.4, 4.5, 4.6, 12.3 and 12.4, and the obligations of the Lenders under Section 10.1, shall in each case survive any assignment from one Lender to another (in the case of Sections 12.3 and 12.4) and the occurrence of the Termination Date. The representations and warranties made by each Obligor in each Loan Document shall survive the execution and delivery of such Loan Document.
SECTION 12.6    Severability. Any provision of any Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such provision and such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of such Loan Document or affecting the validity or enforceability of such provision in any other jurisdiction.

151	Big 5 Refinancing – Senior 1 Credit Agreement

SECTION 12.7    Headings. The various headings of each Loan Document are inserted for convenience only and shall not affect the meaning or interpretation of such Loan Document or any provisions thereof.
SECTION 12.8    Execution in Counterparts, Effectiveness, etc. This Agreement may be executed by the parties hereto in several counterparts, each of which shall be an original (whether such counterpart is originally executed or an electronic copy of an original and each party hereto expressly waives its rights to receive originally executed documents other than with respect to any Notes) and all of which shall constitute together but one and the same agreement. This Agreement shall become effective when counterparts hereof executed on behalf of each Obligor, the Administrative Agent, each Lender and each LC Issuer (or notice thereof satisfactory to the Administrative Agent) shall have been received by the Administrative Agent. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with Agreement or any other Loan Document and the transactions contemplated hereby and thereby shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
SECTION 12.9    Governing Law; Entire Agreement. EACH LOAN DOCUMENT (OTHER THAN THE LETTERS OF CREDIT, TO THE EXTENT SPECIFIED BELOW AND EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN A LOAN DOCUMENT) WILL EACH BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING FOR SUCH PURPOSE SECTIONS 5 1401 AND 5 1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK) WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION. EACH LETTER OF CREDIT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OR RULES DESIGNATED IN SUCH LETTER OF CREDIT, OR IF NO LAWS OR RULES ARE DESIGNATED, THE INTERNATIONAL STANDBY PRACTICES (ISP98 INTERNATIONAL CHAMBER OF COMMERCE PUBLICATION NUMBER 590 (THE “ISP RULES”)) AND, AS TO MATTERS NOT GOVERNED BY THE ISP RULES, THE LAWS OF THE STATE OF NEW YORK. The Loan Documents constitute the entire understanding among the parties hereto with respect to the subject matter thereof and supersede any prior agreements, written or oral, with respect thereto.
SECTION 12.10    Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that, other than as expressly provided in Section 8.2, no Loan Party may assign or transfer its rights or obligations hereunder without the consent of all of the Lenders and LC Issuers.

152	Big 5 Refinancing – Senior 1 Credit Agreement

SECTION 12.11    Sale and Transfer of Credit Extensions; Participations in Credit Extensions; Notes. (a) Each Lender may assign, or sell participations in, its Loans, Letters of Credit and Commitments to one or more other Persons in accordance with the terms set forth below:
(i)    Any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments or Loans at the time owing to it) with the consent of (or, in the case of the Administrative Agent, the acknowledgment) the following Persons: (w) the Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed), except in the case of an assignment to a Lender, an Affiliate of Lender or an Approved Fund, (x) the Borrower (such consent not to be unreasonably withheld, conditioned or delayed), except (x) in connection with the primary syndication of the Term Loan Facility under MUFG Bank Ltd’s co-investment program to lenders under the MUFG Co-Lending Product effected within 180 days after the Initial Credit Extension Date or (y) to the extent an Event of Default under Section 9.1.1 or a Bankruptcy Event of Default (solely with respect to the Borrower) has occurred and is continuing; provided that Borrower’s consent shall not be required in the case of an assignment (I) under the Term Loan Facility to a Lender, an Affiliate of a Lender or an Approved Fund of such Lender, (II) under the Project LC Facility to a Project LC Loan Lender or an Affiliate of a Project LC Loan Lender or (III) under the DSR LC Facility to a DSR LC Loan Lender or an Affiliate of a DSR LC Loan Lender; provided further that, with respect to an assignment under any of the Term Loan Facility, the Project LC Facility and/or the DSR LC Facility, if the Borrower shall not have consented to or rejected such assignment within ten (10) Business Days following receipt by the Borrower of notice of such proposed assignment, the Borrower shall be deemed to have consented, (y) the applicable Project LC Issuers, in the case of any assignment under the Project LC Facility (such consent not to be unreasonably withheld or delayed) and (z) the applicable DSR LC Issuers, in the case of any assignment under the DSR LC Facility (such consent not to be unreasonably withheld or delayed); provided that:
(A)    the aggregate amount of the Commitments (which for this purpose includes Loans outstanding thereunder) or principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Lender Assignment Agreement with respect to such assignment is delivered to the Administrative Agent) shall not be less than one million dollars $1,000,000 (or a lesser amount if such amount, when added to the aggregate amount of Commitments, Loans being assigned substantially concurrently with such assignment to Affiliates of such Eligible Assignee or Approved Funds that are administered or managed by such Eligible Assignee or an Affiliate of such Eligible Assignee, equal or exceeds one million dollars ($1,000,000)), unless (1) the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld, conditioned or delayed); (2) such assignment is an assignment of the entire remaining amount of the assigning Lender’s Commitments or

153	Big 5 Refinancing – Senior 1 Credit Agreement

Loans at the time owing to it, or (3) such assignment is an assignment to a Lender or an Affiliate of a Lender or an Approved Fund;
(B)    each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans and/or the Commitments assigned, except that this clause (B) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate tranches on a non-pro rata basis;
(C)    the parties to each assignment shall (1) electronically execute and deliver to the Administrative Agent a Lender Assignment Agreement via an electronic settlement system acceptable to the Administrative Agent or (2) manually execute and deliver to the Administrative Agent a Lender Assignment Agreement, together, with respect to such manual transfer only, with a processing and recordation fee of three thousand five hundred dollars ($3,500), which the Administrative Agent may at any time waive (provided that only one such fee shall be payable with respect to simultaneous assignments by or to one or more Approved Funds that are administered or maintained by the same Person or by Persons who are Affiliates of each other), and if the Eligible Assignee is not a Lender, administrative details information with respect to such Eligible Assignee and applicable tax forms;
(D)    in connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and Administrative Agent, the applicable Percentage of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the LC Issuers and each Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full Percentage of all Loans and participations in Letters of Credit in accordance with its applicable LC Percentage thereof. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs. Subject to Section 4.12, except to the extent expressly agreed by the affected parties, no assignment by a Defaulting Lender shall constitute a waiver or release of any claims of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of any applicable non-Defaulting Lender as a result of such non-Defaulting Lender’s increased exposure following such assignment; and

154	Big 5 Refinancing – Senior 1 Credit Agreement

(E)    each assignment of Letters of Credit, Commitments and Loans made by any Lender or LC Issuer, as applicable, under this Agreement shall be made substantially concurrently with a corresponding assignment of the same amount of Letters of Credit, Commitments and Loans under, and as defined in, the Senior Holdco 2 Credit Agreement, to the same Eligible Assignee.
(b)    Subject to acceptance and recording thereof by the Administrative Agent pursuant to clause (c), from and after the effective date specified in each Lender Assignment Agreement, (i) the Eligible Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Lender Assignment Agreement, have the rights and obligations of a Lender under this Agreement, and (ii) the assigning Lender thereunder shall, to the extent of the interest assigned by such Lender Assignment Agreement, subject to Section 12.5, be released from its obligations under this Agreement (and, in the case of a Lender Assignment Agreement covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto, but shall continue to be entitled to the benefits of any provisions of this Agreement which by their terms survive the termination of this Agreement). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with clauses (a) and (b) of this Section 12.11 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 12.11(d).
(c)    The Administrative Agent shall record each assignment made in accordance with this Section in the Register pursuant to Section 2.7(b). The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(d)    Any Lender may, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to one or more banks or other entities, other than Affiliates of the Loan Parties or an Excluded Lender, (a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitments and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver with respect to any of the items set forth in Sections 12.1(a) through (d), in each case except as otherwise specifically provided in a Loan Document. Subject to clause (e), the Borrower agrees that each Participant shall be entitled to the benefits of Sections 4.3, 4.4, 4.5, 4.6, 7.1, 12.3 and 12.4 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 4.9 as though it were a Lender; provided such Participant agrees to be subject to Section 4.8 , as though it were a Lender.

155	Big 5 Refinancing – Senior 1 Credit Agreement

(e)    Each Lender that sells an interest in any Loan, Commitment or other interest to a Participant shall, as agent for the Borrower solely for the purpose of this Section 12.11(e), record in book entries maintained by such Credit Party the name and principal amounts (and stated interest) of the participating interest of each Participant entitled to receive payments in respect of such interest (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations, Proposed Treasury Regulation Section 1.163-5(b) (or any amended or successor version) and Sections 163(f), 871(h)(2) and 881(c)(2) of the Code.
(f)    A Participant shall not be entitled to receive any greater payment under Sections 4.3, 4.4, 4.5, 4.6, 12.3 and 12.4 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquires the participation. A Participant shall not be entitled to the benefits of Section 4.6 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with the requirements set forth in Section 4.6 as though it were a Lender. In addition, if at the time of the sale of such participation, any greater Taxes subject to payment under Section 4.6 would apply to the Participant than applied to the applicable Lender, then such Participant shall not be entitled to any payment under Section 4.6 with respect to the portion of such Taxes as exceeds the Taxes applicable to the Lender at the time of the sale of the participation.
(g)    Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or such central bank having supervisory jurisdiction over such Lender; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(h)    [Reserved].
SECTION 12.12    Other Transactions. Nothing contained herein shall preclude the Administrative Agent, any LC Issuer or any other Lender from engaging in any transaction, in addition to those contemplated by the Loan Documents, with the Obligors or any of their respective Affiliates in which such Obligor or such Affiliate is not restricted hereby from engaging with any other Person.
SECTION 12.13    [Reserved].
SECTION 12.14    Confidentiality.
(a)    Subject to the provisions of clause (b) of this Section, each Credit Party that is a party hereto agrees that it will not disclose without the prior consent of the Borrower (other than

156	Big 5 Refinancing – Senior 1 Credit Agreement

to its Affiliates, directors, employees, auditors, advisors, consultants, trustees, counsel or out- sourced service providers that perform administrative or operational monitoring or to another Credit Party if such Credit Party or such Credit Party’s holding or parent company in its reasonable discretion determines that any such party should have access to such information; provided such Credit Party shall cause such Persons to comply with this Section 12.14) any non-public information related to the Borrower or any other Company Entity or any of their respective businesses and to any Project (other than any such information that is available to the Administrative Agent, any Lender or any LC Issuer on a nonconfidential basis prior to disclosure by the Borrower or any other Company Entity or such information received from the Borrower or any other Company Entity after the date hereof and that is not clearly identified at the time of delivery as confidential) which is now or in the future furnished pursuant to this Agreement or any other Loan Document; provided that any Credit Party may disclose any such information (i) as has become generally available to the public other than by virtue of a breach of this clause by the respective Credit Party or any other Person to whom such Credit Party has provided such information as permitted by this Section, (ii) as may be required or requested in any report, statement or testimony submitted to any regulatory body having or claiming to have jurisdiction over such Credit Party or to the Board or the Federal Deposit Insurance Corporation or similar organizations (whether in the United States or elsewhere) or their successors, (iii) as may be required or requested in respect to any summons or subpoena or in connection with any litigation relating to its rights under any Loan Document, (iv) in order to comply with any law, order, regulation or ruling applicable to such Credit Party, (v) to the Administrative Agent or any other Credit Party, (vi) to any pledgee referred to in Section 12.11(g) or any prospective or actual transferee or participant in connection with any contemplated transfer or participation of any of the Notes, Loans or Commitments or any interest therein by such Credit Party; provided that such prospective transferee or participant agrees to be bound by the confidentiality provisions contained in, or provisions no less restrictive than, this Section, (vii) to any direct or indirect contractual counterparty in swap agreements or such contractual counterparty’s professional advisor (so long as such contractual counterparty or professional advisor to such contractual counterparty agrees to be bound by the provisions of, or provisions no less restrictive than, this Section), (viii) to any insurer or any credit risk support provider (so long as such insurer or credit risk support provider agrees to be bound by the provisions of, or provisions no less restrictive than, this Section) and (ix) to the NAIC or any similar organization or any nationally recognized rating agency that requires access to information about a Credit Party’s investment portfolio in connection with ratings issued with respect to such Credit Party. In addition, each Credit Party may disclose the existence of this Agreement and the information about this Agreement for “league tables” and similar purposes to market data collectors and similar services providers to the lending industry.
(b)    Each Obligor hereby acknowledges and agrees that each Lender may share with any of its Affiliates, and such Affiliates may share with such Lender, any information related to any Obligor or any other Company Entity; provided such Persons shall be subject to the provisions of this Section to the same extent as such Lender.
Notwithstanding the foregoing clauses (a) and (b) of this Section, no conditions of confidentiality within the meaning of U.S. Treasury Regulation Section 1.6011-4 are intended,

157	Big 5 Refinancing – Senior 1 Credit Agreement

and any party to this Agreement (and each Affiliate, director, officer, employee, agent or representative of the foregoing or such Affiliate) may disclose to any and all Persons, without limitation of any kind, the “tax treatment” and “tax structure” of the transactions contemplated herein (as such terms are defined in U.S. Treasury Regulation Section 1.6011-4(c)(8) and (9), respectively) and all materials of any kind (including opinions or other tax analyses) that are provided to such party relating to such tax treatment or tax structure, to the extent the disclosure of such materials is necessary for the transactions contemplated herein to be treated as not having been offered under conditions of confidentiality for purposes of U.S. Treasury Regulation Section 1.6011-4(b)(3) (or any successor provision). The foregoing language is not intended to waive any confidentiality obligations otherwise applicable under this Agreement except with respect to the information and materials specifically referenced in the preceding sentence. This authorization does not extend to disclosure of any other information, including (i) the identity of participants or potential participants in the transactions contemplated herein (and no party shall disclose any information relating to such tax treatment and tax structure to the extent nondisclosure is reasonably necessary in order to comply with applicable securities laws), it is being understood that, for such purpose, the tax treatment of the transactions contemplated by this Agreement is the purported or claimed U.S. federal income tax treatment of such transactions and the tax structure of such transaction is any fact that may be relevant to understanding the purported or claimed U.S. federal income tax treatment of such transactions), (ii) the existence or status of any negotiations, or (iii) any financial, business, legal or personal information of or regarding a party or its affiliates, or of or regarding any participants or potential participants in the transactions contemplated herein (or any of their respective affiliates), in each case to the extent such other information is not related to the tax treatment or tax structure of the transactions contemplated herein.
SECTION 12.15    Forum Selection and Consent to Jurisdiction. ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, ANY LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF THE ADMINISTRATIVE AGENT, THE LENDERS, ANY LC ISSUER, AND THE OBLIGORS IN CONNECTION HEREWITH OR THEREWITH SHALL BE BROUGHT AND MAINTAINED IN THE COURTS OF THE BOROUGH OF MANHATTAN OF THE STATE OF NEW YORK OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK LOCATED IN THE BOROUGH OF MANHATTAN (INCLUDING ANY APPELLATE COURT THEREOF); PROVIDED THAT, ANY SUIT SEEKING ENFORCEMENT ACTION AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT THE COLLATERAL AGENT’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. EACH OBLIGOR IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF NEW YORK AT THE ADDRESS FOR NOTICES SPECIFIED IN SECTION 12.2 OR TO ITS AGENT DESIGNATED FOR SUCH PURPOSE. EACH OBLIGOR HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY HAVE OR HEREAFTER MAY HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION

158	Big 5 Refinancing – Senior 1 Credit Agreement

BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. TO THE EXTENT THAT ANY OBLIGOR HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, EACH OBLIGOR HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THE LOAN DOCUMENTS.
SECTION 12.16    Waiver of Jury Trial. THE ADMINISTRATIVE AGENT, EACH LENDER, EACH LC ISSUER, AND EACH OBLIGOR HEREBY IRREVOCABLY, KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, EACH LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF THE ADMINISTRATIVE AGENT, SUCH LENDER, SUCH LC ISSUER, OR SUCH OBLIGOR IN CONNECTION THEREWITH (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). THE ADMINISTRATIVE AGENT, EACH LENDER, EACH LC ISSUER, AND EACH OBLIGOR CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER. EACH OBLIGOR ACKNOWLEDGES AND AGREES THAT IT HAS RECEIVED FULL AND SUFFICIENT CONSIDERATION FOR THIS PROVISION (AND EACH OTHER PROVISION OF EACH OTHER LOAN DOCUMENT TO WHICH IT IS A PARTY) AND THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE ADMINISTRATIVE AGENT, EACH LENDER AND EACH LC ISSUER ENTERING INTO THE LOAN DOCUMENTS.
SECTION 12.17    Counsel Representation. EACH OBLIGOR ACKNOWLEDGES AND AGREES THAT IT HAS BEEN REPRESENTED BY COMPETENT COUNSEL IN THE NEGOTIATION OF THIS AGREEMENT, AND THAT ANY RULE OR CONSTRUCTION OF LAW ENABLING AN OBLIGOR TO ASSERT THAT ANY AMBIGUITIES OR INCONSISTENCIES IN THE DRAFTING OR PREPARATION OF THE TERMS OF THIS AGREEMENT SHOULD DIMINISH ANY RIGHTS OR REMEDIES OF THE ADMINISTRATIVE AGENT OR THE OTHER CREDIT PARTIES ARE HEREBY WAIVED BY EACH OBLIGOR.
SECTION 12.18    PATRIOT Act. Each Credit Party party hereto hereby notifies the Obligors that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify, and record information that identifies the Obligors, which information includes the name and address of the Obligors and other information that will allow such Credit Party to identify the Obligors in accordance with the PATRIOT Act.

159	Big 5 Refinancing – Senior 1 Credit Agreement

SECTION 12.19    Scope of Liability.
(a)    Notwithstanding anything to the contrary in this Agreement, any other Loan Document or any other document, certificate or instrument executed by any Obligor pursuant hereto or thereto, none of the Secured Parties shall have any claims with respect to the Transactions contemplated against the Sponsor or any of its Affiliates or any member of any Loan Party or any of their Affiliates (other than a Loan Party itself or, solely to the extent of the interests of the Borrower Parent in the Borrower, the Borrower Parent) (collectively, the “Non-Recourse Parties”), or any employee, manager, officer or director of the Sponsor, any Loan Party, or any Non-Recourse Party, or of any holder of any interest in the Sponsor, the Borrower (other than, solely to the extent of the interests of the Borrower Parent in the Borrower, the Borrower Parent) or any Non-Recourse Party, be liable or obligated for such liabilities and obligations of the Loan Parties.
(b)    Nothing herein contained shall limit or be construed to (i) release any Non- Recourse Party from liability for fraudulent actions (including collusive bankruptcy) or misappropriation of funds or willful misconduct, or from any of its obligations or liabilities under any agreement executed by such Non-Recourse Party in its individual capacity in connection with any Loan Document, (ii) limit or impair the exercise of remedies with respect to any of the Collateral, or (iii) diminish any obligation of an Obligor arising under any other Loan Document to which it is a party.
(c)    The foregoing acknowledgments, agreements and waivers shall survive termination of this Agreement and be enforceable by any Non-Recourse Party as a third party beneficiary hereof.
SECTION 12.20    Obligations Several; Independent Nature of Lenders’ Rights. The obligations of Lenders hereunder are several and no Lender shall be responsible for the obligations or Commitment of any other Lender hereunder. Nothing contained herein or in any other Loan Document, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders as a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights arising out hereof and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.
SECTION 12.21    No Fiduciary Obligation. Each Obligor hereby acknowledges that each of the Credit Parties party hereto, the Sole Arranger, and any other arranger or bookrunners named herein (collectively, together with the Affiliates of each of the foregoing, the “Lender Group”) is acting solely as lender, agent, bookrunner or arranger, as applicable, in connection with the Transactions contemplated by the Loan Documents (without limiting the provisions of Section 10.10). Each Obligor further acknowledges that each member of the Lender Group is acting pursuant to a contractual relationship created solely by the Loan Documents entered into on an arm’s length basis and in no event do the parties intend that any Lender Group member act or be responsible as a fiduciary or advisor to any Obligor or its Affiliates in connection with any activity that any Lender Group member may undertake or have undertaken in furtherance of the

160	Big 5 Refinancing – Senior 1 Credit Agreement

Transactions, either before, on or after the Closing Date. Each Lender Group member hereby expressly disclaims any fiduciary or similar obligations to any such Person, either in connection with the Transactions or any matters leading up to the Transactions, and each Obligor hereby expressly confirms its understanding and agreement to that effect. The parties hereto agree that each Person party hereto is responsible for making its own independent judgments with respect to the Transactions, and that any opinions or views expressed by any Lender Group member to any Obligor or any of its Affiliates regarding the Transactions, including but not limited to any opinions or views with respect to the price or market for the Transactions, do not constitute advice or recommendations to such Obligor or such Affiliate. Each Obligor hereby expressly waives and releases, to the fullest extent permitted by law, any claims that any such Person may have against any Lender Group member with respect to any breach or alleged breach of any fiduciary or similar duty in connection with the Transactions or any matters leading up to the execution of the Loan Documents.
SECTION 12.22    Acknowledgment and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and
(b)    the effects of any Bail-In Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;
(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)    the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.
SECTION 12.23    Collateral Agent and Depositary Bank. Each of the Collateral Agent and the Depositary Bank is entitled to all rights, privileges, protections, benefits, immunities and indemnities provided to such Person under the Depositary Agreement and the other Loan Documents. Each of the Collateral Agent and the Depositary Bank is an intended third party beneficiary of this Agreement. Each Lender and LC Issuer (and each Person that becomes a Lender and LC Issuer pursuant to Section 12.11) hereby (a) authorizes and directs each of the Collateral Agent and the Depositary Bank to enter into the Loan Documents to which it is a party on behalf of such Lender or LC Issuer, as applicable, (b) consents to and ratifies the terms of the

161	Big 5 Refinancing – Senior 1 Credit Agreement

Loan Documents to which the Collateral Agent and Depositary Bank are parties and (c) agrees that the Collateral Agent and Depositary Bank may take such actions on behalf of such Lender or LC Issuer as are contemplated by the terms of the Loan Documents. Neither the Collateral Agent nor any of its officers, directors, employees or agents shall have any responsibility for taking any necessary steps to establish or maintain perfection of the Lien (including the filing of any financing statements) granted in its favor hereunder or preserve rights against any parties or any other rights pertaining to any Collateral.
SECTION 12.24    Acknowledgment Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Swap Contract or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the paragraph below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):
In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
SECTION 12.25    Electronic Communications. The parties hereto agree that this Agreement or any other related document or any instrument, agreement or document necessary for the consummation of the transactions contemplated by this Agreement or the other related documents or related hereto or thereto (including, without limitation, addendums, amendments, notices, instructions, communications with respect to the delivery of securities or the wire transfer of funds or other communications) (“Executed Documentation”) may be accepted, executed or agreed to through the use of an electronic signature in accordance with applicable laws, rules and regulations in effect from time to time applicable to the effectiveness and

162	Big 5 Refinancing – Senior 1 Credit Agreement

enforceability of electronic signatures. Any Executed Documentation accepted, executed or agreed to in conformity with such laws, rules and regulations will be binding on all parties hereto to the same extent as if it were physically executed and each party hereby consents to the use of any third party electronic signature capture service providers as may be reasonably chosen by a signatory hereto or thereto. When any Agent or Depositary Bank acts on any Executed Documentation sent by electronic transmission, in the absence of actual knowledge to the contrary, such Agent or Depositary Bank will not be responsible or liable for any losses, costs or expenses arising directly or indirectly from its reliance upon and compliance with such Executed Documentation believed by it to be genuine and correct, notwithstanding that such Executed Documentation (a) may not be an authorized or authentic communication of the party involved or in the form such party sent or intended to send (whether due to fraud, distortion or otherwise) or (b) may conflict with, or be inconsistent with, a subsequent written instruction or communication; it being understood and agreed that any Agent and Depositary Bank shall conclusively presume that Executed Documentation that purports to have been sent by an authorized officer of a Person has been sent by an authorized officer of such Person. The party providing Executed Documentation through electronic transmission or otherwise with electronic signatures agrees to assume all risks arising out of such electronic methods, including, without limitation, the risk of an Agent or Depositary Bank acting on unauthorized instructions and the risk of interception and misuse by third parties.
SECTION 12.26    Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan or other Obligation owing under this Agreement, together with all fees, charges and other amounts that are treated as interest on such Loan or other Obligation under Applicable Law (collectively, “charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Lender or other Person holding such Loan or other Obligation in accordance with Applicable Law, the rate of interest payable in respect of such Loan or other Obligation hereunder, together with all charges payable in respect thereof, shall be limited to the Maximum Rate. To the extent lawful, the interest and charges that would have been paid in respect of such Loan or other Obligation but were not paid as a result of the operation of this Section shall be cumulated and the interest and charges payable to such Lender or other Person in respect of other Loans or Obligations or periods shall be increased (but not above the amount collectible at the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Rate for each day to the date of repayment, shall have been received by such Lender or other Person. Any amount collected by such Lender or other Person that exceeds the maximum amount collectible at the Maximum Rate shall be applied to the reduction of the principal balance of such Loan or other Obligation or refunded to the Borrower so that at no time shall the interest and charges paid or payable in respect of such Loan or other Obligation exceed the maximum amount collectible at the Maximum Rate.
[SIGNATURE PAGES FOLLOW]

163	Big 5 Refinancing – Senior 1 Credit Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the day and year first above written.

BIG FIVE HOLDCO 1, LLC, as Borrower

By:	/s/ Gianluca Signorelli
Name:	Gianluca Signorelli
Title:	Vice President
[Signature Page to Big 5 Refinancing Senior 1 Credit Agreement]

MUFG BANK, LTD., as Administrative Agent

By:	/s/ Lawrence Blat
Name: Lawrence Blat
Title: Authorized Signatory
[Signature Page to Big 5 Refinancing Senior 1 Credit Agreement]

MUFG BANK, LTD., as a DSR LC Issuer

By:	/s/ Alberto Mihelcic Bazzana
Name:	Alberto Mihelcic Bazzana
Title:	Director
[Signature Page to Big 5 Refinancing Senior 1 Credit Agreement]

MUFG BANK, LTD., as a Lender

By:	/s/ Alberto Mihelcic Bazzana
Name:	Alberto Mihelcic Bazzana
Title:	Director

[Signature Page to Big 5 Refinancing Senior 1 Credit Agreement]

Schedule I
Notices
If to the Obligors:
Big Five Holdco 1, LLC
3 Lagoon Drive, Suite 280
Redwood City, CA 94065
Attention: General Counsel
Email: legalus@sbenergy.com with a copy to capital.markets@sbenergy.com with a copy to (which shall not constitute notice):
Kirkland & Ellis LLP
601 Lexington Avenue,
New York, NY 10022
Attention: Olivia George
Email: olivia.george@kirkland.com
If to the Administrative Agent:
MUFG Bank, Ltd.
1221 Avenue of the Americas
New York, NY 10022
Attention: Lawrence Blat & Agency Desk
Tel: (212) 405-6640
Email: AgencyDesk@us.sc.mufg.jp
If to the Lenders or an LC Issuer:
MUFG Bank, Ltd., New York Branch
1251 Avenue of the Americas
New York, NY 10020
Attention: Trade Service Operations/ Standby LC Section
Tel: 1-201-413-8823
Email: ABondi@us.mufg.jp

Schedule II
Commitment

Lender	Term Loan Commitment
MUFG Bank, Ltd.		$162,166,718.20
	Total:	$162,166,718.20

DSR LC Issuer	DSR LC Issuing Commitment		DSR LC Loan Commitment
MUFG Bank, Ltd., New York Branch		$8,405,008.46		$8,405,008.46
	Total:	$8,405,008.46	Total:	$8,405,008.46

Schedule III
Projects
(a)the 260 MWac (at the interconnection point) solar power generation facility, located at 36701 Weatherby Road, Orla, TX 79770, owned by SE Titan, LLC, a Delaware limited liability company;
(b)the 302.5 MWac (at the interconnection point) solar power generation facility, located at 136 County Road 116, Lamesa, Texas, TX 79331, owned by SE Juno, LLC, a Delaware limited liability company;
(c)the 187.2 MWac (at the interconnection point) solar power generation facility, located at 36701 Weatherby Road, Culberson County, Texas, owned by SE Aragorn, LLC, a Delaware limited liability company;
(d)the 250 MWac (at the interconnection point) solar power generation facility, located at 25250 Rice Road, Desert Center, CA 92239, Riverside County, owned by SE Athos I, LLC, a Delaware limited liability company; and
(e)the 200 MWac (at the interconnection point) solar power generation facility, located at 25250 Rice Road, Desert Center, CA 92239, Riverside County, owned by SE Athos II, LLC, a Delaware limited liability company.

Schedule IV
Project Letters of Credit
None.

Schedule V
Amortization Schedule

Semi-Annual Payment Date	Amortization
June 30, 2024	-
December 31, 2024	-
June 30, 2025	-
December 31, 2025	-
June 30, 2026	-
December 31, 2026	-
June 30, 2027	$1,628,312.97
December 31, 2027	$1,468,364.84
June 30, 2028	$2,690,240.61
December 31, 2028	$3,409,137.65
June 30, 2029	$4,391,267.40
December 31, 2029	$6,611,883.57
June 30, 2030	$7,654,753.66
December 31, 2030	$6,905,991.58
June 30, 2031	$7,822,025.63
December 31, 2031	$4,631,452.81
June 30, 2032	$5,109,316.65
December 31, 2032	$4,563,167.80
June 30, 2033	$5,501,077.92
December 31, 2033	$4,960,906.61

Schedule 6.3
Disclosure Documents
None.

Schedule 6.4(a)
Subsidiaries of the Borrower and Ownership of Subsidiary Stock

Entity	Parent(s)	State of Jurisdiction:	Percentage of Capital Securities owned by Parent(s):
Big Five Pledgor
SE Big Five Pledgor, LLC	Big Five Holdco 1, LLC	DE	50%
	Big Five Holdco 2, LLC		50%
Big Five Borrower
SE Big Five Borrower, LLC	SE Big Five Pledgor, LLC	DE	100%
Class B Member Parents
SE Athos I Class B Member Holdco, LLC	SE Big Five Borrower, LLC	DE	100%
SE Athos II Class B Member Holdco, LLC	SE Big Five Borrower, LLC	DE	100%
SE Aragorn Class B Member Holdco, LLC	SE Big Five Borrower, LLC	DE	100%
SE Titan Class B Member Holdco, LLC	SE Big Five Borrower, LLC	DE	100%
SE Juno Class B Member Holdco, LLC	SE Big Five Borrower, LLC	DE	100%
Class B Members
SE Athos Member B, LLC	SE Athos I Class B Member Holdco, LLC	DE	100% of the Class I membership interests
	SE Athos II Class B Member Holdco, LLC		100% of the Class II membership interests
SE Titan & Aragorn Member B, LLC	SE Aragorn Class B Member Holdco, LLC	DE	100% of the Class A membership interests
	SE Titan Class B Member Holdco, LLC		100% of the Class T membership interests
SE Juno Member B, LLC	SE Juno Class B Member Holdco, LLC	DE	100%
Tax Equity Partnerships
SE Athos TE Holdco, LLC	SE Athos Member B, LLC	DE	100% of the Class B membership interests
SE Titan & Aragorn TE Holdco, LLC	SE Titan & Aragorn Member B, LLC	DE	100% of the Class B membership interests
SE Juno TE Holdco, LLC	SE Juno Member B, LLC	DE	100% of the Class B membership interests

Project Companies
SE Athos I, LLC	SE Athos TE Holdco, LLC	DE	100%
SE Athos II, LLC	SE Athos TE Holdco, LLC	DE	100%
SE Titan, LLC	SE Titan & Aragorn TE Holdco, LLC	DE	100%
SE Aragorn, LLC	SE Titan & Aragorn TE Holdco, LLC	DE	100%
SE Juno, LLC	SE Juno TE Holdco, LLC	DE	100%

Schedule 6.8
Litigation; Observance of Agreements, Statutes and Orders
Juno
1.SE Juno, LLC (“SE Juno”) is named as a defendant in 19 lawsuits stemming from power losses caused by Winter Storm Uri. Over 700 lawsuits have been filed in the wake of Winter Storm Uri, including 247 cases against generators, transmission companies, and retail providers. Of those, Juno is a defendant in 19. The cases have been consolidated into a multi-district litigation, in Harris County Texas District Court, Master Cause No. 2021-41903.
2.SE Juno, LLC has received a notice from the PUCT in reference to Investigation No. 2023110004, regarding compliance with PURA § 39.151(j); 16 TAC § 25.503, Related to Oversight of Wholesale Market Participants; ERCOT Operating Guides §§ 2.9(2), Related to Voltage Ride-Through Requirements for Distribution Generation Resources and Distribution Energy Storage Resources, and 5.1(1), Related to System Modeling Information; ERCOT Planning Guide §§ 5.5(3)(b)(i), Related to Generator Commissioning and Continuing Operations, and 6.2(5)(c) and (7), Related to Dynamics Model Development; and ERCOT Dynamics Working Group Procedure Manual § 3.2.2, Related to Updates to Existing Dynamic Data.
Titan
1.SE Titan, LLC has received a notice from the PUCT in reference to Investigation No. 2023110004, regarding compliance with PURA § 39.151(j); 16 TAC § 25.503, Related to Oversight of Wholesale Market Participants; ERCOT Operating Guides §§ 2.9(2), Related to Voltage Ride-Through Requirements for Distribution Generation Resources and Distribution Energy Storage Resources, and 5.1(1), Related to System Modeling Information; ERCOT Planning Guide §§ 5.5(3)(b)(i), Related to Generator Commissioning and Continuing Operations, and 6.2(5)(c) and (7), Related to Dynamics Model Development; and ERCOT Dynamics Working Group Procedure Manual § 3.2.2, Related to Updates to Existing Dynamic Data.
Aragorn
1.SE Aragorn, LLC has received a notice from the PUCT in reference to Investigation No. 2023110004, regarding compliance with PURA § 39.151(j); 16 TAC § 25.503, Related to Oversight of Wholesale Market Participants; ERCOT Operating Guides §§ 2.9(2), Related to Voltage Ride-Through Requirements for Distribution Generation Resources and Distribution Energy Storage Resources, 5.1(1), Related to System Modeling Information, and 6.1.3.4(2), Related to Data Retention and Data Reporting Requirements; ERCOT Planning Guide §§ 5.5(3)(b)(i), Related to Generator Commissioning and Continuing Operations, and 6.2(5)(c) and (7), Related to Dynamics Model Development; and ERCOT Dynamics Working Group Procedure Manual § 3.2.2, Related to Updates to Existing Dynamic Data.

Athos I
None
Athos II
None

Schedule 6.11
Governmental Approvals
Part A
I.Titan

Permit / Document	Issuing Agency	Date of Approval / Issuance	Permit Number
FEDERAL
Spill Prevention, Control, and Countermeasure (“SPCC”) Plan for Operations	U.S. Environmental Protection Agency (“EPA”)	Certified by Licensed Professional Engineer on November 30, 2021	N/A
Self-Certification as Exempt Wholesale Generator (“EWG”)	Federal Energy Regulatory Commission (“FERC”)	Accepted April 22, 2020;	Docket No. EG20- 136-000
Notice of Effectiveness of EWG Status	FERC	Issued: July 10, 2020	Docket No. EG20- 136-000
Notice of Non-Material Changes (Name Change Notice)	FERC	Filed May 27, 2020	Docket No. EG20- 136-000
Registration as a Generator Owner/Operator with the Texas Reliability Entity (“TRE”) and the North American Electric Reliability Corporation (“NERC”)	NERC & TRE	Effective December 12, 2021	ID Number NCR12177
Registration of SOLV, Inc. as the GOP for Titan	NERC & TRE	December 6, 2021	ID Number NCR 11685
Submission of Form EIA-860	U.S. Energy Information Administration (“EIA”)	March 2, 2020	N/A
STATE
On-Site Sewage Facility (Septic Permit)	Texas Commission on Environmental Quality (“TCEQ”)	April 21, 2021	OSSF-055079

Permit / Document	Issuing Agency	Date of Approval / Issuance	Permit Number
Submission of the Standard Generation Interconnection Agreement (“SGIA”)	Public Utility Commission of Texas (“PUCT”)	March 15, 2019	PUCT Project No. 35077 (Item 929)
Submission of the Amended and Restated SGIA	PUCT	February 24, 2020	PUCT Project No. 35077 (Item 1058)
Submission of SGIA	Electric Reliability Council of Texas (“ERCOT”)	February 21, 2019	N/A
Submission of the Amended and Restated SGIA	ERCOT	February 20, 2020	N/A
Submission of a copy of EWG Self-Certification	PUCT	May 13, 2020;	PUCT Project No. 14406 (Item 846)
Submission of a copy of a Notice of Non-Material Changes to EWG filing (Name Change Notice)	PUCT	May 27, 2020	PUCT Project No. 14406 (Item 848)
Submission and acceptance of the Resource Asset Registration Form (“RARF”)	ERCOT	Submitted: June 12, 2020 Accepted: June 22, 2020	20INR0032 ERCOT DUNS 0813033253000
Texas Sales and Use Tax Permit	Texas Comptroller of Public Accounts	Effective June 3, 2005	Signal Energy, LLC Taxpayer ID: 1-20-2649198-0
Completion and Acceptance of Full Interconnection Study (“FIS”)	ERCOT	December 13, 2019	N/A
Registration as a Resource Entity (“RE”)	ERCOT	March 31, 2020	N/A
Execution of Standard Form Market Participant Agreement (“SFMPA”) between ERCOT and IP Titan, LLC	ERCOT	Effective May 11, 2020	N/A
Designation of Calpine Power Management LLC (QSE) as a Qualified Scheduling Entity (“QSE”)	ERCOT	Submitted July 7, 2020	N/A
Name Change to SE Titan, LLC	ERCOT	Submitted June 22, 2020	N/A

Permit / Document	Issuing Agency	Date of Approval / Issuance	Permit Number
Confirmation that no Sub- Synchronous Oscillation Study is required	ERCOT	December 13, 2019	N/A
Registration as a Power Generation Company (“PGC”)	PUCT	Notice of Approval October 16, 2020	PUCT Project No. 51393 (PGC Registration Number 20577)
Certification as a Renewable Energy Credit (“REC”) Generator	PUCT	Notice of Approval December 2, 2020	PUCT Project No. 51508
To the extent required to exempt sales by Project Company from the collection of Texas sales tax, a Texas resale certificate	Issued from Project Company’s QSE to Project Company	January 1, 2021	N/A
Amendment to SFMPA indicating status as REC account holder	ERCOT	November 20, 2020	N/A
Submission of change of affiliate information related to RE registration	ERCOT	Submitted February 10, 2021	N/A
Submission of Summer Weatherization Plan	ERCOT	Submitted May 28, 2021 ERCOT Acknowledged June 14, 2021	N/A
ERCOT determination under Section 16.5 of the ERCOT Protocols of no violation of any operating standards established in the Protocols, Planning Guide, Nodal Operating Guides, or Other ERCOT Binding Documents of implementation of the SGIA
	ERCOT	Obtained on October 26, 2020	N/A
Registration as a REC Generator and establish a REC Generator Account	ERCOT	May 21, 2021	N/A
Submission and acceptance of New Generator Commissioning Checklist Part 1 (approval to back- feed from the ERCOT Grid)	ERCOT	Approved November 16, 2020	N/A
Submission and acceptance of New Generator Commissioning	ERCOT	Approved August 26, 2021	N/A

Permit / Document	Issuing Agency	Date of Approval / Issuance	Permit Number
Checklist Part 2 (approval to generate onto the ERCOT Grid at up to 20 MVA)
Submission and acceptance of New Generator Commissioning Checklist Part 2 (approval to generate onto the ERCOT Grid over 20 MVA)	ERCOT	Approved April 28, 2021	N/A
Submission and acceptance by ERCOT of the New Generator Commissioning Checklist Part 3 (met ERCOT requirements to Commission a Resource and begin Commercial Operations on the ERCOT Grid)	ERCOT	Approved November 22, 2021	N/A
Submission of an Emergency Operations Plan (“EOP”) or Comprehensive Summary	PUCT	June 7, 2021	PUCT Project No. 37276 (Item 1226)
Submission of EOP	ERCOT	Submitted May 28, 2021 ERCOT Acknowledged June 14, 2021	N/A
II.Juno

Permit	Permitting Agency/Applica ble Governmental Authority	Issuance Date	Permit Number
FEDERAL
SPCC Plan for Operations	EPA	Certified by Licensed Professional Engineer on September 2, 2021	N/A
Self-Certification as an Exempt Wholesale Generator	FERC	Filed April 22, 2020	Docket No. EG20- 135-000

Permit	Permitting Agency/Applica ble Governmental Authority	Issuance Date	Permit Number
Notice of Effectiveness of EWG Status	FERC	Issued: July 10, 2020	Docket No. EG20- 135-000
Notice of Non-Material Change to EWG Status (Notice of Name Change)	FERC	Filed May 26, 2020	Docket No. EG20- 135-000
Registration as Generator Operator for SE Juno, LLC and SE Juno LLC 2	TRE and NERC	Effective: May 31, 2021	NERC Compliance Registry Number: NCR11685 (SOLV Energy, LLC for Generation Operator
Submission of Form EIA- 860	EIA	March 2, 2020	N/A
STATE
Texas Use Tax Permit	Texas Comptroller of Public Accounts	Permit issued to Signal Energy, LLC on June 3, 2005	N/A
Texas Use Tax Permit	Texas Comptroller of Public Accounts	Permit issued to IP Juno, LLC on January 24, 2020	N/A
On-Site Sewage Facility (Septic Permit)	TCEQ	Permit Issued to Signal Energy, LLC on August 10, 2021	OSSF-017102
Submission of the SGIA	PUCT	January 22, 2019	PUC Project No. 35077 (Item 914)
Submission of 1st Amendment to SGIA	PUCT	September 10, 2019	PUCT Project No. 35077 (Item 1005)
Submission of 2nd Amendment to SGIA	PUCT	March 10, 2020	PUCT Project No. 35077 (Item 1064)
Submission of the SGIA	ERCOT	January 7, 2019	N/A
Submission of the 1st Amendment to the SGIA	ERCOT	March 23, 2020	N/A

Permit	Permitting Agency/Applica ble Governmental Authority	Issuance Date	Permit Number
Submission of the 2nd Amendment to the SGIA	ERCOT	March 23, 2020	N/A
Confirmation from TSP of no additional amendment to Interconnection Agreement is required at this time to reflect two ERCOT Resource Entities (SE Juno LLC and SE Juno LLC 2)	WETT	June 19, 2020	N/A
REC Generator Certification for SE Juno LLC	PUCT	January 29, 2021	PUCT Project Number 51640
REC Generator Certification for SE Juno LLC 2	PUCT	January 12, 2021	PUCT Project Number 51641
Submission of Self- Certification as EWG	PUCT	May 13, 2020	PUCT Project No. 14406 (Item 845)
Submission of copy of Notice of Non-Material Change in EWG Status (Notice of Name Change)	PUCT	May 27, 2020	PUCT Project No. 14406 (Item 848)
Submission and acceptance of the RARF that reflects both SE Juno LLC and SE Juno LLC 2	ERCOT	Submitted: June 10, 2020 Accepted: June 12, 2020	IP Juno LLC: 21INR0026, DUNS ID: 0420113213000 IP Juno LLC 2: 21INR0501, DUNS ID: 0420113213100
Registration of SE Juno LLC as a RE	ERCOT	May 12, 2020	ERCOT DUNS ID: 0420113213000
Registration of SE Juno LLC 2 as a RE	ERCOT	May 12, 2020	ERCOT DUNS ID: 0420113213100
Designation of LCRA as a QSE for SE Juno LLC 2	ERCOT	Effective: June 12, 2020	N/A
Designation of Mitsui and Co. Energy Marketing Services (USA) Inc. as a QSE for SE Juno LLC	ERCOT	Submitted June 23, 2020	N/A

Permit	Permitting Agency/Applica ble Governmental Authority	Issuance Date	Permit Number
Texas Sales and Use Tax Permit to cover both SE Juno LLC and SE Juno LLC 2	Texas Comptroller of Public Accounts	June 3, 2005 (Signal Energy, LLC) January 19, 2021	Texas Comptroller of Public Accounts (Taxpayer Number 1- 20-2649198-0) (Taxpayer Number 3- 20-6806331-5)
Execution of SFMPA	ERCOT	Effective May 11, 2020	N/A
Confirmation from ERCOT that the SFMPA executed by SE Juno, LLC is sufficient to cover both SE Juno LLC and SE Juno LLC 2	ERCOT	June 22, 2020	N/A
Registration as a REC Generator and establishment of REC Generator Account for SE Juno LLC (SFA Amendment)	ERCOT	Established	N/A
Registration as a REC Generator and establishment of REC Generator Account for SE Juno LLC 2 (SFA Amendment)	ERCOT	Established	N/A
Amendment to the SFMPA showing SE Juno, LLC as a Resource Entity and REC Account Holder	ERCOT	Effective November 20, 2020	N/A
Completion and acceptance by ERCOT of FIS evidenced by an email confirmation from ERCOT covering both ERCOT resource entities: IP Juno LLC and IP Juno LLC 2	ERCOT	December 12, 2019; confirmed for both resource entities June 19, 2020	N/A
Name Change to SE Juno, LLC	ERCOT	June 23, 2020	N/A

Permit	Permitting Agency/Applica ble Governmental Authority	Issuance Date	Permit Number
Submission and acceptance of New Generator Commissioning Checklist Part 1 for SE Juno LLC (approval to back-feed from the ERCOT Grid)	ERCOT	December 14, 2020	N/A
Submission and acceptance of New Generator Commissioning Checklist Part 1 for SE Juno LLC 2 (approval to back-feed from the ERCOT Grid)	ERCOT	December 14, 2020	N/A
Submission and acceptance of New Generator Commissioning Checklist Part 2 (approval to generate onto the ERCOT Grid at up to 20 MVA) for SE Juno LLC	ERCOT	January 21, 2021	N/A
Submission and acceptance of New Generator Commissioning Checklist Part 2 (approval to generate onto the ERCOT Grid at up to 20 MVA) for SE Juno LLC 2	ERCOT	May 25, 2021	N/A
Submission and acceptance by ERCOT of the New Generator Commissioning Checklist Part 3 for SE Juno LLC (met ERCOT requirements to Commission a Resource and begin Commercial Operations on the ERCOT Grid)
	ERCOT	May 26, 2021	N/A

Permit	Permitting Agency/Applica ble Governmental Authority	Issuance Date	Permit Number
Submission and acceptance by ERCOT of the New Generator Commissioning Checklist Part 3 for SE Juno LLC 2 (met ERCOT requirements to Commission a Resource and begin Commercial Operations on the ERCOT Grid)
	ERCOT	August 9, 2021	N/A
EOP or Comprehensive Summary	PUCT	May 3, 2021	PUCT Project No. 37276 (Item 1171)
Submission of EOP	ERCOT	Confirmed April 14, 2021	N/A
Registration as PGC for SE Juno LLC	PUCT	Approved October 30, 2020	PUCT Project No. 51394
Registration as PGC for SE Juno LLC 2	PUCT	Approved January 12, 2021	PUCT Project No. 51641
LOCAL
Road Use and Maintenance Agreement	Borden County	Entered between IP Juno, LLC and Borden County on July 24, 2019	N/A
III.Aragorn

Permit / Document	Issuing Agency	Date of Approval / Issuance	Permit Number
FEDERAL
SPCC Plan for Operations	EPA	Certified by Licensed Professional Engineer on January 17, 2021	N/A

Permit / Document	Issuing Agency	Date of Approval / Issuance	Permit Number
Self-Certification as EWG	FERC	Filed April 22, 2020	Docket No. EG20-134-000
Notice of Effectiveness of EWG Status	FERC	Issued: July 10, 2020	Docket No. EG20-134-000
Notice of Non-Material Change to EWG Status (Notice of Name Change)	FERC	Filed May 26, 2020	Docket No. EG20-134-000
Submission of Form EIA-860	EIA	March 2, 2020	N/A
Registration as a Generator Owner/Operator with the TRE and NERC	NERC & TRE	Effective December 31, 2021	ID Number NCR12189
STATE
Executed SFMPA	ERCOT	May 11, 2020	N/A
Submission of the SGIA	PUCT	July 9, 2018	PUCT Project No. 35077 (Item 847)
Submission of the First Amendment to the SGIA	PUCT	March 15, 2019	PUCT Project No. 35077 (Item 928)
Submission of the Amended and Restated SGIA	PUCT	February 24, 2020	PUCT Project No. 35077 (Item 1059)
Submission of SGIA	ERCOT	May 31, 2018	N/A
Submission of the First Amendment to the SGIA	ERCOT	February 4, 2019	N/A

Permit / Document	Issuing Agency	Date of Approval / Issuance	Permit Number
Submission of the Amended and Restated SGIA	ERCOT	December 20, 2019	N/A
Submission of Copy of Self- Certification as EWG	PUCT	May 13, 2020; Notice of Non- Material Changes Submitted May 27, 2020	PUCT Project No. 14406 (Items 844 and 848)
Submission and acceptance of the RARF	ERCOT	September 30, 2020	Emails from ERCOT on September 30, 2020
Texas Sales and Use Tax Permit	Texas Comptroller of Public Accounts	Obtained	32063877008
Registration as a RE	ERCOT	Submitted March 30, 2020 Accepted: May 12, 2020	19INR0088 ERCOT DUNS 1174014593000
Execution of SFMPA between ERCOT and SE Aragorn, LLC	ERCOT	Effective May 11, 2020	N/A
Designation of Austin Energy as the Project’s QSE	ERCOT	Submitted August 7, 2020	N/A
Completion and Acceptance by ERCOT of FIS evidenced by an email confirmation from ERCOT	ERCOT	December 13, 2019	Email from ERCOT
Name Change to SE Aragorn, LLC	ERCOT	Submitted July 29, 2020	N/A
Confirmation that no Sub- Synchronous Oscillation Study is required	ERCOT	December 13, 2020	N/A
Registration as a PGC	PUCT	Notice of Approval October 19, 2020	PUCT Project No. 51392 (PGC Registration Number 20580)

Permit / Document	Issuing Agency	Date of Approval / Issuance	Permit Number
On-Site Sewage Facility (Septic Permit)	TCEQ	January 20, 2022	OSSF-055083
Certification as a REC Generator	PUCT	Notice of Approval November 24, 2020	PUC Project No. 51507
Amendment to SFMPA indicating status as REC Account holder	ERCOT	November 20, 2020	N/A
Submission of change of affiliate information related to RE registration	ERCOT	Submitted February 10, 2021	N/A
Submission of an EOP or Comprehensive Summary	PUCT	June 7, 2021	PUCT Project No. 37276 (Item 1225)
Submission of EOP	ERCOT	Submitted May 28, 2021 ERCOT Acknowledged June 14, 2021	N/A
Registration as a REC Generator and establish a REC Generator Account	ERCOT	May 5, 2021	N/A
Submission of Summer Weatherization Plan	ERCOT	Submitted May 28, 2021 ERCOT Acknowledged June 14, 2021	N/A
ERCOT determination under Section 16.5 of the ERCOT Protocols of no violation of any operating standards established in the Protocols, Planning Guide, Nodal	ERCOT	Obtained on July 21, 2021	N/A

Permit / Document	Issuing Agency	Date of Approval / Issuance	Permit Number
Operating Guides, or Other ERCOT Binding Documents of implementation of the SGIA
Submission and acceptance of New Generator Commissioning Checklist Part 1 (approval to back-feed from the ERCOT Grid)	ERCOT	Approved March 11, 2021	N/A
Submission and acceptance of New Generator Commissioning Checklist Part 2 (approval to generate onto the ERCOT Grid at up to 20 MVA)	ERCOT	Approved October 15, 2021	N/A
Submission and acceptance of New Generator Commissioning Checklist Part 2 (approval to generate onto the ERCOT Grid over 20 MVA)	ERCOT	Approved November 2, 2021	N/A
Submission and acceptance by ERCOT of the New Generator Commissioning Checklist Part 3 (met ERCOT requirements to Commission a Resource and begin Commercial Operations on the ERCOT Grid)	ERCOT	Approved December 22, 2021	N/A
IV.Athos I

Permit / Document	Issuing Agency	Date of Approval / Issuance	Permit Number
FEDERAL
Self-Certification as EWG	FERC	Filed January 10, 2019	Docket No. EG19-46-000

Permit / Document	Issuing Agency	Date of Approval / Issuance	Permit Number
Notice of Effectiveness of EWG Status	FERC	Issued April 4, 2019	Docket No. EG19-46-000
Notice of Non-Material Changes to EWG Status (Name Change Notice)	FERC	Filed May 27, 2020	Docket No. EG19-46-000
NEPA Finding of No Significant Impact	Bureau of Land Management (BLM)	November 1, 2019	CACA 57730
Grant of ROW Record of Decision	BLM	November 1, 2019	DOI- BLM-CA- 060-2019-0016- EA; CACA 57730
Biological Opinion	US Fish and Wildlife Service	August 28, 2019	FWS-ERIV- 18B0223- 19F0998
Right-of-Way Notice to Proceed	BLM	NTP Issued November 10, 2020	CACA-57730
Notice to Proceed	BLM	December 22, 2020	CACA-57730
Right of Way Grant//Temporary Use Permit (Temporary Structure Erection Sites)	BLM	April 7, 2021	CACA 05773-02
Right of Way Grant//Temporary Use Permit (Pull and Tensioning Activities)	BLM	April 20, 2021	CACA 057330- 03
Order granting Market Based Rate (“MBR”) Authority	FERC	Issued October 13, 2021	Docket No. ER21-2713-000
Submission of the Large Generation Interconnection Agreement (“LGIA”)	FERC	Filed March 12, 2019	Docket No. ER19-1261-000
Order accepting LGIA	FERC	Issued April 30, 2019	Docket No. ER19-1261
Filing of Shared Facilities Agreement	FERC	Filed August 23, 2021	Docket No. ER21-2734-000
Order accepting Shared Facilities Agreement	FERC	Issued October 8, 2021	Docket No. ER21-2734-000

Permit / Document	Issuing Agency	Date of Approval / Issuance	Permit Number
Spill Prevention, Control, and Countermeasure (“SPCC”) Plan for Construction	N/A	Dated April 2, 2021	N/A
Notice to Proceed on Gen-tie Segment #3	BLM	January 14, 2021	CACA 57730
Filing of LGIA Co-Tenancy Agreement	FERC	Filed October 7, 2021	Docket No. ER22-57-000
Order accepting LGIA Co- Tenancy Agreement	FERC	Issued: November 16, 2021	Docket No. ER22-57-000
FERC Order No. 860 Baseline Filing	FERC	October 4, 2021
Registration as a Generator Owner/Operator with the Western Electricity Coordinating Council (“WECC”) and the North American Electric Reliability Corporation (“NERC”)	NERC & WECC	Registered 8/29/2022; NCR number received 9/28/2022	NCR12267
Submission of Form EIA- 860	EIA	March 2, 2020	N/A
STATE
Notice of Determination re CUP180001, PUP180001, Variance190001, TPMs 37700, 37701, 37702, 37703, 37704, and 37705, and Environmental Impact Report CEQ180007	Riverside County	Dated June 18, 2019; filed and posted June 21, 2019	CUP180001, PUP180001, Variance190001, TPMs 37700, 37701, 37702, 37703, 37704, and 37705
Notice of Determination re amendment to a 20-year General Lease – Right-of- Way Use, Athos Renewable Energy Project	California State Lands Commission	Filed August 27, 2019
Notice of Determination re 30-Year License to IP Athos, LLC for the Athos Renewable Energy Project	The Metropolitan Water District of Southern California	dated September 11, 2019; filed September 13, 2019	RL4171
Notice of Determination re Incidental Take	California Department of Fish & Wildlife	dated January 30, 2020; filed February 28, 2020	No. 2081-2019- 043-06

Permit / Document	Issuing Agency	Date of Approval / Issuance	Permit Number
Notice of Determination re Streambed Alteration Agreement	California Department of Fish & Wildlife	5/29/2020	No. 1600-2019- 0208-R6
To the extent required to exempt sales by Project Company from the collection of California sales tax, a California resale certificate	California Department of Tax and Fee Administration	9/23/2019	CDTFA-230-M REV. 3 (2-18)
California Construction Stormwater General NPDES	State Water Resources Control Board	9/23/2020 (notice of termination approved 3/6/2023)	7 33C391536
Rice Road Encroachment Permit	State of California Department of Transportation (“CalTrans”)	10/18, 2021	08-21-6-MC- 0768
Encroachment Permit (and riders thereto)	CalTrans	3/13/2020	8-20-UF-0278 (Rider No. 08- 21-6-RW-0331 dated 4/15/2021; Rider No. 08-20- 6-RT-1604 issued 12/11/2020; Rider No. 08-20- 6-RT-0787 issued 6/12/2020)
Encroachment Permit for temporary entrances from Hwy 177/Rice Road	CalTrans	December 23, 2020	Encroachment Permit No. 08- 20-6-MC-1584
Submission of LGIA	California Independent System Operator (“CAISO”)	June 21, 2018	N/A
Approval of Application for Renewables Portfolio Standard Pre-Certification	California Energy Commission (“CEC”)	July 9, 2021 (effective as of February 23, 2018)	RPS ID 63755C
Approval of Application for Renewables Portfolio Standard Certification	CEC	August 2, 2022	RPS ID 63755A

Permit / Document	Issuing Agency	Date of Approval / Issuance	Permit Number
California Sales and Use Tax Permit	California Department of Tax and Fee Administration	9/23/2019	CDTFA-230-M REV. 3 (2-18)
Incidental take permit (“ITP”)	California Department of Fish and Wildlife (“CDFW”)	Issued 1/30/2020; acknowledged and effective 6/25/2020	No. 2081-2019- 043-06
Streambed Alteration Agreement	CDFW	Effective May 29, 2020	1600-2019- 0208-R6
Letter approving Material Modification Assessment requesting the removal of BESS	CAISO	November 5, 2019	N/A
Letter approving Material Modification Assessment requesting the change in Inverter	CAISO	December 20, 2019	N/A
Approval for Transport of Oversize/Overweight Loads on California Roads	CalTrans	March 15, 2021	E21-021239
Designation of Scheduling Coordinator (ZGLOBAL)	CAISO	December 30, 2020	N/A
Master Service Agreement (“MSA”) CAISO Metered Entities (“ME”) Regulatory Contract Execution	CAISO	February 7, 2021	N/A
Execution of Participating Generator Agreement (“PGA”) regulatory contract execution CAISO and SE ATHOS I, LLC	CAISO	February 7, 2021	N/A
Letter approving Material Modification Assessment requesting the phasing of the project	CAISO	October 16, 2020	N/A
Amendment of LGIA to reflect Material Modification changes	SCE/CAISO	April 2, 2021	N/A
Letter approving Material Modification Assessment for addition of BESS	CAISO	November 15, 2021	N/A

Permit / Document	Issuing Agency	Date of Approval / Issuance	Permit Number
Material Modification Assessment Report re: COD Only Modification	CAISO	October 25, 2023	N/A
Registration as a REC Generator Unit	WECC/WREGIS	July 7, 2022	WREGIS GU ID W12610
CAISO Certificate of Compliance for Revenue Metering Facilities	CAISO	May 12, 2022	N/A
Limited Operation Study Report	CAISO	March 16, 2021	N/A
CPS Subscriber’s Agreement for Remote Intelligent Gateways (RIGs)	CAISO	February 19, 2021	N/A
Network Connectivity Security Requirements and Agreement	CAISO	February 19, 2021	N/A
Initial Certification of Compliance with Operation Standards per General Order 167	CPUC	December 5, 2022	N/A
Initial Certification of Compliance with Maintenance Standards per General Order 167	CPUC	December 2, 2022	N/A
LOCAL
Resolution No. 2019-137 certifying Final Environmental Impact Report (EIR) for the Athos Solar Project (CEQ18007) and approving
Conditional Use Permit No. 18001; Public Use Permit No. 18001; Variance No.
19001; approval of Tentative Parcel Map Nos. 37700, 37701, 37702, 37703, 37704, and 327705
	Riverside County Board of Supervisors	June 18, 2019	Conditional Use Permit No. 18001; Public Use Permit No. 18001; Variance No. 19001; approval of Tentative Parcel Map Nos. 37700, 37701, 37702, 37703, 37704, and 37705

Permit / Document	Issuing Agency	Date of Approval / Issuance	Permit Number
Ordinance No. 664.61 approving Development Agreement No. 1900001	Riverside County Board of Supervisors	June 25, 2019 Recorded August 28, 2019	1900001
Approval of Large Operation Notification/Large Operations Notification Plan (Form 403N)	South Coast Air Quality Management District	February 2, 2021
Grading Permits	Riverside County	January 28, 2021	BGR2000246, BGR2000247, BGR2000249, BGR2000250, BGR2000251 BGR2000252, BGR2000253, BGR2000254 BGR2000255, BGR2000256, BGR2000257 BGR2000258
Building Permits	Riverside County	January 28, 2021	BEL2002633, BEL2002634, BEL2002635, BEL2002636, BEL2002637, BEL2002638, BEL2002639, BEL2002640, BEL2002641, BEL2002642,
Building Permits (substation)	Riverside County	2/2/2021	BNR2000092, BNR2000093
V.Athos II

Permit / Document	Issuing Agency	Date of Approval / Issuance	Permit Number
FEDERAL

Permit / Document	Issuing Agency	Date of Approval / Issuance	Permit Number
Notice Self- Certification as EWG	FERC	Filed January 10, 2019	Docket No. EG19- 47-000
Notice of Effectiveness of EWG Status	FERC	Issued April 4, 2019	Docket No. EG19- 47-000
Notice of Non- Material Changes (Name Change Notice)	FERC	Filed May 27, 2020	Docket No. EG19- 47-000
Filing of Shared Facilities Agreement	FERC	Filed August 23, 2021	Docket No. ER21- 2741-000
Order accepting Shared Facilities Agreement	FERC	Issued October 8, 2021	Docket No. ER21- 2741-000
Spill Prevention, Control, and Countermeasure Plan for Construction	Ν/Α	Issued April 2, 2021	N/A
Filing of LGIA	FERC	Filed March 12, 2019	Docket No. ER19- 1261-000
Order accepting filing of the LGIA	FERC	Issued April 30, 2019	Docket No. ER19- 1261-000
Right of Way Grant//Temporary Use Permit (Pull and Tensioning Activities)	BLM	April 20, 2021	CACA 057330-03
Right of Way Grant//Temporary Use Permit (Temporary Structure Erection Sites)	BLM	April 7, 2021	CACA 05773-02
NEPA Finding of No Significant Impact	BLM	November 1, 2019	CACA 57730
Grant of ROW	BLM	November 1, 2019	CACA 57730
Decision Record	BLM	November 1, 2019	CACA 57730

Permit / Document	Issuing Agency	Date of Approval / Issuance	Permit Number
Biological Opinion	US Fish and Wildlife Service	August 28, 2019	FWS-ERIV- 18B0223- 19F0998
Right-of-Way Notice to Proceed	BLM	NTP Issued January 14, 2021	CACA-57730
Order granting MBR Authority	FERC	Issued: October 13, 2021	Docket No. ER21- 2714-000
Notification of Change in Status re Consummation of Transaction	FERC	Filed April 28, 2022	Docket No. ER21- 2714-001
Registration as a Generator Owner/Operator with the WECC and the NERC	NERC & WECC	Approved by WECC on February 28, 2022	NERC NCR 12200
FERC Order No. 860 Baseline Filing	FERC	Submitted October 4, 2021	N/A
Certificate of Concurrence re LGIA Co-Tenancy Agreement	FERC	Filed October 7, 2021	Docket No. ER22-58- 000
Order accepting filing of the LGIA Co-Tenancy Agreement	FERC	Issued November 16, 2021	Docket No. ER22-58- 000
Submission of Form EIA-860	EIA	March 2, 2020	N/A
STATE
Notice of Determination re CUP180001, PUP180001, Variance190001, TPMs 37700, 37701, 37702, 37703, 37704, and 37705, and Environmental	Riverside County	Dated June 18, 2019; filed and posted June 21, 2019	CUP180001, PUP180001, Variance190001, TPMs 37700, 37701, 37702, 37703, 37704, and 37705

Permit / Document	Issuing Agency	Date of Approval / Issuance	Permit Number
Impact Report CEQ180007
Notice of Determination re amendment to a 20- year General Lease – Right-of-Way Use, Athos Renewable Energy Project	California State Lands Commission	Filed August 27, 2019
Notice of Determination re 30- Year License to IP Athos, LLC for the Athos Renewable Energy Project	The Metropolitan Water District of Southern California	dated September 11, 2019; filed September 13, 2019	RL4171
Notice of Determination re Incidental Take	California Department of Fish & Wildlife	dated January 30, 2020; filed February 28, 2020	No. 2081-2019-044- 06
Notice of Determination re Streambed Alteration Agreement	California Department of Fish & Wildlife	5/29/2020	No. 1600-2019-0209- R6
California Construction Stormwater General NPDES Permit	State Water Resources Control Board	September 23, 2020 (notice of termination approved 3/16/2022)	7 33C391535
Encroachment permit	CalTrans	October 18, 2021	08-21-6-MC-0768
Encroachment permit for Hwy 177 Crossing (and riders thereto)	CalTrans	3/13/2020	8-20-6-UC-0281 Rider No. 08-21-6- RW-0330 dated 4/15/2021; Rider No. 08-21-6-RW-0505 dated 5/19/2021; Rider No. 08-21-6- RT-1077 dated 9/13/2021

Permit / Document	Issuing Agency	Date of Approval / Issuance	Permit Number
Encroachment Permit for I-10 Crossing (and riders thereto)	CalTrans	Permit dated March 13, 2020. Rider dated April 15, 2021 extends completion date to September 13, 2021. Crossing completed July 2021	No. 08-20-6-UF- 0278 Rider Number: 08- 21-6-RW-0331(prior Rider No. 08-20-6- RT-1604 issued 12/11/2020; prior Rider No. 08-20-6- RT-0787 issued 6/12/2020).
Encroachment Permit for temporary entrances from Hwy 177/Rice Road	CalTrans	December 23, 2020	Encroachment Permit No. 08-20-6-MC- 1584
Approval for Transport of Oversize/Overweight Loads on California Roads	CalTrans	March 15, 2021	E21-021239
Approval of Application for Renewables Portfolio Standard Pre- Certification	CEC	July 9, 2021 (effective as of June 18, 2019)	RPS ID 64158C
Approval of Application for Renewables Portfolio Standard Certification	CEC	March 14, 2022 (effective as of June 18, 2019)	RPS ID 64158A
Incidental take permit	CDFW	Effective May 29, 2020	No. 2081-2019-044- 06
Streambed Alteration Agreement	CDFW	May 27, 2020	Notification No. 1600-2019-0209-R6
Letter approving Material Modification	CAISO	November 5, 2019	N/A
Assessment requesting the removal of BESS

Permit / Document	Issuing Agency	Date of Approval / Issuance	Permit Number
Letter approving Material Modification Assessment requesting the change in Inverter	CAISO	October 16, 2020	N/A
Letter approving Material Modification Assessment requesting the phasing of the project	CAISO	December 20, 2019	N/A
Material Modification Assessment Report re: COD Only Modification	CAISO	October 25, 2023	N/A
Limited Operation Study Report	CAISO	March 16, 2021	N/A
MSA CAISO MEs Regulatory Contract Execution	CAISO	February 7, 2021	N/A
Execution of Participating Generator Agreement (PGA) regulatory contract execution CAISO and SE Athos II, LLC	CAISO	February 7, 2021	N/A
Network Connectivity	CAISO	February 19, 2021	N/A
Security Requirements and Agreement
CPS Subscriber’s Agreement for Remote Intelligent Gateways (RIGs)	CAISO	February 19, 2021	N/A

Permit / Document	Issuing Agency	Date of Approval / Issuance	Permit Number
Amendment of LGIA to reflect Material Modification changes	Southern California Edison/CAISO	April 2, 2021	N/A
CAISO Certificate of Compliance for Revenue Metering Facilities	CAISO	December 13, 2021	N/A
Registration as a REC Generator Unit	WECC/Western Renewable Energy Generation Information System	Received February 3, 2022	WREGIS GU ID W12609
Submission of an Operation Plan per General Order 167	CPUC	Submitted 4/14/2022
Initial Certification of Compliance with Maintenance Standards per General Order 167	CPUC	January 30, 2023
Registration as a REC Generator Unit	WECC/WREGIS	February 3, 2022	WREGIS GU ID W12609
LOCAL
Environmental Impact Report (CEQ180007)	Riverside County Board of Supervisors	Certified on June 18, 2019	Certified by Resolution No. 2019- 137
SCH No. 2018051021
Conditional Use Permit	Riverside County Board of Supervisors	Approved June 18, 2019 by Resolution No. 2019- 137	Conditional Use Permit No. 180001
Public Use Permit	Riverside County Board of Supervisors	Approved June 18, 2019 by Resolution No. 2019- 137	Public Use Permit No. 180001

Permit / Document	Issuing Agency	Date of Approval / Issuance	Permit Number
Development Agreement	Riverside County Board of Supervisors	Approved June 18, 2019 by Resolution No. 2019-137 Ordinance 664.61 adopted on June 25, 2019 Recorded August 28, 2019	Development Agreement No. 1900001
Building Permit	Riverside County	January 28, 2021	BEL2002642, BEL2002643, BEL2002644, BEL2002645, BEL2002646, BEL2002647, BEL2002648, BEL2002649, BNR2000094 (substation)
Grading Permit	Riverside County	January 28, 2021	BGR2000248, BGR2000259, BGR2000260, BGR2000261, BGR2000262, BGR2000263, BGR2000264, BGR2000265, BGR2000266
Final Parcel Map Nos. 37700 (TPM37700); 37701 (TPM37701); 37702 (TPM37702); 37703 (TPM37703); 37704 (TPM37704); 37705 (TPM37705)	Riverside County Board of Supervisors	Approved June 18, 2019 by Resolution No. 2019- 137	FPM37701 FPM37702 FPM37703 FPM37704 FPM37705

Permit / Document	Issuing Agency	Date of Approval / Issuance	Permit Number
Variance	Riverside County	Approved June 18, 2019	Variance No. 190001
Approval of Large Operation Notification/ Large Operations Notification Plan (Form 403N)	South Coast Air Quality Management District	February 2, 2021	N/A
Part B
None.

Schedule 6.19
Real Property Documents
I.Big Five Holdco 1, LLC
(a)None.
II.SE Big Five Pledgor, LLC
(a)None.
III.SE Big Five Borrower, LLC
(b)None.
IV.SE Titan Class B Member Holdco, LLC
(a)None.
V.SE Aragorn Class B Member Holdco, LLC
(a)None.
VI.SE Juno Class B Member Holdco, LLC
(a)None.
VII.SE Athos I Class B Member Holdco, LLC
(a)None.
VIII.SE Athos II Class B Member Holdco, LLC
(a)None.
IX.SE Titan & Aragorn Member B, LLC
(a)None.
X.SE Juno Member B, LLC
(a)None.
XI.SE Athos Member B, LLC
(a)None.
XII.SE Titan & Aragorn TE Holdco, LLC
(a)None.

XIII.SE Juno TE Holdco, LLC
(a)None.
XIV.SE Athos TE Holdco, LLC
(a)None.
XV.SE Titan, LLC (F/K/A IP Titan, LLC) (“SE Titan”)
(a)Commercial Lease No. 15370 dated February 1, 2018, executed by and between The University of Texas System Board of Regents (Owner) and SE Titan, as evidenced by that certain Memorandum of Commercial Lease, recorded August 7, 2018 as Clerk’s File No. 2018-05674, as amended by that certain Amended and Restated Memorandum of Commercial Lease recorded February 13, 2019 as Clerk’s File No. 2019-06652, Official Public Records of Culberson County, Texas, as further amended by that certain Second Amendment to Commercial Lease No. 15370 recorded December 5, 2019 as Clerk’s File No. 2019-08502, Official Public Records of Culberson County, Texas.
(b)Easement No. 16631 Power Lines dated November 1, 2019, executed by and between The University of Texas System Board of Regents, SE Aragorn, LLC (“SE Aragorn”) and SE Titan, recorded December 5, 2019 as Clerk’s File No. 2019-08500, Official Public Records of Culberson County, Texas.
(c)Easement No. 16630 Power Lines, dated November 1, 2019, executed by and between The University of Texas System Board of Regents and SE Titan, recorded December 5, 2019 as Clerk’s File No. 2019-08501, Official Public Records of Culberson County.
(d)Easement No. 16644 Access Road, dated November 1, 2019, executed by and among Board of Regents of The University of Texas System, SE Aragorn, SE Titan and LCRA Transmission Services Corporation, recorded January 7, 2020 as Clerk’s File No. 2020-08627, Official Public Records of Culberson County, Texas.
(e)Access Easement Agreement dated March 14, 2018, executed by and between C & L Taylor, LTD, a Texas limited partnership and SE Aragorn, recorded January 16, 2019 as Clerk’s File No. 2019-06465, Official Public Records, Culberson County, Texas; as partially assigned to SE Titan by that certain Assignment and Assumption Agreement recorded February 13, 2019 as Clerk’s File No. 2019-06654, Official Public Records, Culberson County, Texas, as amended by that certain Amendment No. 1 to Access Easement Agreement dated November 20, 2019, recorded December 5, 2019 as Clerk’s File No. 2019-08510, Official Public Records of Culberson County, Texas, as amended by that letter agreement, dated June 26, 2020, by and among SE Titan, SE Aragorn and C & L Taylor, LTD.
(f)Road Permit (Document #1145), dated November 13, 2019, executed by and among Wise Asset No. 2, LTD, SE Aragorn, a Delaware limited liability company, and SE Titan , a Delaware limited liability company, recorded December 30, 2019 as Clerk’s File No. 2019-08608, in Volume 61, Page 64, Official Public Records of Culberson County, Texas, as amended by that certain First Amendment to Road Permit (Document #1145), dated July 2, 2020, executed by and among Wise Asset No. 2, LTD, SE Aragorn, and SE Titan.
(g)Waiver of Surface Rights, dated as of November 22, 2019, by The University of Texas System Board of Regents as Owner, as recorded on December 5, 2019 in Culberson County, Texas, recorded in Volume 60, Page 414, Official Records, Culberson County, Texas.
(h)No Objection Letter, dated as of November 15, 2019, from LCRA Transmission Services Corporation.
XVI.SE Juno, LLC (F/K/A IP Juno, LLC) (“SE Juno”)
(a)Ground Lease and Easement Agreement, dated June 28, 2018, by and between IP Land Holdings, LLC and Coleman Ranches, Ltd., as evidenced by that certain Memorandum of Ground Lease dated June 28, 2018, and recorded on August 7, 2018 as Document No. 20180996 in Volume 389, Page 673, in the Official Public Records of Borden County, Texas (the “Official Records”), as assigned by that certain Assignment and Assumption Agreement, dated as of January 3, 2019, by and between IP Land Holdings, LLC to SE Juno and recorded on January 15, 2019 as Document No. 20190087 in the Official Records, as amended by that certain Amendment No. 1 to Ground Lease and Easement Agreement and to Memorandum of Ground Lease, dated November 12, 2019 and recorded on November 21, 2019 as Document No. 20191749 of the Official Records by and between SE Juno and Coleman Ranches, Ltd., as further amended by that certain Amendment No. 2 to Ground Lease and Easement Agreement and to Memorandum of Ground Lease, dated June 22, 2020.
(b)Waiver of Surface Rights, dated as of November 29, 2018, by Linda Joanne Coleman as Mineral Owner, as recorded on January 10, 2019 in Borden County, Texas, recorded as File No. 20190055, Official Records, Borden County, Texas.
(c)Waiver of Surface Rights, dated as of November 29, 2018, by Dudley Michael Coleman as Mineral Owner, as recorded on January 10, 2019 in Borden County, Texas, recorded in File No. 20190054, Official Records, Borden County, Texas.
(d)Accommodation Agreement, dated as of January 1, 2019, by and among: John T. Archer, Jim Hund, and Michael J. Messina, each as Trustee or Successor Co-Trustee of (i) Laura E. Couch Revocable Trust dated July 21, 2000, as amended, (ii) William S. Brandom Revocable Trust dated July 24, 2000, as amended, (iii) Deborah B. Miller Revocable Trust dated August 14, 2000, as amended, and (iv) Robert J. Brandom Revocable Trust dated July 27, 2000, as amended; Community Bank of Raymore as Trustee or Successor Trustee of (a) Timothy S. Brandom Revocable Trust dated July 21, 2000 and (b) Dorothy Marks Johnson, Testamentary Trust, dated August 15, 1954; Subtrust “A” of the W.D. Johnson, Jr. Trust dated April 24, 1973; and SE Juno, as evidenced by that Memorandum of Accommodation Agreement dated as of January 1, 2019, and recorded on January 18, 2019, as Document No. 20190116, Deed Records in Borden County, Texas, to be amended by that certain First Amendment to Accommodation Agreement and Memorandum of Accommodation Agreement, dated to be effective as of June 1, 2020, and to be recorded in the Official Public Records of Borden County, Texas.
XVII.SE Aragorn, LLC (F/K/A IP Aragorn, LLC) (“SE Aragorn”)
(a)Commercial Lease No. 15032 (Solar Energy Site), dated September 1, 2017, executed by and between The University of Texas System Board of Regents and Aragorn Project Company, as evidenced by that certain Memorandum of Commercial Lease dated as of November 9, 2017, and recorded on December 20, 2017 in the Official Public Records of Culberson County, Texas as Document Number 2017-04734, as amended by that certain First Amendment to Commercial Lease No. 15032 effective March 1, 2018, as evidenced by that certain Amended and Restated Memorandum of Commercial Lease dated as of March 22, 2018, and recorded on August 7, 2018 in the Official Public Records of Culberson County, Texas as Document Number 2018-05675, and as further amended by that certain Second Amendment to Commercial Lease No. 15032 dated effective November 1, 2019, and recorded on December 5, 2019 in the Official Public Records of Culberson County, Texas as Document Number 2019-08506.
(b)Easement No. 16631 Power Lines, dated November 1, 2019, executed by and among The University of Texas System Board of Regents, Aragorn Project Company, and Titan Project Company, recorded December 5, 2019 as Clerk’s File No. 2019-08500, Official Public Records of Culberson County, Texas; as affected by that certain Shared Facilities Agreement dated as of July 24, 2020, by and between Aragorn Project Company and Titan Project Company, as evidenced by that certain Memorandum of Shared Facilities Agreement dated effective as of July 24, 2020, and recorded in the Official Public Records of Culberson County, Texas.
(c)Easement No. 16644 Access Road, dated November 1, 2019, executed by and among Board of Regents of The University of Texas System, Aragorn Project Company, Titan Project Company, and LCRA Transmission Services Corporation, recorded January 7, 2020 as Clerk’s File No. 2020-08627, Official Public Records of Culberson County, Texas; as affected by that certain Shared Facilities Agreement dated as of July 24, 2020, by and between Aragorn Project Company and Titan Project Company, as evidenced by that certain Memorandum of Shared Facilities Agreement dated effective as of July

24, 2020, to be recorded in the Official Public Records of Culberson County, Texas on or about; as affected by that certain Amendment to Easement #16644, executed by and among Board of Regents of the University of Texas System and SE Titan, LLC (f.k.a. IP Titan, LLC), the Project Company, and LCRA Transmission Services Corporation, recorded December 28, 2020 as Clerk’s File No. 2020-09838 in the Official Public Records of Culberson County, Texas.
(d)Access Easement Agreement, dated March 14, 2018, executed by and between C & L Taylor, LTD, a Texas limited partnership, and Aragorn Project Company, recorded January 16, 2019 as Clerk’s File No. 2019-06465, Official Public Records, Culberson County, Texas; as partially assigned to Titan Project Company by that certain Assignment and Assumption Agreement, dated as of January 31, 2020, by and between the Aragorn Project Company and SE Titan, LLC, recorded February 13, 2019 as Clerk’s File No. 2019-06654, Official Public Records, Culberson County, Texas, as amended by that certain Amendment No. 1 to Access Easement Agreement, dated November 20, 2019, recorded December 5, 2019 as Clerk’s File No. 2019-08510, Official Public Records of Culberson County, Texas, as affected by that certain Letter Agreement dated as of June 26, 2020, and as affected by that certain Shared Facilities Agreement, dated as of July 24, 2020, by and between Aragorn Project Company and Titan Project Company, as evidenced by that certain Memorandum of Shared Facilities Agreement dated effective as of July 24, 2020 and recorded in the Official Public Records of Culberson County, Texas.
(e)Road Permit (Document #1145), dated November 13, 2019, executed by and among Wise Asset No. 2, LTD, Aragorn Project Company, and Titan Project Company, recorded December 30, 2019 as Clerk’s File No. 2019-08608, in Volume 61, Page 64, Official Public Records of Culberson County, Texas, as amended by that certain First Amendment to Road Permit (Document #1145), dated as of July 1, 2020, by and among Wise Asset No. 2, LTD, the Aragorn Project Company, and SE Titan, LLC, as affected by that certain Shared Facilities Agreement, dated as of July 24, 2020, by and between Aragorn Project Company and Titan Project Company, as evidenced by that certain Memorandum of Shared Facilities Agreement dated effective as of July 24, 2020, and recorded in the Official Public Records of Culberson County, Texas.
(f)Waiver of Surface Rights, dated as of November 22, 2019, by The University of Texas System Board of Regents, as Owner, recorded on December 5, 2019 as Clerk’s File No. 2019-08509, in Volume 60, Page 450, Official Public Records, Culberson County, Texas.
(g)Letter of No-Objection, dated as of November 15, 2019, executed by LCRA Transmission Services Corporation.
XVIII.SE Athos I, LLC (F/K/A IP Athos I, LLC) (“SE Athos I”)
(a)Solar Facility Ground Lease Agreement, dated as of September 10, 2020, by and between IP Backlog Land Holdings, LLC, a Delaware limited liability company and Athos I Project Company, as evidenced by that certain Memorandum of Solar Facility Ground Lease Agreement dated as of September 10, 2020 and recorded September 11, 2020 as Document No. 2020-0430470 of the Official Public Records of Riverside County, California, as amended by a First Amendment to Solar Facility Ground Lease Agreement dated as of May 26, 2021, as disclosed by that certain First Amendment to Memorandum of Solar Facility Ground Lease Agreement dated as of May 26, 2021 and recorded on May 27, 2021 as Doc. No. 2021-0324281 of the Official Records of Riverside County, California, as affected by the Leasehold Non-Disturbance and Attornment Agreement, by and among IP Backlog Land Holdings, LLC, Forethought Life Insurance Company, and SE Athos II, LLC, a Delaware limited liability company and Athos I Project Company, dated as of September 10, 2020, recorded on September 14, 2020 as Document No. 2020-0431251 of the Official Records of Riverside County, California, as affected by that certain unrecorded Shared Facilities and Shared Land Rights Agreement dated as of May 26, 2021, by and between SE Athos II, LLC, a Delaware limited liability company and Athos I Project Company, as evidenced by that certain Memorandum of Shared Facilities and Shared Land Rights Agreement dated as of May 26, 2021 and recorded on May 27, 2021 as Doc. No. 2021-0324283 of the Official Records of Riverside County, California.
(b)Right of Way / Temporary Use Permit from the United States of America to Athos I Project Company, dated as of November 22, 2019, recorded on June 10, 2020 as Instrument No. 2020-0245846 of the Official Public Records of Riverside County, California, as partially assigned to Athos II Project Company and IP Backlog Land Holdings LLC, a Delaware limited liability company, pursuant to that certain unrecorded Decision CACA-57730 issued by the United States Department of the Interior, Bureau of Land Management on April 24, 2020, as corrected by that certain Assignment of Interests Corrected dated May 5, 2020, which assignment was further modified by that certain Assignment of Interests Approved dated July 10, 2020, as further modified by that certain Right-of-Way Grant/Temporary Use Permit effective as of November 22, 2019, issued on or about January 8, 2021, recorded on March 12, 2021, as Doc. No. 2021-0159852 of the Official Records of Riverside County, California, as affected by that certain unrecorded Shared Facilities and Shared Land Rights Agreement dated as of May 26, 2021, by and between SE Athos II, LLC, a Delaware limited liability company, and Athos I Project Company, as evidenced by that certain Memorandum of Shared Facilities and Shared Land Rights Agreement dated as of May 26, 2021 and recorded on May 27, 2021 as Doc. No. 2021-0324283 of the Official Records of Riverside County, California, and that certain unrecorded Tri-Party Land Rights Agreement dated as of May 26, 2021, by and among IP Backlog Land Holdings, LLC, a Delaware limited liability company, SE Athos II, LLC, a Delaware limited liability company, Athos I Project Company, as evidenced by that certain Memorandum of Tri-Party Land Rights Agreement dated as of

May 26, 2021 and recorded on May 27, 2021 as Doc. No. 2021-0324284 of the Official Records of Riverside County, California.
(c)Lease No. PRC 9579.2 dated August 23, 2019, executed by and among the State of California, acting by and through The California State Lands Commission, and Athos I Project Company and Athos II Project Company, recorded on March 5, 2020 as Instrument No. 2020-0103179 of the Official Public Records of Riverside County, California, as amended by that certain Amendment of Lease No. PRC 9579.2 effective as of December 17, 2020, recorded February 11, 2021, as Doc. No. 2021-0093361 of the Official Records of Riverside County, California, as affected by that certain unrecorded Shared Facilities and Shared Land Rights Agreement dated as of May 26, 2021, by and between SE Athos II, LLC, a Delaware limited liability company and Athos I Project Company, as evidenced by that certain Memorandum of Shared Facilities and Shared Land Rights Agreement dated as of May 26, 2021 and recorded on May 27, 2021 as Doc. No. 2021-0324283 of the Official Records of Riverside County, California.
(d)Fiber and Operations and Maintenance Easement Agreement dated January 5, 2021 from IP Backlog Land Holdings, LLC, a Delaware limited liability company to Athos I Project Company, recorded on February 18, 2021, as Instrument No. 2021-0105429 of the Official Public Records of Riverside County, California, as affected by that certain unrecorded Shared Facilities Agreement and Shared Land Rights Agreement dated May 26, 2021 by and between SE Athos II, LLC, a Delaware limited liability company and Athos I Project Company, as evidenced by that certain Memorandum of Shared Facilities Agreement dated as of May 26, 2021, recorded on May 27, 2021, as Instrument No. 2021-0324283 of the Official Public Records of Riverside County, California, as affected by the Subordination, Non-Disturbance and Attornment Agreement, by and among IP Backlog Land Holdings, LLC, Forethought Life Insurance Company, and Athos I Project Company, dated as of January 5, 2021, recorded on March 12, 2021 as Doc No. 2021-0159853.
(e)Letter dated December 23, 2019 from Chuckwalla Valley Associates, LLC, a California limited liability company to IP Backlog Land Holdings, LLC, a Delaware limited liability company, SE Athos II, LLC and SE Athos I, LLC, each a Delaware limited liability company.
(f)Encroachment Agreement dated as of December 2, 2019, by and among Desert Sunlight 250, LLC, a Delaware limited liability company, Desert Sunlight 300, LLC, a Delaware limited liability company, SE Athos I, LLC, a Delaware limited liability company and SE Athos II, LLC, a Delaware limited liability company.
(g)Letter dated January 13, 2020 from Southern California Edison Company to SE Athos I, LLC, a Delaware limited liability company and SE Athos II, LLC, a Delaware limited liability company, as amended by that certain letter from Southern California Edison Company dated February 8, 2021.
(h)Reimbursement Agreement dated as of January 14, 2020, by and among Sprint Communications Company L.P., a Delaware limited partnership, SE Athos I,

LLC, a Delaware limited liability company and SE Athos II, LLC, as amended by that certain First Amendment to Reimbursement Agreement dated as of June 11, 2020.
(i)Consent to Encroachment Agreement dated as of December 27, 2019, by and between Southern California Edison Company, successor-in-interest to California Electric Power Company by merger, and IP Athos, LLC, a Delaware limited liability company (predecessor-in-interest to SE Athos I, LLC, a Delaware limited liability company), recorded on January 3, 2020 as Doc. No. 2020-0003126 of the Official Public Records of Riverside County, California.
(j)SGC Transmission Non-Interference Letter dated November 26, 2019 from SoCalGas to Intersect Power regarding Athos I and Athos II Solar Project – Easement Crossing pursuant to plans by IP Athos, LLC (predecessor-in-interest to SE Athos I, LLC).
(k)Collaboration Agreement entered into as of July 9, 2019, by and among Desert Harvest, LLC, a Delaware limited liability company, Desert Harvest II LLC, a Delaware limited liability company, Maverick Solar, LLC, a Delaware limited liability company, Maverick Solar 4, LLC, a Delaware limited liability company, Maverick Solar 6, LLC, a Delaware limited liability company, Maverick Solar 7, LLC, a Delaware limited liability company, IP Athos, LLC (predecessor-in-interest to SE Athos I, LLC), and IP Athos II, LLC (predecessor-in-interest to SE Athos II, LLC).
(l)Consent and Crossing Agreement executed January 28, 2020, by and among Desert Harvest, LLC, a Delaware limited liability company, Desert Harvest II LLC, a Delaware limited liability company, Maverick Solar, LLC, a Delaware limited liability company, Maverick Solar 4, LLC, a Delaware limited liability company, Maverick Solar 6, LLC, a Delaware limited liability company, Maverick Solar 7, LLC, a Delaware limited liability company, Maverick Solar 8, LLC, a Delaware limited liability company, IP Athos, LLC, a Delaware limited liability company (predecessor-in-interest to SE Athos I, LLC), and IP Athos II, LLC, a Delaware limited liability company (predecessor-in-interest to SE Athos II, LLC, a Delaware limited liability company), as evidenced by that certain unrecorded Memorandum of Consent and Crossing Agreement dated as of January 28, 2020, as amended by that certain First Amendment to Consent and Crossing Agreement executed March 25, 2021.
(m)Encroachment Agreement, dated effective as of July 27, 2020, by and among Eagle Crest Energy Company, a California corporation, SE Athos I, LLC, a Delaware limited liability company and SE Athos II, LLC, a Delaware limited liability company.
(n)Unrecorded Option and Easement Agreement, dated effective as of December 16, 2019, by and between IP Backlog Land Holdings, LLC, a Delaware limited liability company, and Eagle Crest Energy Company, a California corporation.
(o)Public Road & Utility Easement dated September 4, 2020 by and between IP Backlog Land Holdings, LLC, as grantor, and County of Riverside, a political subdivision of the State of California, as grantee, recorded on September 11,

2020 as Doc. No. 2020-0430147 in the Official Records of Riverside County, California.
(p)License Agreement dated October 26, 2020 by and between IP Backlog Holdings, LLC, as licensor, and Chuckwalla Valley Associates, LLC, as licensee.
(q)Modification of Surface Rights dated August 23, 2019 whereby the State of California surrenders its mineral surface rights for a period of 30 years. Recorded on September 25, 2019 as Doc. No. 2019-0379849 in the Official Records of Riverside County, California.
(r)Right of Way Notice to Proceed dated November 10, 2020 from BLM to SE Athos I, SE Athos II and IP Backlog Holdings, LLC concerning CACA-57730.
(s)Notice from BLM to SE Athos I, LLC, SE Athos II, LLC and IP Backlog Land Holdings, LLC dated April 7, 2021 regarding Right-of-Way / Temporary Use Permit CACA 05773002 for short-term temporary use permit to construct temporary structure erection sites.
(t)Crossing Consent Agreement dated as of July 13, 2022 by and among SE Athos I, LLC, SE Athos II, LLC, IP Backlog Land Holdings, LLC, a Delaware limited liability company, Arica Solar, LLC, a Delaware limited liability company, and Victory Pass I, LLC, a Delaware limited liability company, as evidenced by that certain Memorandum of Consent and Crossing Agreement dated as of July 13, 2022, recorded on July 20, 2022 as Document No. 2022-0322730 of the Official Public Records of Riverside County, California, as further modified by that certain Amendment to Memorandum of Consent and Crossing Agreement dated as of October 3, 2022, recorded on October 3, 2022 as Document No. 2022-0416068 of the Official Public Records of Riverside County, California.
(u)Approval of Request for Transmission Line Crossings dated January 13, 2020 from Southern California Edison to IP Athos, LLC (predecessor in interest to SE Athos I, LLC) and IP Athos II, LLC (predecessor in interest to SE Athos II, LLC), as amended by that certain letter from Southern California Edison Company dated February 8, 2021.
(v)Unrecorded Encroachment Agreement dated December 23, 2020, by and among SE Athos I, LLC, SE Athos II, LLC, and IP Oberon, LLC, a Delaware limited liability company, as amended by that certain unrecorded First Amendment to Encroachment Agreement dated June 22, 2022, by and among SE Athos I, LLC, SE Athos II, LLC, IP Oberon, LLC, IP Oberon II, LLC, and IP Backlog Land Holdings, LLC.
XIX.SE Athos II, LLC (F/K/A IP Athos II, LLC) (“SE Athos II”)
(a)Solar Facility Ground Lease Agreement, dated as of September 10, 2020, by and between IP Backlog Land Holdings, LLC, a Delaware limited liability company and Athos II Project Company, as evidenced by that certain Memorandum of Solar Facility Ground Lease Agreement dated as of September 10, 2020 and recorded September 11, 2020 as Document No.

2020-0430471 of the Official Public Records of Riverside County, California, as amended by a First Amendment to Solar Facility Ground Lease Agreement dated as of May 26, 2021, as disclosed by that certain First Amendment to Memorandum of Solar Facility Ground Lease Agreement dated as of May 26, 2021 and recorded on May 27, 2021 as Doc. No. 2021-0324282 of the Official Records of Riverside County, California, as affected by the Leasehold Non-Disturbance and Attornment Agreement, by and among IP Backlog Land Holdings, LLC, Forethought Life Insurance Company, and Athos II Project Company, dated as of September 10, 2020, recorded on September 14, 2020 as Document No. 2020-0431252 of the Official Records of Riverside County, California, as affected by that certain unrecorded Shared Facilities and Shared Land Rights Agreement dated as of May 26, 2021, by and between Athos II Project Company and SE Athos I, LLC, a Delaware limited liability company, as evidenced by that certain Memorandum of Shared Facilities and Shared Land Rights Agreement dated as of May 26, 2021 and recorded on May 27, 2021 as Doc. No. 2021-0324283 of the Official Records of Riverside County, California.
(b)Right of Way / Temporary Use Permit from the United States of America to Athos I Project Company, dated as of November 22, 2019, recorded on June 10, 2020 as Instrument No. 2020-0245846 of the Official Public Records of Riverside County, California, as partially assigned to Athos II Project Company and IP Backlog Land Holdings LLC, a Delaware limited liability company, pursuant to that certain unrecorded Decision CACA-57730 issued by the United States Department of the Interior, Bureau of Land Management on April 24, 2020, as corrected by that certain Assignment of Interests Corrected dated May 5, 2020, which assignment was further modified by that certain Assignment of Interests Approved dated July 10, 2020, as further modified by that certain Right-of-Way Grant/Temporary Use Permit effective as of November 22, 2019, issued on or about January 8, 2021, recorded on March 12, 2021, as Doc. No. 2021-0159852 of the Official Records of Riverside County, California, as affected by that certain unrecorded Shared Facilities and Shared Land Rights Agreement dated as of May 26, 2021, by and between Athos II Project Company and SE Athos I, LLC, a Delaware limited liability company, as evidenced by that certain Memorandum of Shared Facilities and Shared Land Rights Agreement dated as of May 26, 2021 and recorded on May 27, 2021 as Doc. No. 2021-0324283 of the Official Records of Riverside County, California, and that certain unrecorded Tri-Party Land Rights Agreement dated as of May 26, 2021, by and among IP Backlog Land Holdings, LLC, a Delaware limited liability company, Athos II Project Company, and SE Athos I, LLC, a Delaware limited liability company, as evidenced by that certain Memorandum of Tri-Party Land Rights Agreement dated as of May 26, 2021 and recorded on May 27, 2021 as Doc. No. 2021-0324284 of the Official Records of Riverside County, California.
(c)Easement Agreement for Road Access from Timothy W. Anderson and Johnney Coon, as Co-Trustees, or their successors, in trust, under Declaration of Trust dated January 31, 2013, for the benefit of the Coon-Anderson Living Trust to IP Backlog Land Holdings LLC, a Delaware limited liability company and Athos II Project Company, recorded on April 20, 2020, as Instrument No. 2020-0171852 of the Official Public Records of Riverside County, California, as affected by that certain Correction to Easement Agreement for Road Access, recorded on May 29, 2020, as Instrument No 2020-0229655 of the Official Public Records of Riverside County, California, as amended by that certain First Amendment to Easement Agreement for Road Access dated October 29, 2020, recorded on December 16, 2020, as Doc. No. 2020-0639433 of the Official Records of Riverside County, California, as affected by that certain unrecorded Tri-Party Land Rights Agreement dated as of May 26, 2021, by and among Athos II Project Company, SE Athos I, LLC, a Delaware limited liability company, and IP Backlog Land Holdings, LLC, a Delaware limited liability company, as evidenced by that certain Memorandum of Tri-Party Land Rights Agreement, dated as of May 26, 2021 and recorded on May 27, 2021 as Doc. No. 2021-0324284 of the Official Records of Riverside County, California.
(d)Grant of Transmission and Access Easement by and among Chuckwalla Valley Associates, LLC, a Delaware limited liability company and IP Backlog Land Holdings LLC, a Delaware limited liability company and Athos II Project Company, recorded on April 20, 2020, as Instrument No. 2020-0171655 of the Official Public Records of Riverside County, California, as amended by that certain unrecorded First Amendment to Grant of Transmission and Access Easement dated as of February 23, 2021, as affected by that certain unrecorded Tri-Party Land Rights Agreement dated as of May 26, 2021, by and among Athos II Project Company, SE Athos I, LLC, a Delaware limited liability company, and IP Backlog Land Holdings, LLC, a Delaware limited liability company, as evidenced by that certain Memorandum of Tri-Party Land Rights Agreement, dated as of May 26, 2021 and recorded on May 27, 2021 as Doc. No. 2021-0324284 of the Official Records of Riverside County, California.
(e)License by and between The Metropolitan Water District of Southern California and Athos II Project Company, with an effective date of October 31, 2019, as evidenced by that certain Memorandum of License Agreement recorded on January 31, 2020, as Instrument No. 2020-0049255 of Official Public Records of Riverside County, California, as affected by that certain Memorandum of Commencement dated November 10, 2020, recorded January 25, 2021, as Doc. No. 2021-0047161 of the Official Records of Riverside County, California.
(f)Lease No. PRC 9579.2 dated August 23, 2019, executed by and among the State of California, acting by and through The California State Lands Commission, and Athos I Project Company and Athos II Project Company, recorded on March 5, 2020 as Instrument No. 2020-0103179 of the Official Public Records of Riverside County, California, as amended by that certain Amendment of Lease No. PRC 9579.2 effective as of December 17, 2020, recorded February 11, 2021, as Doc. No. 2021-0093361 of the Official Records

of Riverside County, California, as affected by that certain unrecorded Shared Facilities and Shared Land Rights Agreement dated as of May 26, 2021, by and between Athos II Project Company and SE Athos I, LLC, a Delaware limited liability company, as evidenced by that certain Memorandum of Shared Facilities and Shared Land Rights Agreement dated as of May 26, 2021 and recorded on May 27, 2021 as Doc. No. 2021-0324283 of the Official Records of Riverside County, California.
(g)Access and Utility Easement Agreement from IP Backlog Land Holdings, LLC, a Delaware limited liability company to Athos II Project Company, dated January 5, 2021, recorded on February 18, 2021, as Doc. No. 2021-0105428 of the Official Records of Riverside County, California, as affected by that certain unrecorded Shared Facilities and Shared Land Rights Agreement, dated as of May 26, 2021, by and between Athos II Project Company and SE Athos I, LLC, a Delaware limited liability company, as evidenced by that certain Memorandum of Shared Facilities and Shared Land Rights Agreement dated as of May 26, 2021 and recorded on May 27, 2021 as Doc. No. 2021-0324283 of the Official Records of Riverside County, California, and as affected by the Subordination, Non-Disturbance and Attornment Agreement, by and among IP Backlog Land Holdings, LLC, Forethought Life Insurance Company, and Athos II Project Company, dated as of January 5, 2021, recorded on March 12, 2021 as Doc. No. 2021-0159854 of the Official Records of Riverside County, California.
(h)Grant of Transmission Easement by and between Luke Dunnington, also known as Lucas Dunnington, as Authorized Agent of IP Backlog Land Holdings, LLC, special administrator of the estate of Curtis Carney (as grantor) and IP Backlog Land Holdings, LLC, a Delaware limited liability company (as grantee), recorded April 20, 2020, as Instrument No. 2020-0171820 of the Official Records of Riverside County, California, as affected by that certain Correction of Grant of Transmission Easement, recorded May 29, 2020, as Instrument No 2020-0228505 of the Official Public Records of Riverside County, California, and further corrected by that certain Correction to Grant of Transmission Easement dated May 24, 2020, recorded June 5, 2020, as Instrument No. 2020-0240914 of the Official Records of Riverside County, California, as assigned to SE Athos II, LLC, a Delaware limited liability company, pursuant to that certain Assignment and Assumption Agreement dated November 10, 2020, recorded on December 2, 2020, as Instrument No. 2020-0609843 of the Official Records of Riverside County, California.

Schedule 6.20
Material Project Documents; Tax Equity Documents
A.MATERIAL PROJECT DOCUMENTS
1.OFFTAKE AGREEMENTS
(a)Titan
(i)Power Purchase Agreement dated November 20, 2018, by and between SE Titan and Calpine Energy Services, L.P; Guarantee, dated November 20, 2018, by Calpine Corporation to SE Titan (collectively, the “SE Titan PPA”).
(b)Juno
(i)Power Purchase Agreement (Renewable Energy), dated as of June 28, 2019, between SE Juno and Lower Colorado River Authority, as amended by that certain First Amendment to Power Purchase Agreement (Renewable Energy), dated as of June 4, 2020 by and between SE Juno and Lower Colorado River Authority, and as further amended by that certain Second Amendment to Power Purchase Agreement (Renewable Energy) dated as of September 21, 2023 by and between SE Juno and Lower Colorado River Authority (as may be further amended, amended and restated, modified or otherwise supplemented from time to time, the “SE Juno-LCRA PPA”).
(ii)Solar Energy Power Purchase Agreement, dated as of January 24, 2019, by and between SE Juno and Mitsui & Co. Energy Marketing and Services (USA), Inc., as amended by that certain Amendment to Solar Energy Power Purchase Agreement, dated as of August 26, 2019 by and between SE Juno and Mitsui & Co. Energy Marketing and Services (USA), Inc., that certain Second Amendment to Solar Energy Power Purchase Agreement, dated as of December 4, 2019, by and between SE Juno and Mitsui & Co. Energy Marketing and Services (USA), Inc., that certain Third Amendment to Solar Energy Power Purchase Agreement, dated as of June 17, 2020, by and between SE Juno and Mitsui & Co. Energy Marketing and Services (USA), Inc. and that certain Fourth Amendment to Solar Energy Power Purchase Agreement, dated as of November 30, 2021, by and between SE Juno and Mitsui & Co. Energy Marketing and Services (USA), Inc.; Guarantee, dated January 31, 2019, by and between Mitsui & Co. Ltd. in favor of SE Juno; letter agreement, dated February 11, 2019, by and between SE Juno and Mitsui & Co. Energy Marketing and Services (USA), Inc (collectively, the “SE Juno-Mitsui PPA”).
(c)Aragorn
(i)Power Purchase Agreement, dated as of December 14, 2017, by and between SE Aragorn, LLC and the City of Austin, Texas, as amended by that certain First Amendment to Power Purchase Agreement, dated as of July 30, 2018, and as amended by that certain Upsize Election Notice and Second Amendment to

Power Purchase Agreement, dated as of October 9, 2018, as amended by that certain Letter Agreement for PPA Modification dated as of April 3, 2020, and as amended by that certain Third Amendment to Power Purchase Agreement, dated as of October 18, 2021.
(d)Athos I
(i)Master Power Purchase and Sale Agreement, dated as of November 29, 2018, together with the related Cover Sheet, by and between Direct Energy Business Marketing, LLC and SE Athos I, LLC, as modified by that certain Confirmation Agreement, dated as of December 14, 2018, by and between Direct Energy Business Marketing, LLC and SE Athos I, LLC (f/k/a IP Athos, LLC), and as further modified by that certain Credit Support Replacement and Amendment Agreement, dated as of March 4, 2021, by and among Centrica plc, NRG Energy, Inc., Direct Energy Business Marketing, LLC and SE Athos I, LLC.
(e)Athos II
(i)Power Purchase Agreement, dated as of July 2, 2019, by and between Exelon Generation Company, LLC and SE Athos II, LLC.
2.REAL PROPERTY AGREEMENTS
(a)Reference is made to the Real Property Documents set forth on Schedule 6.19.
3.INTERCONNECTION AGREEMENTS
(a)Titan
(i)ERCOT Standard Generation Interconnection Agreement, dated February 4, 2019, by and between SE Titan and LCRA Transmission Services Corporation, as amended and restated by the Amended and Restated ERCOT Standard Generation Interconnection Agreement, dated December 20, 2019, by and between SE Titan and LCRA Transmission Services Corporation (the “SE Titan Interconnection Agreement”).
(b)Juno
(i)Generation Interconnection Agreement, dated December 22, 2018, by and between SE Juno and Wind Energy Transmission Texas, LLC, as amended by that certain First Amendment to Generation Interconnection Agreement, dated as of September 5, 2019, by and between Wind Energy Transmission Texas, LLC and SE Juno and that certain Second Amendment to Generation Interconnection Agreement, dated as of February 26, 2020, by and between Wind Energy Transmission Texas, LLC and SE Juno (the “SE Juno Interconnection Agreement”).

(c)Aragorn
(i)ERCOT Standard Generation Interconnection Agreement, dated May 31, 2018, by and between SE Aragorn, LLC and LCRA Transmission Services Corporation, as amended by that certain First Amendment to the ERCOT Standard Generation Interconnection Agreement, dated as of February 4, 2019, by and between LCRA Transmission Services Corporation and SE Aragorn, LLC, as further amended and restated by that certain Amended and Restated ERCOT Standard Generation Interconnection Agreement, dated as of December 20, 2019, by and between LCRA Transmission Services Corporation and SE Aragorn, LLC (the “SE Aragorn Interconnection Agreement”).
(d)Athos I
(i)Large Generator Interconnection Agreement, dated as of December 21, 2018, by and among SE Athos I, LLC, SE Athos II, LLC, Southern California Edison Company and the California Independent System Operator Corporation, for the Athos Power Plant TOT849 (Q#1405), as amended by that certain First Amendment to Large Generator Interconnection Agreement, dated as of April 2, 2021, by and between SE Athos I, LLC, SE Athos II, LLC, Southern California Edison Company, and California Independent System Operator Corporation (the “SE Athos I Interconnection Agreement”).
(e)Athos II
(i)Large Generator Interconnection Agreement, dated as of December 21, 2018 by and among SE Athos I, LLC, SE Athos II, LLC, Southern California Edison Company, and California Independent System Operator Corporation, as amended by that certain First Amendment to Large Generator Interconnection Agreement, dated as of April 2, 2021, by and between SE Athos I, LLC, SE Athos II, LLC, Southern California Edison Company, and California Independent System Operator Corporation (the “SE Athos II Interconnection Agreement”).
4.SWAP CONTRACTS
(a)Athos I
(i)ISDA 2002 Master Agreement, including the ISDA Schedule, the Credit Support Annex to the Schedule each dated as of October 16, 2019, by and between BP Energy Company and SE Athos I, LLC; Financially Settled Energy Swap Confirmation, dated as of October 16, 2019, as amended by that certain Amendment, dated as of May 26, 2021; Side Letter, dated as of October 16, 2019, Amendment Adopting, Incorporating and Amending the ISDA August 2012 DF Supplement, dated as of October 16, 2019; Amendment Adopting, Incorporating and Amending the ISDA March 2013 DF Supplement, dated as of October 16, 2019; Notice of Partial Unwind, dated as of March 25, 2022, provided by Project Company to BP Energy Company, as supplemented by that certain letter, dated March 29, 2022, by and between Project Company and BP Energy Company.

(b)Athos II
(i)ISDA 2002 Master Agreement, dated as of July 2, 2019, by and between SE Athos II, LLC and Exelon Generation Company, LLC; ISDA Schedule, dated as of July 2, 2019, and the Financially Settled Energy Swap Confirmation, dated as of July 2, 2019, as amended by that certain First Amendment to Hedge Agreement, dated as of May 26, 2021.
5.QUALIFIED SCHEDULING ENTITY AGREEMENTS
(a)Titan
(i)QSE Services Agreement, dated as of February 16, 2022, by and between Calpine Power Management, LLC and SE Titan, LLC.
(b)Aragorn
(i)ERCOT Nodal Protocols Section 23, Form H: QSE Acknowledgment dated as of August 7, 2020, designating City of Austin d/b/a Austin Energy as Designated QSE.
(c)Juno
(i)QSE Agreement, dated as of November 30, 2021, by and between Mitsui & Co. Energy Marketing and Services (USA), Inc. and SE Juno, LLC
(ii)QSE Services Agreement, dated August 2, 2019, by and between Lower Colorado River Authority and SE Juno.
(d)SE Athos I
(i)Energy Services Agreement, dated as of December 30, 2020 by and between ZGlobal, Inc. and SE Athos I, LLC.
(e)SE Athos II
(i)Energy Services Agreement, dated as of December 30, 2020 by and between ZGlobal, Inc. and SE Athos II, LLC.
6.TAX ABATEMENT AGREEMENTS
(a)Titan
(i)Tax Abatement Agreement dated July 24, 2018, by and between SE Titan and Culberson County, Texas.
(ii)Tax Abatement Agreement dated July 16, 2018, by and between SE Titan and Culberson County Hospital District, Texas.
(iii)Agreement for Limitation on Appraised Value of Property for School District Maintenance and Operations Taxes dated December 17, 2018, by and between SE Titan and the Culberson County-Allamoore Independent School District.

(b)Juno
(i)Tax Abatement Agreement dated June 25, 2019, by and between Borden County, Texas and SE Juno.
(ii)Agreement for Limitation on Appraised Value of Property for School District Maintenance and Operations Taxes, dated as of June 24, 2019, by and between Borden County Independent School District and SE Juno as amended by that certain Amendment No. 1 to Agreement for Limitation on Appraised Value for School District Maintenance and Operations Taxes, between Borden County Independent School District and SE Juno, dated as of December 13, 2021.
(c)Aragorn
(i)Tax Abatement Agreement, dated as of August 9, 2018, by and between Culberson County, Texas and SE Aragorn.
(ii)Tax Abatement Agreement, dated as of August 9, 2018, by and between Culberson County Hospital District, Texas and SE Aragorn.
(iii)Agreement for Limitation on Appraised Value of Property for School District Maintenance and Operations Taxes, dated as of December 18, 2018, by and between the Culberson County-Allamoore Independent School District and SE Aragorn, LLC.
(d)Athos I
(i)None.
(e)Athos II
(i)None.
B.TAX EQUITY DOCUMENTS
1.Titan & Aragorn
(a)Equity Capital Contribution Agreement, dated as of November 16, 2020, by and among SE Titan & Aragorn Member B, LLC, SE Titan & Aragorn TE Holdco, LLC, and BoFA Securities, Inc., as amended by that Amendment and Consent to Equity Capital Contribution Agreement, Limited Liability Company Agreement and Membership Interest Purchase Agreements, dated as of October 18, 2021, by and among the Company, the Class B Equity Investor, the Initial Class A Equity Investor, BAL Investment & Advisory, Inc., SE Aragorn Construction Holdco, LLC and SE Titan Construction Holdco, LLC.
(b)Amended and Restated Limited Liability Company Agreement, dated as of March 12, 2021, by and between SE Titan & Aragorn Member B, LLC and BAL Investment & Advisory, Inc., as amended by that Amendment and Consent to Equity Capital Contribution Agreement, Limited Liability Company Agreement and Membership Interest Purchase Agreements, dated as of October 18, 2021, by and among the Company, the Class B Equity Investor, the Initial Class A Equity Investor, BAL Investment & Advisory, Inc., SE Aragorn Construction Holdco, LLC and SE Titan Construction Holdco, LLC, as further amended by that certain

Amendment and Waiver to Limited Liability Company Agreement, dated as of February 17, 2022.
(c)Membership Interest Purchase and Sale Agreement, dated as of November 16, 2020, by and between SE Titan Construction Holdco, LLC, as seller, and SE Titan & Aragorn TE Holdco, LLC, as buyer, as amended by that Amendment and Consent to Equity Capital Contribution Agreement, Limited Liability Company Agreement and Membership Interest Purchase Agreements, dated as of October 18, 2021, by and among the Company, the Class B Equity Investor, the Initial Class A Equity Investor, BAL Investment & Advisory, Inc., SE Aragorn Construction Holdco, LLC and SE Titan Construction Holdco, LLC.
(d)Membership Interest Purchase and Sale Agreement, dated as of November 16, 2020, by and between SE Aragorn Construction Holdco, LLC, as seller, and SE Titan & Aragorn TE Holdco, LLC, as buyer, as amended by that Amendment and Consent to Equity Capital Contribution Agreement, Limited Liability Company Agreement and Membership Interest Purchase Agreements, dated as of October 18, 2021, by and among the Company, the Class B Equity Investor, the Initial Class A Equity Investor, BAL Investment & Advisory, Inc., SE Aragorn Construction Holdco, LLC and SE Titan Construction Holdco, LLC.
(e)Guaranty, dated as of November 16, 2020 by SBE US Holdings One, Inc. in favor of BofA Securities, Inc. and BAL Investment & Advisory, Inc. (as novated from SB Energy Global Holdings One, Ltd. to SBE US Holdings One, Inc. pursuant to that certain Novation Agreement dated as of March 12, 2021 by and among SB Energy Global Holdings One, Ltd., SBE US Holdings One, Inc., BofA Securities, Inc. and BAL Investment & Advisory, Inc.).
2.Juno
(a)Equity Capital Contribution Agreement, dated as of July 24, 2020, by and between by and between SE Juno Member B, LLC and Barclays Capital Holdings Inc., as amended by that certain Action by Written Consent of Members, dated as of May 26, 2021, by and between, SE Juno Construction Holdco, LLC, SE Juno TE Holdco, LLC, SE Juno Member B, LLC and Barclays Capital Holdings Inc., as further amended by that certain Second Amendment to Equity Capital Contribution Agreement, dated as of November 19, 2021, by and between SE Juno Member B, LLC and Barclays Capital Holdings Inc., and as further amended by that certain Third Amendment to Equity Capital Contribution Agreement, dated as of November 24, 2021, by and between SE Juno Member B, LLC and Barclays Capital Holdings Inc.
(b)Amended and Restated Limited Liability Company Agreement, dated as of January 21, 2021, by and between SE Juno Member B, LLC and Barclays Capital Holdings Inc., as supplemented by that certain Limited Waiver to the Amended and Restated Limited Liability Company Agreement of SE Juno TE Holdco, LLC, dated as of May 1, 2021, and as amended by that certain First Amendment to Amended and Restated Limited Liability Company Agreement, dated as of November 24, 2021, as further amended by that certain Limited Waiver and Amendment to the

Amended and Restated Limited Liability Company Agreement of SE Juno TE Holdco, LLC dated as of July 29, 2022.
(c)Membership Interest Purchase and Sale Agreement, dated as of July 24, 2020, by and between SE Juno TE Holdco, LLC, and SE Juno Construction Holdco, LLC, as amended by that certain First Amendment to Membership Interest Purchase and Sale Agreement, dated as of May 26, 2021, as further amended by that certain Second Amendment to Membership Interest Purchase and Sale Agreement, dated as of November 24, 2021.
(d)Guaranty dated as of July 24, 2020, by SB Energy Global Holdings One Ltd., in favor of Barclays Capital Holdings Inc.
(e)Completion Guaranty, dated as of July 24, 2020, by and among SB Energy Global Holdings One Ltd., and SE Juno Construction Holdco, LLC, Barclays Capital Holdings Inc., solely for the purposes of Sections 3.1(b), 3.1(d) and 9 thereto, SE Juno Member B, LLC.
(f)Guarantee executed by Barclays Bank Plc, in favor of SE Juno Member B, LLC, dated as of July 24, 2020.
3.Athos I & Athos II
(a)Amended and Restated Limited Liability Company Agreement of SE Athos TE Holdco, LLC, dated as of May 26, 2021, by and among FNBC Leasing Corporation and SE Athos Member B, LLC, as supplemented by that certain Letter Agreement, dated as of December 23, 2021, by and between SE Athos Member B, LLC and FNBC Leasing Corporation, and as amended by that certain First Amendment to Amended and Restated Limited Liability Company Agreement, dated as of March 31, 2022, by and between SE Athos Member B, LLC and FNBC Leasing Corporation, as amended by that certain Limited Waiver and Amendment to the Amended and Restated Limited Liability Company Agreement of SE Athos TE Holdco, LLC dated as of June 9, 2022 by and between SE Athos Member B, LLC and FNBC Leasing Corporation, as amended by that certain Second Amendment to Amended and Restated Limited Liability Company Agreement, dated as of August 17, 2022 by and between SE Athos Member B, LLC and FNBC Leasing Corporation, as amended and restated by that certain Second Amended and Restated Limited Liability Company Agreement of SE Athos TE Holdco, LLC, dated as of November 18, 2022, by and among FNBC Leasing Corporation and SE Athos Member B, LLC.
(b)Membership Interest Purchase Agreement, dated as of May 26, 2021, by and between SE Athos I Construction Holdco, LLC and SE Athos TE Holdco, LLC, as amended by that certain First Amendment to Membership Interest Purchase Agreement, dated as of November 18, 2022 by and between SE Athos I Construction Holdco, LLC and SE Athos TE Holdco, LLC.
(c)Membership Interest Purchase Agreement, dated as of May 26, 2021, by and between SE Athos II Construction Holdco, LLC and SE Athos TE Holdco, LLC, as amended by that certain First Amendment to Membership Interest Purchase Agreement, dated as of March 31, 2022, by and between SE Athos II Construction Holdco, LLC and SE Athos TE Holdco, LLC.

(d)Guaranty, dated as of May 26, 2021, by SBE US Holdings One, Inc. in favor of FNBC Leasing Corporation.
(e)Completion Guaranty, dated as of May 26, 2021, by SBE US Holdings One, Inc. in favor of SE Athos TE Holdco, LLC.
Schedule 8.1
Affiliate Contracts
(a)    Shared Facilities Agreement dated as of July 24, 2020 by and among SE Aragorn, LLC, a Delaware limited liability company and SE Titan, LLC, a Delaware limited liability company in its capacity as manager.
(b)    Shared Facilities and Shared Land Rights Agreement dated as of May 26, 2021, by and between SE Athos II, LLC, a Delaware limited liability company and SE Athos I, LLC, a Delaware limited liability company.

Schedule 8.5(a)
Liens

Debtor	Secured Party	Jurisdiction of Filing	Filing No.	Filing Date	Collateral Description
SE Aragorn Class B Member Holdco, LLC	MUFG UNION BANK, N.A., as Shared Collateral Agent	DE	2022 1418771	2/17/2022	All assets
SE Athos I Class B Member Holdco, LLC	MUFG UNION BANK, N.A., as Shared Collateral Agent	DE	2022 9637968	11/21/2022	All assets
SE Athos I, LLC	MUFG UNION BANK, N.A., as Collateral Agent	DE	2021 4084654	5/26/2021	All assets
SE Athos II Class B Member Holdco, LLC	MUFG UNION BANK, N.A., as Shared Collateral Agent	DE	2022 2801934	4/1/2022	All assets
SE Athos Member B, LLC	MUFG UNION BANK, N.A., as Shared Collateral Agent	DE	2022 2801587	4/1/2022	All assets
SE Big Five Borrower, LLC	ACCORDIA LIFE AND ANNUITY COMPANY, as collateral agent	DE	2020 5108842	7/24/2020	All personal property[1]
1     Note: To be released on the Funding Date.

SE Big Five Pledgor, LLC	ACCORDIA LIFE AND ANNUITY COMPANY, as collateral agent	DE	2020 5108909	7/24/2020	Pledged Ownership Interests[2]
SE Juno Class B Member Holdco, LLC	MUFG UNION BANK, N.A., as Shared Collateral Agent	DE	2021 9704363	11/30/2021	All assets
SE Juno Member B, LLC	MUFG UNION BANK, N.A., as Shared Collateral Agent	DE	2021 9704504	11/30/2021	All assets
SE Titan & Aragorn Member B, LLC	MUFG UNION BANK, N.A., as Shared Collateral Agent	DE	2022 1418987	2/17/2022	All assets
SE Titan Class B Member Holdco, LLC	MUFG UNION BANK, N.A., as Shared Collateral Agent	DE	2022 1418938	2/17/2022	All assets
2     Note: To be released on the Funding Date.

Schedule 8.5(b)
Existing LC Facilities
(a)Letter of Credit Reimbursement Agreement, dated as of March 1, 2021, by and among SE Titan & Aragorn Member B, LLC and CoBank, ACB as administrative agent (in such capacity, the “LC Administrative Agent”), as issuing bank (in such capacity, the “Issuing Bank”) and the persons party thereto from time to time as lenders (the “Lenders”) (“Titan / Aragorn LCRA”), as amended by that certain Amendment and Consent to Letter of Credit Reimbursement Agreement, dated as of October 18, 2021, by and between SE Titan & Aragorn Member B, LLC and CoBank, ACB, as further amended by that certain Amendment No. 1, dated as of February 17, 2022, by and among SE Titan & Aragorn Member B, LLC, CoBank, ACB in its capacity as lender, issuing bank and administrative agent, as further amended by that certain Amendment No. 1 [sic], dated as of June 29, 2023, by and among SE Titan & Aragorn Member B, LLC, CoBank, ACB in its capacity as lender, issuing bank, and administrative agent, and as further amended by that certain Amendment No. 2, to be dated on or around January 26, 2024, by and among SE Titan & Aragorn Member B, LLC and CoBank, ACB.
(b)Amended and Restated Letter of Credit Reimbursement Agreement, dated as of December 12, 2022, by and among SE Juno Member B, LLC, Coöperatieve Rabobank U.A., New York Branch as administrative agent (in such capacity, the “LC Administrative Agent”), as issuing bank (in such capacity, the “Issuing Bank”) and the persons party thereto from time to time as lenders (the “Lenders”), as amended by that certain Amendment No. 2, to be dated on or around January 26, 2024, by and among SE Juno Member B, LLC and Coöperatieve Rabobank U.A., New York Branch.
(c)Letter of Credit Reimbursement Agreement, dated as of August 20, 2021, by and among SE Athos Member B, LLC and CoBank, ACB as administrative agent (in such capacity, the “LC Administrative Agent”), as issuing bank (in such capacity, the “Issuing Bank”) and the persons party thereto from time to time as lenders (the “Lenders”) (“Athos LCRA”), as amended by that certain Amendment No. 1 to Letter of Credit Reimbursement Agreement, dated as of June 29, 2023, by and between SE Athos Member B, LLC and CoBank, ACB, in its capacity as lender, issuing bank and administrative agent, and as further amended by that certain Amendment No. 2 to Letter of Credit Agreement, to be dated on or around January 26, 2024, by and among SE Athos Member B, LLC and CoBank, ACB.
(d)Pledge and Security Agreement, dated as of November 30, 2021, by and among SE Juno Class B Member Holdco, LLC, SE Juno Member B, LLC and MUFG Union Bank, N.A., in its capacity as shared collateral agent for the Secured Parties (as defined therein).
(e)Collateral Agency, Depositary and Intercreditor Agreement, dated as of November 30, 2021, by and among SE Big Five Borrower, LLC, each of the obligors party thereto, Accordia Life and Annuity Company, in its capacity as administrative agent and collateral agent under the NPA, MUFG Union Bank, N.A., in its capacity as shared collateral agent and depositary bank.

(f)Special Deposit Account Control Agreement, dated as of November 30, 2021, by and among SE Juno Member B, LLC, Coöperatieve Rabobank U.A., New York Branch and MUFG Union Bank, N.A.
(g)Special Deposit Account Control Agreement, dated as of February 17, 2022, by and among SE Titan & Aragorn Member B, LLC, CoBank, ACB and MUFG Union Bank, N.A.
(h)Special Deposit Account Control Agreement, dated as of March 31, 2022, by and among SE Athos Member B, LLC, CoBank, ACB and MUFG Union Bank, N.A.
(i)Special Deposit Account Control Agreement, dated as of November 18, 2022, by and among SE Athos I, LLC, BP Energy Company, and MUFG Union Bank, N.A. in its capacity as the Secured Party and as the Bank (in each case, as defined therein).
(j)Pledge and Security Agreement, dated as of February 17, 2022, by and among SE Titan Class B Member Holdco, LLC, SE Aragorn Class B Member Holdco, LLC, SE Titan & Aragorn Member B, LLC and MUFG Union Bank, N.A., in its capacity as shared collateral agent for the Secured Parties (as defined therein).
(k)Joinder Agreement, dated as of February 17, 2022, by and among SE Titan & Aragorn Member B, LLC, SE Titan Class B Member Holdco, LLC and SE Aragorn Class B Member Holdco, LLC and acknowledged by SE Big Five Borrower, LLC and MUFG Union Bank, N.A. in its capacity as shared collateral agent.

EXHIBIT A-1
FORM OF TERM NOTE

$[________]	[ ]
FOR VALUE RECEIVED, Big Five Holdco 1, LLC, a Delaware limited liability company (the “Borrower”), promises to pay to [Name of Term Loan Lender] (the “Lender”) on the Term Loan Maturity Date the principal sum of [                                           ] ($[           ]) or, if less, the aggregate unpaid principal amount of all Term Loans shown on the schedule attached hereto (and any continuation thereof) made (or continued) by the Lender pursuant to that certain Credit Agreement, dated as of January 24, 2024 (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the Lenders from time to time party thereto, the Project LC Issuers from time to time party thereto, the DSR LC Issuers from time to time party thereto and MUFG Bank, Ltd., as administrative agent (in such capacity, the “Administrative Agent”) and as sole arranger. Terms used in this Term Note, unless otherwise defined herein, have the meanings provided in the Credit Agreement.
The Borrower promises to pay interest on the unpaid principal amount hereof from time to time outstanding from the date hereof until maturity (whether by acceleration or otherwise) and, after maturity, until paid, at the rates per annum and on the dates specified in the Credit Agreement.
Payments of both principal and interest are to be made in Dollars in same day or immediately available funds to the account designated by the Administrative Agent pursuant to the Credit Agreement.
This Term Note is one of the Term Notes referred to in, and evidences Indebtedness incurred under, the Credit Agreement and is subject to the terms and conditions thereof, to which reference is made for a description of the security for this Term Note and for a statement of the terms and conditions on which the Borrower is permitted and required to make prepayments and repayments of principal of the Indebtedness evidenced by this Term Note and on which such Indebtedness may be declared to be immediately due and payable.
All parties hereto, whether as makers, endorsers, or otherwise, severally waive presentment for payment, demand, protest and notice of dishonor.
THIS TERM NOTE HAS BEEN DELIVERED IN NEW YORK, NEW YORK AND SHALL BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING FOR SUCH PURPOSE SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK). THIS TERM NOTE INCORPORATES BY REFERENCE, AND THE BORROWER AND LENDER HEREBY AGREE TO BE SUBJECT TO, THE PROVISIONS SET FORTH IN SECTION 12.15 OF THE CREDIT AGREEMENT.

A-1-1	Big 5 Refinancing – Credit Agreement Exhibits

BIG FIVE HOLDCO 1, LLC, as Borrower

By:
Name:
Title:

A-1-2	Big 5 Refinancing – Credit Agreement Exhibits

TERM LOANS AND PRINCIPAL PAYMENTS

Date	Amount of Term Loan Made	Interest Rate	Interest Period	Amount of Principal Repaid	Unpaid Principal Balance	Total	Notation Made By

A-1-3	Big 5 Refinancing – Credit Agreement Exhibits

EXHIBIT A-2
FORM OF PROJECT LC NOTE

$[_______]	[ ]
FOR VALUE RECEIVED, Big Five Holdco 1, LLC, a Delaware limited liability company (the “Borrower”), promises to pay to [Name of Project LC Loan Lender] (the “Lender”) on the Project LC Loan Maturity Date the principal sum of [____________________] ($[________]) or, if less, the aggregate unpaid principal amount of all Project LC Loans shown on the schedule attached hereto (and any continuation thereof) made (or continued) by the Lender pursuant to that certain Credit Agreement, dated as of January 24, 2024 (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the Lenders from time to time party thereto, the Project LC Issuers from time to time party thereto, the DSR LC Issuers from time to time party thereto and MUFG Bank, Ltd., as administrative agent (in such capacity, the “Administrative Agent”) and as sole arranger. Terms used in this Project LC Note, unless otherwise defined herein, have the meanings provided in the Credit Agreement.
The Borrower promises to pay interest on the unpaid principal amount hereof from time to time outstanding from the date hereof until maturity (whether by acceleration or otherwise) and, after maturity, until paid, at the rates per annum and on the dates specified in the Credit Agreement.
Payments of both principal and interest are to be made in Dollars in same day or immediately available funds to the account designated by the Administrative Agent pursuant to the Credit Agreement.
This Project LC Note is one of the Project LC Notes referred to in, and evidences Indebtedness incurred under, the Credit Agreement and is subject to the terms and conditions thereof, to which reference is made for a description of the security for this Project LC Note and for a statement of the terms and conditions on which the Borrower is permitted and required to make prepayments and repayments of principal of the Indebtedness evidenced by this Project LC Note and on which such Indebtedness may be declared to be immediately due and payable.
All parties hereto, whether as makers, endorsers, or otherwise, severally waive presentment for payment, demand, protest and notice of dishonor.
THIS PROJECT LC NOTE HAS BEEN DELIVERED IN NEW YORK, NEW YORK AND SHALL BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING FOR SUCH PURPOSE SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK). THIS PROJECT LC NOTE INCORPORATES BY REFERENCE, AND THE BORROWER AND LENDER HEREBY AGREE TO BE SUBJECT TO, THE PROVISIONS SET FORTH IN SECTION 12.15 OF THE CREDIT AGREEMENT.

A-2-1	Big 5 Refinancing – Credit Agreement Exhibits

BIG FIVE HOLDCO 1, LLC, as Borrower

By:
Name:
Title:

A-2-2	Big 5 Refinancing – Credit Agreement Exhibits

PROJECT LC LOANS AND PRINCIPAL PAYMENTS

Date	Amount of Project LC Loan Made	Interest Rate	Interest Period	Amount of Principal Repaid	Unpaid Principal Balance	Total	Notation Made By

A-2-3	Big 5 Refinancing – Credit Agreement Exhibits

EXHIBIT A-3
FORM OF DSR LC NOTE

$[ ]	[ ]
FOR VALUE RECEIVED, Big Five Holdco 1, LLC, a Delaware limited liability company (the “Borrower”), promises to pay to [Name of DSR LC Loan Lender] (the “Lender”) on the DSR LC Loan Maturity Date the principal sum of [_________________] ($[________]) or, if less, the aggregate unpaid principal amount of all DSR LC Loans shown on the schedule attached hereto (and any continuation thereof) made (or continued) by the Lender pursuant to that certain Credit Agreement, dated as of January 24, 2024 (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the Lenders from time to time party thereto, the Project LC Issuers from time to time party thereto, the DSR LC Issuers from time to time party thereto and MUFG Bank, Ltd., as administrative agent (in such capacity, the “Administrative Agent”) and as sole arranger. Terms used in this DSR LC Note, unless otherwise defined herein, have the meanings provided in the Credit Agreement.
The Borrower promises to pay interest on the unpaid principal amount hereof from time to time outstanding from the date hereof until maturity (whether by acceleration or otherwise) and, after maturity, until paid, at the rates per annum and on the dates specified in the Credit Agreement.
Payments of both principal and interest are to be made in Dollars in same day or immediately available funds to the account designated by the Administrative Agent pursuant to the Credit Agreement.
This DSR LC Note is one of the DSR LC Notes referred to in, and evidences Indebtedness incurred under, the Credit Agreement and is subject to the terms and conditions thereof, to which reference is made for a description of the security for this DSR LC Note and for a statement of the terms and conditions on which the Borrower is permitted and required to make prepayments and repayments of principal of the Indebtedness evidenced by this DSR LC Note and on which such Indebtedness may be declared to be immediately due and payable.
All parties hereto, whether as makers, endorsers, or otherwise, severally waive presentment for payment, demand, protest and notice of dishonor.
THIS DSR LC NOTE HAS BEEN DELIVERED IN NEW YORK, NEW YORK AND SHALL BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING FOR SUCH PURPOSE SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK). THIS DSR LC NOTE INCORPORATES BY REFERENCE, AND THE BORROWER AND LENDER HEREBY AGREE TO BE SUBJECT TO, THE PROVISIONS SET FORTH IN SECTION 12.15 OF THE CREDIT AGREEMENT.

A-3-1	Big 5 Refinancing – Credit Agreement Exhibits

BIG FIVE HOLDCO 1, LLC, as Borrower

By:
Name:
Title:

A-3-2	Big 5 Refinancing – Credit Agreement Exhibits

DSR LC LOANS AND PRINCIPAL PAYMENTS

Date	Amount of DSR LC Loan Made	Interest Rate	Interest Period	Amount of Principal Repaid	Unpaid Principal Balance	Total	Notation Made By

A-3-3	Big 5 Refinancing – Credit Agreement Exhibits

EXHIBIT B-1
FORM OF BORROWING REQUEST
[Date]1
MUFG BANK, LTD.,
as Administrative Agent
1221 Avenue of the Americas, 6th floor
New York, NY 10020
Attn: Lawrence Blat & Agency Desk
Tel: (212) 405-6640
Email: AgencyDesk@us.sc.mufg.jp
Ladies and Gentlemen:
This Borrowing Request is delivered to you pursuant to Section 2.3 of the Credit Agreement, dated as of January 24, 2024 (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”), among Big Five Holdco 1, LLC, a Delaware limited liability company (the “Borrower”), the Lenders from time to time party thereto, the Project LC Issuers from time to time party thereto, the DSR LC Issuers from time to time party thereto and MUFG Bank, Ltd., as administrative agent (in such capacity, the “Administrative Agent”) and as sole arranger. Terms used herein, unless otherwise defined herein, have the meanings provided in the Credit Agreement.
The Borrower hereby requests that a Term Loan be made in the aggregate principal amount of $______________2 on _____________ ___, _____ as a [Base Rate Loan] [SOFR Loan having an Interest Period of [one (1)][three (3)][six (6)] month[s]].
Please wire transfer the proceeds of the Borrowing to the accounts of the following persons at the financial institutions indicated respectively:
1 To be on or before 12:00 p.m. on a Business Day (for Base Rate Loans) or a U.S. Government Securities Business Day (for SOFR Loans) and not less than (i) one (1) Business Day prior to the date of the requested Borrowing in the case of Base Rate Loans or (ii) three (3) U.S. Government Securities Business Days prior to the date of the requested Borrowing in the case of SOFR Loans, and in either case, not more than ten (10) Business Days prior to the date of the requested Borrowing.
2 In a minimum amount of $1,000,000 and an integral multiple of $100,000 or in the unused amount of the Term Loan Commitment.

B-1-1	Big 5 Refinancing – Credit Agreement Exhibits

Amount to	Person to be Paid		Name, Address, etc.

be Transferred	Name	Account No.	of Transferee Lender

$

Attention:

$

Attention:

$

Attention:

Balance of such proceeds	The Borrower

Attention:
Delivery of an executed counterpart of this Borrowing Request by facsimile or e-mail shall be effective as delivery of an original executed counterpart of this Borrowing Request.
[Signature Page Follows]

B-1-2	Big 5 Refinancing – Credit Agreement Exhibits

IN WITNESS WHEREOF, the Borrower has caused this Borrowing Request to be executed and delivered by its duly Authorized Officer on the date hereof.
BIG FIVE HOLDCO 1, LLC,
as Borrower

By:
Name:
Title:

B-1-3	Big 5 Refinancing – Credit Agreement Exhibits

EXHIBIT B-2
FORM OF ISSUANCE REQUEST
[Date] 1
MUFG BANK, LTD.,
as Administrative Agent
1221 Avenue of the Americas, 6th floor
New York, NY 10020
Attn: Lawrence Blat & Agency Desk
Tel: (212) 405-6640
Email: AgencyDesk@us.sc.mufg.jp
Ladies and Gentlemen:
This Issuance Request is delivered to you pursuant to Section 2.6 of the Credit Agreement, dated as of January 24, 2024 (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”), among Big Five Holdco 1, LLC, a Delaware limited liability company (the “Borrower”), the Lenders from time to time party thereto, the Project LC Issuers from time to time party thereto, the DSR LC Issuers from time to time party thereto and MUFG Bank, Ltd., as administrative agent (in such capacity, the “Administrative Agent”) and as sole arranger. Terms used herein, unless otherwise defined herein, have the meanings provided in the Credit Agreement.
The Borrower hereby requests that on _____________ ___, 20[__], [INSERT NAME OF PROJECT LC ISSUER OR DSR LC ISSUER] [issue a [Project] [DSR] Letter of Credit [under the [insert applicable Project LC Tranche]] in the initial Stated Amount of $____________with a Stated Expiry Date (as defined therein) of _________ ___, _______] [extend the Stated Expiry Date (as defined under Letter of Credit No. ___, issued on ___________, 20[__], in the initial Stated Amount of $______________) to a revised Stated Expiry Date (as defined therein) of ____________ ___, 20[__]].
The beneficiary of the requested [Project] [DSR] Letter of Credit will be _________________________, and such [Project] [DSR] Letter of Credit will be in support of _________________________.
Delivery of an executed counterpart of this Issuance Request by facsimile or e-mail shall be effective as delivery of an original executed counterpart of this Issuance Request.
[Signature Page Follows]
1 On or before 1:00 p.m. on a Business Day, (i) not less than three (3) Business Days or more than ten (10) Business Days’ prior to the date of an initial issuance of a Letter of Credit, or (ii) not less than three (3) Business Days prior to an extension of the Stated Expiry Date of a Letter of Credit, in each case, unless a shorter notice period is agreed to by the applicable LC Issuer.

B-2-1	Big 5 Refinancing – Credit Agreement Exhibits

IN WITNESS WHEREOF, the Borrower has caused this Issuance Request to be executed and delivered by its duly Authorized Officer on the date hereof.
BIG FIVE HOLDCO 1, LLC,
as Borrower

By:
Name:
Title:

B-2-2	Big 5 Refinancing – Credit Agreement Exhibits

EXHIBIT C
FORM OF CONTINUATION/CONVERSION NOTICE
[Date]1
MUFG BANK, LTD.,
as Administrative Agent
1221 Avenue of the Americas, 6th floor
New York, NY 10020
Attn: Lawrence Blat & Agency Desk
Tel: (212) 405-6640
Email: AgencyDesk@us.sc.mufg.jp
Ladies and Gentlemen:
This Continuation/Conversion Notice is delivered to you pursuant to Section 2.4 of the Credit Agreement, dated as of January 24, 2024 (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”), among Big Five Holdco 1, LLC, a Delaware limited liability company (the “Borrower”), the Lenders from time to time party thereto, the Project LC Issuers from time to time party thereto, the DSR LC Issuers from time to time party thereto and MUFG Bank, Ltd., as administrative agent (in such capacity, the “Administrative Agent”) and as sole arranger. Terms used herein, unless otherwise defined herein, have the meanings provided in the Credit Agreement.
The Borrower hereby requests that on ___________ ___, _____,
(1)    $____________ of the presently outstanding principal amount of the [Project LC Loans] [DSR LC Loans] [Term Loans] originally made on _________ ___, _____, presently being maintained as [Base Rate Loans] [SOFR Loans],
(2)    be [converted into] [continued as],
(3)    2[SOFR Loans having an Interest Period of [one (1)][three (3)][six (6)]
month[s]] [Base Rate Loans].
Delivery of an executed counterpart of this Continuation/Conversion Notice by facsimile or e-mail shall be effective as delivery of an original executed counterpart of this Continuation/Conversion Notice.
[Signature Page Follows]
1 On or before 12:00 p.m. on a U.S. Government Securities Business Day, not less than one (1) Business Day prior to the date of a requested conversion to Base Rate Loans or three (3) U.S. Government Securities Business Days prior to the date of a requested continuation/conversion to SOFR Loans, and in either case, not more than ten (10) Business Days’ prior to the continuation/conversion.
2 Insert appropriate interest rate option and, if applicable, the number of months with respect to SOFR Loans.

C-1	Big 5 Refinancing – Credit Agreement Exhibits

IN WITNESS WHEREOF, the Borrower has caused this Continuation/Conversion Notice to be executed and delivered by its duly Authorized Officer on the date hereof.
BIG FIVE HOLDCO 1, LLC,
as Borrower

By:
Name:
Title:

C-2	Big 5 Refinancing – Credit Agreement Exhibits

EXHIBIT D
FORM OF LENDER ASSIGNMENT AGREEMENT
This Lender Assignment Agreement (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]1 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]2 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]3 hereunder are several and not joint.]4 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below, receipt of a copy of which is hereby acknowledged by [the][each] Assignee. The Standard Terms and Conditions (the “Standard Terms and Conditions”) set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (a) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other Loan Documents to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective Facilities identified below (including, without limitation, any letters of credit, guarantees or loans included in such Facilities), and (b) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, the other Loan Documents or the loan transactions governed thereby, or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (a) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (a) and (b) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.
1 For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.
2 For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.
3 Select as appropriate.
4 Include bracketed language if there are either multiple Assignors or multiple Assignees.

D-1	Big 5 Refinancing – Credit Agreement Exhibits

THE ASSIGNEE HEREBY ACKNOWLEDGES THAT THE ASSIGNED INTEREST IS SUBJECT TO THE TERMS OF THE DEPOSITARY AGREEMENT (AS DEFINED IN THE CREDIT AGREEMENT).

1.	Assignor[s]:

[Assignor [is] [is not] a Defaulting Lender]

2.	Assignee[s]:

[Assignee is an [Affiliate] [Approved Fund] of [Identify Lender]]

3.	Borrower:	Big Five Holdco 1, LLC, a Delaware limited liability company (the “Borrower”).

4.	Administrative Agent:	MUFG Bank, Ltd., as the administrative agent under the Credit Agreement (the “Administrative Agent”).

5.	Credit Agreement:
Credit Agreement, dated as of January 24, 2024 (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the Lenders from time to time party thereto, the Project LC Issuers from time to time party thereto, the DSR LC Issuers from time to time party thereto and the Administrative Agent.

D-2	Big 5 Refinancing – Credit Agreement Exhibits

6.    Assigned Interest[s]:

Assignor[s][5]	Assignee[s][6]	Facility Assigned	Aggregate Amount of Commitment / Loans for all Lenders	Amount of Commitment / Loans Assigned[7]	Percentage Assigned of Commitment / Loans[8]	CUSIP Number (if any)
		Project LC Issuing Commitment	$	$	%
		Project LC Loan Commitment	$	$	%
		DSR LC Issuing Commitment	$	$	%
		DSR LC Loan Commitment	$	$	%
		Term Loan Commitment	$	$	%

[7.	Trade Date	][9]

[7][8].	Effective Date:	[MONTH] __, 20__[TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]
[Signature Page Follows]
5 List each Assignor, as appropriate.
6 List each Assignee, as appropriate.
7 Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
8 Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
9 To be completed if the Assignor(s) and the Assignee(s) intend that the minimum assignment amount is to be determined as of the Trade Date.

D-3	Big 5 Refinancing – Credit Agreement Exhibits

The terms set forth in this Assignment and Assumption are hereby agreed to as of the Effective Date:
ASSIGNOR[S]10
[NAME OF ASSIGNOR]

By:
Name:
Title:
ASSIGNEE[S]11
[NAME OF ASSIGNEE]

By:
Name:
Title:
10 Add additional signature blocks as needed.
11 Add additional signature blocks as needed.

D-4	Big 5 Refinancing – Credit Agreement Exhibits

[Acknowledged and]12 Accepted:
MUFG BANK, LTD.,
as Administrative Agent

By:
Name:
Title:
[Consented to:
[NAME OF RELEVANT PARTY] /
[[•]]

By:
Name:
Title:][13]
12 To be added only if the acknowledgement of the Administrative Agent is required by the terms of the Credit Agreement.
13 To be added only if the consent of the Borrower and/or other parties (e.g., LC Issuers) is required by the terms of the Credit Agreement.

D-5	Big 5 Refinancing – Credit Agreement Exhibits

ANNEX 1
STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION
1.    Representations and Warranties.
1.1    Assignor. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any Lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower and each other Obligor, each of their respective Affiliates, or any other Person, obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower and each other Obligor, each of their respective Affiliates, or any other Person, of any of their respective obligations under any Loan Document.
1.2    Assignee. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 7.1 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into the Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement (including, without limitation, any such documentation required to be delivered pursuant to Section 4.6(g) of the Credit Agreement), duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, [the][such] Assignor or any other Lender, and based on such documents and information as it

D-6	Big 5 Refinancing – Credit Agreement Exhibits

shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.
2.    Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date. Notwithstanding the foregoing, the Administrative Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Effective Date to [the][the relevant] Assignee.
3.    Effect of Assignment. Upon the delivery of a fully executed copy hereof to the Administrative Agent, as of the Effective Date, (i) [the][each] Assignee shall be a party to the Credit Agreement and, to the extent of the Assigned Interest and as provided in this Assignment and Assumption, have the rights and obligations of a Lender thereunder and under the other Loan Documents and (ii) [the][each] Assignor shall, to the extent as provided in this Assignment and Assumption, relinquish its rights and be released from its obligations under the Credit Agreement and the other Loan Documents to the extent of the Assigned Interest.
4.    General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by facsimile shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be deemed to be a contract made under, governed by, and construed in accordance with, the laws of the State of New York (including for such purposes Sections 5-1401 and 5-1402 of the General Obligations Law of the State of New York).

D-7	Big 5 Refinancing – Credit Agreement Exhibits

EXHIBIT E
FORM OF COMPLIANCE CERTIFICATE
[_________ ___, 20__]
This Compliance Certificate (this “Certificate”) is delivered by Big Five Holdco 1, LLC, a Delaware limited liability company (the “Borrower”) pursuant to Section 7.1(c) of that certain Credit Agreement, dated as of January 24, 2024 (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the Lenders from time to time party thereto, the Project LC Issuers from time to time party thereto, the DSR LC Issuers from time to time party thereto and MUFG BANK, LTD., as administrative agent (in such capacity, the “Administrative Agent”) and as sole arranger. Terms used herein, unless otherwise defined herein, have the meanings provided in the Credit Agreement.
This Certificate relates to the ______ [Fiscal Quarter] [Fiscal Year], commencing on _________, ______ and ending on _________, _______ (the “Certification Date”).
Each of the undersigned is an Authorized Financial Officer of the Borrower and is duly authorized to execute and deliver this Certificate on behalf of the Borrower. By executing this Certificate the undersigned hereby certifies to the Administrative Agent and Lenders that as of the Certification Date:
(a)    Attached hereto as Annex I
[are the unaudited consolidated balance sheet of the Borrower Parent as of the Fiscal Quarter ended [___________] and consolidated statements of income, changes in shareholders’ equity and cash flow of the Borrower Parent for such Fiscal Quarter and for the period commencing at the end of the previous Fiscal Year and ending with the end of such Fiscal Quarter, and including, in each case, in comparative form the figures for the corresponding Fiscal Quarter in, and year to date portion of, the immediately preceding Fiscal Year, and such financial statements are prepared in accordance with GAAP applicable to quarterly financial statements generally and fairly present, in all material respects, the financial position of the Borrower Parent and its results of operations and cash flows, subject to changes resulting from year-end adjustments.]12
[are copies of the consolidated balance sheet of the Borrower Parent, and the related consolidated statements of income and cash flow of the Borrower Parent for the Fiscal Year ended [___________], all in reasonable detail, audited by independent public accountants of recognized national standing, and including, in each case, in comparative form the combined figures for the immediately preceding Fiscal Year, accompanied by an opinion of such independent public accountants (without a “going concern” or similar
1 Include for quarterly financial statements delivered pursuant to Section 7.1(a) of the Credit Agreement.
2 To be delivered in connection with the quarterly financial statements beginning with the Fiscal Quarter ending March 31, 2024.

E-1	Big 5 Refinancing – Credit Agreement Exhibits

qualification or exception and without any qualification or exception as to the scope of the audit on which such opinion is based) stating that such financial statements present fairly, in all material respects, the financial position of the Borrower Parent and its results of operations and cash flows and have been prepared in conformity with GAAP, and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards, and that such audit provides a reasonable basis for such opinion in the circumstances.]34
(b)    No Default or Event of Default has occurred and is continuing, except as set forth on Schedule 1 hereto, which includes a description of the nature and period of existence of such Default and what action the Borrower has taken, is taking or proposes to take with respect thereto.
(c)    Attached hereto as Schedule 2 is a calculation of the Debt Service Coverage Ratio for the period of two (2) consecutive completed Semi-Annual Periods ending on such [Fiscal Quarter][Fiscal Year].
[Signature Page Follows]
____________________
3 Include for annual financial statements delivered pursuant to Section 7.1(b) of the Credit Agreement.
4 To be delivered in connection with the annual financial statements beginning with the Fiscal Year ending December 31, 2024.

E-2	Big 5 Refinancing – Credit Agreement Exhibits

IN WITNESS WHEREOF, each of the undersigned has caused this Certificate to be executed and delivered, and the certification and warranties contained herein to be made, by its Authorized Financial Officer as of the date first above written.
BIG FIVE HOLDCO 1, LLC,
as Borrower

By:
Name:
Title:

E-3	Big 5 Refinancing – Credit Agreement Exhibits

SCHEDULE 1
CONDITIONS OR EVENTS WHICH CONSTITUTE A DEFAULT
[If any condition or event exists that constitutes a Default, specify nature and period of existence and what action the Borrower has taken, is taking or proposes to take with respect thereto; if no condition or event exists, state “None.”]

E-4	Big 5 Refinancing – Credit Agreement Exhibits

Annex I
Financial Information

E-5	Big 5 Refinancing – Credit Agreement Exhibits

SCHEDULE 2
DEBT SERVICE COVERAGE RATIO CALCULATION
The Debt Service Coverage Ratio for the last two (2) consecutive completed Semi-Annual Period is calculated as follows:

A.Amount of Cash or permitted investments actually received by the Borrower (other than (x) the proceeds of the Loans, (y) the proceeds of equity contributions from any direct or indirect parent company of the Borrower, and (z) extraordinary non-recurring gains, including (A) proceeds received from the sales of assets or proceeds of any Indebtedness and (B) extraordinary proceeds in connection with any tax equity financing), including in the form of dividends or similar distributions from the Company Entities.
…………………$[___]

B.Payments received by the Borrower pursuant to Interest Rate Hedge Agreements.	…………………$[___]

C.Administrative Costs (as defined in the Depositary Agreement) paid pursuant to Section 3.03(a)(iii) of the Depositary Agreement.	…………………$[___]

D.Cash Flow Available for Debt Service (the sum of lines A and B, subtracted by line C)	…………………$[___]

E.Debt Service: All scheduled interest, commitment fees, letter of credit fees and fronting fees and scheduled principal amortization payments of the Borrower due under any Indebtedness for borrowed money (including third-party debt for borrowed money and third-party debt obligations evidenced by promissory notes or similar instruments of the Borrower and excluding any subordinated indebtedness, purchase money indebtedness, or financing leases) excluding (a) interest or principal paid in connection with any optional or mandatory prepayments and (b) any bullet payment required to be paid on the maturity date of such Indebtedness.
…………………$[___]

F.Debt Service Coverage Ratio (line D divided by line E)	………………[__]:1.00

E-6	Big 5 Refinancing – Credit Agreement Exhibits

EXHIBIT F
FORM OF CLOSING DATE CERTIFICATE
January 24, 2024
This Closing Date Certificate (this “Certificate”) is delivered pursuant to Section 5.1.1 of the Credit Agreement, dated as of January 24, 2024 (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”) by and among, Big Five Holdco 1, LLC, a Delaware limited liability company (the “Borrower”), the Lenders from time to time party thereto, the Project LC Issuers from time to time party thereto, the DSR LC Issuers from time to time party thereto and MUFG Bank, Ltd., as administrative agent (in such capacity, the “Administrative Agent”) and as sole arranger. The undersigned Authorized Officer of the Borrower hereby certifies as of the date hereof, solely in his capacity as such, as follows:
1.In respect of each Project, true and correct copies of all Material Project Documents (including Supplements), Closing Date Tax Equity Partnership Agreements and material Governmental Approvals have been delivered to the Administrative Agent.
2.Since December 31, 2022, there has been no occurrence, development, change, event, or loss affecting the Obligors and the Company Entities (taken as a whole) that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
3.Except as described in Schedule 6.8 of the Credit Agreement, there have been no material actions, suits, proceedings, investigations or similar actions pending or, to the knowledge of the Borrower, threatened against any Obligor or any of the Company Entities.
4.The representations and warranties set forth in each Loan Document are, in each case, true and correct in all material respects (except to the extent any such representation and warranty itself is qualified by “materiality,” “Material Adverse Effect” or such similar qualifier, in which case, it is true and correct in all respects) with the same effect as if then made (unless stated to relate solely to an earlier date, in which case such representations and warranties were true and correct as of such earlier date).
5.No Default or Event of Default has occurred and is continuing or will result from the execution of the Credit Agreement.
Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement.
[Signature Pages Follow]

F-1	Big 5 Refinancing – Credit Agreement Exhibits

IN WITNESS WHEREOF, the Borrower has caused this Certificate to be executed and delivered, and the certifications and warranties contained herein to be made, by its duly Authorized Officer on the date hereof.
BIG FIVE HOLDCO 1, LLC,
as Borrower

By:
Name:
Title:

F-2	Big 5 Refinancing – Credit Agreement Exhibits

2121 Sage Street Suite 145 Houston, TX 77056 (800) 756‐5509
EXHIBIT G
FORM OF INSURANCE BROKER’S CERTIFICATE
January [_], 2024
MUFG BANK, LTD
1221 Avenue of the Americas
New York, NY 10020
Ladies and Gentlemen:
The undersigned, a duly authorized representative of CAC Natural Resources (CAC Specialty) as insurance broker (“Insurance Broker”) provides this opinion letter pursuant to Section 5.2.8(b) of each of (i) that certain Credit Agreement, dated as of January 24, 2024, by and among Big Five Holdco 1, LLC as borrower, MUFG Bank, Ltd. as the administrative agent (the “Administrative Agent”) and the lenders and other parties party thereto from time to time, (ii) that certain Credit Agreement, dated as of January 24, 2024, by and among Big Five Holdco 2, LLC as borrower, the Administrative Agent and the lenders and other parties party thereto from time to time, (iii) that certain Credit Agreement, dated as of January 24, 2024, by and among Big Five Intermediate Holdco 1, LLC as borrower, Administrative Agent and the lenders and other parties party thereto from time to time, and (iv) that certain Credit Agreement, dated as of January 24, 2024, by and among Big Five Intermediate Holdco 2, LLC as borrower, Administrative Agent and the lenders and other parties party thereto from time to time (each of the credit agreements defined in clauses (i)‐(iv) above a “Credit Agreement”).
The Insurance Broker hereby certifies the following:
1.In anticipation of a closing under each Credit Agreement, the Insurance Broker has reviewed (i) Exhibit F of the Second Amended and Restated Limited Liability Company Agreement of SE Athos TE Holdco, LLC dated as of November 18, 2022, by and among FNBC Leasing Corporation and SE Athos Member B, LLC (as amended, amended and restated, modified or otherwise supplemented from time to time the “Athos LLCA”), (ii) Annex 1 of the Amended and Restated Limited Liability Company Agreement of SE Titan & Aragorn TE Holdco, LLC, by and between the BAL Investment and Advisory, Inc. and SE Titan & Aragorn Member B, LLC, dated as of March 12, 2021 (as amended, amended and restated, modified or otherwise supplemented from time to time the “Titan & Aragorn LLCA”) and (iii) Annex 2 of the Amended and Restated Limited Liability CompanyAgreement of SE Juno TE Holdco, LLC dated as of January 21, 2021 between Barclays Capital Holdings Inc. and SE Juno Member B, LLC (as amended, amended and

G-1	Big 5 Refinancing – Credit Agreement Exhibits

2121 Sage Street Suite 145 Houston, TX 77056 (800) 756‐5509
restated, modified or otherwise supplemented from time to time the “Juno LLCA”). The Insurance Broker is familiar with the insurance requirements and provisions stated therein.
a.All insurance required to be in place under the above referenced agreements remains in full force and effect with terms that meet or exceed the requirements except those listed in the attached Annex A.
b.All premiums due and payable in connection with the insurance required to be maintained as of the Closing Date pursuant to the insurance requirements set forth in Section 7.3 of each Credit Agreement have been paid in full or are not in arrears.
c.To the best of our knowledge, after due inquiry, no event or circumstance has occurred, nor has there been any omission to disclose a fact, which would entitle an insurer to validly avoid or otherwise reduce its liability under the relevant policies of insurance.
d.We have not received any notice from any insurer that any insurance policy has ceased to be in full force and effect or claim that the insurer’s liability under any such policy can be reduced or avoided.
2.In anticipation of a closing under each Credit Agreement, the Insurance Broker has also reviewed the insurance in place for Big Five Holdco 1, LLC, Big Five Holdco 2, LLC, Big Five Intermediate Holdco 1, LLC, Big Five Intermediate Holdco 2, LLC, SE Big Five Pledgor, LLC, SE Big Five Borrower, LLC, SE Athos I Class B Member Holdco, LLC, SE Athos II Class B Member Holdco, LLC, SE Aragorn Class B Member Holdco, LLC, SE Titan Class B Member Holdco, LLC, SE Juno Class B Member Holdco, LLC, SE Athos Member B, LLC, SE Titan & Aragorn Member B, LLC, SE Juno Member B, LLC, SE Athos TE Holdco, LLC, SE Titan & Aragorn TE Holdco, LLC and SE Juno TE Holdco, LLC.
a.All such insurance is with financially sound and reputable insurers.
b.All such insurance, with respect to their respective properties and businesses against such casualties and contingencies, are of such types, on such terms and in such amounts (including deductibles, co‐insurance and self‐insurance, if adequate reserves are maintained with respect thereto) as is customary in the case of entities of established reputations engaged in the same or similar business and similarly situated.

G-2	Big 5 Refinancing – Credit Agreement Exhibits

2121 Sage Street Suite 145 Houston, TX 77056 (800) 756‐5509
The Insurance Broker acknowledges the addressee on behalf of, and for the benefit, of the lenders under each Credit Agreement parties are relying on this certificate. The Insurance Broker consents to such reliance.
IN WITNESS WHEREOF, this Insurance Broker’s Certificate has been duly executed and delivered as of the date first set forth above.
CAC SPECIALTY
By:
Name:
Title:

G-3	Big 5 Refinancing – Credit Agreement Exhibits

2121 Sage Street Suite 145 Houston, TX 77056 (800) 756‐5509
Exhibit F of the Athos LLCA:

All insurance meets or exceeds the requirement of the Annex 1 except for the following:

	Requirement in LLCA for severe convective storm limit and lightning limit/property damage deductible.	Exception to the requirements in the insurance program.
1
Exhibit F 1.1 (d) All‐Risk Property/Machinery Breakdown requirement for severe convective storm (including hail and tornado) with a minimum limit of
$100,000,000 per occurrence and aggregate, or such other amount required by or agreed to by the Class A Members
Lightning – full policy limit and $100,000 deductible

Severe convective storm limit (including straight‐ line winds, hail, tornado and lightning) on bound program:
$50,000,000 per occurrence and aggregate
$250,000 deductible applicable to all severe convective storm perils including lightning.

The bound insurance program has a severe convective storm limit of $50,000,000. The Athos project is in a low hazard zone for severe convective storm and has further mitigated the exposure of hail damage by using hail resistant panels, employing best practices for asset management including weather warnings and following stow procedures in the event of severe weather. This limit and deductible remain unchanged from the insurance purchased and agreed to by Class A Members in “consultation with the Insurance Consultant” at the time of financial close.

G-4	Big 5 Refinancing – Credit Agreement Exhibits

2121 Sage Street Suite 145 Houston, TX 77056 (800) 756‐5509
Annex 1 of the Titan & Aragorn LLCA

All insurance meets or exceeds the requirement of the Annex 1 except for the following:

	Requirement	Available Insurance
1
Limits for “the perils of flood, earthquake and earth movement, windstorm (named or unnamed), tornadoes, hail, lightning,…subject to terms that are consistent with current industry practice insuring all real and personal property of the Project Companies”

Limit applicable for lightning and straight‐line winds fall under the severe convective storm limit of $40M. The Annex allows for a $40M limit for the specific perils of “hail” and “tornado” but does not specifically include an allowance for lightning and straight‐line winds. The inclusions of lightning and straight‐line winds as part of the definition of severe convective storm perils is consistent with current industry practice with respect to the insurance available for large solar projects in TX.

2	Deductible required for lightning and straight‐line winds: “All such policies may have per‐occurrence deductibles of not greater than $100,000 for all perils”	The deductible available for severe convective storm including damage from the perils of lightning, and straight‐line winds: 100% ‐ $5,000,000 (flat)
3
Deductible required for Hail and Tornado [specifically]:
“except 5% of full replacement cost subject to a maximum of $2,500,000 for flood, hail and tornado, or such other deductibles as otherwise required or approved by the Class A Members…”
The deductible available for severe convective storm including damage from hail, tornado, lightning, and straight‐line winds: 100% ‐ $5,000,000 (flat)
The Titan and Aragorn projects have a policy deductible of $5M flat or maximum for each claim and due to the size of the project and location of project and current market appetite a deductible with a maximum value of $2.5M was not available for this project.

G-5	Big 5 Refinancing – Credit Agreement Exhibits

2121 Sage Street Suite 145 Houston, TX 77056 (800) 756‐5509
Annex 2 of the Juno LLCA

All insurance meets or exceeds the requirement of the Annex 1 except for the following:

	Requirement	Available Insurance
1	Deductible for Tornado, Hail & Straight Line Winds: (5%) of the value of property damaged subject to a minimum of $250,000 and a maximum of $2,500,000	The deductible available for severe convective storm including damage from hail, tornado, lightning, and straight‐line winds: 100% ‐ $5,000,000 (flat)
Given the location and size of the Juno project, underwriters would not entertain the deductible cap of $2.5M. However, underwriters were able to offer Juno a flat deductible and cap of $5M. This deductible remains unchanged through March 30, 2024. No market was willing to offer a lower deductible for the Juno project during the policy term and new markets advised that they are not willing to offer deductibles for TX Solar projects with capped or max valued deductibles.

G-6	Big 5 Refinancing – Credit Agreement Exhibits

EXHIBIT H
TERMS OF SUBORDINATION
Section 1.    Definitions. Except as provided herein, all terms used but not defined herein shall have the meanings given in the Credit Agreement, dated as of January 24, 2024 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Big Five Holdco 1, LLC, a Delaware limited liability company (the “Borrower”), the financial institutions from time to time party thereto as lenders, MUFG Bank, Ltd. as administrative agent (the “Administrative Agent”) and as sole arranger and the other parties party thereto from time to time. Capitalized terms used but not defined herein shall have the respective meanings provided in the Credit Agreement. In addition, the following terms shall have the following respective meanings set out below:
“Proceeding” means any: (a) insolvency, bankruptcy, receivership, liquidation, reorganization, readjustment, composition or other similar proceeding under any Debtor Relief Law, whether voluntary or involuntary, of or against the Borrower, its property or its creditors as such; (b) proceeding for any liquidation, dissolution or other winding-up of the Borrower, whether voluntary or involuntary, and whether or not involving insolvency, receivership or bankruptcy proceedings; (c) general assignment for the benefit of creditors of the Borrower; or (d) other marshalling of the assets of the Borrower.
“Reorganization Debt Securities” means, with respect to the Borrower, debt or equity securities of the Borrower as reorganized or readjusted, or debt or equity securities of the Borrower (or any other company, trust or organization provided for by a plan of reorganization or readjustment succeeding to the assets and liabilities of the Borrower), that are subordinated, to at least the same extent as the Subordinated Obligations, to the payment of all Senior Obligations that will be outstanding after giving effect to such plan of reorganization or readjustment.
“Senior Obligations” means any and all Indebtedness, liabilities and other obligations of the Borrower to the Senior Parties, Administrative Agent or the Collateral Agent (of whatsoever nature and howsoever evidenced, and whether for principal, interest, premium, fees, costs, expenses, reimbursements, indemnities or other amounts (including any amounts owing in respect of a breach of the representations, warranties or covenants thereunder)) under or pursuant to the Loan Documents and any other Senior Obligations instrument (other than any Subordinated Obligations), together with interest on each thereof accruing after the date of any filing by the Borrower of any petition in bankruptcy or the commencement of any bankruptcy, reorganization, insolvency or similar Proceedings with respect to the Borrower, and together with each renewal, deferral, amendment, modification, restatement, supplement, extension, refinancing or refunding of any of the obligations described above, and any evidence of indebtedness issued in exchange for any thereof.
“Senior Parties” means the lenders from time to time of the Senior Obligations, including any successor or permitted assignee of any such lender.
“Subordinated Obligations” means any and all Indebtedness, liabilities and other obligations, whether for principal, interest, premium, fees, costs, expenses, reimbursements,

H-1	Big 5 Refinancing – Credit Agreement Exhibits

indemnities or other amounts (including any amounts owing in respect of a breach of the representations, warranties or covenants thereunder) in respect of any obligations (including rights of subrogation against the Borrower obtained under any Loan Document), now or hereafter owing by the Borrower to any Subordinated Party, including interest on any amount thereof accruing after the date of any filing by the Borrower of any petition in bankruptcy or the commencement of any bankruptcy, reorganization, insolvency or similar proceedings with respect to the Borrower.
“Subordinated Parties” means [insert description of counterparty providing Subordinated Indebtedness].
“Termination Date” means the date on which all Senior Obligations have been paid in full in cash (excluding contingent liabilities and obligations that are unasserted at such time) and all commitments thereunder have been terminated.
“Terms of Subordination” means the terms of subordination set out in this Exhibit.
Section 2.    Subordinated Obligations; Preclusion of Remedies. To the extent and in the manner set out hereunder, prior to the Termination Date, the payment of any and all Subordinated Obligations is expressly and irrevocably made subordinate and subject in right of payment and in liquidation to the full and final prior payment in cash of all Senior Obligations. Notwithstanding anything to the contrary contained in any Loan Document, each Subordinated Party hereby expressly agrees that it will not (nor will it allow or direct any other Person on its behalf to), until the occurrence of the Termination Date, ask, demand, make any claim for, sue for, accelerate, institute any action or proceeding for, otherwise exercise any remedy for, take, receive or accept from the Borrower (directly or indirectly, in cash, securities or other property, by purchase or redemption), by set-off or in any other manner, payment (in whole or in part) of the Subordinated Obligations, nor shall it receive or accept any security therefor, whether or not any default shall have occurred under the Senior Obligations and whether or not any amount in respect of the Senior Obligations shall then be due and payable. A payment on the Subordinated Obligations shall be deemed to include any purchase, redemption or other acquisition by or on behalf of the Borrower of all or any portion of the Subordinated Obligations.
These Terms of Subordination shall constitute a continuing offer and inducement to all Senior Parties, and are made for the benefit of the Senior Parties, which are obligees hereunder and entitled to enforce their rights hereunder, without any act or notice of acceptance hereof or reliance hereon. These Terms of Subordination shall apply notwithstanding anything to the contrary contained in the Loan Documents.
No Subordinated Party shall take any action prejudicial to or inconsistent with the Senior Parties’ priority position over the Subordinated Parties created hereby and under the Security Documents, including any action which will hinder, delay or otherwise prevent any Senior Parties from taking any action it deems necessary to enforce rights with respect to the Senior Obligations or the Liens created or purported to be created pursuant to any Security Document. Additionally, no Subordinated Party shall take any action or otherwise act to contest or otherwise challenge on account of the Subordinated Obligations or otherwise: (a) the validity,

H-2	Big 5 Refinancing – Credit Agreement Exhibits

enforceability, perfection or priority of any Liens granted to, or for the benefit of, any Senior Parties; (b) the relevant rights and duties of any Senior Parties with respect to the Subordinated Parties on account of any Subordinated Obligations as established hereunder; or (c) any Senior Party’s exercise of remedies in accordance with the Loan Documents or any other Senior Obligations instrument.
Section 3.    Payment of Proceeds Upon a Proceeding. During the pendency of any Proceeding:
(a)    the Senior Parties shall be entitled to receive full and final payment in cash of all Senior Obligations, whether or not then otherwise due and payable, before any Subordinated Party shall be entitled to receive any payment or distribution on account of any Subordinated Obligation; and
(b)    any payment or distribution of assets of the Borrower (or of the estate created by the commencement of the Proceeding) of any kind or character, by set-off or otherwise (whether in cash, property, securities or other assets) to which any Subordinated Party would be entitled but for the provisions of these Terms of Subordination, including any such payment or distribution which may be payable or deliverable by reason of the payment of any other Indebtedness of the Borrower being subordinated to the payment of the Subordinated Obligations (other than Reorganization Debt Securities), shall be paid by the liquidating trustee, receiver, trustee in bankruptcy, or other Person making such payment or distribution directly to the Senior Parties (or to the Collateral Agent on their behalf), to the extent necessary to make full and final payment in cash of all Senior Obligations, whether or not then otherwise due and payable, after giving effect to any concurrent payment or distribution to the Senior Parties, before any Subordinated Party shall be entitled to receive any payment or distribution on account of any Subordinated Obligation.
Section 4.    Payment to Senior Parties of Certain Amounts Received by Subordinated Party. In the event that, notwithstanding the provisions of these Terms of Subordination, any Subordinated Party on account or in respect of the Subordinated Obligations receives, before the Termination Date, any payment or distribution of assets of the Borrower or by or on behalf of the Borrower of any kind or character, whether in cash, property, the Borrower (other than Reorganization Debt Securities) or other assets, including without limitation any such payment or distribution arising out of the exercise by any Subordinated Party of a right of set-off or counterclaim and any such payment or distribution received by reason of any other Indebtedness of the Borrower being subordinated to the Subordinated Obligations, then, and in such event, such payment or distribution shall be held by the recipient thereof in trust (as property of the Senior Parties) for the benefit of, and shall promptly upon receipt be paid over or delivered to, the Collateral Agent, in the form received with any required endorsement, for application to the Senior Obligations in accordance with the terms of the Loan Documents.
Section 5.    Authorizations to the Senior Parties. Each Subordinated Party:
(a)    irrevocably authorizes and empowers (but without imposing any obligation on) the Senior Parties (or such agent(s) thereof as they may from time to time designate) to, upon

H-3	Big 5 Refinancing – Credit Agreement Exhibits

the occurrence and during the continuation of an Event of Default (as defined in the instruments evidencing Senior Obligations), demand, sue for, collect, receive and provide a receipt for all payments and distributions on or in respect of its Subordinated Obligations (including all payments and distributions which may be payable or deliverable pursuant to the terms of any Indebtedness subordinated to the Subordinated Obligations (other than Reorganization Debt Securities)) that are required to be paid or delivered to the Senior Parties (or any such agent(s) thereof) as provided herein and give acquittance therefor, and to file proofs of claim and otherwise prove all claims therefor and take all such other action, in the name of such Subordinated Party or otherwise, as the Senior Parties (or such agent(s) thereof as they may from time to time designate) may determine to be necessary or appropriate for the enforcement of these Terms of Subordination (the Subordinated Parties shall execute and deliver to the Senior Parties such powers of attorney, assignments, or other instruments as may be requested, in order to accomplish the foregoing); provided that no Senior Parties or representative thereof shall file claims or proofs of claim with respect to the Subordinated Obligations (and any such Indebtedness subordinated to the Subordinated Obligations (other than Reorganization Debt Securities)) in any Proceeding unless the Subordinated Party shall have failed to file such claims or proofs of claim, in form and substance satisfactory to the Senior Parties, at least 30 days prior to the deadline for any such filing; and
(b)    irrevocably authorizes and empowers (but without imposing any obligation on) the Senior Parties (or such agent(s) thereof as they may from time to time designate) to vote the Subordinated Party’s claims with respect to the Subordinated Obligations (and any such Indebtedness subordinated to the Subordinated Obligations (other than Reorganization Debt Securities)), including to vote the same in connection with any resolution, arrangement, plan of reorganization, compromise, settlement or extension or any other matter which may come before any meeting of creditors of the Borrower generally or in connection with, or in anticipation of, any insolvency or bankruptcy case or Proceeding, or any proceeding under any laws relating to the relief of debtors, in such manner as the Senior Parties (or any such agent(s) thereof) shall determine appropriate in their sole discretion;
(c)    agrees to execute and deliver to the Senior Parties (or such agent(s) thereof as they may from time to time designate in writing) all such further instruments confirming the above authorizations, and all such powers of attorney, proofs of claim, assignments of claim and other instruments, and to take all such other action as may be requested by the Senior Parties (or any such agent(s) thereof) in order to enable the Senior Parties (or any such agent(s) thereof) to enforce all claims upon or in respect of the Subordinated Obligations;
(d)    irrevocably waives (in its capacity as a lender of Subordinated Obligations) all rights in a Proceeding to object to, vote against, oppose or otherwise interfere with: (i) any plan of reorganization filed in such case with the support of the Senior Parties or (ii) any motion, stipulation, or complaint filed in such case with the support of the Senior Parties;
(e)    irrevocably authorizes and empowers the Senior Parties (or such agent(s) thereof as they may designate from time to time) on its behalf to take such action as may be necessary or appropriate to effectuate these Terms of Subordination; and

H-4	Big 5 Refinancing – Credit Agreement Exhibits

(f)    agrees to, if requested by the Senior Parties, pledge its interest in the Subordinated Obligations owed to it pursuant to a security agreement.
Section 6.    No Payment. Each Subordinated Party hereby agrees that, until the Termination Date: (a) no payment whatsoever on account of any of the Subordinated Obligations or any judgment with respect thereto (and no payment on account of the purchase or redemption or other acquisition of the Subordinated Obligations) shall be made by or on behalf of the Borrower; and (b) no Subordinated Party shall: (i) ask, demand, sue for, take or receive from the Borrower, by set-off or in any other manner, payment of any of the Subordinated Obligations; or (ii) commence or join with any other creditor or creditors of the Borrower in commencing any Proceedings against the Borrower or any shareholder thereof or seek any other remedy allowed at law or in equity against the Borrower for breach of the Borrower’s obligations under the instruments evidencing or representing any Subordinated Obligations.
In the event that, notwithstanding the provisions of this Section 6, any Subordinated Party shall have received any payment or security prohibited by the provisions of this Section 6, including any such payment arising out of the exercise by any Subordinated Party of a right of set-off or counterclaim or any such payment received by reason of other Indebtedness of the Borrower being subordinated to the Subordinated Obligations, then, and in any such event, the provisions of Section 4 above shall apply.
The provisions of this Section 6 shall not alter the rights of the Senior Parties under the provisions of Section 3 hereof or otherwise.
Section 7.    Provisions Solely to Define Relative Rights. The provisions of these Terms of Subordination are intended solely for the purpose of defining the relative rights of the Subordinated Parties, on the one hand, and the Senior Parties, on the other hand. Nothing contained in these Terms of Subordination relating to the Subordinated Obligations is intended to or shall:
(a)    impair, as among the Borrower, its creditors other than the Senior Parties, and the Subordinated Parties, the obligation of the Borrower, which is absolute and unconditional, to pay to the Subordinated Parties (subject to the rights of the Senior Parties) the Subordinated Obligations as and when the same shall become due and payable in accordance with their terms; or
(b)    affect the relative rights of the Subordinated Parties and creditors of the Borrower other than the Senior Parties; or
(c)    vitiate or otherwise affect the occurrence of a default in respect of the Subordinated Obligations to the extent that any failure to make a payment of any Subordinated Obligation by reason of these Terms of Subordination would otherwise constitute such a default; or
(d)    prevent any of the Subordinated Parties from exercising all remedies otherwise permitted by applicable law upon default in respect of the Subordinated Obligations, subject to the rights, if any, of the Senior Parties under these Terms of Subordination to receive

H-5	Big 5 Refinancing – Credit Agreement Exhibits

the cash, property, securities or other assets of the Borrower received upon the exercise of any such remedy.
Section 8.    Waivers; No Waiver of Subordination Provisions.
(a)    Specific Performance. The Senior Parties are hereby authorized to demand specific performance of the undertakings set out in these Terms of Subordination, whether or not the Borrower shall have complied with the provisions hereof applicable to it, at any time when any of the Subordinated Parties shall have failed to comply with any provision hereof applicable to it.
(b)    Waiver by Subordinated Party. Each Subordinated Party hereby irrevocably waives any defense based on the adequacy of a remedy at law or otherwise, which might be asserted as a bar to the remedy of specific performance hereof in any action brought therefor by the Senior Parties. Each Subordinated Party further waives presentment, notice and protest in connection with all negotiable instruments evidencing Senior Obligations or Subordinated Obligations to which the Subordinated Parties may be a party, notice of the acceptance of these Terms of Subordination by any Senior Party, notice of any loan made, extension granted or other action taken in reliance hereon, all demands and notices of every kind in connection with these Terms of Subordination, the Senior Obligations or the time of payment of Senior Obligations or Subordinated Obligations and any requirement that any Senior Party protect, secure, perfect or insure any Lien or any property subject thereto or exhaust any right or take any action against the Borrower or any other Person or any collateral.
(c)    No Impairment of Rights of Senior Parties.
(i)    No right of any Senior Party to enforce subordination as herein provided shall at any time in any way be prejudiced, impaired or waived by any act or failure to act on the part of the Borrower or any Subordinated Party or by any act or failure to act or any delay in exercising any right, remedy or power hereunder by any Senior Party, or by any non-compliance by the Borrower or any Subordinated Party with the terms, provisions and covenants of these Terms of Subordination, regardless of any knowledge thereof any Senior Party may have or otherwise be charged with. Each and every right, remedy and power hereby granted to the Senior Parties or allowed to the Senior Parties by law or other agreements shall be cumulative and not exclusive of any other rights, remedies or powers that the Senior Parties might otherwise have, and may be exercised by the Senior Parties from time to time.
(ii)    Without in any way limiting the generality of the foregoing paragraph, the occurrence of any one or more of the following (with or without the consent of or notice to any Subordinated Party), shall not cause any Senior Party to incur any obligation to any Subordinated Party and shall not impair or release the subordination provided in these Terms of Subordination or the obligations hereunder of any Subordinated Party to the Senior Party, even if any right of reimbursement or

H-6	Big 5 Refinancing – Credit Agreement Exhibits

subrogation or other right or remedy of the Subordinated Parties is extinguished, affected or impaired thereby:
(1)    at any time or from time to time, the time for any performance of or compliance with any Subordinated Obligation or any Senior Obligation shall be extended, or such performance or compliance shall be waived;
(2)    the terms, covenants or obligations relating to any Senior Obligation are in any way amended, modified or supplemented (including pursuant to any amendment, modification or supplement to any Loan Document, any other Senior Obligations instrument or any document or instrument relating to any of the foregoing);
(3)    the maturity of any Subordinated Obligation or any Senior Obligation shall be accelerated, or any Subordinated Obligation shall be modified, supplemented or amended in any respect (regardless of whether the consent of the Senior Parties shall be given pursuant to Section 9 below);
(4)    any Lien or guarantee shall be granted to, or in favor of, any Senior Party as security for any Senior Obligation (regardless of whether any such Lien shall be perfected or whether any such guarantee shall be valid or shall at any time be released); any Lien shall be granted to, or in favor of, any Subordinated Party as security for any Subordinated Obligation (regardless of whether any such Lien shall be perfected); or
(5)    the assignment or transfer of any Senior Party’s rights under or interest in any Senior Obligation; or any other circumstance which might otherwise constitute a defense available to, or a discharge of, the Borrower or any Subordinated Party.
(d)    Waiver of Notice. Each Subordinated Party unconditionally waives notice of the incurrence of any Senior Obligations or any part thereof.
Section 9.    Certain Agreements Relating to Subordinated Obligations. Each Subordinated Party hereby agrees that it will not, without the prior written consent of the Senior Parties, amend, modify, supplement or otherwise alter any Subordinated Obligation or any document or instrument relating thereto in a manner that would conflict with these Terms of Subordination.
Section 10.    Reinstatement. The obligations of the Subordinated Parties under these Terms of Subordination shall continue to be effective, or be reinstated, as the case may be, if at any time any payment in respect of any Senior Obligations, or any other payment to any Senior Party in its capacity as such, is rescinded or must otherwise be restored or returned by the lender of such Senior Obligations to the Subordinated Parties upon the occurrence of any Proceeding, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower any substantial part of its property, or otherwise, all as though such payment had not been made.

H-7	Big 5 Refinancing – Credit Agreement Exhibits

Section 11.    Bankruptcy. These Terms of Subordination shall remain in full force and effect as between the Subordinated Parties and Senior Parties notwithstanding the occurrence of any Proceeding affecting the Borrower.
Section 12.    Rights Acquired by Virtue of Subrogation. Subject to, and only after, the occurrence of the Termination Date and subject to the final sentence of this paragraph, the Subordinated Parties shall be subrogated (equally and ratably with the lenders of all Indebtedness of the Borrower that by its express terms is subordinated to the Senior Obligations to the same extent as the Subordinated Obligations are subordinated thereto and that is entitled to like rights of subrogation) to the rights of the Senior Parties to receive payments and distributions of cash, property and securities applicable to the Senior Obligations until the principal of, and interest, premium on, the Subordinated Obligations shall be paid in full in cash. No payment or distribution to the Senior Parties pursuant to these Terms of Subordination shall entitle the Subordinated Parties to exercise any rights acquired directly or indirectly by virtue of assignment, subrogation or otherwise in respect of the Subordinated Obligations until the Termination Date.
Section 13.    Amendments. Notwithstanding anything to the contrary in these Terms of Subordination or any agreement into which they are incorporated, these Terms of Subordination may be waived, modified, amended or otherwise changed only by a written agreement signed by the parties hereto and the Administrative Agent.
Section 14.    Notices. All notices, requests, consents and demands hereunder shall be delivered to the intended recipient in the manner specified in Section 12.2 of the Credit Agreement or, if such recipient is not party to the Credit Agreement, at the “Address for Notices” specified beneath its name on the signature pages to the agreement containing these Terms of Subordination or, as to any party, at such other address as shall be designated by such party in a notice to each other party. Except as otherwise provided in these Terms of Subordination, all such communications shall be deemed to have been duly given when transmitted by telecopier or personally delivered or, in the case of a mailed notice, upon receipt, in each case given or addressed as aforesaid.
Section 15.    Third Party Beneficiaries. These Terms of Subordination are intended for the benefit of, and will be enforceable as a third party beneficiary by, the Collateral Agent, the Administrative Agent and the Senior Parties.
Section 16.    Successors and Assigns. These Terms of Subordination shall be binding and inure to the benefit of the Subordinated Parties and the Senior Parties, and their respective successors and permitted assigns.
Section 17.    Submission to Jurisdiction; Waivers; Governing Law; Waivers of Jury Trial. These Terms of Subordination shall incorporate Sections 12.9, 12.15 and 12.16 of the Credit Agreement as if they were set forth herein, mutatis mutandis.

H-8	Big 5 Refinancing – Credit Agreement Exhibits

EXHIBIT I
FORM OF SOLVENCY CERTIFICATE
This Solvency Certificate (this “Certificate”), dated as of January 24, 2024, is delivered pursuant to Section 5.1.4 of the Credit Agreement, dated as of January 24, 2024 (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”), among Big Five Holdco 1, LLC, a Delaware limited liability company (the “Borrower”), the Lenders from time to time party thereto, the Project LC Issuers from time to time party thereto, the DSR LC Issuers from time to time party thereto and MUFG Bank, Ltd., as administrative agent (in such capacity, the “Administrative Agent”) and as sole arranger. Terms used herein, unless otherwise defined herein, have the meanings provided in the Credit Agreement.
The undersigned hereby certifies, solely in such undersigned’s capacity as Authorized Financial Officer of the Borrower, and not individually, as follows:
As of the date hereof, after giving effect to the consummation of the Transactions, including the making of the Loans and issuance of Letters of Credit under the Credit Agreement on the date hereof, and after giving effect to the application of the proceeds of such indebtedness:
(a)    The sum of the assets, at a fair valuation, of the Borrower taken as a whole will exceed its total liabilities (including contingent liabilities);
(b)    The present fair salable value of the assets of the Borrower is not less than the amount that will be required to pay the probable liabilities of the Borrower on its debt as they become absolute and matured; and
(c)    The Borrower is able to pay its debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured.
For purposes of this Certificate, the amount of any contingent liability at any time has been computed as the amount that would reasonably be expected to become an actual and matured liability.
The undersigned is familiar with the business and financial position of the Borrower. The undersigned has carefully prepared or reviewed the contents of this Certificate and has conferred with counsel (or had the opportunity to confer with counsel) for the purpose of discussing the meaning of any provisions hereof that the undersigned desired to have clarified.
[Signature Page Follows]

I-1	Big 5 Refinancing – Credit Agreement Exhibits

IN WITNESS WHEREOF, the undersigned has executed this Certificate in such undersigned’s capacity as Authorized Financial Officer of the Borrower, on behalf of the Borrower, and not individually, as of the date first stated above.

BIG FIVE HOLDCO 1, LLC, as Borrower

By:
Name:
Title:

I-2	Big 5 Refinancing – Credit Agreement Exhibits

EXHIBIT J-1
to Credit Agreement
FORM OF U.S. TAX COMPLIANCE CERTIFICATE
(FOR NON-U.S. PERSONS THAT ARE NOT PARTNERSHIPS FOR U.S. FEDERAL
INCOME TAX PURPOSES)
Reference is made to that certain Credit Agreement, dated as of January 24, 2024 (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”), among Big Five Holdco 1, LLC, a Delaware limited liability company (the “Borrower”), the Lenders from time to time party thereto, the Project LC Issuers from time to time party thereto, the DSR LC Issuers from time to time party thereto and MUFG Bank, Ltd., as administrative agent (in such capacity, the “Administrative Agent”) and as sole arranger. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
Pursuant to the provisions of Section 4.6(g) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a “ten percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code and (v) interest payments on the Loan(s) are not effectively connected with the conduct of a trade or business within the United States of the undersigned.
The undersigned has furnished each of the Borrower, the Administrative Agent, the Collateral Agent and the Depositary Bank with a certificate of its non-U.S. person status on IRS Form W-8BEN/W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower, the Administrative Agent, the Collateral Agent and the Depositary Bank thereof, and (2) the undersigned shall have at all times furnished the Borrower, the Administrative Agent, the Collateral Agent and the Depositary Bank with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF NON-U.S. PERSON]

By:
Name:
Title:

Date: ________ __, 20[ ]

J-1-1	Big 5 Refinancing – Credit Agreement Exhibits

EXHIBIT J-2
to Credit Agreement
FORM OF U.S. TAX COMPLIANCE CERTIFICATE
(FOR NON-U.S. PARTICIPANTS THAT ARE NOT PARTNERSHIPS FOR U.S. FEDERAL
INCOME TAX PURPOSES)
Reference is made to that certain Credit Agreement, dated as of January 24, 2024 (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”), among Big Five Holdco 1, LLC, a Delaware limited liability company (the “Borrower”), the Lenders from time to time party thereto, the Project LC Issuers from time to time party thereto, the DSR LC Issuers from time to time party thereto and MUFG Bank, Ltd., as administrative agent (in such capacity, the “Administrative Agent”) and as sole arranger. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
Pursuant to the provisions of Section 4.6(g) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a “ten percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code and (v) interest payments on the Loan(s) are not effectively connected with the conduct of a trade or business within the United States of the undersigned.
The undersigned has furnished its participating Lender with a certificate of its non-U.S. person status on IRS Form W-8BEN/W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: ________ __, 20[ ]

J-2-1	Big 5 Refinancing – Credit Agreement Exhibits

EXHIBIT J-3
to Credit Agreement
FORM OF U.S. TAX COMPLIANCE CERTIFICATE
(FOR FOREIGN PARTICIPANTS THAT ARE PARTNERSHIPS FOR U.S. FEDERAL
INCOME TAX PURPOSES)
Reference is made to that certain Credit Agreement, dated as of January 24, 2024 (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”), among Big Five Holdco 1, LLC, a Delaware limited liability company (the “Borrower”), the Lenders from time to time party thereto, the Project LC Issuers from time to time party thereto, the DSR LC Issuers from time to time party thereto and MUFG Bank, Ltd., as administrative agent (in such capacity, the “Administrative Agent”) and as sole arranger. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
Pursuant to the provisions of Section 4.6(g) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect to such participation, neither the undersigned nor any of its direct or indirect partners/members that is claiming the portfolio interest exemption is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members that is claiming the portfolio interest exemption is a “ten percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its direct or indirect partners/members that is claiming the portfolio interest exemption is a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code and (vi) interest payments on the Loan(s) are not effectively connected with the conduct of a trade or business within the United States of the undersigned or of any of its direct or indirect partners/members.
The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN/W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN/W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

J-3-1	Big 5 Refinancing – Credit Agreement Exhibits

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: ________ __, 20[ ]

J-3-2	Big 5 Refinancing – Credit Agreement Exhibits

EXHIBIT J-4
to Credit Agreement
FORM OF U.S. TAX COMPLIANCE CERTIFICATE
(FOR NON-U.S. PERSONS THAT ARE PARTNERSHIPS FOR U.S. FEDERAL INCOME
TAX PURPOSES)
Reference is made to that certain Credit Agreement, dated as of January 24, 2024 (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”), among Big Five Holdco 1, LLC, a Delaware limited liability company (the “Borrower”), the Lenders from time to time party thereto, the Project LC Issuers from time to time party thereto, the DSR LC Issuers from time to time party thereto and MUFG Bank, Ltd., as administrative agent (in such capacity, the “Administrative Agent”) and as sole arranger. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
Pursuant to the provisions of Section 4.6(g) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to the Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members that is claiming the portfolio interest exemption is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members that is claiming the portfolio interest exemption is a “ten percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its direct or indirect partners/members that is claiming the portfolio interest exemption is a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) interest payments on the Loan(s) are not effectively connected with the conduct of a trade or business within the United States of the undersigned or of any of its direct or indirect partners/members that is claiming the portfolio interest exemption.
The undersigned has furnished the Borrower, the Administrative Agent, the Collateral Agent and the Depositary Bank with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN/W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN/W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower, the Administrative Agent, the Collateral Agent and the Depositary Bank, and (2) the undersigned shall have at all times furnished the Borrower, the Administrative Agent, the Collateral Agent and the Depositary Bank with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

J-4-1	Big 5 Refinancing – Credit Agreement Exhibits

[NAME OF NON-U.S. PERSON]

By:
Name:
Title:

Date: ________ __, 20[ ]

J-4-2	Big 5 Refinancing – Credit Agreement Exhibits